                                                Filed Pursuant To Rule 424(b)(4)
                                                Registration No. 333-51599

PROSPECTUS
-------------------------------------------------------------------------------

               4,000,000 Cumulative Redeemable Preferred Shares

                      [LOGO OF PRIME GROUP REALTY TRUST]

                  9% Series B Cumulative Redeemable Preferred
                         Shares of Beneficial Interest
                   (Liquidation Preference $25.00 per Share)
-------------------------------------------------------------------------------
Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), is a fully-integrated, self-administered and self-managed real estate company that completed its initial public offering on November 17, 1997 (the "IPO"). The Company, through its subsidiaries, will own 25 office properties (the "Office Properties"), 45 industrial properties (the
"Industrial Properties"), one parking facility and one retail center (collectively, the "Properties"), including one office property (the "Pending Acquisition") the Company anticipates acquiring with a portion of the net proceeds of the Offering.

All of the 9% Series B Cumulative Redeemable Preferred Shares of beneficial interest of the Company, $0.01 par value per share (the "Redeemable Preferred Shares"), offered hereby (the "Offering") are being sold by the Company. The liquidation preference of each Redeemable Preferred Share is $25.00 plus accrued and unpaid distributions (whether or not earned or declared). Distributions on the Redeemable Preferred Shares offered hereby will be cumulative from the date of original issue and will be payable quarterly on or about the last day of January, April, July and October of each year, commencing on July 31, 1998, at the rate of 9% of the liquidation preference per annum (equivalent to $2.25 per annum per Redeemable Preferred Share). See "Description of Shares of Beneficial Interest--Redeemable Preferred Shares."

The Redeemable Preferred Shares are not redeemable prior to June 5, 2003. On and after June 5, 2003, the Redeemable Preferred Shares may be redeemed at the option of the Company, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid distributions (whether or not earned or declared), if any, thereon. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) for the Redeemable Preferred Shares is payable solely out of the sale of proceeds of other capital shares of beneficial interest of the Company, which may include other classes or
                                                  (continued on carryover page)

SEE "RISK FACTORS" ON PAGES 20 TO 32 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE REDEEMABLE PREFERRED SHARES OFFERED HEREBY, INCLUDING:

 . Geographic concentration of the Properties in the Chicago Metropolitan Area and the significance of the 77 West Wacker Drive Building to the Company's revenue which renders the Company vulnerable to the possible adverse effect of general economic and other conditions in the Chicago Metropolitan Area on real estate values and on their ability of tenants to pay rent;
 . Conflicts of interest in the operations of the Company, including conflicts between the Limited Partners, the NAC General Partner and their respective affiliates with their positions as officers and trustees of the Company in connection with the potential sale or refinancing of certain of the Properties or the enforcement of certain agreements;
 . Real estate debt financing risks, including the potential inability to refinance the Company's debt upon maturity or violation of other loan covenants that could result in the loss of properties secured by such debt;
 . Risk that the Pending Acquisition will not close;
 . Taxation of the Company as a regular corporation if it fails to qualify as a
  REIT for federal income tax purposes; and . The Company has incurred net losses on a historical basis and may incur net losses in the future.

-------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS   A
            CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       UNDERWRITING
                                           PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                            PUBLIC    COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Redeemable Preferred Share.........     $25.00       $0.7875      $24.2125
--------------------------------------------------------------------------------
Total(3)...............................  $100,000,000   $3,150,000   $96,850,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be approximately $1,800,000.
(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 600,000 additional Redeemable Preferred Shares on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be $115,000,000, the total Underwriting Discounts and Commissions will be $3,622,500 and the total Proceeds to Company will be $111,377,500. See "Underwriting."

-------------------------------------------------------------------------------

The Redeemable Preferred Shares are offered by the several Underwriters, subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York, on or about June 5, 1998.

PRUDENTIAL SECURITIES INCORPORATED
            BEAR, STEARNS & CO. INC.
                         FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                      LEGG MASON WOOD WALKER
                                           INCORPORATED
                                                   MORGAN KEEGAN & COMPANY, INC.

May 29, 1998

(continued from previous page)

series of preferred shares of beneficial interest, and from no other source. See "Description of Shares of Beneficial Interest--Redeemable Preferred Shares--Redemption." The Redeemable Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except pursuant to the ownership restrictions referred to below) and will not be convertible into any other securities of the Company except into Excess Shares in connection with maintaining the Company's REIT status. See "Description of Shares of Beneficial Interest."

Prior to the Offering, there has been no public market for the Redeemable Preferred Shares. See "Underwriting" for a discussion of the factors considered in determining the public offering price of the Redeemable Preferred Shares. The Redeemable Preferred Shares have been approved for listing on the New York Stock Exchange (the "NYSE"), under the symbol "PGE PrB," subject to official notice of issuance. Trading of the Redeemable Preferred Shares on the NYSE is expected to commence within a 30-day period after the date of initial delivery of the Redeemable Preferred Shares. While the Underwriters have advised the Company that they intend to make a market in the Redeemable Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Redeemable Preferred Shares will exist prior to commencement of trading. See "Underwriting."

In order to maintain the Company's qualifications as a REIT for federal income tax purposes, ownership by any person of more than 9.9% (by number or value, whichever is more restrictive) of the Company's outstanding shares of beneficial interest is restricted in the Company's Declaration of Trust. The Redeemable Preferred Shares would be taken into account in determining whether a holder of the Company's shares of beneficial interest violated the ownership limitations.

Certain persons participating in this Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Redeemable Preferred Shares, including purchases of the Redeemable Preferred Shares to stabilize the market price thereof, purchases of the Redeemable Preferred Shares to cover some or all of a short position in the Redeemable Preferred Shares maintained by the Underwriters and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   3
  The Company.............................................................   3
  Recent Developments.....................................................   6
  Risk Factors............................................................   7
  Business Objective and Growth Strategies................................   8
  The Company's Markets...................................................  12
  Structure of the Company and the Operating Partnership..................  13
  The Offering............................................................  14
  Tax Status of the Company...............................................  16
  Summary Financial Data..................................................  17
RISK FACTORS..............................................................  20
  Geographic Concentration of the Properties in the Chicago Metropolitan
   Area, Nashville, Knoxville, Milwaukee and Columbus; Local Economic
   Conditions.............................................................  20
  Conflicts of Interest...................................................  20
  Real Estate Financing Risks.............................................  21
  Certain Anti-Takeover Provisions May Inhibit a Change in Control of the
   Company................................................................  22
  Risk that Pending Acquisition Will Not Close............................  25
  Adverse Consequences of Failure to Qualify as a REIT; Other Tax
   Liabilities............................................................  25
  Distributions to Shareholders Affected by Many Factors..................  26
  Historical Losses; Possibility of Future Losses.........................  27
  Acquisition and Development Risks.......................................  27
  Company's Performance and Value are Subject to Real Estate Investment
   Risks..................................................................  27
  Consequences of Failure to Qualify as Partnerships......................  29
  Changes in Policy and Investment Activity without Shareholder Approval..  30
  Dependence on Key Personnel.............................................  30
  Dependence on Significant Tenants.......................................  30
  Managed Property Business and Non-REIT Services.........................  30
  Liabilities for Environmental Matters Could Adversely Affect the
   Company's Financial Condition..........................................  31

                                                                            PAGE
                                                                            ----
THE COMPANY...............................................................   33
  Services Company........................................................   35
BUSINESS OBJECTIVE AND GROWTH STRATEGIES..................................   37
  Business Objective......................................................   37
  Operating Strategy......................................................   37
  Acquisition Strategy....................................................   39
  Development Strategy....................................................   39
  Financing Strategy......................................................   40
USE OF PROCEEDS...........................................................   41
PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS............................   42
CAPITALIZATION............................................................   43
SELECTED FINANCIAL DATA...................................................   44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   47
  Cautionary Statements...................................................   48
  Results of Operations...................................................   48
  Liquidity and Capital Resources.........................................   51
  Historical Cash Flows...................................................   53
  Funds from Operations...................................................   55
  Impact of Year 2000.....................................................   55
  Inflation...............................................................   55
BUSINESS AND PROPERTIES...................................................   56
  General.................................................................   56
  The Office and Industrial Properties....................................   59
  Summary Land Parcel Information.........................................   64
  Occupancy and Rental Information........................................   64
  Lease Expirations.......................................................   65
  Tenant Information......................................................   79
  Office Properties.......................................................   79
  Industrial Properties...................................................   80
  Development, Leasing and Management Activities..........................   80
  The Company's Markets...................................................   81
  The Company's Office Submarkets.........................................   86
  The Company's Industrial Submarkets.....................................  104
  Land for Development and Option
   Properties.............................................................  114
  Competition.............................................................  115
  Tax-Exempt Bonds........................................................  116
  Insurance...............................................................  116
  Government Regulations..................................................  116
  Management and Employees................................................  118

                                                                           PAGE
                                                                           ----
  Legal Proceedings....................................................... 119
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES............................... 120
  Investment Objectives and Policies...................................... 120
  Financing Strategy...................................................... 120
  Conflicts of Interest Policies.......................................... 121
  Working Capital Reserves................................................ 122
  Policies with Respect to Other
   Activities............................................................. 122
MANAGEMENT................................................................ 123
  Trustees, Executive Officers and Key
   Employees.............................................................. 123
  Committees of the Board of Trustees..................................... 127
  Compensation Committee Interlocks and Insider Participation............. 127
  Compensation of Trustees................................................ 128
  Executive Compensation.................................................. 128
  Employment Agreements................................................... 128
  Share Incentive Plan.................................................... 129
  Option Exercises and Holdings........................................... 131
  Indemnification of Trustees and Officers................................ 132
STRUCTURE AND FORMATION OF THE COMPANY.................................... 132
  Formation Transactions.................................................. 132
  Reasons for the Organization of the Company............................. 134
  Comparison of Common Shares and Common Units............................ 135
  Advantages and Disadvantages of the Formation Transactions to
   Unaffiliated Shareholders.............................................. 136
  Formation of the Services Company....................................... 136
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................ 137
  Formation Agreement..................................................... 137
  Partnership Agreement................................................... 137
  Exchange Rights and Registration Rights................................. 137
  The Primestone Joint Venture............................................ 137
  IBD Contribution Agreement.............................................. 138
  NAC Contribution Agreement; Put Option Agreement........................ 138
  Tax Indemnification Agreements.......................................... 138
  Non-Compete Agreement Among the Company, PGI and Michael W. Reschke..... 139
  Consulting Agreement with Stephen J. Nardi.............................. 139

                                                                           PAGE
                                                                           ----
  Option to Purchase and Right of First Offer............................. 140
  Patterson Contribution Agreement........................................ 140
  Leases with PGI Affiliates.............................................. 140
  Sale of Common Shares to Mr. Reschke.................................... 140
  Other Transactions...................................................... 140
PARTNERSHIP AGREEMENT..................................................... 141
  Management.............................................................. 141
  Indemnification......................................................... 141
  Transferability of Interests............................................ 141
  Extraordinary Transactions.............................................. 142
  Issuance of Additional Common Units..................................... 142
  Capital Contributions................................................... 142
  Awards Under Share Incentive Plan....................................... 143
  Distributions........................................................... 143
  Operations.............................................................. 143
  Limited Partner Exchange Rights and Registration Rights................. 143
  Tax Matters............................................................. 144
  Duties and Conflicts.................................................... 144
  Term.................................................................... 144
PRINCIPAL SHAREHOLDERS OF THE COMPANY..................................... 145
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE
 DISTRIBUTIONS............................................................ 148
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST.............................. 149
  Authorized Shares....................................................... 149
  Redeemable Preferred Shares............................................. 149
  Convertible Preferred Shares............................................ 155
  Common Shares........................................................... 164
  Additional Preferred Shares............................................. 165
  Restrictions on Ownership and Transfer.................................. 165
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF
 TRUST AND BYLAWS......................................................... 168
  Classification of the Board of Trustees................................. 168
  Removal of Trustees..................................................... 168
  Business Combinations................................................... 169
  Control Share Acquisitions.............................................. 169
  Amendment to the Declaration of Trust................................... 170
  Advance Notice of Trustee Nominations and New Business.................. 170
  Maryland Asset Requirements............................................. 170

                                                                            PAGE
                                                                            ----
  Meetings of Shareholders................................................. 171
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................. 172
  General.................................................................. 172
  Taxation of the Company.................................................. 173
  Requirements for Qualification........................................... 174
  Failure to Qualify....................................................... 179
  Tax Aspects of the Company's Investments in Partnerships................. 179
  Income Taxation of the Partnerships and Their Partners................... 180
  Taxation of Taxable U.S. Shareholders.................................... 182
  Taxation of Tax-Exempt Shareholders...................................... 184
  Taxation of Non-U.S. Shareholders........................................ 185
  Information Reporting Requirements and Backup Withholding Tax............ 187
  Other Tax Considerations................................................. 188
ERISA CONSIDERATIONS....................................................... 189
  Employee Benefit Plans, Tax-qualified Retirement Plans and IRAs.......... 189
  Status of the Company under ERISA........................................ 189
UNDERWRITING............................................................... 191
LEGAL MATTERS.............................................................. 193
EXPERTS.................................................................... 193
ADDITIONAL INFORMATION..................................................... 194
GLOSSARY................................................................... G-1
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option with respect to the Redeemable Preferred Shares will not be exercised. Unless the context otherwise requires, all references to the "Company" in this Prospectus include Prime Group Realty Trust, its subsidiaries (including Prime Group Realty, L.P. (the "Operating Partnership")), and Prime Group Realty Services, Inc. (the "Services Company"), or any one of them. See "Glossary" beginning on page G-1 for the definitions of certain other terms used in this Prospectus.

                                  THE COMPANY

  The Company is a fully-integrated, self-administered and self-managed real estate company that completed its initial public offering on November 17, 1997 (the "IPO"). The Company was formed to continue and expand the office and industrial real estate business of The Prime Group, Inc. and certain of its affiliates (collectively, "PGI"). The Company expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes beginning with its taxable period ended December 31, 1997. Including the Pending Acquisition, the Company will own 25 office properties (the "Office Properties") containing an aggregate of approximately 5.7 million net rentable square feet, 45 industrial properties (the "Industrial Properties") containing an aggregate of approximately 5.8 million net rentable square feet, one parking facility and one retail center (collectively, the "Properties"). The Properties are located primarily in the Chicago, Illinois metropolitan area (the "Chicago Metropolitan Area"). As of March 31, 1998, the Office Properties and the Industrial Properties generated 79.1% and 20.9%, respectively, of the Company's Annualized Net Rent (as defined herein). In addition, the Company owns a mortgage on an office property located in the Chicago central business district ("Chicago CBD") containing 728,406 net rentable square feet. The Company also owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 492.5 acres of developable land (including rights to acquire a development site located in the Chicago CBD containing approximately 58,000 square feet), which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties.

  In terms of net rentable area, approximately 91.7% of the Office Properties and 87.3% of the Industrial Properties are located in the Chicago Metropolitan Area in prime business locations within established business communities. The Properties located in the Chicago Metropolitan Area account for approximately 93.6% of the annualized net rent of the Properties ("Annualized Net Rent"). The remaining Office Properties are located in the Nashville, Tennessee; Knoxville, Tennessee; and Milwaukee, Wisconsin metropolitan areas, and the remaining Industrial Properties are located in the Columbus, Ohio metropolitan area. The Company intends to continue to invest in the acquisition, development and redevelopment of office and industrial properties primarily located in the Chicago Metropolitan Area. The Company believes that it is the only publicly-traded REIT primarily focusing on both the office and industrial markets in the Chicago Metropolitan Area.

  The Company believes that the Properties are well-located, have excellent highway access, attract high-quality tenants and are well-maintained and professionally managed. Approximately 60.2% of the Office Properties, in terms of Annualized Net Rent, are Class A properties. The Company considers Class A office buildings to be buildings that are centrally located, professionally managed and maintained, attract high-quality tenants, command upper-tier rental rates and are modern structures or have been modernized to compete with new buildings. The balance of the Office Properties consist of Class B office buildings where the Company believes significant potential exists to improve the operating income of such assets by redeveloping or repositioning them to a higher level of operating standard. The Company considers Class B office buildings to be properties which are generally more than 20 years old, in good physical condition, occupied by quality tenants and situated in desirable locations, but which may lack the latest functional and technological advances and amenities. The Industrial Properties, in terms of Annualized Net Rent, consist of 59.7% warehouse/distribution properties and 40.3% overhead crane/manufacturing properties. As of March 31, 1998, the Office Properties were 89.1% leased to more than 590 tenants and the Industrial Properties were 86.9% leased to more than 60 tenants.

  The Properties have a diverse and stable base of tenants and have historically provided steadily increasing rents which the Company believes is due to the quality of the Properties, the existence of long-term leases with contractual rent escalations and the strength of the markets in which the Properties are located. As of March 31, 1998, approximately 63.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 52.4% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.3% of the Annualized Net Rent was attributable to leases with contractual rent increases tied to the annual change in the Consumer Price Index (the "CPI"), subject to certain limitations. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $1.9 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). The three largest tenants in the Properties, in terms of Annualized Net Rent, are R.R. Donnelley & Sons Company ("Donnelley"), Everen Securities, Inc. ("Everen") and Jones, Day, Reavis & Pogue ("Jones Day"). As of March 31, 1998, the Company's ten largest office and ten largest industrial tenants (based upon Annualized Net Rent) had leased space from the Company for an average of 5.9 and 8.7 years, respectively, and accounted for 35.1% and 10.9%, respectively, of Annualized Net Rent.

  The Prime Group, Inc. was founded in 1981 by Michael W. Reschke and has been involved in the ownership, acquisition, renovation, development, construction, financing, marketing, leasing and management of institutional quality, income-producing real estate properties for approximately 17 years. In 1994, PGI contributed its retail development business and its multi-family housing business to separate publicly-traded real estate investment trusts--Prime Retail, Inc. (NYSE: PRT) and Ambassador Apartments, Inc. (which on May 8, 1998, merged with and into Apartment Investment and Management Company). In May 1997, PGI contributed its senior and assisted living business to Brookdale Living Communities, Inc. (Nasdaq: BLCI), a publicly-traded owner, operator and developer of senior housing and a provider of senior and assisted living services to the elderly. PGI has contributed separate operating divisions in connection with the formation of the above-described companies and contributed its office and industrial division to the Company in the IPO in order to capitalize on the growth in the markets in which the Properties are located.

  The Company engages in property management, leasing, acquisition, development, redevelopment, construction, marketing, finance and other related activities. The senior management of the Company includes certain former executives of PGI who were responsible for the strategic direction, management and day-to-day operations of PGI's office and industrial real estate business prior to the IPO. The Company's management has substantial experience in the full range of real estate activities undertaken by the Company. The top ten senior executives of the Company have an average of approximately 20 years experience in the real estate industry in the Chicago Metropolitan Area.

  The Company's primary business strategy is to achieve its investment and growth objectives by focusing on the acquisition, development and operation of office and industrial real estate located in the Chicago Metropolitan Area and, to a lesser extent, other midwestern markets. To implement this strategy, the Company intends to continue to (a) own, acquire, develop, redevelop, lease, manage and operate Class A office properties that have below market rents and, therefore, provide the opportunity to enhance returns as leases expire or are renewed, (b) acquire distressed, underperforming and undermanaged Class B office properties in desirable locations and improve the income potential of such assets by raising these properties to a higher level of operating standard through value-added renovation programs, professional property management and aggressive leasing, retenanting and marketing efforts, (c) acquire and develop properties that underutilize their sites or where there is excess land for future development, (d) acquire properties or portfolios of properties from tax-sensitive owners where the properties can be acquired on a tax-deferred basis using Common Units of the Operating Partnership as purchase consideration and
(e) own, acquire, develop, redevelop, lease, manage and operate bulk warehouse/distribution facilities and overhead crane/manufacturing facilities. The Company believes that it can draw upon its extensive experience and long-term presence in the Chicago Metropolitan Area to create a strategic advantage in competing for future development and acquisition opportunities.

  The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline. According to Rosen Consulting Group ("RCG"), Class A rental rates in the Company's largest office market, the Chicago CBD, have begun to rise as Class A vacancy rates in the Chicago CBD have decreased from 23.1% in 1992 to 8.1% at December 31, 1997.

  The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. As of the end of 1997, the Chicago Metropolitan Area's industrial market's overall vacancy rate was 7.9%, below the national average vacancy rate of 8.4%. In addition, 32.2% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consists of overhead crane facilities, which have a replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing submarket are less than the level which would justify the construction of new overhead crane/manufacturing facilities and, therefore, the Company believes that there will be little new competition with the Company's overhead crane/manufacturing Properties. See "Business and Properties--The Company's Markets."

  The Company believes that the foundation for growth in cash flow per share in future years will be from a number of sources, including contractual rent escalations in existing leases, the leasing of all or a portion of the existing vacant space in the Properties, the quality and strategic location of its Properties, the acquisition at below replacement cost, renovation (where necessary) and repositioning of additional office and industrial properties, the strengthening of the Chicago Metropolitan Area economy, the development of new office and industrial properties when market conditions warrant such new development and the knowledge and experience of its senior management team and their long-term relationships with large corporate tenants, municipalities, landowners and institutional sellers. On a pro forma basis, the Company's ratio of debt to total market capitalization (defined as the total debt of the Company, as of March 31, 1998, as a percentage of the sum of the market value of issued and outstanding Equity Shares and the Common Units exchangeable for Common Shares (assuming a market price of $20.50 per Common Share) plus total debt) will be approximately 38.5%. See "Capitalization."

  The Company was formed on July 21, 1997 as a Maryland real estate investment trust. The Company's executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and its telephone number is (312) 917-1300.

                              RECENT DEVELOPMENTS

  Since completion of the IPO, the Company has implemented its growth strategy through the following activities:

  Completed Acquisitions. The Company has acquired eight office properties containing an aggregate of approximately 3.1 million net rentable square feet for approximately $300.4 million. Such acquisitions have increased the Company's aggregate net rentable square feet of office space since the date of the IPO by approximately 132.7%. The following table sets forth certain data regarding such Office Properties:

                                                               NET      ACQUISITION
                                                            RENTABLE       COST          MONTH
          PROPERTY                      LOCATION           SQUARE FEET (IN MILLIONS)   ACQUIRED
          --------                      --------           ----------- -------------   --------
Continental Towers,            Rolling Meadows, Illinois      916,000     $109.2     December 1997
 1701 Golf Road
2675 North Mayfair Road        Wauwatosa, Wisconsin           102,660        8.1     December 1997
33 North Dearborn              Chicago, Illinois              302,818       34.3     January 1998
Commerce Point Business Park,  Arlington Heights, Illinois    235,269       29.2     February 1998
 3800 North Wilke Road
208 South LaSalle Street       Chicago, Illinois              827,494       61.1     March 1998
122 South Michigan Avenue      Chicago, Illinois              512,660       29.7     April 1998
2100 Swift Drive               Oak Brook, Illinois             58,000        7.4     April 1998
6400 Shafer Court              Rosemont, Illinois             167,495       21.4     May 1998
                                                            ---------     ------
                                                            3,122,396     $300.4
                                                            =========     ======

In addition, the Company acquired a mortgage note in December 1997 for approximately $56.3 million. Such mortgage note is secured by an office property located at 180 North LaSalle Street in Chicago, Illinois which contains approximately 728,406 net rentable square feet.

  On March 30, 1998, the Company entered into a joint venture that acquired an approximately 67,000 square foot vacant parcel of land located in the Chicago CBD. The parcel was acquired for the potential development of a Class A multi-purpose facility, with up to 900,000 square feet of office space, 125,000 square feet of retail space and a parking garage with a capacity for approximately 250 cars. The Company has economic control of the joint venture and, therefore, the Company has consolidated the operations of the joint venture from the date of inception.

  Pending Acquisition. As of May 29, 1998, the Company was party to a contract to acquire an office building known as Two Century Centre at 1700 East Golf Road located in Schaumburg, Illinois containing 217,960 net rentable square feet (the "Pending Acquisition") for aggregate consideration of approximately $34.6 million. The Company expects to complete the Pending Acquisition within 60 days from the completion of the Offering, however, the purchase of the Pending Acquisition is subject to the Company's completion of due diligence and the satisfaction of other customary closing conditions and there can be no assurance that the Pending Acquisition will be completed. In addition, the Company continues its active negotiations, which are presently in various stages, with third parties regarding potential acquisitions of office and industrial properties that are consistent with the Company's acquisition strategy. There can be no assurance that any of such negotiations will result in the execution of definitive purchase documentation or the successful acquisition of any such properties.

  Leasing. Since the IPO, the Company entered into or renewed several leases for approximately 64,000 net rentable square feet of office space with various tenants at the 77 West Wacker Drive Building. The majority of such net rentable square footage was previously leased by Keck, Mahin & Cate ("Keck"), a law firm that vacated its leased space in the 77 West Wacker Drive Building in November 1997. In addition, in April 1998, the Company entered into a lease with Kreher Steel Company, L.L.C. for approximately 63,000 rentable square feet of industrial space at the Hammond Enterprise Center.

  Debt Financing. Concurrently with the closing of the IPO, the Company obtained a $225.0 million secured revolving credit facility from BankBoston, N.A. and Prudential Securities Credit Corporation ("PSCC"), an affiliate of Prudential Securities Incorporated (the "Credit Facility"). In December 1997, the Credit Facility was amended to increase the commitment thereunder to $235.0 million to facilitate the Company's acquisition of mortgage notes encumbering the office property known as Continental Towers and the office property located at 180 North LaSalle Street. In January 1998, the Company obtained a $15.0 million line of credit from LaSalle National Bank (the "Line of Credit") and borrowed $12.0 million under such line to fund the acquisition of the office building located at 33 North Dearborn. In March 1998, the Credit Facility was amended to provide that the commitments under the Credit Facility be reduced to $200.0 million. On May 15, 1998, the commitments under the Credit Facility were reduced to $190.0 million.

  In addition, the Company has obtained an aggregate of $160.2 million of new, long-term fixed rate mortgage indebtedness and $18.0 million of variable rate mortgage indebtedness in connection with acquisitions completed since the IPO.

  Private Placement of Common Shares. On March 25, 1998, the Company completed a private placement of 2,579,994 Common Shares to institutional investors (the "Private Placement"). The Company received net proceeds of approximately $47.2 million from the Private Placement, which were used to fund the acquisition of the office properties located at 208 South LaSalle Street and 122 South Michigan Avenue.

                                  RISK FACTORS

  An investment in the Redeemable Preferred Shares involves various material risks. Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision. These risks include:

  . The geographic concentration of the Properties in the Chicago
    Metropolitan Area and the significance of the 77 West Wacker Drive Building to the Company's total revenue, which render the Company vulnerable to the local economic conditions and tenants' continued demand and ability to pay rent for office and industrial space in the Chicago Metropolitan Area. The local economic conditions of the Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin and Columbus, Ohio metropolitan areas also will affect the Company due to the location of certain of its Properties in such areas.

  . Certain conflicts of interest exist between the Company and (a) the Limited Partners (including PGI) and the NAC General Partner and (b) certain of its officers and trustees (including Michael W. Reschke, Richard S. Curto, Edward S. Hadesman and Stephen J. Nardi, who are affiliates of certain of the Limited Partners and, in the case of Mr. Nardi, the NAC General Partner). In addition, such Limited Partners and the NAC General Partner or their affiliates have significant influence over the affairs of the Company, which, together with the foregoing conflicts of interest, may influence certain officers and trustees of the Company to make decisions which may not be in the best interests of all shareholders, in connection with the (i) operation of the Company's ongoing businesses, including conflicts associated with the tax consequences to Limited Partners and the NAC General Partner of sales or refinancings of certain of the Properties, which, together with certain provisions of the Partnership Agreement, may influence the Company's decision to sell or refinance, or to prepay debt secured by, certain Properties, (ii) potential election by the Company to exercise its option to purchase or right of first offer with respect to any of the land tracts owned or controlled by one or more of the Limited Partners and the NAC General Partner or their affiliates and (iii) enforcement of agreements with affiliates of the Company.

  . Real estate debt financing risks, including the potential inability to refinance existing mortgage indebtedness upon maturity, the potential loss of properties from a foreclosure proceeding if the Company fails to meet its obligations under any secured mortgage indebtedness, the absence of any limitation in the organizational documents of the Company restricting the level of debt the Company may incur and the potential increase in interest cost of the Company resulting from increases in market interest rates upon the refinancing of any existing mortgage indebtedness or fluctuations in any of the Company's variable rate indebtedness, including the Credit Facility and the Company's floating rate tax-exempt bond debt ($74.5 million outstanding at March 31, 1998).

  . The potential anti-takeover effects of provisions in the Company's
    Declaration of Trust (the "Declaration of Trust") and Amended and Restated Bylaws (the "Bylaws"), including, among other things, provisions generally limiting the actual or constructive ownership of shares of beneficial interest in the Company, including the Redeemable Preferred Shares, the Convertible Preferred Shares and the Common Shares (collectively, the "Equity Shares") by any one person or entity to 9.9% of the number or value of outstanding Equity Shares and staggering the terms of the members of the Company's board of trustees (the "Board of Trustees"), which could deter the acquisition of control by a third party, thus making it more difficult to effect a change in management or limiting the opportunity for shareholders to receive a premium over the market price for their Common Shares.

  . The Pending Acquisition is subject to customary closing conditions and there can be no assurance that the Company will complete the Pending Acquisition.

  . The taxation of the Company as a regular corporation if it fails to qualify as a REIT and the resulting decrease in funds available to pay distributions to shareholders.

  . The Company's cash available for distribution, which may be less than the Company expects and may decrease in future periods from such expected levels, materially adversely affecting the Company's ability to make distributions to shareholders.

  . The incurrence of a net loss on an historical basis in accordance with generally accepted accounting principles ("GAAP") for each of the last five calendar years for the Prime Properties and the fact that there can be no assurance that the Company will not experience net losses in the future.

  . The risk that permanent financing for newly-developed properties may be unavailable or may be available only on disadvantageous terms. In addition, an acquisition of an office or industrial property entails the risk that such investment will fail to perform in accordance with expectations.

  . Real estate ownership risks, such as the effect of economic and other conditions on real estate values, the general lack of liquidity of investments in real estate, competition in seeking properties for acquisition and development and in seeking tenants, the inability of tenants to make rent payments, increases in real estate taxes, the possibility that the Company will be unable to lease space currently available or as it becomes available on terms favorable to the Company, the potential for unknown or future environmental liabilities, uninsurable losses and the inability of a property to generate income sufficient to meet operating expenses and debt service obligations relating to such property, which, individually or in the aggregate, may negatively affect the Company's ability to make distributions.

  . The Company's dependence on certain significant tenants.

  . Development, leasing and management business risks, including the limitation on the ability of the Company to control the operations of the Services Company due to the lack of control by the Company in connection with the election of the directors and the appointment of the officers of the Services Company.

                    BUSINESS OBJECTIVE AND GROWTH STRATEGIES

BUSINESS OBJECTIVE

  The Company intends to continue to engage in the acquisition, development and redevelopment of office and industrial properties located in the midwestern region of the United States, with a primary focus being on the office and industrial markets in the Chicago Metropolitan Area. The Company's primary business objective is to achieve sustainable long-term growth in cash flow per share and to enhance the value of its portfolio through the implementation of effective operating, acquisition, development and financing strategies. While there can be no assurance that the Company will achieve such business objective, the Company believes it will realize increased cash flow per share by:

  . contractual rent increases in existing leases;

  . leasing all or a portion of the existing vacant space in the Properties;

  . acquiring office and industrial properties (or entities that own or control such properties) at or below replacement cost and at positive spreads to its cost of capital;

  . increasing rental and occupancy rates and decreasing tenant concessions as vacancy rates in the Company's submarkets generally continue to decline;

  . developing or redeveloping office and industrial properties for the benefit of the Company where such activity will result in a favorable risk-adjusted return on investment;

  . expanding its property management, leasing and corporate advisory services business; and

  . using, when available, long-term, tax-exempt bonds (which typically have lower interest costs) to finance the acquisition and renovation of existing industrial facilities and the development of new industrial facilities.

  The Company believes that a number of factors will enable it to achieve its business objectives, including: (a) the opportunity to lease available space at attractive rental rates because of increasing demand and, with respect to the Office Properties, the present limited level of new construction in the Chicago Metropolitan Area; (b) the presence of distressed sellers and inadvertent owners (through foreclosure or otherwise) of office and industrial properties in the Company's markets, as well as the Company's ability to acquire properties with Common Units (thereby deferring the seller's taxable gain), all of which create enhanced acquisition opportunities; and (c) the quality and location of the Properties.

  Management believes that the Company is well-positioned to take advantage of these opportunities because of its extensive experience in its markets, its seasoned management team, its significant land holdings and option rights and its ability to develop, redevelop, lease and efficiently manage office and industrial properties. In addition, the Company believes that public ownership and its capital structure will provide the Company with enhanced access to the public debt and equity capital markets and new opportunities for growth. On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 38.5%. See "Business Objective and Growth Strategies-- Business Objective" and "--Financing Strategy."

OPERATING STRATEGY

  The Company focuses on increasing its cash flow per share by: (a) maximizing cash flow from its Properties through contractual rent increases, pro-active leasing programs and effective property management; (b) managing operating expenses through the use of in-house management, leasing, marketing, financing, accounting, legal, construction, management and data processing functions; (c) maintaining and developing long-term relationships with a diverse tenant group;
(d) attracting and retaining motivated employees by providing financial and other incentives to meet the Company's operating and financial goals; and (e) continuing to emphasize value-added capital improvements to enhance the Properties' competitive advantages in their submarkets.

 Contractual Increases in Rent

  A substantial portion of the Company's existing portfolio is leased pursuant to long-term leases with contractual annual rent increases, thereby providing the Company with both stable and escalating rental revenues. By way of example, the contractual rent increases from existing leases in the 77 West Wacker Drive Building average approximately $535,000 per year over the next ten years. As of March 31, 1998, approximately 63.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 52.4% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.3% of the Annualized Net Rent was attributable to leases with contractual rent increases related to the CPI. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $1.9 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). The Company believes that reporting rental revenues on a cash basis (i.e., based on contractual lease terms) will result in a more accurate presentation of its actual operating activities than if rental revenues were reported on a straight-line basis and, accordingly, expects to continue to report Funds from Operations with rental revenues recorded based on cash rents. As a result, contractual rent increases will cause reported Funds from Operations to increase.

 Pro-Active Leasing; Ability to Lease Vacant Space

  The Company believes that the strength of its leasing program is demonstrated by the current occupancy status of the Properties. The Company believes that one of its most notable leasing accomplishments is the 77 West Wacker Drive Building, a recently developed 50-story office tower located in downtown Chicago containing approximately 944,600 square feet of net rentable area. Construction began in April 1990 and was successfully completed with the opening of the building in May 1992. At its opening, the building had commitments for long-term leases for over 95.0% of its net rentable office area. In 1995, the Company restructured its lease with Keck, a significant tenant at the 77 West Wacker Drive Building, to decrease the space subject to the lease and to reduce the rent on Keck's remaining space. In June 1997, Keck stopped paying rent and, in connection with a settlement of the resulting litigation, vacated its remaining space in November 1997. See "Business and Properties--Legal Proceedings." Through March 31, 1998, 85,000 net rentable square feet of the 113,000 net rentable square feet at the 77 West Wacker Drive Building formerly leased to Keck has been re-leased to other tenants. The Company believes it will be able to increase cash flow per share by continuing to lease the existing vacant space in the Properties. As of March 31, 1998, the Company had 618,448 net rentable square feet of vacant space in the Office Properties. As of March 31, 1998, the Company also had 754,187 net rentable square feet of vacant space in the Industrial Properties.

 Long-Term Leases; Tenant Retention

  A substantial portion of the Properties is leased on a long-term basis, thereby providing the Company with a reduced level of costs and capital expenditures due to tenant lease expirations. Approximately 46.8% of the Company's Annualized Net Rent is attributable to leases expiring in 2003 or beyond. With regard to the Office Properties, as of March 31, 1998, 49.4% of the office leases, in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 10.1% per annum. With regard to the Industrial Properties, as of March 31, 1998, 37.2% of the industrial leases, in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 12.6% per annum. From January 1, 1995 through March 31, 1998, the Prime Properties have achieved a tenant retention rate, based on renewals of leases with scheduled expirations, of approximately 61.6% in terms of net rentable square feet. The Company intends, as market conditions permit, to continue to favor longer-term leases with contractual annual rent increases. See "Business and Properties--Lease Expirations."

 Management of Operating Expenses

  The Company believes that it has been successful in providing high-quality and professional property management services to its tenants, while maintaining property operating expenses and real estate taxes at or below such expense levels for comparable properties. As the Company continues to grow through the acquisition and development of additional office and industrial properties, management of the Company believes that economies of scale will allow the Company to operate its properties with increasing efficiency.

ACQUISITION STRATEGY

  The Company seeks to increase its cash flow per share by acquiring additional office and industrial properties at prices below replacement cost, including properties that: (a) may provide attractive initial yields and significant potential for growth in cash flow from property operations; (b) are well-located, high quality and competitive in their respective submarkets; (c) are located in the Company's existing submarkets and/or in other strategic submarkets where the demand for office and industrial space exceeds available supply; or (d) have been undermanaged or are otherwise capable of improved performance through intensive management, marketing and leasing.

  The Company concentrates its acquisition activities in the Chicago Metropolitan Area and, to a lesser extent, in other midwestern markets. The Company believes that attractive opportunities exist to acquire office and industrial properties in these markets at prices below replacement cost. Each acquisition opportunity is reviewed to evaluate whether it meets one or more of the following criteria: (a) potential for higher occupancy levels and/or rents as well as for lower tenant turnover and/or operating expenses; (b) ability to generate returns in excess of the Company's weighted average cost of capital, taking into account the estimated costs associated with renovation and tenant turnover (i.e., tenant improvements and leasing commissions); and (c) a purchase price at or below estimated replacement cost. See "Business Objective and Growth Strategies--Acquisition Strategy."

DEVELOPMENT STRATEGY

  As opportunities arise and where market conditions support a favorable risk-adjusted return on investment, the Company intends to pursue opportunities for growth through the development of new office and industrial properties. The Company believes that the strength and experience of its management in the development of office and industrial properties will provide it with a competitive advantage in evaluating and pursuing opportunities to develop additional properties. During the next few years, the Company expects that most of its development activities will be focused on office and industrial properties in the Chicago Metropolitan Area.

  Based on ongoing marketing activities and discussions with prospective tenants, the Company expects that over the next several years there will be significant demand from several large tenants that are unable to find large blocks of contiguous Class A office space in downtown Chicago which may lead to significant office development opportunities. The Company believes that its significant land holdings and land option rights will provide it with a distinct advantage in competing for future development opportunities. The Company owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 492.5 acres of developable land, which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties. The Company's option rights include an option to acquire a development site containing approximately 58,000 square feet known as 300 North LaSalle in downtown Chicago which, to the extent the Company is able to obtain significant preleasing commitments for such a project, the Company believes it could develop as an office project containing up to approximately 1.2 million net rentable square feet.

  The Services Company's corporate advisory activities with third parties are expected to give the Company further access to future development opportunities. The Services Company also will continue to undertake build-to-suit projects for third parties.

FINANCING STRATEGY

  The Company's financing strategy and objectives are determined by the Board of Trustees. The Company presently intends to operate with a ratio of debt to total market capitalization at a level below 50.0%. However, such objectives may be altered without the consent of the Company's shareholders, and the Company's organizational documents do not limit the amount or type of indebtedness that the Company may incur. On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 38.5%.

  The Company intends to use one or more sources of capital for future acquisitions and development activities. These capital sources may include undistributed cash flow, borrowings under certain acquisition facilities, proceeds from the issuance of long-term tax-exempt bonds, other debt or equity securities and other bank and/or institutional borrowings including the Company's Credit Facility. There can be no assurance that the Company will be able to obtain capital for any such acquisitions or developments on terms favorable to the Company. See "Business and Properties-- Development, Leasing and Management Activities" and "Business Objective and Growth Strategies--Financing Strategy."

                             THE COMPANY'S MARKETS

CHICAGO METROPOLITAN AREA

  The Company's primary focus is the Chicago Metropolitan Area, the third most populous metropolitan area in the nation, with an estimated population of over
7.7 million. The Company has relied, with permission, on information concerning the economies of the Chicago Metropolitan Area, Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio, and office and industrial markets thereof, derived from a report commissioned by the Company and prepared by RCG, a nationally recognized expert in real estate consulting and urban economics. The discussion of such submarkets below and under the caption "Business and Properties--The Company's Markets" is based upon such findings of RCG. While the Company believes that these estimates of economic trends are reasonable, there can be no assurance that these trends will in fact continue.

   The Company currently owns office and industrial properties in the suburban and downtown submarkets of the Chicago Metropolitan Area. The Company believes that the Chicago Metropolitan Area has been and will continue to be an excellent market in which to own and operate office and industrial properties over the long term. The Company believes that this area is attractive for a number of reasons, including:

  . The Chicago Metropolitan Area contains the largest number of jobs of any consolidated Metropolitan Statistical Area ("MSA") in the United States, and is the third most populous MSA, with an estimated population of over
    7.7 million;

  . Chicago's manufacturing sector has continued to expand, and the services sector of the Chicago Metropolitan Area economy has grown even faster, and has outpaced the manufacturing sector in additional employment both in absolute terms and as a proportion of the local economy. This development has diversified Chicago's employment base, which already leads the nation in three out of the seven major employment sectors (wholesale and retail trade; transportation, communications and utilities; and construction);

  . Employment sectors requiring the use of office and industrial properties continue to expand with the Chicago Metropolitan Area's continuing growth and diversification of industries; and

  . Since 1992, there has been no increase in the inventory of Chicago CBD office space (with the exception of one owner-occupied build-to-suit property), and only a slight increase in the inventory of Suburban Chicago office space.

  The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline. According to RCG, Class A rental rates in the Company's largest office market, the Chicago CBD, have begun to rise as Class A vacancy rates in the Chicago CBD have decreased from 23.1% in 1992 to 8.1% at December 31, 1997. The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. The Chicago Metropolitan Area's industrial market overall vacancy rate was 7.9% as of the end of 1997, which was below the national average vacancy rate of 8.4%. In addition, 32.2% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consist of overhead crane facilities, which have a replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing submarket are less than the level which would be required to justify the construction of new overhead crane/manufacturing facilities, and, therefore, the Company believes that there will be little new competition with the Company's overhead crane/manufacturing Properties. See "Business and Properties--The Company's Markets."

             STRUCTURE OF THE COMPANY AND THE OPERATING PARTNERSHIP

  The business and operations of the Company are conducted through the Operating Partnership and the Services Company. Fee title to the Properties is held in separate entities (the "Property Partnerships") that are owned, directly or indirectly, 100.0% by the Operating Partnership.

  The structure of the Company and the ownership of the equity in the Company after giving effect to the Offering is shown in the following chart:

                             [CHART APPEARS HERE]

     Public Shareholders             Security Capital Preferred Growth

   Common        Redeemable                     Convertible
Shares/(1)/   Preferred Shares               Preferred Shares
  (99.9%)         (100.0%)                       (100.0%)


                     Prime Group Realty Trust
                       (the "Company")/(2)/


 General      NAC      Primestone                            Other
 Partner    General      Joint         Mr.       PGI        Limited
Interests   Partner     Venture     Patterson              Partners
 (60.3%)
            General     Limited      Limited    Limited     Limited
            Partner     Partner      Partner    Partner     Partner
           Interests   Interests    Interests  Interests   Interests
            (3.6%)      (30.8%)      (0.4%)     (0.4%)      (4.5%)

                     Prime Group Realty, L.P.
                (the "Operating Partnership")/(3)/

                                             Messrs.
                    100.0% of                Reschke
                    Non-voting              and Curto
                  Participating
                 Preferred Stock            100.0% of
              (Economic Interests of      Voting Common
                      95.0%)                  Stock
                                      (Economic Interest of
                                              5.0%)

                            Prime Group Realty
                              Services, Inc.
                         (the "Services Company")

--------

(1) On March 31, 1998, the Company issued (i) 10,000 Common Shares to William
    M. Karnes pursuant to the terms of Mr. Karnes' employment agreement with the Company and (ii) 2,500 Common Shares to Stephen J. Nardi pursuant to the terms of Mr. Nardi's consulting agreement with the Company. Such 12,500 Common Shares are restricted securities and represent less than one-tenth of one percent of the outstanding Common Shares.


(2) The Company also owns 2,000,000 Preferred Units in the Operating Partnership, the terms and conditions of which correspond to the Convertible Preferred Shares, and 4,000,000 Series B Preferred Units in the Operating Partnership (4,600,000 Series B Preferred Units if the Underwriters' over-allotment option is exercised in full), the terms and conditions of which correspond to the Redeemable Preferred Shares. The Company is the managing general partner of the Operating Partnership.

(3) The Operating Partnership also owns a promissory note issued by the Services Company (the "Note") with a principal balance of approximately $4.8 million. As a result of the Operating Partnership's ownership of non-voting participating preferred stock of the Services Company and the Note, the Company, through the Operating Partnership, expects to receive 95.0% of the after-tax economic benefits of the Services Company. See "Structure and Formation of the Company--Formation Transactions."

                                  THE OFFERING

Redeemable Preferred Shares Offered
 Hereby............................... 4,000,000 shares (assuming the
                                       Underwriters' over-allotment option to
                                       purchase up to 600,000 Redeemable
                                       Preferred Shares is not exercised--see
                                       "Underwriting"). For a more detailed
                                       description of the terms of the
                                       Redeemable Preferred Shares, see
                                       "Description of Shares of Beneficial
                                       Interest--Redeemable Preferred Shares."

Distributions......................... Cumulative from the date of original issuance and are payable quarterly on
                                       or about the last day of January,
                                       April, July and October of each year,
                                       commencing on July 31, 1998, at the
                                       rate of 9% of the liquidation
                                       preference per annum (equivalent to
                                       $2.25 per annum per Redeemable
                                       Preferred Share when, as and if
                                       declared by the Board of Trustees of
                                       the Company, out of funds legally
                                       available therefor). Distributions on
                                       the Redeemable Preferred Shares will
                                       accrue whether or not the Company has
                                       earnings, whether or not there are any
                                       funds legally available for the payment
                                       of such distributions and whether or
                                       not such distributions are declared by
                                       the Board of Trustees.

Ranking............................... The Redeemable Preferred Shares will rank senior to the Convertible
                                       Preferred Shares and the Common Shares
                                       and pari passu with any class or series
                                       of beneficial interest of the Company
                                       if the holders of such class or series
                                       shall be entitled to the payment
                                       of distributions and amounts upon
                                       liquidation, dissolution or winding up
                                       of the Company without preference or
                                       priority over the Redeemable
                                       Preferred Shares. See "Description of
                                       Shares of Beneficial Interest--
                                       Redeemable Preferred Shares,"
                                       "--Convertible Preferred Shares" and
                                       "--Common Shares."

Liquidation Preference................ $25.00 per Redeemable Preferred Share,
                                       plus accrued and unpaid distributions
                                       (whether or not earned or declared), if
                                       any, to the redemption date. See
                                       "Descriptions of Shares of Beneficial
                                       Interest--Redeemable Preferred Shares--
                                       Liquidation Preference."

Redemption............................ The Redeemable Preferred Shares will not be redeemable by the Company prior
                                       to June 5, 2003, except in certain
                                       circumstances relating to the Company's
                                       maintenance of its ability to qualify
                                       as a REIT, as described below under
                                       "Description of Shares of Beneficial
                                       Interest--Restrictions on Ownership and
                                       Transfer." On and after June 5, 2003,
                                       the Redeemable Preferred Shares will be
                                       redeemable
                                       for cash at the option of the Company,
                                       in whole or in part, at $25.00 per
                                       share, plus distributions accrued and
                                       unpaid (whether or not earned or
                                       declared) to the redemption date. The
                                       redemption price (other than the
                                       portion thereof consisting of accrued
                                       and unpaid distributions) is payable
                                       solely out of the sale of proceeds of
                                       other capital shares of beneficial
                                       interest of the Company, which may
                                       include other classes or series of
                                       preferred shares of beneficial
                                       interest, and from no other source. See
                                       "Description of Shares of Beneficial
                                       Interest--Redeemable Preferred Shares--
                                       Redemption."

Conversion............................ The Redeemable Preferred Shares are not
                                       convertible into or exchangeable for
                                       any other property or securities of the
                                       Company, except into Excess Shares in
                                       connection with maintaining the
                                       Company's REIT Status. See "Description
                                       of Shares of Beneficial Interest--Re-
                                       strictions on Ownership and Transfer."

Voting Rights......................... The holders of the Redeemable Preferred
                                       Shares will not be entitled to vote ex-
                                       cept as required by law and except that
                                       if distributions on the Redeemable Pre-
                                       ferred Shares are in arrears for six or
                                       more consecutive quarterly periods,
                                       holders of the Redeemable Preferred
                                       Shares (voting separately as a class
                                       with all other series of preferred
                                       shares upon which like voting rights
                                       have been conferred and are exercis-
                                       able) will be entitled to vote for the
                                       election of two additional Trustees to
                                       serve on the Board of Trustees of the
                                       Company until all distribution arrear-
                                       ages are eliminated. See "Description
                                       of Shares of Beneficial Interest--Re-
                                       deemable Preferred Shares--Voting
                                       Rights."

NYSE Listing.......................... The Redeemable Preferred Shares have been approved for listing on the NYSE,
                                       under the symbol PGE PrB, with trading
                                       expected to commence within a 30-day
                                       period after the initial delivery of
                                       the Redeemable Preferred Shares.

Use of Proceeds....................... The net proceeds from the Offering will be used to fund the Pending Acquisition
                                       and to repay indebtedness under the
                                       Credit Facility. See "Use of Proceeds."

                           TAX STATUS OF THE COMPANY

  The Company expects to be taxed as a REIT under Section 856(c) of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable period ended December 31, 1997. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95.0% of its REIT taxable income each year, determined without regard to the deduction for dividends paid and by excluding any net capital gains. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax at the corporate level on income it distributes currently to its shareholders. If the Company fails to qualify as a REIT for federal income tax purposes in any taxable year, the Company will be subject to federal income tax (including any alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities" and "Certain Federal Income Tax Considerations--Failure to Qualify" for a more detailed discussion of the consequences of the failure of the Company to qualify as a REIT for federal income tax purposes. The Company may be subject to certain state and local taxes on its income and property notwithstanding its qualification for taxation as a REIT.

                             SUMMARY FINANCIAL DATA

  The following table presents certain financial and operating data on a consolidated historical and pro forma basis for the Company, and on a combined historical basis for the Predecessor Properties which were contributed to the Company in connection with the IPO. The financial and operating data should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus. The consolidated historical and combined historical data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 have been derived from the unaudited consolidated and combined financial statements of the Company and Predecessor Properties included elsewhere in this Prospectus. The consolidated historical and combined historical financial data as of December 31, 1997 and 1996 and for the period from November 17, 1997 through December 31, 1997, for the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996 and 1995 have been derived from the audited consolidated and combined financial statements of the Company and the Predecessor Properties included elsewhere in this Prospectus. The combined historical financial data as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993 have been derived from the combined financial statements of the Predecessor Properties not included in this Prospectus. The pro forma data assume all acquisitions (consisting of the IPO Acquisitions, December Acquisitions, 1998 Acquisitions and Pending Acquisition), the IPO, the Formation Transactions, the Private Placement and the completion of the Offering, and use of the aggregate net proceeds therefrom as described under "Use of Proceeds" had occurred as of the beginning of the period presented for the operating data and as of the balance sheet date for the balance sheet data. The pro forma financial data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations.

                             SUMMARY FINANCIAL DATA

 THE COMPANY (CONSOLIDATED HISTORICAL AND PRO FORMA) AND PREDECESSOR PROPERTIES
                             (COMBINED HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    COMPANY--CONSOLIDATED
                      --------------------------------------------------
                      PRO FORMA--                           HISTORICAL--
                         THREE    HISTORICAL--              PERIOD FROM
                        MONTHS    THREE MONTHS PRO FORMA--  NOVEMBER 17,
                         ENDED       ENDED      YEAR ENDED  1997 THROUGH
                       MARCH 31,   MARCH 31,   DECEMBER 31, DECEMBER 31,
                         1998         1998         1997         1997
                      ----------- ------------ ------------ ------------
STATEMENTS OF OPERATIONS DATA:
 REVENUE:
   Rental............   $24,839     $18,085      $ 92,954     $ 7,293
   Tenant reimburse-
    ments............    10,821       8,375        36,713       2,041
   Mortgage note in-
    terest...........     1,507       1,507         6,027         248
   Insurance settle-
    ment.............       --          --            --          --
   Other.............     1,042         784         1,900         248
                        -------     -------      --------     -------
     Total revenue...    38,209      28,751       137,594       9,830
                        -------     -------      --------     -------
 EXPENSES:
   Property opera-
    tions............     8,669       5,056        32,807       2,213
   Real estate tax-
    es...............     7,542       5,358        24,809       1,765
   Depreciation and
    amortization.....     6,193       5,335        24,050       2,478
   Interest..........     6,952       6,415        26,446       1,680
   Interest--affili-
    ate..............       --          --            --          --
   Property manage-
    ment fee--affili-
    ate..............       --          --            --          --
   Financing fees....       --          --            --          --
   General and admin-
    istrative........     1,396       1,396         4,524         267
   Provision for en-
    vironmental
    remediation
    costs............       --          --          3,205         --
   Write-off of de-
    ferred tenant
    costs............       --          --            --          --
                        -------     -------      --------     -------
     Total expenses..    30,752      23,560       115,841       8,403
                        -------     -------      --------     -------
   Income (loss) be-
    fore minority in-
    terest and ex-
    traordinary
    item.............     7,457       5,191        21,753       1,427
   Minority inter-
    est..............    (2,960)     (2,271)       (8,636)       (635)
                        -------     -------      --------     -------
   Net income (loss)
    before extraordi-
    nary item........     4,497       2,920        13,117         792
   Extraordinary gain
    on early extin-
    guishment of
    debt, net of mi-
    nority interests'
    share in the
    amount of $1,127.       --          --            --          --
                        -------     -------      --------     -------
   Net income
    (loss)...........     4,497       2,920        13,117         792
   Net income
    allocated to
    preferred
    shareholders.....    (2,950)       (700)      (11,800)       (345)
                        -------     -------      --------     -------
   Net income avail-
    able to common
    shareholders.....   $ 1,547     $ 2,220      $  1,317     $   447
                        =======     =======      ========     =======
   Net income
    available per
    weighted average
    Common Share--
    basic and diluted
    (1)(2)...........   $  0.10     $  0.17      $   0.08     $  0.04
                        =======     =======      ========     =======
 OTHER OPERATING DA-
  TA:
   Ratio of earnings
    before minority
    interest and
    extraordinary
    item to combined
    fixed charges and
    preferred share
    dividends(3).....      1.73        1.70          1.56        1.66
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    earnings before
    minority interest
    and extraordinary
    item.............   $ 7,457     $ 5,191      $ 21,753     $ 1,427
   Ratio of funds
    from operations
    to combined fixed
    charges and
    preferred share
    dividends(4).....      2.05        2.32          1.96        2.85
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    funds from
    operations.......   $10,659     $ 9,770      $ 37,648      $3,964
                             PREDECESSOR PROPERTIES--COMBINED HISTORICAL
                      --------------------------------------------------------------
                        THREE   PERIOD FROM
                       MONTHS    JANUARY 1,
                        ENDED   1997 THROUGH       YEAR ENDED DECEMBER 31,
                      MARCH 31, NOVEMBER 16, ---------------------------------------
                        1997        1997       1996      1995      1994      1993
                      --------- ------------ --------- --------- --------- ---------
STATEMENTS OF OPERATIONS DATA:
 REVENUE:
   Rental............  $ 7,986    $ 27,947   $ 30,538  $ 33,251  $ 30,352  $ 28,177
   Tenant reimburse-
    ments............    4,206      12,490     14,225    14,382    12,451    10,750
   Mortgage note in-
    terest...........      --          --         --        --        --        --
   Insurance settle-
    ment.............      --          --         --      7,257       --        --
   Other.............      426       1,515      3,397     2,715     3,170     1,527
                      --------- ------------ --------- --------- --------- ---------
     Total revenue...   12,618      41,952     48,160    57,605    45,973    40,454
                      --------- ------------ --------- --------- --------- ---------
 EXPENSES:
   Property opera-
    tions............    2,357       8,622      9,767     9,479     8,852     8,452
   Real estate tax-
    es...............    2,823       8,575      9,383     9,445     9,057     7,167
   Depreciation and
    amortization.....    3,079      11,241     12,409    12,646    11,624    11,739
   Interest..........    6,568      24,613     27,080    27,671    25,985    22,827
   Interest--affili-
    ate..............    2,930       9,804     10,137     8,563     7,402     6,335
   Property manage-
    ment fee--affili-
    ate..............      389       1,348      1,561     1,496     1,388     1,106
   Financing fees....      368       1,180      1,232       --        --        --
   General and admin-
    istrative........      979       2,414      4,927     4,508     3,727     3,657
   Provision for en-
    vironmental
    remediation
    costs............      --        3,205        --        --        --        --
   Write-off of de-
    ferred tenant
    costs............      --          --       3,081    13,373       --        --
                      --------- ------------ --------- --------- --------- ---------
     Total expenses..   19,493      71,002     79,577    87,181    68,035    61,283
                      --------- ------------ --------- --------- --------- ---------
   Income (loss) be-
    fore minority in-
    terest and ex-
    traordinary
    item.............   (6,875)    (29,050)   (31,417)  (29,576)  (22,062)  (20,829)
   Minority inter-
    est..............      259         666        894     3,281     5,393    10,531
                      --------- ------------ --------- --------- --------- ---------
   Net income (loss)
    before extraordi-
    nary item........   (6,616)    (28,384)   (30,523)  (26,295)  (16,669)  (10,298)
   Extraordinary gain
    on early extin-
    guishment of
    debt, net of mi-
    nority interests'
    share in the
    amount of $1,127.      --       65,990        --        --        --        --
                      --------- ------------ --------- --------- --------- ---------
   Net income
    (loss)...........  $(6,616)   $ 37,606   $(30,523) $(26,295) $(16,669) $(10,298)
                      ========= ============ ========= ========= ========= =========
   Net income
    allocated to
    preferred
    shareholders.....
   Net income avail-
    able to common
    shareholders.....
   Net income
    available per
    weighted average
    Common Share--
    basic and diluted
    (1)(2)...........
 OTHER OPERATING DA-
  TA:
   Ratio of earnings
    before minority
    interest and
    extraordinary
    item to combined
    fixed charges and
    preferred share
    dividends(3).....      --          --         --        --        --        --
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    earnings before
    minority interest
    and extraordinary
    item.............  $(6,875)   $(29,050)  $(31,417) $(29,576) $(22,062) $(20,829)
   Ratio of funds
    from operations
    to combined fixed
    charges and
    preferred share
    dividends(4).....      --          --         --        --        --        --
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    funds from
    operations.......  $(3,945)   $(14,461)  $(17,367) $(12,733) $(12,930)  $(9,345)

                              COMPANY--CONSOLIDATED        PREDECESSOR PROPERTIES--COMBINED
                         -------------------------------- --------------------------------------
                                                                      HISTORICAL
                                         HISTORICAL                  DECEMBER 31,
                         PRO FORMA ---------------------- --------------------------------------
                         MARCH 31, MARCH 31, DECEMBER 31,
                           1998      1998        1997       1996      1995      1994      1993
                         --------- --------- ------------ --------  --------  --------  --------
BALANCE SHEET DATA:
 Real estate assets,
  before accumulated
  depreciation.......... $829,148  $736,097    $589,279   $291,757  $289,558  $285,687  $281,316
 Total assets...........  983,145   918,243     741,468    325,230   343,641   356,421   357,158
 Mortgages notes and
  bonds payable.........  420,915   451,063     328,044    421,983   405,562   388,309   361,832
 Total liabilities......  469,848   499,996     370,192    447,927   434,993   421,257   397,539
 Minority interest......  149,770   149,770     147,207     (6,905)   (6,047)      886   (11,527)
 Shareholders' equity
  (partners' deficit)...  363,527   268,477     224,069   (115,792)  (85,305)  (65,722)  (28,854)

                         COMPANY--CONSOLIDATED
                               HISTORICAL            PREDECESSOR PROPERTIES--COMBINED HISTORICAL
                         ----------------------- -------------------------------------------------------
                           THREE    PERIOD FROM    THREE    PERIOD FROM
                          MONTHS    NOVEMBER 17,  MONTHS     JANUARY 1,
                           ENDED    1997 THROUGH   ENDED    1997 THROUGH    YEAR ENDED DECEMBER 31,
                         MARCH 31,  DECEMBER 31, MARCH 31,  NOVEMBER 16, -------------------------------
                           1998         1997       1997         1997       1996       1995       1994
                         ---------  ------------ ---------  ------------ ---------  ---------  ---------
OTHER DATA:
 Funds from Opera-
  tions(5).............. $   9,769   $   3,964   $   3,945   $ (14,461)  $ (17,367) $ (12,733) $ (12,930)
 Cash flows provided by
  (used in):
    Operating activi-
     ties...............     8,002       6,658      (3,058)     (5,700)     (3,165)    (1,259)   (13,875)
    Investing activi-
     ties...............  (175,691)   (353,816)       (133)     (2,467)      1,126     (9,176)    (6,495)
    Financing activi-
     ties...............   165,307     335,390       1,327       6,331       5,733     10,873     15,422
 Office Properties:
    Square footage...... 4,737,999   3,372,621   1,414,897   1,414,897   1,414,897  1,414,897  1,414,897
    Occupancy (%).......      92.3        92.6        92.5        92.7        92.5       95.8       93.7
 Industrial Properties:
    Square footage...... 5,765,964   5,765,964   2,462,430   2,462,430   2,462,430  2,551,624  2,547,388
    Occupancy (%).......      86.9        87.4        72.5        73.1        73.5       72.9       62.3

--------
(1) Pro forma net income per share equals pro forma net income divided by the
    15.57 million Common Shares outstanding after the IPO and the Private Placement.
(2) Net income (loss) available per weighted average Common Share--basic and diluted equals net income divided by the 13.18 million and 12.59 million Common Shares for the three months ended March 31, 1998 and for the period from November 17, 1997 through December 31, 1997, respectively. See Note 10 to the Company's consolidated financial statements for further information.
(3) For purposes of these computations, earnings before minority interests consist of income (loss) before minority interest, plus combined fixed charges and Convertible Preferred Share dividend. Combined fixed charges and Convertible Preferred Share dividend consist of interest costs, whether expensed or capitalized, and amortization of debt issuance costs and Convertible Preferred Share dividend.
(4) For purposes of these computations, Funds from Operations consist of Funds from Operations (as defined in note 5 below) plus combined fixed charges and Convertible Preferred Share dividend (as defined in note 3 above).
(5) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), Funds from Operations represents net income (loss) before minority interest of holders of Common Units (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Non-cash adjustments to Funds from Operations were as follows: in all periods, depreciation and amortization, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, provision for environmental remediation cost, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, and for the years ended December 31, 1996, 1995, 1994, gains on the sale of real estate, for the years ended December 31, 1996 and 1995, write-off of deferred tenant costs, for the year ended December 31, 1995, excess proceeds from insurance claims, and for the year ended December 31, 1994, lease termination fees. Management considers Funds from Operations an appropriate measure of performance of an office and/or industrial REIT because industry analysts have accepted it as such. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company reports rental revenues on a cash basis (i.e., based on contractual lease terms) rather than a straight-line GAAP basis, which the Company believes results in a more accurate presentation of its actual operating activities), which may differ from the methodology for calculating Funds from Operations used by certain other office and/or industrial REITs and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

                                 RISK FACTORS

  In addition to the other information presented in this Prospectus, prospective investors should carefully consider the following matters before purchasing Redeemable Preferred Shares in the Offering.

  When used in this Prospectus, the words "believe," "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties--The Company's Markets" and elsewhere in this Prospectus.

  GEOGRAPHIC CONCENTRATION OF THE PROPERTIES IN THE CHICAGO METROPOLITAN AREA, NASHVILLE, KNOXVILLE, MILWAUKEE AND COLUMBUS; LOCAL ECONOMIC CONDITIONS. The Company's revenues and the values of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and industrial properties). Further, 20 of the Office Properties and 38 of the Industrial Properties, comprising an aggregate of approximately 5.2 million and 5.0 million rentable square feet, respectively (representing approximately 91.7% of the aggregate net rentable square feet of the Company's office space and 87.3% of the aggregate net rentable square feet of the Company's industrial space, and approximately 93.6% of the Annualized Net Rent of all of the Properties), are located in the Chicago Metropolitan Area. Moreover, the 77 West Wacker Drive Building, which represents 24.7% of the Annualized Net Rent of the Properties, is located in the Chicago CBD. A material decline in the demand and/or the ability of tenants to pay rent for office and industrial space in the Chicago Metropolitan Area may result in a material decline in the demand for the Company's office or industrial space and the Company's cash available for distribution, which may have a material adverse effect greater than if the Company had a more geographically diverse portfolio of properties. The local economic conditions of the Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio metropolitan areas also will affect the Company due to the location of certain of its Properties in such areas.

  CONFLICTS OF INTEREST

  Ability of Limited Partners, Officers and Trustees to Influence Operating Partnership. Upon completion of the Offering, PGI will directly own a 0.4% interest in the Operating Partnership, and the Primestone Joint Venture (in which PGI owns a 60.0% interest) will own a 30.8% interest in the Operating Partnership. Because of PGI's ownership interest in the Operating Partnership and (i) Mr. Reschke being a trustee of the Company and also an owner of PGI and (ii) Mr. Curto having a right to receive a substantial, but not a controlling interest in PGI, PGI may be in a position to exercise significant influence over the affairs of the Company. In addition, upon completion of the Offering, Mr. Patterson, an executive officer of the Company, will own a 0.4% interest in the Operating Partnership. Certain conflicts exist between the obligations of Mr. Reschke as a trustee of the Company and his interest as a Limited Partner through his ownership of PGI. Blackstone, as the 40.0% owner of the Primestone Joint Venture, designated Mr. Saylak to be elected a trustee of the Company. In addition, upon completion of the Offering, the Contributors will own, in the aggregate, a 7.2% interest in the Operating Partnership. Edward S. Hadesman, an affiliate of the IBD Contributors, is an officer of the Company and Stephen J. Nardi, an affiliate of the NAC General Partner, is a trustee of the Company. As Limited Partners, PGI, the Primestone Joint Venture, the IBD Contributors and Mr. Patterson and, as a General Partner, the NAC General Partner, may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of certain of the Properties. In addition, PGI has agreed to indemnify the Company for certain amounts the Company may be required to pay for tax liabilities incurred by the Contributors upon the sale of Properties they contributed to the Company in connection with the Formation Transactions. Therefore, the Limited Partners and the NAC General Partner may have different objectives than the Company regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company, as the managing general partner of the Operating Partnership, has the ability to determine whether and on what terms to sell or refinance an individual Property, those members of the Company's management and Board of Trustees who directly or indirectly hold Common Units, including Messrs. Reschke, Curto, Patterson, Hadesman and Nardi, could have an ability to influence the Company not to sell or refinance certain Properties, even though such sale might otherwise be financially advantageous to the Company, or may influence the Company to refinance a Property with a high level of debt. See "Policies With Respect to Certain Activities--Conflicts of Interest Policies."

  Mr. Reschke Continues to Engage in Activities Outside of the Company, Including Real Estate Activities. Under the terms of his employment agreement as Chairman of the Board of the Company, Mr. Reschke is permitted to devote a considerable portion of his time to the management of interests outside of the Company. In addition to serving as Chairman of the Board of the Company, Mr. Reschke continues to serve as Chairman of the Board of Prime Retail, Inc. (NYSE: PRT), Chairman of the Board of Brookdale Living Communities, Inc. (Nasdaq: BLCI), Chairman of the Board and CEO of The Prime Group, Inc. and a member of the board of Ambassador Apartments, Inc. (which on May 8, 1998, merged with and into Apartment Investment and Management Company) and to serve on various other boards and civic organizations. See "Management" and "Principal Shareholders of the Company." As a result of these interests and the business time to be devoted to activities related to them, certain conflicts of interest may arise between Mr. Reschke's duties and responsibilities to the Company and his other interests. The Company could be adversely affected if these conflicts of interest adversely affect his performance of managerial duties and responsibilities to the Company. PGI and Mr. Reschke have entered a Non-Compete Agreement with the Company (the "Non-Compete Agreement") that contains restrictions on their ability to compete with the Company. However, there can be no assurance that these contracts or the Company's policies with respect to conflicts of interest always will be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. See "Policies with Respect to Certain Activities--Conflicts of Interest Policies" and "Certain Relationships and Related Transactions--Non-Compete Agreement Among the Company, PGI and Michael
W. Reschke."

  Certain Partner Approval Rights Limit the Company's Ability to Take Certain Actions with Respect to the Operating Partnership. While the Company is the managing general partner of the Operating Partnership, and generally has the ability to exercise full and exclusive responsibility and discretion in the management and control of the Operating Partnership, certain provisions of the Partnership Agreement place limitations on the Company's ability to act with respect to the Operating Partnership. For example, the Company cannot withdraw as a general partner of the Operating Partnership or admit another general partner to the Operating Partnership without the consent of the NAC General Partner, in its capacity as general partner of the Operating Partnership. In addition, the Partnership Agreement provides that the Company shall not, on behalf of the Operating Partnership, take any action without the prior consent of the holders of more than 50.0% of the LP Common Units to dissolve the Operating Partnership. Furthermore, the Partnership Agreement provides that, except in connection with certain transactions, and in addition to the required consent of the NAC General Partner, the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, unless it obtains the consent of the holders of at least 50.0% of the Common Units (including Common Units held by the Company) and meets certain other criteria with respect to the consideration to be received by the Limited Partners. Further, in connection with certain extraordinary transactions where the Limited Partners are treated differently than the holders of Common Shares, the consent of the Limited Partners holding more than 50.0% of the LP Common Units will be required. See "Partnership Agreement--Transferability of Interests" and "--Extraordinary Transactions."

  REAL ESTATE FINANCING RISKS

  Required Repayment of Debt or of Interest Thereon Could Adversely Affect the Company. The Company is generally subject to the risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness on the Properties or that the terms of such refinancing will not be as favorable to the Company as the terms of existing indebtedness and the risk that necessary capital expenditures for purposes such as reletting space will not be able to be financed on favorable terms. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred (by foreclosure or otherwise) to the mortgagee with a consequent loss of any prospective income and equity value from such property to the Company.

  Company's Ability to Increase Its Debt Could Adversely Affect the Company's Cash Flow. On a pro forma basis at March 31, 1998, the Company would have outstanding debt of approximately $421.0 million which is equal to approximately 38.5% of the total market capitalization of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Subject to certain limitations in the Declaration of Trust with regard to the Convertible Preferred Shares, the Company's organizational documents do not limit the level or amount of debt that it may incur. The Company intends to operate with a ratio of debt to total market capitalization at a level below 50.0%, although this strategy is subject to reevaluation and modification by the Board of Trustees. See "Policies with Respect to Certain Activities--Financing Policies." If the Company were to incur additional indebtedness and operate at a higher degree of leverage, debt service requirements would increase accordingly, and such an increase could adversely affect the Company's financial condition and results of operations. In addition, increased leverage could increase the risk of default by the Company on its debt obligations, with the potential for loss of cash available for distribution, and asset values, of the Company.

  In determining an appropriate level of leverage, the Company utilizes its total market capitalization rather than the aggregate book value of its assets. The Company has chosen to use total market capitalization because it believes that the book value of its assets (which is primarily the historic cost of real property less depreciation) does not accurately reflect its ability to borrow and to meet debt service requirements. The total market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company considers factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of the properties to be financed, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service and to make distributions), there can be no assurance that management decisions based on the ratio of debt to total market capitalization (or to any other measure of asset value) will not adversely affect the Company's cash flow and the amounts available for distributions to shareholders.

  Company's Ability to Obtain Permanent Financing Cannot Be Assured. The Company has financed certain acquisitions and will finance certain development activities in part with proceeds from the Credit Facility. Certain of such acquisition and development financing have been and are expected to continue to be, replaced by permanent financing. There can be no assurance that the Company will be able to obtain such permanent financing on acceptable terms. Further, if market interest rates were to increase at a time when amounts are outstanding under the Credit Facility or under the Company's floating rate tax-exempt bond debt ($74.5 million outstanding at March 31, 1998) or if other variable rate debt amounts were outstanding, the Company's debt service obligations likewise would increase, with potentially adverse effects on the Company's financial condition and results of operations.

  CERTAIN ANTI-TAKEOVER PROVISIONS MAY INHIBIT A CHANGE IN CONTROL OF THE
COMPANY

  General. Certain provisions contained in the Declaration of Trust, as amended and restated (the "Declaration of Trust"), and Bylaws, as amended and restated (the "Bylaws"), and the Maryland General Corporation Law (the "MGCL"), as applicable to Maryland REITs, and certain provisions of the Partnership Agreement may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby delay, deter or prevent a change in control of the Company or the removal of existing management even if a change of control or the removal of existing management was in the shareholders' interest. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer" and "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

  In order to, among other things, protect the Company against the risk of losing REIT status for federal income tax purposes due to a concentration of ownership among its shareholders, the Ownership Limit set forth in the Declaration of Trust provides that, subject to certain specified exceptions (e.g., the Company has waived the Ownership Limit for Security Capital Preferred Growth with respect to the Common Shares issuable upon the conversion of the Convertible Preferred Shares), no person or entity (which does not include certain pension plans and mutual funds) may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding Equity Shares. The Board of Trustees may, but in no event will be required to, waive the Ownership Limit or such other limit set forth in the Declaration of Trust, as applicable, with respect to a particular shareholder if the Board of Trustees determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Trustees may require a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving the REIT status of the Company. The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price (a premium is customarily associated with such acquisitions).

  Potential Effects of the Issuance of Additional Preferred Shares. The Declaration of Trust permits the Board of Trustees to issue up to 30.0 million shares of Preferred Shares, par value $0.01 per share, of which 2.0 million are designated as Convertible Preferred Shares and 4.0 million (4.6 million if the Underwriters' over-allotment option with respect to the Redeemable Preferred Shares is exercised in full) will be designated as Redeemable Preferred Shares, and to establish the preferences and rights (including the right to vote, participate in earnings, and to convert into Common Shares) of any such Preferred Shares issued. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium for their Common Shares over the then-prevailing market price of such Common Shares. See "Description of Shares of Beneficial Interest--Preferred Shares."

  Potential Effects of a Staggered Board. The Board of Trustees has three classes of trustees. Trustees for each class will be chosen for a three-year term upon the expiration of the current class' term, beginning in 1998. The term of the first class expired on May 22, 1998, and the two trustees comprising such class were each re-elected to a new three-year term on May 22, 1998 at the Company's initial annual shareholders' meeting. The terms of the second and third classes will expire in 1999 and 2000, respectively. Subject to the rights of the holders of the Convertible Preferred Shares, the Redeemable Preferred Shares and holders of any future series of Preferred Shares to elect and/or remove trustees in certain circumstances, a trustee may be removed only for cause and upon the affirmative vote of two-thirds of the outstanding Common Shares. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or a change in control might be in the best interest of shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Classification of the Board of Trustees."

  Certain Provisions of the Partnership Agreement Could Inhibit Acquisitions and Changes in Control. The Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding Common Shares (a "Business Combination"), unless the holders of LP Common Units will receive, or have the opportunity to receive, the same consideration per Common Unit as holders of Common Shares receive per Common Share in the transaction; if holders of LP Common Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless Limited Partners holding more than 50.0% of the LP

Common Units vote to approve the Business Combination. In addition, as provided in the Partnership Agreement, the Company will not consummate a Business Combination with respect to which the Company conducted a vote of the shareholders unless the matter would have been approved had holders of LP Common Units been able to vote together with the shareholders on the transaction. The foregoing provision of the Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's shareholders if the Company's shareholders did not in fact give the requisite approval. Rather, if the Company's shareholders did approve a Business Combination, the Company would not consummate the transaction unless (i) the Company as managing general partner first conducts a vote of holders of Common Units (including the Company and the NAC General Partner) on the matter, (ii) the Company votes the Common Units held by it in the same proportion as the shareholders of the Company voted on the matter at the shareholder vote and (iii) the result of such vote of the Common Unit holders (including the proportionate vote of the Company's Common Units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

  Possible Limitations on Change of Control Pursuant to Maryland Business Combination Statute. Under the MGCL, as applicable to Maryland REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT such as the Company and any person who owns 10.0% or more of the voting power of the trust's shares or an affiliate or associate of the trust which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the trust (an "Interested Shareholder"), or between a Maryland REIT and an affiliate of an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be approved by the board of trustees and a super-majority shareholder vote unless, among other things, the holders of shares of beneficial interest receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. As permitted by the MGCL, the Board of Trustees of the Company has opted out of the business combinations provisions of the MGCL with respect to any business combination involving PGI, the Primestone Joint Venture or any of the Contributors or any of their respective affiliates (including Mr. Reschke). Accordingly, the five-year prohibition and the super-majority shareholder vote requirement will not apply to any "business combinations" between PGI, the Primestone Joint Venture or any of the Contributors or their respective affiliates and the Company. As a result, PGI, the Primestone Joint Venture or any of the Contributors and their respective affiliates may be able to enter into "business combinations" with the Company, which may or may not be in the best interests of the shareholders, without the super-majority shareholder approval. Further, the business combinations statute could have the effect of discouraging offers from third parties to acquire the Company and increasing the difficulty of consummating any such offer. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Business Combinations."

  Possible Limitations on Change of Control Pursuant to Maryland Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock or beneficial interest which, if aggregated with all other such shares of stock or beneficial interest previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  If voting rights are not approved at a meeting of shareholders then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights.

  The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Control Share Acquisitions."

  RISK THAT PENDING ACQUISITION WILL NOT CLOSE. The closing of the Pending Acquisition is scheduled to occur within 60 days after the completion of the Offering. The Pending Acquisition is subject to customary closing conditions. Therefore, there can be no assurance that the Company will complete the Pending Acquisition. If the Company does not complete the acquisition of the Pending Acquisition following the completion of the Offering, the net proceeds from the Offering designated for the purchase of the Pending Acquisition will be used to repay borrowings under the Credit Facility. If the Company is unable to close the acquisition of the Pending Acquisition and to identify additional available acquisitions after the Offering, the Company's ability to increase distributable cash flow per share could be adversely affected.

  ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

  Tax Liabilities as a Consequence of Failure to Qualify as a REIT. The Company intends to operate its business so as to qualify as a REIT under the Code commencing with its taxable period ended December 31, 1997. Although management believes that the Company is organized and operates in such a manner, no assurance can be given that the Company will continue to be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95.0% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to shareholders aggregating annually at least 95.0% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT. The Company has received the opinion of Winston & Strawn, counsel to the Company, regarding the Company's ability to qualify as a REIT. See "Certain Federal Income Tax Considerations--Taxation of the Company" and "Legal Matters." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the IRS or any court.

  Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5.0% of the value of the REIT's total assets on certain testing dates. See "Certain Federal Income Tax Considerations--Requirements for Qualification." The Company believes that its allocable share of the aggregate value of the securities of the Services Company to be held by the Operating Partnership (i.e., the Note and the Preferred Stock) will be less than 5.0% of the value of the Company's total assets. In rendering its opinion as to the qualifications of the Company as a REIT, Winston & Strawn relied on the conclusion of the Company regarding the value of the Services Company. In addition to the 5.0% limitation, a REIT is not permitted to own more than 10.0% of the voting securities of any particular issuer. The Preferred Stock and Note of the Services Company held by the Operating Partnership should not be treated as voting securities. However, the IRS could challenge this conclusion if it determines that the Operating Partnership exercises de facto control over and management of the Services Company.

  If the Company fails to satisfy the 5.0% or 10.0% limitations or otherwise fails to qualify as a REIT in any taxable year, except as to certain failures for which there may be statutory relief or imposition of intermediate sanctions in the form of monetary penalties, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. See "Certain Federal Income Tax Considerations--Failure to Qualify."

  Other Tax Liabilities. Even if the Company qualifies as and maintains its status as a REIT, it will be subject to certain federal, state and local taxes on its income and property. For example, if the Company has net income from a "prohibited transaction," such income will be subject to a 100.0% tax. See "Certain Federal Income Tax Considerations--Requirements for Qualification-- Penalty Tax on Prohibited Transactions."

  DISTRIBUTIONS TO SHAREHOLDERS AFFECTED BY MANY FACTORS. Distributions by the Company to its shareholders are based principally on cash available for distribution from the Properties. Contractual increases in rent under the leases of the Properties or the receipt of rental revenue in connection with future acquisitions will increase the Company's cash available for distribution to shareholders. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments and thereby a decrease in cash available for distribution. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected returns.

  The distribution requirements for REITs under federal income tax laws may limit the Company's ability to finance future developments, acquisitions and/or expansions without additional debt or equity financing. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company are also dependent on a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Company deems relevant. See "Business Objective and Growth Strategies."

  To obtain the favorable tax treatment associated with REITs, the Company generally is required to distribute to its shareholders at least 95.0% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) each year. See "Certain Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements." In addition, the Company is subject to tax at regular corporate rates to the extent that it does not distribute all of its net capital gain or distributes more than 95.0% but less than 100.0% of its REIT taxable income each year. The Company is also subject to a 4.0% nondeductible excise tax on the amount, if any, by which certain distributions paid by it for any calendar year are less than the sum of 85.0% of its REIT ordinary income, 95.0% of its REIT capital gain net income and 100.0% of its undistributed income from prior years.

  The Company intends to continue to make distributions to its shareholders to comply with the distribution requirements of the Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

  HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES. The Company, through the Prime Properties, has had historical accounting losses for certain fiscal years, and there can be no assurance that the Company will not have similar losses in the future.

  ACQUISITION AND DEVELOPMENT RISKS

  General. The Company intends to continue to acquire additional office and industrial properties. See "Business Objective and Growth Strategies." The Company anticipates that future acquisitions will be financed, in part, through a combination of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly-developed properties may not be available or may be available only on disadvantageous terms. In addition, an acquisition of an office or industrial property entails the risk that such investment will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may also prove inaccurate. Further, there are general investment risks associated with any real estate investment. See "--General Real Estate Investment Risks."

  While the Company expects to continue to limit its business primarily to the Chicago Metropolitan Area, and to a lesser extent the rest of the midwestern United States, and to continue to explore opportunities within these areas, it is possible that the Company will in the future expand its business to new geographic markets. The Company will not initially possess the same level of familiarity with new markets that it has with respect to the markets in which it currently operates, which could adversely affect its ability to develop, acquire, manage or lease properties in such markets.

  Cash Flows Are Uncertain. A portion of the Company's anticipated cash available for distribution may be generated from development activities, which are partially dependent on the availability of development opportunities and which are subject to the risks inherent in development and general economic conditions. There can be no assurance that the Company will realize such anticipated cash flows from future development projects.

  COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO REAL ESTATE INVESTMENT RISKS

  General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the Properties as well as the expenses incurred in connection therewith. If the Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the ability to make distributions to the Company's shareholders could be adversely affected. Income from, and the value of, the Properties may be adversely affected by the general economic climate, local conditions such as oversupply of office or industrial space or a reduction in demand for office or industrial space in the area, the attractiveness of the Properties to potential tenants, competition from other office or industrial buildings, and the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums, utilities and real estate taxes). In addition, revenues from properties and real estate values also are affected by such factors as interest rate levels, the availability of financing, the cost of compliance with regulations and the potential for liability under applicable laws, including changes in tax laws. See "Business and Properties--Competition."

  The Company's income would be adversely affected if a significant number of tenants were unable to pay rent or if office or industrial space could not be rented on favorable terms. Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in rental income from tenants. It would be very difficult for the Company to convert a project to an attractive alternative use or to sell a project to recoup the Company's investment if a project were not successful. Should such an event occur, the Company's income and funds available for distribution would be adversely affected.

  Illiquidity of Real Estate Could Adversely Affect the Company's Financial Condition. Real estate investments are relatively illiquid and, therefore, the Company has a limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the Code and related regulations prohibit a REIT from holding property for sale, which may affect the Company's ability to sell properties without adversely affecting distributions to the Company's shareholders.

  Competition Could Adversely Affect the Company. The Company plans to continue to expand, primarily through the acquisition and development of additional office and industrial buildings in the Chicago Metropolitan Area and other midwestern markets where the acquisition and/or development of property would, in the opinion of management, result in a favorable risk-adjusted return on investment. There are a number of office and industrial building developers and real estate companies that compete with the Company in seeking properties for acquisition, prospective tenants and land for development. All of the Properties are in developed areas where there are generally other properties of the same type and quality. Competition from other office and industrial properties may affect the Company's ability to attract and retain tenants, rental rate and expenses of operation (particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties). The Company also may be competing with other entities that have greater financial and other resources than the Company.

  Lease Expirations and Reletting Expenses Could Adversely Affect the Company's Cash Flow. Certain leases expiring during the first several years following the Offering are at rental rates higher than those attained by the Company in its recent leasing activity. Such leases, or other leases of the Company, may not be renewed or, if renewed, may be renewed at rental rates lower than rental rates in effect immediately prior to expiration. Decreases in the rental rates for the Company's properties, the failure of tenants to renew any such leases or the failure of the Company to relet any of the Company's space could materially adversely affect the Company and its ability to make distributions. From April 1, 1998 through March 31, 2001, the Company will have expiring Office Property leases covering approximately 1.9 million net rentable square feet (which represent 31.3% of the Annualized Net Rent of the Office Properties) and Industrial Property leases covering approximately
2.6 million net rentable square feet (which represent 49.5% of the Annualized Net Rent of the Industrial Properties). These lease expirations represent, in the aggregate, approximately 35.1% of the Annualized Net Rent of the Company. As of March 31, 1998, such expiring leases had a weighted average annual net rent per net rentable square foot of approximately $10.61 for Office Property leases and $3.30 for Industrial Property leases. If the Company is unable to promptly relet or renew the leases for all or a substantial portion of this space or if the rental rates upon such renewal or reletting is significantly lower than expected rates, then the Company's cash flow and ability to make expected distributions to shareholders would be adversely affected. See "Business and Properties--General" and "--Lease Expirations."

  Capital Improvement Requirements Could Adversely Affect the Company's Cash Flow. The Properties vary in age and require regular capital improvements. If the cost of improvements, whether required to attract and retain tenants or to comply with governmental requirements, substantially exceeds management's expectations, cash available for distribution may be reduced.

  Uninsured Losses Could Adversely Affect the Company's Cash Flow. Management believes that the Properties are covered by adequate comprehensive liability, fire, flood, extended coverage, rental loss and all-risk insurance provided by reputable companies and with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to certain limitations, such as large deductibles or copayments. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in and the cash flow from a property and may be obligated on any mortgage indebtedness or other obligations related to such property. Any such loss could adversely affect the Company and its ability to make distributions.

  Bankruptcy and Financial Condition of Tenants Could Adversely Affect the Company's Cash Flow. At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Company. No assurance can be given that certain tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due, which may adversely affect the Company's cash flow and its ability to make expected distributions to shareholders. See "Business and Properties-- Legal Proceedings."

  Risks of Investments in Securities Related to Real Estate. The Company may pursue its investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle the Company to control the ownership, operation and management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make required distributions to shareholders. Furthermore, if the Company desires to control an issuer of securities, it may be prevented from doing so by the limitations on the asset and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT for federal income tax purposes. See "Certain Federal Income Tax Considerations--Taxation of the Company" and "--Requirements for Qualification." The Company operates its business in a manner that does not require the Company to register under the Investment Company Act of 1940, as amended, and shareholders will therefore not have the protection of such act.

  The Company also may invest in mortgages or other debt instruments secured by real estate and may do so as a strategy for ultimately acquiring the underlying real estate. In general, investments in mortgages include the risk that borrowers may be unable to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, Funds from Operations and the Company's ability to make required distributions to shareholders could be adversely affected.

  Changes in Laws and Property Tax Rates Could Adversely Affect the Company's Financial Condition. Costs resulting from changes in real estate laws and property taxes generally may be passed through to tenants of the Properties and should not adversely affect the Company. Increases in income, services or transfer taxes, however, generally are not passed through to tenants and may adversely affect the Company's results of operations and ability to make distributions to its shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, however, may result in significant unanticipated expenditures, which could adversely affect the Company's ability to make distributions to shareholders.

  Costs of Complying With the Americans with Disabilities Act Could Adversely Affect the Company's Cash Flow. Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the federal government or an award of damages to private litigants. Although the Company believes that the Properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involve a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions to shareholders could be adversely affected.

  CONSEQUENCES OF FAILURE TO QUALIFY AS PARTNERSHIPS. The Company expects that the Operating Partnership and each of the Property Partnerships will be organized as partnerships and will be treated as partnerships for federal income tax purposes. If the Operating Partnership or any of the Property Partnerships fails to qualify as a partnership for federal income tax purposes and instead is taxable as a corporation, the Company could cease to qualify as a REIT and such partnership would be subject to federal income tax

(including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Certain Federal Income Tax Considerations-- Failure to Qualify" and "--Tax Aspects of the Company's Investment in Partnerships--Partnership Classification." The imposition of a corporate level tax on the Operating Partnership would reduce the amount of cash available for distribution to the Company and its shareholders.

  CHANGES IN POLICY AND INVESTMENT ACTIVITY WITHOUT SHAREHOLDER APPROVAL

  Ability to Change Certain Policies Without Shareholder Approval. The investment and financing policies of the Company and its policies with respect to other activities, including acquisitions, developments, expansions, capitalizations, distributions and operations are determined by the Board of Trustees. Although the Board of Trustees has no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. Change in these policies could adversely affect the Company's financial condition or results of operations. The Company cannot, however, change its policy of seeking to maintain its qualification as a REIT for federal income tax purposes without the approval of the holders of at least a majority of the outstanding Common Shares. See "Policies with Respect to Certain Activities."

  Ability to Engage in Investment Activity Without Shareholder Approval. In the future, the Company expects to acquire and develop additional real estate assets pursuant to its investment strategies and consistent with its investment policies. See "Business Objective and Growth Strategies." The shareholders of the Company are not entitled to receive historical financial statements regarding, or to vote on, any such activities and, instead, will be required to rely entirely on the decisions of management.

  DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts of certain of its executive officers and trustees, particularly Mr. Reschke, Chairman of the Board, and Mr. Curto, President and Chief Executive Officer, for strategic business direction and experience in the Chicago Metropolitan Area and other real estate markets. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company. The Company has entered employment agreements with Mr. Reschke and Mr. Curto. See "Management--Employment Agreements."

  DEPENDENCE ON SIGNIFICANT TENANTS. The Company's ten largest office tenants as of March 31, 1998 represented approximately 35.1% of the Annualized Net Rent, and its ten largest industrial tenants as of March 31, 1998 represented approximately 10.9% of the Annualized Net Rent. Of this amount, its three largest tenants, Donnelley, Everen and Jones Day, currently lease approximately 594,500 rentable square feet of office space in the 77 West Wacker Drive Building, representing approximately 19.2% of the Annualized Net Rent. The Company's revenues and cash available for distribution to shareholders would be disproportionately and materially adversely affected in the event of bankruptcy or insolvency of, or a downturn in the business of, or the nonrenewal of leases by, any of its significant tenants or the renewal of such leases on terms less favorable to the Company than their current terms.

  MANAGED PROPERTY BUSINESS AND NON-REIT SERVICES

  Lack of Control Over the Services Company. To comply with the REIT asset tests that restrict ownership of shares of other corporations, the Operating Partnership owns 100.0% of the Preferred Stock of the Services Company and Messrs. Reschke and Curto of the Company hold 100.0% of the voting stock of the Services Company. This ownership structure is necessary to permit the Company to share in the income of the Services Company while also maintaining its status as a REIT. Moreover, such persons, as the holders of 100.0% of the voting stock, retain the ability to elect the board of directors of the Services Company after the terms of the initial directors expire. Although the Company receives substantially all of the economic benefit of the business carried on by the Services Company due to the Company's right to receive interest on the Note and dividends through the Operating Partnership, the Company is not able to elect directors or officers of the Services Company. Therefore, the Company does not have the ability to influence directly the operations of the Services Company or to require that the Services Company's board of directors declare and pay a cash dividend on the Preferred Stock held by the Operating Partnership. As a result, the board of directors and management of the

Services Company may implement business policies or decisions that would not have been implemented by entities controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's net operating income and cash flow.

  Tax Liabilities and Adverse Consequences of REIT Status on the Business of the Services Company. The Services Company is subject to federal and state income tax on its taxable income at regular corporate rates. Certain requirements for REIT qualification may in the future limit the Company's ability to receive increased distributions from the Services Company without jeopardizing the Company's qualifications as a REIT. See "--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities."

  LIABILITIES FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in such property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's or operator's ability to rent or sell such property or to borrow using such property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

  All of the Properties have been subject to recent Phase I or similar environmental assessments by independent environmental consultants within approximately the last two years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. The Company is aware of contamination at certain of the Industrial Properties, which are already in remediation programs sponsored by the state in which they are located. PGI has sued a former environmental consultant and a former tenant of one of these Properties for damages. PGI has contractually agreed to retain liability, and indemnify the Company, for environmental remediation with regard to certain of these Industrial Properties, which environmental consultants have estimated will cost, in the aggregate, approximately $3.2 million. The Company also has received contractual indemnification from a tenant for possible environmental liabilities caused by the tenant at one of the Contribution Properties. See "Business and Properties--Government Regulations--Environmental Matters."

  The Company believes that the other Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance liability or claim relating to hazardous or toxic substances in connection with any of its other Properties. None of the Company's environmental assessments of the Properties has revealed any environmental liability that, after giving effect to the contractual indemnities described above, the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the

Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to shareholders could be adversely affected.

  Other Regulations Could Adversely Affect the Company's Financial
Condition. The Properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. There can be no assurance, however, that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and expected distributions.

                                  THE COMPANY

  The Company is a fully-integrated real estate company providing property management, leasing, marketing, acquisition, development, redevelopment, construction, finance and other related services. The Company expects to qualify as a REIT for federal income tax purposes beginning with its taxable period ended December 31, 1997. In connection with the Pending Acquisition, the Company will acquire an additional office property from a third party. Including the Pending Acquisition, the Company will own 25 Office Properties containing an aggregate of approximately 5.7 million net rentable square feet, 45 Industrial Properties containing an aggregate of approximately 5.8 million net rentable square feet, one retail center and one parking facility. The Properties are located primarily in the Chicago Metropolitan Area. As of March 31, 1998, the Office Properties and the Industrial Properties generated 79.1% and 20.9%, respectively, of the Company's Annualized Net Rent. In addition, the Company owns a mortgage on an office property containing 728,406 net rentable square feet. The Company also owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 492.5 acres of developable land (including rights to acquire a development site located in the Chicago CBD containing approximately 58,000 square feet), which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties.

  In terms of net rentable square feet, approximately 91.7% of the Office Properties and 87.3% of the Industrial Properties are located in the Chicago Metropolitan Area in prime business locations within established business communities. The Properties located in the Chicago Metropolitan Area account for approximately 93.6% of the Company's Annualized Net Rent. The remaining Office Properties are located in the Nashville, Tennessee, Knoxville, Tennessee and Milwaukee, Wisconsin metropolitan areas, and the remaining Industrial Properties are located in the Columbus, Ohio metropolitan area. The Company intends to continue to invest in the acquisition, development and redevelopment of office and industrial properties primarily located in the Chicago Metropolitan Area. The Company believes that it is the only publicly-traded REIT primarily focusing on both the office and industrial markets in the Chicago Metropolitan Area.

  The Company believes that the Properties are well-located, have excellent highway access, attract high-quality tenants, are well-maintained and professionally managed. Approximately 60.2% of the Office Properties, in terms of Annualized Net Rent, are Class A properties. The Company considers Class A office buildings to be buildings that are centrally located, professionally managed and maintained, attract high-quality tenants, command upper-tier rental rates and are modern structures or have been modernized to compete with new buildings. The balance of the Office Properties consist of Class B office buildings where the Company believes significant potential exists to improve the operating income of such assets by redeveloping or repositioning them to a higher level of operating standard. The Company considers Class B office buildings to be properties which are generally more than 20 years old, in good physical condition, occupied by quality tenants and are situated in desirable locations, but which may lack the latest functional and technological advances and amenities. The Industrial Properties, in terms of Annualized Net Rent, consist of 59.7% warehouse/distribution properties and 40.3% overhead crane/manufacturing properties. As of March 31, 1998, the Office Properties were 89.1% leased to more than 590 tenants, and the Industrial Properties were 86.9% leased to more than 60 tenants.

  The Properties have a diverse and stable base of tenants and have historically provided steadily increasing rents which the Company believes is due to the quality of the Properties, the existence of long-term leases with contractual rent escalations and the strength of the markets in which the Properties are located. As of March 31, 1998, approximately 63.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 52.4% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.3% of the Annualized Net Rent was attributable to leases with contractual rent increases related to the CPI. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $1.9 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). Furthermore, as of March 31, 1998, less than 55.1% of the Annualized Net Rent is derived from leases scheduled to expire during the next five years. The three largest tenants in the Properties, in terms of

Annualized Net Rent, are Donnelley, Everen and Jones Day. As of March 31, 1998, the Company's ten largest office and ten largest industrial tenants (based upon Annualized Net Rent) had leased space from the Company for an average of 5.9 and 8.7 years, respectively, and accounted for 35.1% and 10.9%, respectively, of Annualized Net Rent.

  The Prime Group, Inc. was founded in 1981 by Michael W. Reschke and has been involved in the ownership, acquisition, renovation, development, construction, financing, marketing, leasing and management of institutional quality, income-producing real estate properties for approximately 17 years. In 1994, PGI contributed its retail development business and its multi-family housing business to separate publicly-traded real estate investment trusts--Prime Retail, Inc. (NYSE: PRT) and Ambassador Apartments, Inc. (which on May 8, 1998, merged with and into Apartment Investment and Management Company). In May 1997, PGI contributed its senior and assisted living business to Brookdale Living Communities, Inc. (Nasdaq: BLCI), a publicly-traded owner, operator and developer of senior housing and a provider of senior and assisted living services to the elderly.

  PGI has been involved in the office and industrial real estate business since 1985. During this time, PGI has achieved recognition for its commitment to excellence in terms of architecture, construction, urban planning and design, as well as its ability to implement aggressive marketing and leasing programs to achieve among the highest rents and occupancies within its submarkets. Most notably, PGI successfully developed and leased the 77 West Wacker Drive Building, a 50-story, Class A office tower in the Chicago CBD, which started construction in April 1990 and opened in May 1992 with commitments for long-term leases for more than 95.0% of the net rentable office area in the building.

  The Company and the Services Company have approximately 291 employees, 32 of whom are located at the Company's executive offices in Chicago. The senior management of the Company includes certain former executives of PGI who were responsible for the strategic direction, management and day-to-day operations of PGI's office and industrial real estate business prior to the IPO. The Company's management has substantial experience in the full range of real estate activities undertaken by the Company. The top ten senior executives of the Company have an average of approximately 20 years experience in the real estate industry in the Chicago Metropolitan Area.

  The Company's primary business strategy is to achieve its investment and growth objectives by focusing on the acquisition, development and operation of office and industrial real estate located in the Chicago Metropolitan Area and, to a lesser extent, other midwestern markets. To implement this strategy, the Company intends to continue to (a) own, acquire, develop, redevelop, lease, manage and operate Class A office properties that have below market rents and, therefore, provide the opportunity to enhance returns as leases expire or are renewed, (b) acquire distressed, underperforming and undermanaged Class B office properties in desirable locations and improve the income potential of such assets by raising these properties to a higher level of operating standard through value-added renovation programs, professional property management and aggressive leasing, retenanting and marketing efforts,
(c) acquire and develop properties that underutilize their sites or where there is excess land for future development, (d) acquire properties or portfolios of properties from tax-sensitive owners where the properties can be acquired on a tax-deferred basis using Common Units of the Operating Partnership as purchase consideration and (e) own, acquire, develop, redevelop, lease, manage and operate bulk warehouse/distribution facilities and overhead crane/manufacturing facilities. The Company believes that it can draw upon its extensive experience and long-term presence in the Chicago Metropolitan Area to create a strategic advantage in competing for future development and acquisition opportunities.

  The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline. According to RCG, Class A rental rates in the Company's largest office market, the Chicago CBD, have begun to rise as Class A vacancy rates in the Chicago CBD have decreased from 23.1% in 1992 to 8.1% at December 31, 1997.

  The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. As of the end of the first quarter of 1997, the Chicago Metropolitan Area's industrial market's overall vacancy rate was 7.9%, below the national average vacancy rate of 8.4%. In addition, 32.2% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consists of overhead crane facilities, which have a replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing market are less than the level which would justify the construction of new overhead crane/manufacturing facilities and, therefore, the Company believes that there will be little new competition with the Company's overhead crane/manufacturing Properties. See "Business and Properties--The Company's Markets."

  The Company believes that the foundation for growth in cash flow per share in future years will be from a number of sources, including contractual rent escalations in existing leases, the leasing of all or a portion of the existing vacant space in the Properties, the quality and strategic location of its Properties, the acquisition at below replacement cost, and, where appropriate, the renovation or repositioning of additional office and industrial properties, the strengthening of the Chicago Metropolitan Area economy, the development of new office and industrial properties when market conditions warrant such new development and the knowledge and experience of its senior management team and their long-term relationships with large corporate tenants, municipalities, landowners and institutional sellers. On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 38.5%.

  The Company was formed on July 21, 1997 as a Maryland real estate investment trust. The Company's executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and its telephone number is (312) 917-1300.

SERVICES COMPANY

  The Services Company. The Services Company was formed in March 1997 under the laws of the state of Maryland to provide industrial property management, leasing, construction and corporate advisory services business. The Services Company also operates a health club facility located in the 77 West Wacker Drive Building. Mr. Reschke and Mr. Curto together own 100.0% of the voting common stock of the Services Company, representing 5.0% of its economic value, for which they are obligated to contribute an aggregate of $50,000. The Operating Partnership owns 100.0% of the nonvoting Preferred Stock of the Services Company, representing 95.0% of its economic value. The Preferred Stock of the Services Company has an annual dividend rate of 8.5%, pays dividends on a cumulative and participating basis, and is not be redeemable by the Services Company or convertible into other securities of the Services Company. The Operating Partnership holds the Note issued by the Services Company. The Note has a term of ten years, bears interest at a rate of 11.0% per annum and requires quarterly interest only payments in arrears. The ownership structure of the Services Company is necessary to permit the Company to share in the Service Company's income and also maintain its status as a REIT for federal income tax purposes. Although the Company receives substantially all of the economic benefit of the businesses carried on by the Services Company by virtue of the Company's rights to receive (i) dividends through the Operating Partnership's investment in the Preferred Stock and (ii) interest payments on the Note held by the Operating Partnership, the Company does not elect the Services Company's officers or directors and, consequently, does not have the ability to control the operations of the Services Company or require the declaration of dividends. See "Risk Factors--Managed Property Business and Non-REIT Services--Lack of Control Over the Services Company."

  The Services Company provides management, leasing, tenant improvement construction, painting contracting and tenant representation services to buildings owned by others pursuant to contracts contributed to the Services Company by the Operating Partnership. Such contracts generally provide for management fees of 1.5% to 5.0% of collected revenue. As is customary in the real estate industry, most of the management contracts with the building owners to be contributed are terminable upon 30 days notice. The Services Company's responsibilities under these contracts include providing and coordinating accounting services, lease administration, maintenance, repair and engineering services, management, leasing, tenant improvement construction, painting contracting and tenant representation.

  The Services Company's leasing division provides leasing services to other property owners for fees that are paid as leases are executed and as the space is occupied. In general, leasing fees range from 4.0% to 5.0% of the lease rental amount during the first five years of the lease term and 2.0% to 2.5% for the next five years of the lease term. The Services Company's construction management division provides construction management services for tenant improvements, renovations and other construction to the properties managed by the Services Company.

  The Services Company has three directors: Messrs. Reschke, Curto and Derderian. Mr. Curto serves as the Services Company's Chairman of the Board, Mr. Derderian serves as the Services Company's Chief Executive Officer, and John O. Wilson serves as the Services Company's President.

  The real estate management and leasing industries are highly competitive. The Services Company's major competitors for construction, leasing and management contracts include a variety of Chicago Metropolitan Area and national firms. The Services Company expects to continue to be competitive in these areas based upon the quality of its employees and services and its current market presence.

                   BUSINESS OBJECTIVE AND GROWTH STRATEGIES

BUSINESS OBJECTIVE

  The Company intends to continue to engage in the acquisition, development and redevelopment of commercial real estate properties located in the midwestern region of the United States, with a primary focus being on the office and industrial markets in the Chicago Metropolitan Area. The Company's primary business objective is to achieve sustainable long-term growth in cash flow per share and to enhance the value of its portfolio through the implementation of effective operating, acquisition, development and financing strategies. The Company believes that opportunities exist to increase cash flow per share by:

  .  contractual rent increases in existing leases;

  .  leasing all or a portion of the existing vacant space in the Properties;

  . acquiring office and industrial properties (or entities that own or control such properties) at or below replacement cost and at positive spreads to its cost of capital;

  . increasing rental and occupancy rates and decreasing tenant concessions as vacancy rates in the Company's submarkets generally continue to decline;

  . developing or redeveloping office and industrial properties for the benefit of the Company where such activity will result in a favorable risk-adjusted return on investment;

  . expanding its property management, leasing and corporate advisory services business; and

  . using, when available, long-term, tax-exempt bonds (which typically have lower interest costs) to finance the acquisition and renovation of existing industrial facilities and the development of new industrial facilities.

  The Company believes that a number of factors will enable it to achieve its business objectives, including: (a) the opportunity to lease available space at attractive rental rates because of increasing demand and, with respect to the Office Properties, the present limited level of new construction in the Chicago Metropolitan Area; (b) the presence of distressed sellers and inadvertent owners (through foreclosure or otherwise) of office and industrial properties in the Company's submarkets, as well as the Company's ability to acquire properties with Common Units (thereby deferring the seller's taxable gain), all of which create enhanced acquisition opportunities; and (c) the quality and location of the Properties.

  Management believes that the Company is well-positioned to take advantage of these opportunities because of its extensive experience in its markets, its seasoned management team, its significant land holdings and option rights and its ability to develop, redevelop, lease and efficiently manage office and industrial properties. In addition, the Company believes that public ownership and its capital structure will provide the Company with enhanced access to the public debt and equity capital markets and new opportunities for growth. On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 38.5%.

OPERATING STRATEGY

  The Company focuses on increasing its cash flow per share by: (a) maximizing cash flow from its Properties through contractual rent increases, pro-active leasing programs and effective property management; (b) managing operating expenses through the use of in-house management, leasing, marketing, financing, accounting, legal, construction, management and data processing functions; (c) maintaining and developing long-term relationships with a diverse tenant group; (d) attracting and retaining motivated employees by providing financial and other incentives to meet the Company's operating and financial goals; and (e) continuing to emphasize value-added capital improvements to enhance the Properties' competitive advantages in their submarkets.

 Contractual Increases in Rent

  A substantial portion of the Company's existing portfolio is leased pursuant to long-term leases with contractual annual rent increases, thereby providing the Company with both stable and escalating rental revenues. By way of example, the contractual rent increases from existing leases in the 77 West Wacker Drive Building average approximately $535,000 per year over the next ten years. As of March 31, 1998, approximately 63.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 52.4% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.3% of the Annualized Net Rent was attributable to leases with contractual rent increases related to the CPI. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $1.9 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). The Company believes that reporting rental revenues on a cash basis (i.e., based on contractual lease terms) will result in a more accurate presentation of its actual operating activities than if rental revenues were reported on a straight-line basis and, accordingly, expects to continue to report Funds from Operations with rental revenues recorded based on cash rents. As a result, contractual rent increases will cause reported Funds from Operations to increase.

 Pro-Active Leasing; Ability to Lease Vacant Space

  The Company believes that the strength of its leasing program is demonstrated by the current occupancy status of the Properties. As of March 31, 1998, the Office Properties were approximately 89.1% leased, and the Industrial Properties were approximately 86.9% leased. Such occupancy rates compare to average occupancy rates at March 31, 1998 of 87.3% for the Chicago CBD office market, 90.5% for the Suburban Chicago office market and 92.0% for the Chicago industrial market. See "Business and Properties--General," "--Occupancy and Rental Information," "--Office Properties," "--Industrial Properties" and "--The Company's Office Submarkets--Chicago Metropolitan Area Office Submarkets."

  The Company believes that one of its most notable leasing accomplishments is the 77 West Wacker Drive Building, a recently-developed 50-story office tower located in downtown Chicago containing approximately 944,600 square feet of net rentable area. Construction began in April 1990 and was successfully completed with the opening of the building in May 1992. At its opening, the building had commitments for long-term leases for over 95.0% of its net rentable office area. In 1995, the Company restructured its lease with Keck, a significant tenant at the 77 West Wacker Drive Building, to decrease the Keck Space and to reduce the rent on Keck's remaining space. In June 1997, Keck stopped paying rent and, in connection with a settlement of the resulting litigation, Keck vacated its remaining space in November 1997. See "Business and Properties--Legal Proceedings." Through March 31, 1998, 85,000 net rentable square feet of the 113,000 net rentable square feet at the 77 West Wacker Drive Building formerly leased to Keck has been re-leased to other tenants. The Company believes it will be able to increase cash flow per share by continuing to lease the existing vacant space in the Properties. As of March 31, 1998, the Company had 618,448 net rentable square feet of vacant space in the Office Properties. As of March 31, 1998, the Company also had 754,187 net rentable square feet of vacant space in the Industrial Properties.

 Long-Term Leases; Tenant Retention

  A substantial portion of the Properties is leased on a long-term basis, thereby providing the Company with a reduced level of costs and capital expenditures due to tenant lease expirations. Approximately 46.8% of the Company's Annualized Net Rent is attributable to leases expiring in 2003 or beyond. With regard to the Office Properties, as of March 31, 1998, 49.4% of the office leases in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 10.1% per annum. With regard to the Industrial Properties, as of March 31, 1998, 37.2% of the industrial leases in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 12.6% per annum. From January 1, 1995 through March 31, 1998, the Prime Properties have achieved a tenant retention rate, based on renewals of leases with scheduled expirations, of approximately 61.6% in terms of net rentable square feet. The Company intends, as market conditions permit, to continue to favor longer-term leases with contractual annual rent increases. See "Business and Properties--Lease Expirations."

 Management of Operating Expenses

  The Company believes that it has been successful in providing high-quality and professional property management services to its tenants, while maintaining property operating expenses and real estate taxes at or below such expense levels for comparable properties. As the Company continues to grow through the acquisition and development of additional office and industrial properties, management of the Company believes that economies of scale will allow the Company to operate its properties with increasing efficiency.

ACQUISITION STRATEGY

  The Company seeks to increase its cash flow per share by acquiring additional office and industrial properties at prices below replacement cost, including properties that: (a) may provide attractive initial yields and significant potential for growth in cash flow from property operations; (b) are well-located, high quality and competitive in their respective submarkets;
(c) are located in the Company's existing submarkets and/or in other strategic submarkets where the demand for office and industrial space exceeds available supply; or (d) have been undermanaged or are otherwise capable of improved performance through intensive management, marketing and leasing.

  The Company concentrates its acquisition activities in the Chicago Metropolitan Area and, to a lesser extent, in other midwestern markets. The Company believes that attractive opportunities exist to acquire office and industrial properties in these markets at prices below replacement cost. Each acquisition opportunity is reviewed to evaluate whether it meets one or more of the following criteria: (a) potential for higher occupancy levels and/or rents as well as for lower tenant turnover and/or operating expenses; (b) ability to generate returns in excess of the Company's weighted average cost of capital, taking into account the estimated costs associated with renovation and tenant turnover (i.e., tenant improvements and leasing commissions); and
(c) a purchase price at or below estimated replacement cost.

  The Company believes it has certain competitive advantages that enhance its ability to identify and complete acquisitions on a timely and efficient basis, including: (a) management's significant local market experience with, and knowledge of, properties, submarkets and potential tenants; (b) management's long-standing relationships with commercial real estate brokers and institutional and other owners of commercial real estate in the Chicago Metropolitan Area; (c) the Company's fully-integrated real estate operations, which allow it to quickly evaluate and respond to acquisition opportunities;
(d) the Company's ability to access relatively low-cost financing through the capital markets; and (e) management's reputation as an experienced purchaser of office and industrial properties with the ability to execute transactions in an efficient and timely manner.

  The Company believes that many of the owners of commercial real estate properties located in the Chicago Metropolitan Area have a low tax basis in their properties and have the corresponding potential for the recognition of substantial taxable gains as a result of the disposition of such properties. Management believes that the Company's capital structure and ability to acquire properties in exchange for Common Units, and thereby defer a seller's potential taxable gain, will enhance the ability of the Company to consummate transactions quickly and to structure more competitive acquisitions than other real estate companies in the market which lack the Company's access to capital and ability to acquire property with Common Units.

DEVELOPMENT STRATEGY

  As opportunities arise and where market conditions support a favorable risk-adjusted return on investment, the Company intends to pursue opportunities for growth through the development of new office and industrial properties. The Company believes that the strength and experience of its management in the development of office and industrial properties will provide it with a competitive advantage in evaluating and pursuing opportunities to develop additional properties. During the next few years, the Company expects that most of its development activities will be focused on office and industrial properties in the Chicago Metropolitan Area.

  Based on ongoing marketing activities and discussions with prospective tenants, the Company expects that over the next several years there will be significant demand from several large tenants that are unable to find large blocks of contiguous Class A office space in downtown Chicago which may lead to significant office development opportunities. The Company believes that its significant land holdings and land option rights will provide it with a distinct advantage in competing for future development opportunities. The Company owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 492.5 acres of developable land, which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties. The Company's option rights include an option to acquire a development site containing approximately 58,000 square feet known as 300 North LaSalle in downtown Chicago which, to the extent the Company is able to obtain significant preleasing commitments for such a project, the Company believes it could develop as an office or mixed-use project containing up to approximately 1.2 million net rentable square feet.

  The Services Company's corporate advisory activities with third parties are expected to give the Company further access to future development opportunities. The Services Company also will continue to undertake build-to-suit projects for third parties.

FINANCING STRATEGY

  The Company's financing strategy and objectives are determined by the Company's Board of Trustees. The Company presently intends to operate with a ratio of debt to total market capitalization at a level below 50.0%. The Company also intends to take advantage of currently attractive long-term interest rates by fixing the rate on a large portion of its debt thus mitigating interest rate exposure. However, such objectives may be altered without the consent of the Company's shareholders, and the Company's organizational documents do not limit the amount or type of indebtedness that the Company may incur. On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 38.5%.

  The Company intends to use one or more sources of capital for future acquisitions and development activities. These capital sources may include undistributed cash flow, borrowings under certain acquisition facilities, proceeds from the issuance of long-term, tax-exempt bonds and other debt or equity securities and other bank and/or institutional borrowings, including the Company's Credit Facility. There can be no assurance that the Company will be able to obtain capital for any such acquisitions or developments on terms favorable to the Company.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering after the deduction of underwriting discounts, commissions and offering costs applicable to the Redeemable Preferred Shares offered hereby are approximately $95.1 million ($109.6 million if the Underwriters' over-allotment option with respect to the Redeemable Preferred Shares is exercised in full). The Company will use the net proceeds of the Offering to acquire 4,000,000 Series B Preferred Units of the Operating Partnership, the economic terms of which will be substantially identical to the Redeemable Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series B Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and the liquidation preference amount on the Series B Preferred Units) prior to any distribution of cash or assets to the holders of Common Units, or Preferred Units or to the holders of any other equity interests in the Operating Partnership, except for any other series of Preferred Units ranking on a parity with the Series B Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT under the Code.

  The Operating Partnership will use approximately $34.6 million of the funds it receives from the sale of Series B Preferred Units to the Company to acquire from a third party an office building in connection with the Pending Acquisition and $60.5 million of such net proceeds to repay amounts outstanding under the Credit Facility ($105.5 million was outstanding under the Credit Facility as of May 29, 1998, not including outstanding letters of credit). For a description of the Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--The Credit Facility."

  If the Underwriters' over-allotment option with respect to the Redeemable Preferred Shares is exercised, the Company will use the proceeds from the exercise of the option to acquire additional Series B Preferred Units of the Operating Partnership, and the Operating Partnership will use the funds it receives from the Company for working capital and general corporate purposes, including future acquisitions and development and repayment of amounts outstanding under the Credit Facility. See the Pro Forma Condensed Consolidated Balance Sheet and the Pro Forma Condensed Consolidated Statements of Operations included elsewhere in this Prospectus for the pro forma effects of the foregoing transactions.

                PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

  The Common Shares have been traded on the NYSE since November 12, 1997 under the symbol "PGE." Set forth below (rounded to the nearest $.01) are the high and low closing prices for the Common Shares since November 12, 1997, as reported by the NYSE.

                                                                HIGH     LOW
                                                              -------- --------
      FISCAL YEAR 1998:
        First Quarter........................................ $20 7/8  $19 3/16
        April 1, 1998 to May 28, 1998........................ $21      $20
      FISCAL YEAR 1997:
        November 12, 1997 to December 31, 1997............... $20 7/16 $19 1/2

  On May 28, 1998, the last reported price for the Common Shares was $20 1/8 per share. As of May 19, 1998, the Company's 15,572,494 Common Shares were held by 31 shareholders of record.

  The Company currently pays quarterly distributions to holders of Common Shares and Common Units. Distributions in respect of the Common Shares and Common Units are not permitted unless all current and any accumulated distributions in respect of the Convertible Preferred Shares and the Redeemable Preferred Shares and related Preferred Units, have been paid in full. The first distribution, for the period from the closing of the IPO through December 31, 1997, was $.16644 per Common Share and per Common Unit, which is equivalent to a quarterly distribution of $.3375 per Common Share and per Common Unit. On April 21, 1998, the Company paid a distribution of $.3375 per Common Share and per Common Unit for the first quarter of 1998 to holders of record on March 31, 1998. Future distributions by the Company will be at the direction of the Board of Trustees of the Company and will depend on the actual cash available for distribution, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Certain Federal Income Tax Considerations--Requirements for Qualification"), and such other factors as the Board of Trustees deems relevant. See "Risk Factors--Changes in Policy and Investment Activity without Shareholder Approval."

  The Company anticipates that its distributions will exceed earnings and profits for income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Therefore, approximately 5.5% (or $0.07 per Common Share) of the distributions anticipated to be paid by the Company for the first 12 months subsequent to the IPO are expected to represent a return of capital for federal income tax purposes and in such event will not be subject to federal income tax under current law to the extent such distributions do not exceed a shareholder's basis in his or her Common Shares. The nontaxable distributions will reduce the shareholder's tax basis in the Common Shares and, therefore, the gain (or loss) recognized on the sale of such Common Shares or upon liquidation of the Company will be increased (or decreased) accordingly. The Company has determined that, for federal income tax purposes, none of the $.16644 per Common Share distribution paid for the partial fourth quarter of 1997 represented a return of capital to shareholders. The percentage of shareholder distributions that represents a nontaxable return of capital may vary substantially from year to year.

  Federal income tax law requires that a REIT distribute annually at least 95.0% of its REIT taxable income. See "Certain Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements." The amount of distributions on an annual basis necessary to maintain the Company's REIT status based on pro forma taxable income of the Operating Partnership for the 12 months ended December 31, 1997, as adjusted for certain items in the following table, would have been approximately $14.8 million. The estimated cash available for distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Adverse Consequences." For a discussion of the tax treatment of distributions to holders of Common Shares, see "Certain Federal Income Tax Considerations."

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of March 31, 1998 and on a pro forma basis for the Company after giving effect to the 1998 Acquisitions, the Pending Acquisition, the Offering and the use of the net proceeds from the Offering as described under "Use of Proceeds." See the historical and pro forma financial information relating to the Company set forth elsewhere in this Prospectus.

                                                     AS OF MARCH 31, 1998
                                                    -------------------------
                                                    HISTORICAL    PRO FORMA
                                                    -----------   -----------
                                                    (DOLLARS IN THOUSANDS)
Debt:
  Credit Facility..................................  $   172,500  $   122,802(1)
  Line of Credit...................................       15,000       15,000
  Mortgage notes payable...........................      189,113      208,663
  Tax-exempt and taxable bonds payable.............       74,450       74,450
                                                     -----------  -----------
Total debt.........................................      451,063      420,915
Minority interest..................................      149,770      149,770
Shareholders' equity:
  Preferred Shares, $.01 par value; 30.0 million
   shares authorized:
   Series A Cumulative Convertible Preferred
    Shares, 2.0 million shares
    issued and outstanding.........................           20           20
   Series B Cumulative Redeemable Preferred Shares,
    4.0 million shares
    issued and outstanding.........................          --            40
  Common Shares, $.01 par value; 100.0 million
   shares authorized, 15.57 million shares issued
   and outstanding(2)(3)...........................          156          156
  Additional paid-in capital.......................      273,050      368,060
  Distributions in excess of earnings..............       (4,749)      (4,749)
                                                     -----------  -----------
Total shareholders' equity.........................      268,477      363,527
                                                     -----------  -----------
Total capitalization...............................  $   863,310  $   934,212
                                                     ===========  ===========

--------
(1) Reflects the net effect of the historical balance as adjusted for borrowings subsequent to March 31, 1998 of $10,752 to fund the 1998 Acquisitions, less the repayment of $60,450 under the Credit Facility with a portion of the net proceeds of the Offering.
(2) Assumes no exchange of Common Units issued to the Limited Partners. If all of the Common Units (including the GP Common Units of the NAC General Partner, which are not, by their terms, exchangeable into Common Shares but which represent common equity interests in the Operating Partnership) were exchanged, 25,825,876 (25,835,876 on a pro forma basis, which includes the Common Units and 10,000 Common Units issued subsequent to March 31, 1998 to a third party as purchase price consideration for an option to purchase such third party's second mortgage encumbering the office building located at 180 North LaSalle Street in Chicago, Illinois) Common Shares would be outstanding.
(3) Excludes 737,000 shares of the 1,850,000 Common Shares reserved for issuance pursuant to the Share Incentive Plan. See "Management--Share Incentive Plan."

                            SELECTED FINANCIAL DATA

  The following table sets forth certain financial information on a consolidated historical and pro forma basis for the Company and on a combined historical basis for the Predecessor Properties. The consolidated historical and combined historical financial information should be read in conjunction with the consolidated historical and combined historical financial statements and notes thereto included elsewhere in this Prospectus.

  The unaudited Pro Forma Balance Sheet is presented as if, at March 31, 1998, the Company had (i) sold 4.0 million shares of its Redeemable Preferred Shares at $25.00 per share in the Offering and used the net proceeds to acquire 4.0 million Series B Preferred Units of the Operating Partnership, (ii) completed the Pending Acquisition, (iii) repaid borrowings from the Credit Facility as described under "Use of Proceeds," and (iv) completed the acquisition of 122 South Michigan, 2100 Swift Drive and 6400 Shafer Court (three of the 1998 Acquisitions). The unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 are presented as if the above and the following transactions occurred as of January 1, 1997, (i) in connection with the IPO, PGI had contributed the properties, business and operations of the Predecessor Properties and other properties to the Operating Partnership, (ii) the Operating Partnership had sold 4.57 million Common Units to the Primestone Joint Venture, (iii) certain individuals contributed their office and industrial properties to the Operating Partnership, (iv) the Operating Partnership had acquired various office properties in the December Acquisitions, a mortgage note receivable and two construction/property management companies from third parties, (v) the Operating Partnership had repaid debt on certain of the Predecessor Properties and other properties, (vi) the Company sold 2.58 million shares of its Common Shares at $19.38 per share in the Private Placement and used the net proceeds to acquire 2.58 million Common Units of the Operating Partnership, and (vii) the Company completed the acquisition of 33 North Dearborn, Commerce Point Business Park and 208 South LaSalle Street (three of the 1998 Acquisitions).

  The unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with all of the financial statements contained elsewhere in the Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made.

  The unaudited Pro Forma Consolidated Balance Sheet and Statements of Operations of the Company are not necessarily indicative of what the actual financial position or results operations would have been assuming the Offering had occurred at the dates indicated above, nor do they purport to represent the future financial position or results of operations of the Company.

                            SELECTED FINANCIAL DATA

 THE COMPANY (CONSOLIDATED HISTORICAL AND PRO FORMA) AND PREDECESSOR PROPERTIES
                             (COMBINED HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   COMPANY--CONSOLIDATED
                      ------------------------------------------------
                         PRO
                       FORMA--                            HISTORICAL--
                        THREE   HISTORICAL--              PERIOD FROM
                       MONTHS   THREE MONTHS PRO FORMA--  NOVEMBER 17,
                        ENDED      ENDED      YEAR ENDED  1997 THROUGH
                      MARCH 31,  MARCH 31,   DECEMBER 31, DECEMBER 31,
                        1998        1998         1997         1997
                      --------- ------------ ------------ ------------
STATEMENTS OF OPERATIONS DATA:
 REVENUE:
   Rental............  $24,839    $18,085      $ 92,954     $ 7,293
   Tenant
    reimbursements...   10,821      8,375        36,713       2,041
   Mortgage note
    interest.........    1,507      1,507         6,027         248
   Insurance
    settlement.......      --         --            --          --
   Other.............    1,042        784         1,900         248
                       -------    -------      --------     -------
     Total revenue...   38,209     28,751       137,594       9,830
                       -------    -------      --------     -------
 EXPENSES:
   Property
    operations.......    8,669      5,056        32,807       2,213
   Real estate
    taxes............    7,542      5,358        24,809       1,765
   Depreciation and
    amortization.....    6,193      5,335        24,050       2,478
   Interest..........    6,952      6,415        26,446       1,680
   Interest--
    affiliate........      --         --            --          --
   Property
    management fee--
    affiliate........      --         --            --          --
   Financing fees....      --         --            --          --
   General and
    administrative...    1,396      1,396         4,524         267
   Provision for
    environmental
    remediation
    costs............      --         --          3,205         --
   Write-off of
    deferred tenant
    costs............      --         --            --          --
                       -------    -------      --------     -------
     Total expenses..   30,752     23,560       115,841       8,403
                       -------    -------      --------     -------
   Income (loss)
    before minority
    interest and
    extraordinary
    item.............    7,457      5,191        21,753       1,427
   Minority
    interest.........   (2,960)    (2,271)       (8,636)       (635)
                       -------    -------      --------     -------
   Net income (loss)
    before
    extraordinary
    item.............    4,497      2,920        13,117         792
   Extraordinary
    (loss) gain on
    early extinguish-
    ment of debt, net
    of minority in-
    terests' share in
    the amount of
    $1,127...........      --         --            --          --
                       -------    -------      --------     -------
   Net income
    (loss)...........    4,497      2,920        13,117         792
   Net income
    allocated to
    preferred
    shareholders.....   (2,950)      (700)      (11,800)       (345)
                       -------    -------      --------     -------
   Net income
    available to
    common
    shareholders.....  $ 1,547    $ 2,220      $  1,317     $   447
                       =======    =======      ========     =======
   Net income
    available per
    weighted average
    Common Share of
    beneficial
    interest--basic
    and
    diluted(1)(2)....  $  0.10    $  0.17      $   0.08     $  0.04
                       =======    =======      ========     =======
 OTHER OPERATING DA-
  TA:
   Ratio of earnings
    before
    minority interest
    and extraordinary
    item to combined
    fixed charges and
    preferred share
    dividends(3).....     1.73       1.70          1.56        1.66
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    earnings before
    minority interest
    and extraordinary
    item.............  $ 7,457    $ 5,191      $ 21,753     $ 1,427
   Ratio of Funds
    from Operations
    to combined fixed
    charges and
    preferred share
    dividends(4).....     2.05       2.32          1.96        2.85
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    funds from
    operations.......  $10,659    $ 9,770      $ 37,648      $3,964
                             PREDECESSOR PROPERTIES--COMBINED HISTORICAL
                      --------------------------------------------------------------
                        THREE   PERIOD FROM
                       MONTHS    JANUARY 1,
                        ENDED   1997 THROUGH       YEAR ENDED DECEMBER 31,
                      MARCH 31, NOVEMBER 16, ---------------------------------------
                        1997        1997       1996      1995      1994      1993
                      --------- ------------ --------- --------- --------- ---------
STATEMENTS OF OPERATIONS DATA:
 REVENUE:
   Rental............  $ 7,986    $ 27,947   $ 30,538  $ 33,251  $ 30,352  $ 28,177
   Tenant
    reimbursements...    4,206      12,490     14,225    14,382    12,451    10,750
   Mortgage note
    interest.........      --          --         --        --        --        --
   Insurance
    settlement.......      --          --         --      7,257       --        --
   Other.............      426       1,515      3,397     2,715     3,170     1,527
                      --------- ------------ --------- --------- --------- ---------
     Total revenue...   12,618      41,952     48,160    57,605    45,973    40,454
                      --------- ------------ --------- --------- --------- ---------
 EXPENSES:
   Property
    operations.......    2,357       8,622      9,767     9,479     8,852     8,452
   Real estate
    taxes............    2,823       8,575      9,383     9,445     9,057     7,167
   Depreciation and
    amortization.....    3,079      11,241     12,409    12,646    11,624    11,739
   Interest..........    6,568      24,613     27,080    27,671    25,985    22,827
   Interest--
    affiliate........    2,930       9,804     10,137     8,563     7,402     6,335
   Property
    management fee--
    affiliate........      389       1,348      1,561     1,496     1,388     1,106
   Financing fees....      368       1,180      1,232       --        --        --
   General and
    administrative...      979       2,414      4,927     4,508     3,727     3,657
   Provision for
    environmental
    remediation
    costs............      --        3,205        --        --        --        --
   Write-off of
    deferred tenant
    costs............      --          --       3,081    13,373       --        --
                      --------- ------------ --------- --------- --------- ---------
     Total expenses..   19,493      71,002     79,577    87,181    68,035    61,283
                      --------- ------------ --------- --------- --------- ---------
   Income (loss)
    before minority
    interest and
    extraordinary
    item.............   (6,875)    (29,050)   (31,417)  (29,576)  (22,062)  (20,829)
   Minority
    interest.........      259         666        894     3,281     5,393    10,531
                      --------- ------------ --------- --------- --------- ---------
   Net income (loss)
    before
    extraordinary
    item.............   (6,616)    (28,384)   (30,523)  (26,295)  (16,669)  (10,298)
   Extraordinary
    (loss) gain on
    early extinguish-
    ment of debt, net
    of minority in-
    terests' share in
    the amount of
    $1,127...........      --       65,990        --        --        --        --
                      --------- ------------ --------- --------- --------- ---------
   Net income
    (loss)...........  $(6,616)   $ 37,606   $(30,523) $(26,295) $(16,669) $(10,298)
                      ========= ============ ========= ========= ========= =========
   Net income
    allocated to
    preferred
    shareholders.....
   Net income
    available to
    common
    shareholders.....
   Net income
    available per
    weighted average
    Common Share of
    beneficial
    interest--basic
    and
    diluted(1)(2)....
 OTHER OPERATING DA-
  TA:
   Ratio of earnings
    before
    minority interest
    and extraordinary
    item to combined
    fixed charges and
    preferred share
    dividends(3).....      --          --         --        --        --        --
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    earnings before
    minority interest
    and extraordinary
    item.............  $(6,875)   $(29,050)  $(31,417) $(29,576) $(22,062) $(20,829)
   Ratio of Funds
    from Operations
    to combined fixed
    charges and
    preferred share
    dividends(4).....      --          --         --        --        --        --
   Excess (deficit)
    of combined fixed
    charges and
    preferred share
    dividends over
    funds from
    operations.......  $(3,945)   $(14,461)  $(17,367) $(12,733) $(12,930) $ (9,345)

                              COMPANY--CONSOLIDATED        PREDECESSOR PROPERTIES--COMBINED
                         -------------------------------- --------------------------------------
                                                                      HISTORICAL
                                         HISTORICAL                  DECEMBER 31,
                         PRO FORMA ---------------------- --------------------------------------
                         MARCH 31, MARCH 31, DECEMBER 31,
                           1998      1998        1997       1996      1995      1994      1993
                         --------- --------- ------------ --------  --------  --------  --------
BALANCE SHEET DATA:
 Real estate assets,
  before accumulated
  depreciation.......... $829,148  $736,097    $589,279   $291,757  $289,558  $285,687  $281,316
 Total assets...........  983,145   918,243     741,468    325,230   343,641   356,421   357,158
 Mortgages notes and
  bonds payable.........  420,915   451,063     328,044    421,983   405,562   388,309   361,832
 Total liabilities......  469,848   499,996     370,192    447,927   434,993   421,257   397,539
 Minority interest......  149,770   149,770     147,207     (6,905)   (6,047)      886   (11,527)
 Shareholders' equity
  (partners' deficit)...  363,527   268,477     224,069   (115,792)  (85,305)  (65,722)  (28,854)

                                COMPANY--CONSOLIDATED                   PREDECESSOR PROPERTIES--COMBINED HISTORICAL
                    ----------------------------------------------- -------------------------------------------------------
                    PRO FORMA HISTORICAL                HISTORICAL
                      THREE     THREE                  PERIOD FROM    THREE    PERIOD FROM
                     MONTHS     MONTHS     PRO FORMA   NOVEMBER 17,  MONTHS     JANUARY 1,
                      ENDED     ENDED      YEAR ENDED  1997 THROUGH   ENDED    1997 THROUGH    YEAR ENDED DECEMBER 31,
                    MARCH 31, MARCH 31,   DECEMBER 31, DECEMBER 31, MARCH 31,  NOVEMBER 16, -------------------------------
                      1998       1998         1997         1997       1997         1997       1996       1995       1994
                    --------- ----------  ------------ ------------ ---------  ------------ ---------  ---------  ---------
OTHER DATA:
 Funds from Opera-
  tions(5)........  $  10,659 $   9,769     $37,648     $   3,964   $   3,945   $ (14,461)  $ (17,367) $ (12,733) $ (12,930)
 Cash flows pro-
  vided by
  (used in):
  Operating
   activities.....        --      8,002         --          6,658      (3,058)     (5,700)     (3,165)    (1,259)   (13,875)
  Investing
   activities.....        --   (175,691)        --       (353,816)       (133)     (2,467)      1,126     (9,176)    (6,495)
  Financing
   activities.....        --    165,307         --        335,390       1,327       6,331       5,733     10,873     15,422
 Office Proper-
  ties:
  Square footage..  5,694,115 4,737,999         --      3,372,621   1,414,897   1,414,897   1,414,897  1,414,897  1,414,897
  Occupancy (%)...       89.1      92.3         --           92.6        92.5        92.7        92.5       95.8       93.7
 Industrial Prop-
  erties:
  Square footage..  5,765,179 5,765,964         --      5,765,964   2,462,430   2,462,430   2,462,430  2,551,624  2,547,388
  Occupancy (%)...       86.9      86.9         --           87.4        72.5        73.1        73.5       72.9       62.3

-------
(1) Pro forma net income per share equals pro forma net income divided by the
    15.57 million Common Shares outstanding after the IPO and the Private Placement.
(2) Net income (loss) available per weighted average Common Share--basic and diluted equals net income divided by the 13.18 million and 12.59 million Common Shares for the three months ended March 31, 1998 and for the period from November 17, 1997 through December 31, 1997, respectively. See Note 10 to the Company's consolidated financial statements for further information.
(3) For purposes of these computations, earnings before minority interests consist of income (loss) before minority interest, plus combined fixed charges and Convertible Preferred Share dividend. Combined fixed charges and Convertible Preferred Share dividend consist of interest costs, whether expensed or capitalized, and amortization of debt issuance costs and Convertible Preferred Share dividend.
(4) For purposes of these computations, Funds from Operations consist of Funds from Operations (as defined in note 5 below) plus combined fixed charges and Convertible Preferred Share dividend (as defined in note 3 above).
(5) As defined by NAREIT, Funds from Operations represents net income (loss) before minority interest of holders of Common Units (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Non-cash adjustments to Funds from Operations were as follows: in all periods, depreciation and amortization, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, provision for environmental remediation cost, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, and for the years ended December 31, 1996, 1995, 1994, gains on the sale of real estate, for the years ended December 31, 1996 and 1995, write-off of deferred tenant costs, for the year ended December 31, 1995, excess proceeds from insurance claims, and for the year ended December 31, 1994, lease termination fees. Management considers Funds from Operations an appropriate measure of performance of an office and/or industrial REIT because industry analysts have accepted it as such. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company reports rental revenues on a cash basis (i.e., based on contractual lease terms) rather than a straight-line GAAP basis, which the Company believes results in a more accurate presentation of its actual operating activities), which may differ from the methodology for calculating Funds from Operations used by certain other office and/or industrial REITs and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Funds from Operations."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the "Selected Financial Data," the Consolidated Financial Statements of the Company and the Combined Financial Statements for the Predecessor Properties and notes thereto appearing elsewhere in this Prospectus. The Consolidated Financial Statements of the Company and the Combined Financial Statements of the Predecessor Properties are comprised of the operations, assets and liabilities of the properties described in Note 1 of the Notes to the Consolidated and Combined Financial Statements of the Company and the Predecessor Properties.

  PGI, through the PGI Partnerships which own the Predecessor Properties, engaged in the ownership, management, development, redevelopment, operation, and leasing of commercial office and industrial properties located primarily in the Chicago Metropolitan Area. On November 17, 1997, following completion of the IPO and the consummation of the Formation Transactions, the Company owned 63 properties and succeeded to the office and industrial real estate business of PGI and certain of its affiliates. During the period from November 17, 1997 through December 31, 1997, the Company acquired two office properties in the December Acquisitions containing approximately 1.0 million net rentable square feet and one first mortgage note relating to an office property containing approximately 728,406 net rentable square feet. During the period from January 1, 1998 to March 31, 1998, the Company acquired three office properties. As of March 31, 1998, the Company (through the Operating Partnership) owned 21 office properties ("Owned Office Properties") containing an aggregate of approximately 4.7 million net rentable square feet, 45 Industrial Properties containing an aggregate of approximately 5.8 million net rentable square feet, one retail center and one parking facility. The properties are located primarily in the Chicago Metropolitan Area. As of March 31, 1998, the Owned Office Properties and the Industrial Properties generated 76.2% and 23.8%, respectively, of the Company's Annualized Net Rent. In addition, the Company owns a mortgage on an office property containing 728,406 net rentable square feet. The Company also owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 492.5 acres of developable land (including rights to acquire a development site located in the Chicago CBD containing approximately 58,000 square feet), which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties.

  In terms of net rentable square feet, approximately 91.7% of the Owned Office Properties and 87.4% of the Industrial Properties are located in the Chicago metropolitan area in prime business locations within established business communities. The properties located in the Chicago metropolitan area account for approximately 93.7% of the Company's Annualized Net Rent. The remaining Owned Office Properties are located in Nashville, Tennessee; Knoxville, Tennessee; and the Milwaukee, Wisconsin metropolitan areas, and the remaining Owned Industrial Properties are located in the Columbus, Ohio metropolitan area. The Company intends to continue to invest in the acquisition, development and redevelopment of office and industrial properties primarily located in the Chicago metropolitan area.

  The Company intends to access multiple sources of capital to fund future acquisition and development activities. These capital sources may include undistributed cash flow, borrowings under certain acquisition facilities, proceeds from the issuance of long-term, tax-exempt bonds, joint venture arrangements and other debt or equity securities and other bank and/or institutional borrowings. There can be no assurance that any such financing will be obtained.

  Income is derived primarily from rental revenue (including tenant reimbursements) from owned properties supplemented by interest income on mortgage notes owned. The Company expects that revenue growth over the next several years will come from a combination of additional acquisitions, development and revenue generated through increased rental and occupancy rates in the current portfolio.

CAUTIONARY STATEMENTS

  The following discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management's current views with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties; including, but not limited to, effects of future events on the Company's financial performance; the risk that the Company may be unable to finance its planned acquisition and development activities; risks related to the industrial and office industry in which the Company's properties compete, including the potential adverse impact of external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences; risks associated with the Company's development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities; the risk of potential increase in market interest rates from current rates; and risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of the Company's properties.

RESULTS OF OPERATIONS

  The following analysis provides a comparison of the property operations for the three month periods ended March 31, 1998 and March 31, 1997 and for the years ended December 31, 1997 and 1996. The periods from January 1, 1998 through March 31, 1998 and from November 17, 1997 through December 31, 1997 record the activity of the Company and the periods from January 1, 1997 through March 31, 1997 and from January 1, 1997 through November 17, 1997 records the activity of the Predecessor Properties.

 Three Months Ended March 31, 1998 for the Company Compared to Three Months Ended March 31, 1997 for the Predecessor Properties

  In analyzing the operating results for the quarter ended March 31, 1998, the changes in rental and tenant reimbursments income, property operating expenses, real estate taxes and depreciation and amortization from 1997 are due principally to the addition of operating results from properties contributed and acquired as part of the Company's IPO as well as properties acquired after the IPO through March 31, 1998.

  The Predecessor Properties consisted of five office properties, 17 industrial properties, as well as a parking garage facility. At the time of the IPO, 11 additional office properties, 28 additional industrial properties and one retail center were contributed or acquired. After the date of the IPO and through March 31, 1998, the Company acquired five additional office properties and the first mortgage note encumbering one office property.

  For the three months ended March 31, 1998, rental revenue increased $10.1 million, or 126.3%, to $18.1 million, tenant reimbursement income increased $4.2 million, or 100.0%, to $8.4 million, property operating expenses increased $2.7 million, or 112.5%, to $5.1 million, real estate tax expense increased $2.5 million, or 89.3%, to $5.4 million and depreciation and amortization increased $2.3 million, or 74.2%, to $5.3 million as compared to the three months ended March 31, 1997. The additional office and industrial properties resulted in increased rental revenue of $10.6 million, tenant reimbursements income of $4.3 million, property operating expenses of $2.5 million, real estate tax expense of $2.5 million and depreciation and amortization of $2.3 million for the three months ended March 31, 1998. Rental revenue and tenant reimbursement income for the Predecessor Properties decreased $0.5 million and $0.1 million, respectively, for the three months ended March 31, 1998, due to a major tenant of the 77 West Wacker Drive building defaulting on their lease in the second quarter of 1997. Property operating expenses, real estate tax expense and depreciation and amortization for the Predecessor Properties for the three months ended March 31, 1998 remained consistent with the same period in 1997.

  Mortgage note interest income increased by $1.5 million due to the acquisition of the first mortgage note encumbering the property known as 180 North LaSalle.

  Interest expense had a net decrease of $3.1 million, or 32.6%, to $6.4 million during the three months ended March 31, 1998. The decrease was due to an $8.8 million decrease as a result of the repayment of debt with proceeds from the Company's IPO, offset by an increase of $5.7 million due to mortgages obtained on certain of the properties which were contributed or acquired after the IPO, as well as a Credit Facility and Line of Credit borrowings used to fund property acquisitions.

  General and administrative expense increased $0.4 million, or 40.0%, to $1.4 million during the three months ended March 31, 1998, representing the expenses associated with the corporate functions of the Company.

  Income allocated to minority interest increased $2.5 million to $2.3 million for the three months ended March 31, 1998 due to an increase in income before minority interest of $12.1 million, or 175.4%, to $5.2 million and a change in the ownership structure from the three months ended March 31, 1997. The increase in income before minority interest is due to the additional properties either contributed or acquired and the effects they had on revenue and expenses described above. The change in ownership structure is due to the effects of the IPO.

  Net income increased $9.5 million to $2.9 million for the three months ended March 31, 1998 due to the changes in revenue, expenses and minority interest described above.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Total revenue increased $3.6 million, or 7.5%, to $51.8 million for the year ended December 31, 1997 compared to $48.2 million for the year ended December 31, 1996 primarily due to the addition of the activity of the IPO Properties and December Acquisitions. Rental revenue increased $4.7 million, or 15.4%, to $35.2 million in 1997 from $30.5 million in 1996. In 1997, rental revenue from the Owned Office Properties increased $3.2 million, or 13.0%, to $27.9 million from $24.7 million in 1996. In 1997, rental revenue from the Industrial Properties increased $1.5 million, or 25.9%, to $7.3 million from $5.8 million in 1996. Tenant reimbursements increased $0.3 million, or 2.1%, to $14.5 million in 1997 from $14.2 million in 1996. Tenant reimbursements from the Owned Office Properties were $12.1 million for both 1997 and 1996. During 1996, Keck paid no tenant reimbursements until a final restructuring agreement was reached in late 1996. During 1997, Keck paid $0.6 million of tenant reimbursements. Tenant reimbursements from the Industrial Properties increased $0.3 million, or 14.3%, to $2.4 million in 1997 from $2.1 million in 1996. Other nonrecurring items recorded in 1996 resulted in a net decrease of $1.4 million, or 41.2%, in all other revenue to $2.0 million in 1997 from $3.4 million in 1996. Included in the historical financials of the Company, related to the period from November 17, 1997 to December 31, 1997, are rental revenues of $3.5 million, tenant reimbursements of $0.8 million, and $0.4 million of other revenue related to the IPO Properties and December Acquisitions.

  Total expenses decreased $0.2 million, or 0.3%, to $79.4 million for the year ended December 31, 1997 compared to $79.6 million for the year ended December 31, 1996. Property operating expenses increased $1.0 million, or 10.2%, to $10.8 million in 1997 from $9.8 million in 1996. In 1997, property operating expenses from the Owned Office Properties increased $1.6 million, or 19.5%, to $9.8 million for the year ended December 31, 1997 compared to $8.2 million for the year ended December 31, 1996. The property operating expenses from the Industrial Properties decreased $0.6 million, or 37.5%, to $1.0 million for the year ended December 31, 1997 compared to $1.6 million for the year ended December 31, 1996. In 1997, real estate tax expenses increased $1.0 million, or 10.6%, to $10.4 million from $9.4 million in 1996 primarily due to higher property assessments in 1997. In 1997, total interest expense decreased $1.1 million, or 3.0%, to $36.1 million from $37.2 million in 1996 primarily due to the paydown of the 77 West Wacker mortgage note agreement. In 1997, general and administrative expenses decreased $2.2 million, or 44.9%, to $2.7 million from $4.9 million in 1996 primarily due to the nonrecurring expenses recorded in the last six months of 1996. In 1997, the Industrial Properties recorded a provision for environmental remediation costs of $3.2 million, which represents the probable costs to be incurred for the clean-up of environmental contamination at the properties. PGI has contractually agreed to indemnify the Company from any environmental liabilities the Prime Partnerships may incur. Other expenses decreased $2.1 million on a net basis in 1997 from $18.3 million in 1996 compared to $16.2 million in 1997 primarily due to the write-off of deferred tenant costs in 1996. Included in the historical financials of the

Company, related to the period from November 17, 1997 to December 31, 1997, are property operating expenses of $0.6 million, real estate tax expense of $0.6 million, interest expense of $1.3 million and general and administrative expense of $0.7 million related to the IPO Properties and December Acquisitions.

  In 1997, net income allocated to minority interest increased $2.0 million, or 222.2%, to $1.1 million from ($0.9) million of net loss in 1996, primarily due to an extraordinary gain resulting from early extinguishment of debt.

  In 1997, net income of $38.4 million was reported compared to a loss of $30.5 million in 1996, primarily due to the changes described above and the extraordinary gain on early extinguishment of debt of $65,990, net of minority interest, recorded in 1997.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Total revenue decreased $9.4 million, or 16.3%, to $48.2 million for the year ended December 31, 1996 compared to $57.6 million for the year ended December 31, 1995 primarily due to the realization of a gain in 1995 from a non-recurring insurance settlement payment to the Company relating to fire damage to one of the Industrial Properties. Rental revenue decreased $2.8 million, or 8.4%, to $30.5 million in 1996 from $33.3 million in 1995. In 1996, rental revenue from Owned Office Properties decreased $3.8 million, or 13.3%, to $24.7 million from $28.5 million in 1995 primarily due to the restructuring of Keck's lease. The restructuring resulted in decreased average percentage leased (94.1% in 1996 and 94.7% in 1995) and net rent per leased square foot ($18.71 in 1996 and $21.40 in 1995). In 1996, rental revenue from Industrial Properties increased $1.0 million, or 20.8%, to $5.8 million from $4.8 million in 1995 primarily due to increased average percentage leased (73.2% in 1996 and 67.6% in 1995) and net rent per leased square foot ($3.18 in 1996 and $2.77 in 1995). Tenant reimbursements decreased $0.2 million, or 1.4%, to $14.2 million in 1996 from $14.4 million in 1995. In 1996, tenant reimbursements from Owned Office Properties decreased $0.4 million, or 3.2%, to $12.1 million from $12.5 million in 1995 primarily due to the restructuring of Keck's lease. In 1996, tenant reimbursements from Industrial Properties increased $0.3 million, or 16.6%, to $2.1 million from $1.8 million in 1995 primarily due to the increased occupancy described above. In 1995, one of the Industrial Properties received a final insurance settlement of $7.3 million related to a fire that destroyed the Property. No such proceeds were received in 1996. Other revenue increased to $2.2 million in 1996 from $1.6 million in 1995 primarily due to a $0.6 million increase in interest income. The increase in interest income was due to a $1.0 million increase in the average balance outstanding of amounts due from affiliates from 1995 to 1996. All other revenue amounts remained comparable between 1996 and 1995.

  Total expenses decreased $7.6 million, or 8.7%, to $79.6 million for the year ended December 31, 1996 compared to $87.2 million for the year ended December 31, 1995 primarily due to a decrease of $10.3 million, or 77.4%, to $3.0 million in 1996 from $13.3 million in 1995 of the write-off by the Company of deferred tenant costs as part of the restructuring of the Keck lease. Property operating expenses increased $0.3 million, or 3.2%, to $9.8 million in 1996 from $9.5 million in 1995. Property operating expenses from Owned Office Properties remained constant at $8.2 million in both 1996 and 1995. Although there was a decline in Owned Office Properties' occupancy in 1996, property operations were at such a level that a decline in occupancy had a minimal effect on the overall property operations. In 1996, property operating expenses from Industrial Properties decreased $0.1 million, or 7.7%, to $1.2 million from $1.3 million in 1995. In 1996, depreciation and amortization expense decreased $0.2 million, or 1.6%, to $12.4 million from $12.6 million in 1995, primarily due to the restructuring of Keck's lease, offset by an increase in occupancy and additional tenant improvements at the Industrial Properties described above. No additional costs were written off in 1996. In 1996, total interest expense increased $1.0 million, or 2.8%, to $37.2 million from $36.2 million in 1995 primarily due to a $16.4 million increase in outstanding debt during May 1996. Financing fees increased $1.2 million in 1996 from the same period in 1995 due to a letter of credit facility obtained in 1996 on behalf of the Industrial Properties. In 1996, general and administrative expenses increased $0.4 million, or 8.9%, to $4.9 million from $4.5 million in 1995 primarily due to a $0.5 million allowance for uncollectible tenant receivables due from the restructured lease with Keck recorded in 1996. All other expenses remained comparable between 1996 and 1995.

  In 1996, loss allocated to minority interest decreased $2.4 million, or 72.7%, to $0.9 million from $3.3 million in 1995 primarily due to a reduction of the minority interest's ownership in the Prime Properties during 1995.

  Net loss increased $4.2 million to $30.5 million in 1996 compared to a net loss of $26.3 million in 1995, primarily due to the changes described above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company expects to use approximately $60.5 million of the net proceeds of the Offering to repay indebtedness under the Credit Facility. At March 31, 1998 on a pro forma basis after giving effect to the 1998 Acquisitions, the Pending Acquisition, the Offering and the application of the net proceeds therefrom, $122.8 million would have been outstanding under the Credit Facility and $15.0 million would have been outstanding under the Line of Credit. In addition to the Credit Facility, the Company's pro forma indebtedness includes Mortgage Debt consisting of ten mortgage notes payable totaling $208.7 million and 14 issues of Tax-Exempt Bonds totaling $74.5 million. See "--Pro Forma Indebtedness." On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 38.5%. (38.0% if the Underwriters' over-allotment option is exercised in full.)

  Pro Forma Indebtedness. As of March 31, 1998 on a pro forma basis after giving effect to the 1998 Acquisitions, the Pending Acquisition, the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the Company had outstanding approximately $421.0 million of secured indebtedness as listed below:

                                                                                               ESTIMATED
                                                                      ANNUAL DEBT   MATURITY  BALANCE AT
                                  INTEREST RATE (%)(1)   PRINCIPAL      SERVICE       DATE     MATURITY
                                  -------------------- ------------- -------------- -------- -------------
                                                       (IN MILLIONS) (IN THOUSANDS)          (IN MILLIONS)
Credit Facility(2)                        7.63            $122.8        $ 9,370      11/00      $122.8
Line of Credit(3)                         7.55              15.0          1,133       1/99        15.0
Mortgage Notes:
Various properties(4)                     7.19              56.0          4,026       4/98        56.0
Various industrial properties(5)          6.85              29.4          2,314       3/08        25.2
33 North Dearborn(5)                      7.25              18.0          1,305       1/00        18.0
Commerce Point(5)                         7.07              20.0          1,608       2/08        17.2
208 S. LaSalle Street(5)                  7.79              45.8          3,951       3/08        39.9
2100 Swift Drive(5)                       7.19               5.2            423       4/08         4.5
1001 Technology Way(6)                    8.30               6.4            618      10/11         4.2
Dearborn Center(7)                        7.60              13.5          1,026       4/99        13.5
6400 Shafer Court(8)                      7.09              14.4          1,160       5/08        12.4
Tax-Exempt Bonds:
201 4th Avenue N.(9)                      3.80               4.8            182      12/14         4.8
620 Market Street(9)                      3.80               9.0            342      12/14         9.0
625 Gay Street(9)                         3.80               9.0            342      12/14         9.0
4823 Old Kingston Pike(9)                 3.80               3.5            133      12/14         3.5
Chicago Enterprise Center(9)              4.25              23.3            990       6/22        23.3
East Chicago Enterprise
 Center(9)                                4.25              15.0            638       6/22        15.0
Hammond Enterprise Center(9)              4.25               9.9            421       6/22         9.9
                                                          ------        -------                 ------
Total                                                     $421.0        $29,982                 $403.2
                                                          ======        =======                 ======

--------
(1) Represents the interest rate on such indebtedness as of the later of March 31, 1998 or the date such indebtedness was incurred.
(2) Represents the outstanding balance on the Credit Facility. The Credit Facility is currently collateralized by the 77 West Wacker Building and all of the Properties located in Tennessee. Annual debt service represents interest only. See Note 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.
(3) The interest rate on the Line of Credit is 195 basis points over LIBOR. Annual debt service represents interest only. The Line of Credit is collateralized by 475 Superior Avenue. See "--The Line of Credit."
(4) Represents the outstanding balance on a mortgage note that is collateralized by various office and industrial properties. The note was refinanced in May 1998 with two mortgage notes, as a result of which the principal increased to $61.6 million and the maturity was extended to April 2001 ($14.6 million--interest only, payable monthly at 150 basis points over LIBOR) and April 2008 ($47.0 million--principal and interest payable monthly, using a 30 year amortization period, with interest fixed at 7.15%). Annual debt service represents the refinanced notes. See "--New Mortgage Notes" below and Notes 6, 17 and 18 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.
(5) Represents individual mortgage notes obtained at the time of the properties' purchase or mortgage notes recently refinanced.
(6) Annual debt service represents principal and interest. See Note 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.
(7) Represents borrowings under a bank loan entered by a joint venture with a third party. The interest rate on such bank loan is 200 basis points over LIBOR. Annual debt service represents interest only. See Notes 3 and 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.
(8) Annual debt service represents principal and interest, bearing interest at a fixed rate of 7.09%.
(9) Annual debt service represents interest only. See Note 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

  The Credit Facility. The Company has a Credit Facility with a maximum borrowing availability of $190.0 million from BankBoston, N.A. and PSCC, an affiliate of Prudential Securities Incorporated. Borrowings under the Credit Facility are available to fund acquisitions and development activities and to provide letters of credit for the $74.5 million of Tax-Exempt Bonds. The Credit Facility, which matures on November 17, 2000, is secured by the 77 West Wacker Building and all of the Properties located in Tennessee.

  The Credit Facility, at the Company's election, bears interest on Eurodollar loans at a floating rate based on a spread over the Eurodollar rate equal to 120 to 150 basis points, depending upon the Company's applicable leverage ratio, or the higher of BankBoston's prime rate or the federal funds rate plus 50 basis points. Notwithstanding the foregoing, the Credit Facility was amended to provide that for the period from December 15, 1997 through February 14, 1998, the spread over the Eurodollar rate applicable to Eurodollar loans was equal to 175 basis points and for the period from February 14 through May 15, 1998, such spread was equal to 200 basis points. Borrowings under the Credit Facility may be repaid at any time, without penalty, except for the costs related to the breakage of the Eurodollar rate loan, if any. The Credit Facility requires monthly payments of interest only on prime rate and Eurodollar rate loans. Eurodollar rate loans may be for periods of between thirty and 180 days. At March 31, 1998, borrowings under the Credit Facility bore interest at a weighted-average rate equal to 7.6%.

  The Company's ability to borrow under the Credit Facility is subject to the Company's ongoing compliance with a number of financial and other covenants. The Credit Facility, except under certain circumstances, limits the Company's ability to make distributions in excess of 90% of its annual Funds from Operations.

  Since the IPO, the Credit Facility has been amended from time to time to, among other things, modify the loan commitments and the interest rate payable thereunder, and the Company has obtained several limited waivers from the lenders under the Credit Facility in connection with certain acquisitions.

  The Line of Credit. The Company has a $15.0 million revolving line of credit with LaSalle National Bank (the "Line of Credit"). The Line of Credit, which matures in January 1999 and is subject to a one-year extension at the Company's option, is secured by 475 Superior Avenue. Outstanding balances under the Line of Credit bear interest at a rate equal to LIBOR plus 195 basis points. Generally, the covenants contained in the Line of

Credit are identical to the covenants contained in the Credit Facility. At March 31, 1998, borrowings under the Line of Credit bore interest at a rate equal to 7.57%.

  New Mortgage Notes. The Company borrowed $83.5 million aggregate principal amount under the New Mortgage Notes. PSCC provided the original New Mortgage Notes financing on a short-term basis. The New Mortgage Notes consist of two separate notes secured, respectively, by first mortgages on certain office and industrial properties. Prior to their refinancing, interest on the New Mortgage Notes accrued at a rate equal to seven-year U.S. Treasury Notes, plus 1.27%. On March 23, 1998, the Company refinanced one of the notes (original principal balance of $27.5 million) with a loan of $29.4 million which matures on March 23, 2008. Interest on this loan accrues at a rate of 6.85% and is payable monthly. The second note (original principal balance of $56.0 million) was refinanced on May 1, 1998 with a $47.0 million loan which has principal and interest payable monthly, using a 30 year amortization period, interest fixed at 7.15% and will mature on April 30, 2008, and a $14.6 million loan which has interest only payable monthly at 150 basis points over LIBOR and will mature on April 30, 2001.

  Analysis of Liquidity and Capital Resources.

  The Company expects to meet its short-term liquidity requirements generally through its initial working capital and net cash provided by operations. The Properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. Over the past three years, the Company's recurring tenant improvements and leasing commissions for the Prime Properties averaged $4.47 per square foot of leased office space and $0.40 per square foot of leased industrial space per year. The Company expects that the average annual cost of recurring tenant improvements and leasing commissions will be approximately $3.6 million based upon an average annual square feet for which leases expire during the April 1, 1998 through March 31, 2001. The Company expects the cost of general capital improvements to the Properties to average approximately $0.9 million annually based upon an estimate of $0.08 per square foot.

  The Company expects to meet its long-term liquidity requirements for the funding of property development, property acquisitions and other non-recurring capital improvements through long-term secured and unsecured indebtedness (including the Credit Facility) and the issuance of additional equity securities from the Company. The terms of the Credit Facility and the Convertible Preferred Shares impose, and the terms of the Redeemable Preferred Shares will impose, restrictions on the Company's ability to incur indebtedness and issue additional preferred shares.

HISTORICAL CASH FLOWS

  Historically, the Predecessor Properties' principal sources of funding for operations and capital expenditures were from debt financings. PGI incurred net losses before extraordinary items in each of the last five years. However, after adding back depreciation and amortization, the Properties have generated positive net operating cash flows for each of the last four years.

  The Company and the Predecessor Properties had net cash provided by (used in) operating activities of $8.0 million and ($3.1 million) for the three months ended March 31, 1998 and 1997, respectively. The $11.1 million increase is primarily due to a $9.5 million increase in net income, a $2.3 million increase in depreciation and amortization expense, a $2.5 million increase in income allocated to minority interest, a $0.8 million increase in accrued interest, a $3.3 million increase in accounts payable and accrued expenses, and a $2.3 million increase in other liabilities, offset by a $2.9 million decrease in interest expense and fees added to principal on mortgage note payable-affiliate and a $6.4 million increase in other assets.

  The Company and the Predecessor Properties had net cash provided by (used in) investing activities of ($175.7 million) and $0.1 million for the three months ended March 31, 1998 and 1997, respectively. The $175.8 million increase in net cash used in investing activities from the period ended March 31, 1997 through the period ended March 31, 1998 was primarily due to an $145.5 million increase in expenditures for real estate and equipment, principally related to the acquisition of five properties during the three months ended March 31, 1998, $26.8 million in escrow deposits made during the three months ended March 31, 1998 for future acquisitions, a $2.2 million net increase in advances to affiliates and $1.2 million in leasing costs.

  The Company and the Predecessor Properties had net cash provided by financing activities of $165.3 million and $1.3 million for the three months ended March 31, 1998 and 1997, respectively. The $164.0 million increase in net cash provided by financing activities from the period ended March 31, 1997 through the period ended March 31, 1998 was due to net proceeds of $47.2 million from the Private Placement, net proceeds from mortgage notes payable of $123.7 million and additional minority interest contributions of $1.0 million, offset by distributions to preferred shareholders, common shareholders and minority interest of $4.2 million.

  The Company and the Predecessor Properties had combined net cash provided by operating activities of $1.0 million for the year ended December 31, 1997 and the Predecessor Properties had net cash used in operating activities of $3.2 million and $1.3 million for the years ended December 31, 1996 and 1995, respectively. The $4.2 million increase in net cash provided by operating activities for the year ended December 31, 1997 from the year ended December 31, 1996 was primarily due to a $68.9 million increase in net income, a $1.3 million decrease in tenant receivables from straight-lining rent, a $0.6 million decrease in gain on sale of real estate, a $1.3 million increase in depreciation and amortization expense, a $0.9 million decrease in loss allocated to minority interest, a $7.7 million increase in accrued real estate taxes and a $9.3 million increase in accounts payable and accrued expenses, offset by a $0.2 million decrease in interest added to principal, a $3.1 million decrease in the write-off of deferred tenant costs, a $66.0 million increase in extraordinary item, a $2.9 million increase in tenant receivables, a $0.8 million increase in deferred costs, a $10.1 million increase in other assets, a $1.6 million decrease in accrued interest and a $1.1 million increase in other liabilities. The $1.9 million increase in net cash used in operating activities for the year ended December 31, 1996 from the year ended December 31, 1995 is primarily due to a $12.1 million increase in loss before minority interest (exclusive of the write-off of deferred tenant costs in 1995 and 1996), offset by a $8.1 million decrease in the adjustment related to the straight-lining of rent and a $1.6 million increase in interest added to principal on mortgage note payable-affiliate.

  The Company and the Predecessor Properties had combined net cash used in investing activities of ($356.3 million) for the year ended December 31, 1997 and the Predecessor Properties had net cash provided by (used in) investing activities of $1.1 million and ($9.2 million) for the years ended December 31, 1996 and 1995, respectively. The $357.4 million increase in net cash used in investing activities for the year ended December 31, 1997 from the year ended December 31, 1996 was primarily due to a $1.8 million decrease in proceeds from the sale of real estate, a $298.8 million increase in real estate expenditures, a $51.2 million purchase of a mortgage note receivable, a $5.2 million increase in amounts due from affiliates and a $0.4 million cash contribution to the Services Company. The $10.3 million increase in net cash provided by investing activities for the year ended December 31, 1996 from the year ended December 31, 1995 was primarily due to an $8.1 million net repayment of advances to affiliates, a $1.2 million increase in proceeds from sale of real estate and a $10.0 million decrease in real estate expenditures.

  The Company and the Predecessor Properties had combined net cash provided by financing activities of $361.7 million for the year ended December 31, 1997 and the Predecessor Properties had net cash provided by financing activities of $5.7 million and $10.9 million for the years ended December 31, 1996 and 1995, respectively. The $356.0 million increase in net cash provided by financing activities for the year ended December 31, 1997 from the year ended December 31, 1996 was primarily due to $272.0 million in net proceeds from the IPO, the Private Placement, $85.0 million from the sale of Common Units, a $242.4 million increase in proceeds from mortgage notes payable, and a $44.3 million increase in contributions from partners, offset by a $235.7 increase in the repayment of mortgage notes payable, a $46.1 million increase in the repayment of mortgage notes payable affiliates, the payment of $5.0 million of deferred financing costs and debt termination fees and a $0.5 million decrease in due to affiliates. The $5.2 million decrease in net cash provided by financing activities from the year ended December 31, 1996 from the year ended December 31, 1995 was primarily due to a $5.4 million decrease in proceeds from mortgage notes payable, offset by a $0.2 million decrease in distributions to partners.

FUNDS FROM OPERATIONS

  Industry analysts generally consider Funds from Operations, as defined by NAREIT, an alternative measure of performance of an equity REIT. Funds from Operations is defined by NAREIT to mean net income (loss) determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization (other than amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The Company believes that in order to facilitate a clear understanding of the combined historical operating results of the Company, Funds from Operations should be examined in conjunction with net income (loss) as presented in the audited Combined Financial Statements and selected financial data included elsewhere in this Prospectus. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company reports rental revenues on a cash basis (i.e., based on contractual lease terms), rather than a straight-line GAAP basis, which the Company believes results in a more accurate presentation of its actual operating activities), which may differ from the methodology for calculating Funds from Operations used by other certain office and/or industrial REITs and, accordingly, may not be comparable to such other REITs. As a result of the Company's reporting rental revenues on a cash basis, scheduled rent increases will cause reported Funds from Operations to increase. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net income (loss), as an indication of the Company's performance or to cash flows as a measure of liquidity or the ability to pay dividends or make distributions.

IMPACT OF YEAR 2000

  In the year 2000, many existing computer programs that use only two digits (rather than four) to identify a year in the date filed could fail or create erroneous results if not corrected. This computer flaw is expected to affect virtually all companies and organizations. The Company cannot quantify the potential costs and uncertainties associated with this computer program flaw at this time, but does not anticipate that the effect of this computer program flaw on the operations of the Company will be significant. However, the Company may be required to spend time and monetary resources addressing any necessary computer program changes.

INFLATION

  The Company's leases with the majority of its tenants require the tenants to pay most operating expenses, including real estate taxes and insurance, and increases in common area maintenance expenses, which reduce the Company's exposure to increases in costs and operating expenses resulting from inflation.

                            BUSINESS AND PROPERTIES

  Unless indicated otherwise, information contained herein concerning the economies of the Chicago Metropolitan Area; Nashville and Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio office and industrial markets thereof is derived from a report commissioned by the Company and prepared by RCG, a nationally known real estate consulting company, and is included herein with the consent of RCG.

GENERAL

  Including the Pending Acquisition, the Company (through the Operating Partnership) will own 25 Office Properties encompassing an aggregate of approximately 5.7 million net rentable square feet, 45 industrial properties containing an aggregate of approximately 5.8 million net rentable square feet, one parking facility with 398 parking spaces and one retail center. The Company anticipates acquiring an office property with a portion of the net proceeds from the Offering. The Properties are owned, or to the extent not yet acquired, will be owned, in fee simple (except for 1701 Golf Road in Schaumburg, Illinois with respect to which the Company holds a first mortgage) by the respective Property Partnerships. Twenty of the 25 Office Properties and 39 of the 45 Industrial Properties are located in the Chicago Metropolitan Area. The Company also owns a mortgage on an office property located in the Chicago CBD containing 728,406 net rentable square feet. Three office properties are located in Knoxville, Tennessee; one Office Property is located in downtown Nashville, Tennessee; one office property is located in Milwaukee, Wisconsin; six industrial properties are located in the Columbus, Ohio metropolitan area; the parking facility is located in Knoxville, Tennessee; and the retail center is located in Suburban Chicago.

  In the Chicago Metropolitan Area, the most notable office property is the 77 West Wacker Drive Building, a premier 50-story landmark office tower in downtown Chicago, which contains approximately 944,600 net rentable square feet. The building has won numerous awards, including, in 1993, the Sun-Times Real Estate Development of the Year and the Best New Building Award from Friends of Downtown. As of March 31, 1998, the Office Properties were approximately 89.1% leased to more than 590 tenants, and the Industrial Properties were approximately 86.9% leased to more than 60 tenants.

  The Company has acquired experience across a broad range of development and redevelopment projects. For example, the Company has developed 10 office properties, including the 77 West Wacker Drive Building, and 21 of the Industrial Properties. The Company also has redeveloped both office properties, such as 201 4th Avenue N. in Nashville, and industrial properties such as the Chicago Enterprise Center, the East Chicago Enterprise Center and the Hammond Enterprise Center, in the Chicago Metropolitan Area. The Company believes that all of its Properties are well-maintained and, based on recent engineering reports, do not require significant capital improvements.

  In addition to its interests in the Office Properties and Industrial Properties, the Company owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has the rights to acquire approximately 492.5 acres of developable land (including rights to acquire a development site located in the Chicago CBD containing approximately 58,000 square feet). Management believes that the developable land and development site could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties. See "--Land for Development and Option Properties." The Company also has a 15-year right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois currently owned and controlled by an affiliate of PGI, subject to a participation interest in such property held by a third-party lender. The right of first offer will apply if it is determined by PGI that the parcel can be best utilized through the construction of an office or industrial development to be owned and leased to third parties by PGI or held by PGI for sale to a third party. See "--Land for Development and Option Properties."

  In general, the Office Properties are leased to tenants on a net basis with tenants obligated to pay their proportionate share of real estate taxes, insurance, utility and operating expenses or on a gross basis, with the landlord responsible for the payment of taxes, insurance and operating expenses up to the amount incurred during the tenant's first year of occupancy ("Base Year") or a negotiated amount approximating the landlord's pro rata share of real estate taxes, insurance and operating expenses ("Expense Stop"). The tenant pays its pro rata share of increases in expenses above the Base Year or Expense Stop. Most of the leases for the Industrial Properties are written on a net basis, with tenants paying their proportionate share of real estate taxes, insurance, utilities and operating expenses.

  The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the Prime Properties that comprise a portion of the Office Properties since 1995 (based upon an average of all renovations and renewal lease transactions during the respective periods):

                     PRIME PROPERTIES-OFFICE PROPERTIES(1)

                                      YEAR ENDED DECEMBER 31,     THREE MONTH
                                      -------------------------   PERIOD ENDED
                                       1995     1996     1997    MARCH 31, 1998
                                      -------  -------  -------  --------------
Number of lease transactions during
 period(2)...........................      22       15       19           5
Rentable square feet during peri-
 od(2)...............................  77,359   30,513   77,987      16,479
Net Rent (in dollars per square
 foot)(3)............................   15.72    13.14    17.67       13.43
Tenant Improvements (in dollars per
 square foot)........................    3.90     6.16     2.96         --
Leasing Commissions (in dollars per
 square foot)(4).....................    2.19     1.92     1.12        0.05
Effective Net Rent (in dollars per
 square foot)(5).....................   14.94    12.04    16.42       13.42
Occupancy rate at end of period
 (%)(6)..............................      96%      93%      93%         93%

--------
(1) Comparative historical information for other properties owned is not available.
(2) Includes only office tenants with lease terms of 12 months or longer. Excludes leases for amenity, parking, retail and month-to-month office tenants.
(3) Equals aggregate net rent received over their respective terms from all lease transactions during the period, divided by the number of months of such lease, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.
(5) Equals aggregate net rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the number of months of such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(6) This table includes Keck's occupancy for the year ended December 31, 1995 and, under the restructured lease, for the year ended December 31, 1996.

  The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the Prime Properties which are industrial properties which have been managed by the Company since 1995 (based upon an average of all lease transactions during the respective periods):

                   PRIME PROPERTIES-INDUSTRIAL PROPERTIES(1)

                                        YEAR ENDED DECEMBER
                                                31,               THREE MONTH
                                       ------------------------   PERIOD ENDED
                                        1995     1996    1997    MARCH 31, 1998
                                       -------  ------  -------  --------------
Number of lease transactions during
 period(2)............................       5       2        5       --
Rentable square feet during peri-
 od(2)................................ 236,027  41,440  383,010       --
Net Rent (in dollars per square
 foot)(3).............................    2.60    1.82     3.64       --
Tenant Improvements (in dollars per
 square foot).........................    0.28    0.16      --        --
Leasing Commissions (in dollars per
 square foot)(4)......................    0.45    0.53     0.17       --
Effective Net Rent (in dollars per
 square foot)(5)......................    2.45    1.72     3.62       --
Overall occupancy rate at end of pe-
 riod (%).............................      75%     73%      73%       73%

--------
(1) Comparative historical information for other properties owned is not available.
(2) Includes only industrial tenants with lease terms of 12 months or longer. Excludes leases for amenity, parking, retail and month-to-month office tenants.
(3) Equals aggregate net rent received over their respective terms from all lease transactions during the period, divided by the number of months of such lease, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.
(5) Equals aggregate net rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the number of months of such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.

THE OFFICE AND INDUSTRIAL PROPERTIES

  The following table sets forth certain information relating to each of the Properties as of March 31, 1998, unless indicated otherwise. After completion of the Offering and closing of the Pending Acquisition, the Company (through the Operating Partnership and its affiliates) will own a 100% interest in all of the Office Properties and the Industrial Properties.

                                                 NET    PERCENTAGE ANNUALIZED  ANNUALIZED                   ANNUALIZED
                                               RENTABLE   LEASED      NET          NET        ANNUALIZED   EFFECTIVE NET
                                   YEAR BUILT/  SQUARE    AS OF       RENT      RENT PER    EFFECTIVE NET    RENT PER
PROPERTY          LOCATION          RENOVATED    FEET   3/31/98(%) ($000)(1)  SQ. FT.($)(2) RENT ($000)(3) SQ. FT.($)(4)
--------          --------         ----------- -------- ---------- ---------- ------------- -------------- -------------
OFFICE PROPER-
TIES:
77 West Wacker    Chicago, IL         1992     944,556     95.7      20,308       22.48         17,651         19.54(6)
Drive(5)........
1990 Algonquin
Road/
2000-2060 Algon-
quin Road
(Salt Creek Of-
fice
Center)(7)(8)...  Schaumburg, IL    1979/1986  125,922     96.2       1,228       10.13          1,216         10.03
1699 E.
Woodfield Road
(Citibank Office
Plaza)(9).......  Schaumburg, IL      1979     105,400     98.9         987        9.47            976          9.37
555 Huehl         Northbrook, IL      1987      74,000    100.0         529        7.15            522          7.05
Road(10)........
201 4th Avenue    Nashville, TN     1968/1985  250,566     83.2       1,794        8.60          1,670          8.01(6)
N...............
620 Market        Knoxville, TN       1988      93,711     91.8         894       10.40            801          9.31(6)
Street..........
625 Gay Street..  Knoxville, TN       1988      91,426     83.2         625        8.22            514          6.75(6)
4823 Old          Knoxville, TN       1988      34,638    100.0         306        8.83            259          7.47(6)
Kingston Pike...
941-961 Weigel    Elmhurst, IL      1989/1994  123,077    100.0       1,571       12.76          1,559         12.66
Drive(10).......
4100 Madison      Hillside, IL        1978      24,536     60.1          57        3.87             56          3.77
Street(10)......
350 North Mann-   Hillside, IL      1977/1987    4,850      --          --          --             --            --
heim Road(10)...
1600-1700 167th   Calumet City, IL    1981      65,394     56.9         459       12.35            456         12.25
Street(10)......
4343 Commerce     Lisle, IL           1989     170,708     67.2       1,871       16.31          1,860         16.21
Court(10).......
1301 East Tower   Schaumburg, IL      1992      50,400    100.0         524       10.41            519         10.31
Road(10)........
280 Shuman        Naperville, IL      1979      65,001     90.8         593       10.05            587          9.95
Blvd.(7)........
                      TENANTS LEASING
                       10% OR MORE OF
                        NET RENTABLE
                           SQUARE
                     FEET PER PROPERTY
PROPERTY               AS OF 3/31/98
--------          ------------------------
OFFICE PROPER-
TIES:
77 West Wacker    Donnelley (25.6%)
Drive(5)........  Everen (25.5%)
                  Jones Day (11.8%)
1990 Algonquin
Road/
2000-2060 Algon-
quin Road
(Salt Creek Of-
fice
Center)(7)(8)...  Silicon Graphics
                  (14.3%)
1699 E.
Woodfield Road
(Citibank Office
Plaza)(9).......  McGladrey &
                  Pullen (47.5%)
                  Merrill Lynch (14.6%)
555 Huehl
Road(10)........  Rank Video (100.0%)
201 4th Avenue
N...............  SunTrust Bank (49.0%)
620 Market        Morton, Lewis, King &
Street..........  Kreig (31.7%)
                  FNB Financial (20.7%)
625 Gay Street..  Healthsource (21.5%)
4823 Old
Kingston Pike...  Talbots (68.1%)
941-961 Weigel    Household Financial
Drive(10).......  Corporation (100.0%)(11)
4100 Madison      Nardi Group (27.3%)
Street(10)......  Narco Construction
                  (20.9%)
350 North Mann-
heim Road(10)...  Vacant
1600-1700 167th
Street(10)......  Unger-Sirovatka (11.1%)
4343 Commerce     EquiFax (17.2%)
Court(10).......  Hinshaw, Culbertson
                  (47.9%)
1301 East Tower   Household Credit
Road(10)........  Services (100.0%)(12)
280 Shuman        EBY-Brown (35.4%)
Blvd.(7)........  Devtech Associates
                  (14.3%)
                  General Electric (10.1%)
                  Nexgen Software Tech
                  (14.9%)

                                                                   NET    PERCENTAGE ANNUALIZED  ANNUALIZED
                                                                RENTABLE    LEASED      NET          NET        ANNUALIZED
                                             YEAR BUILT/         SQUARE     AS OF       RENT      RENT PER    EFFECTIVE NET
PROPERTY                  LOCATION            RENOVATED           FEET    3/31/98(%) ($000)(1)  SQ. FT.($)(2) RENT ($000)(3)
--------                  --------       -------------------    --------- ---------- ---------- ------------- --------------
2205-2255 Enter-          Westchester,
 prise Drive(7)....       IL                       1987           129,574    94.9       1,249       10.16          1,237
33 North Dear-
 born(13)..........       Chicago, IL           1967/1986         302,818    87.6       2,358        8.89          2,332
2675 North Mayfair
 Road(14)..........       Wauwatosa, WI            1979           102,660    90.4         953       10.26            943
3800 North Wilke          Arlington
 Road(13)..........       Heights, IL           1987/1989         235,269    96.1       3,168       14.01          3,146
1701 Golf                 Rolling             1977/1979/1981      916,000    97.4       8,114        9.10          8,025
 Road(14)(15)......       Meadows, IL
122 South Michi-
 gan(13)...........       Chicago, IL              1910           512,660    53.5       3,001       10.95          2,973
208 South
 LaSalle(13).......       Chicago, IL      1914/1956/1982/1991    827,494    93.1       7,332        9.52          7,255
1700 East Golf
 Road(16)(17)......       Schaumburg, IL           1989           217,960    96.7       3,838       18.21          3,817
6400 Shafer Court..
                          Rosemont, IL          1980/1990         167,495    93.5       2,088       13.33          2,072
2100 Swift                                                         58,000               1,064                      1,059
 Drive(13).........       Oak Brook, IL         1985/1991       ---------   100.0      ------       18.35         ------
Office Properties                                               5,694,115              64,911                     61,506
 Subtotal                                                       ---------    89.1      ------       12.79         ------
INDUSTRIAL PROPER-
 TIES:
Warehouse/
 Distribution
 Facilities:
425 East Algonquin
 Road..............       Arlington                1978           304,506   100.0         946        3.11            836
                          Heights, IL
801 Technology            Libertyville,
 Way...............       IL                       1997            68,824    63.4         303        6.96            299
1001 Technology           Libertyville,
 Way(10)...........       IL                       1996           212,831   100.0         906        4.26            885
3818 Grandville/
 1200 Northwestern(10)..  Gurnee, IL            1961/1990         345,232   100.0       1,041        3.02          1,007
306-310 Era
 Drive(10)(18).....       Northbrook, IL           1984            36,495   100.0         295        8.09            292
                                              TENANTS LEASING
                                               10% OR MORE OF
                           ANNUALIZED           NET RENTABLE
                          EFFECTIVE NET            SQUARE
                            RENT PER         FEET PER PROPERTY
PROPERTY                  SQ. FT.($)(4)        AS OF 3/31/98
--------                  ------------- ----------------------------
2205-2255 Enter-
 prise Drive(7)....           10.06     Census Bureau (14.5%)
                                        National Restaurant
                                        Enterprise (12.6%)
                                        Cherry Communications
                                        (12.3%)
33 North Dear-
 born(13)..........            8.79     None
2675 North Mayfair
 Road(14)..........           10.16     Aetna (46.0%)
3800 North Wilke
 Road(13)..........           13.91     CITGO Petroleum (34.8%)
1701 Golf                      9.00     Motorola, Inc. (21.6%)
 Road(14)(15)......                     AT&T (16.3%)
122 South Michi-
 gan(13)...........           10.85     None
208 South
 LaSalle(13).......            9.42     The Chicago Corp. (29.5%)
1700 East Golf                          Santa Fe Pacific Corp.
 Road(16)(17)......           18.11     (75.0%)
6400 Shafer Court..                     AHI International Corp.
                              13.23     (10.7%)
2100 Swift
 Drive(13).........           18.25     OSN Communications (100.0%)
Office Properties
 Subtotal                     12.12
INDUSTRIAL PROPER-
 TIES:
Warehouse/
 Distribution
 Facilities:
425 East Algonquin
 Road..............            2.75(6)  Berlin Packaging (34.2%)
                                        AM International (26.1%)
                                        International Components
                                        (20.8%)
                                        Barnes & Reineke (18.9%)
801 Technology
 Way...............            6.86     Moore USA (63.4%)
1001 Technology
 Way(10)...........            4.16     Rank Video (76.1%)
                                        Arlington Industries (23.9%)
3818 Grandville/
 1200 Northwestern(10)..       2.92     Rank Video (100.0%)
306-310 Era
 Drive(10)(18).....            7.99     Roche/NICL (62.3%)
                                        SLJ/Lionstone (37.7%)

                                                      NET    PERCENTAGE ANNUALIZED  ANNUALIZED                   ANNUALIZED
                                                    RENTABLE   LEASED      NET          NET        ANNUALIZED   EFFECTIVE NET
                                      YEAR BUILT/    SQUARE    AS OF       RENT      RENT PER    EFFECTIVE NET    RENT PER
PROPERTY              LOCATION         RENOVATED      FEET   3/31/98(%) ($000)(1)  SQ. FT.($)(2) RENT ($000)(3) SQ. FT.($)(4)
--------              --------       -------------  -------- ---------- ---------- ------------- -------------- -------------
2160 McGaw
 Road(9)...........   Obetz, OH           1974      310,100     100.0       487        1.57            456          1.47
4849 Groveport
 Road(9)...........   Obetz, OH           1968      132,100     100.0       288        2.18            274          2.08
2400 McGaw
 Road(9)...........   Obetz, OH           1972       86,400     100.0       191        2.21            183          2.11
5160 Blazer Memo-
 rial
 Parkway (9)(19)...   Dublin, OH          1983       85,962      66.8       342        5.96            336          5.86
600 London            Delaware, OH        1981       52,441     100.0       134        2.55            129          2.45
 Road(9)...........
1401 South Jeffer-    Chicago, IL      1965/1985     17,265     100.0        89        5.15             87          5.05
 son(10)...........
1051 North Kirk
 Road(10)(20)......   Batavia, IL         1990      120,004     100.0       474        3.95            462          3.85
4211 Madison          Hillside, IL     1977/1992     90,334     100.0       349        3.87            340          3.77
 Street(10)........
200 East Fullerton    Carol Stream,
 Avenue(10)........   IL               1968/1995     66,254     100.0       248        3.75            242          3.65
350 Randy             Carol Stream,       1974       25,200     100.0       145        5.77            143          5.67
 Road(10)..........   IL
4248, 4250 and 4300
 Madison
 Street(10)........   Hillside, IL        1980      127,129      87.7       545        4.89            533          4.79
370 Carol             Elmhurst, IL     1977/1994     60,290     100.0       256        4.25            250          4.15
 Lane(10)..........
388 Carol             Elmhurst, IL        1979       40,920      88.4       180        4.97            176          4.87
 Lane(10)..........
342-346 Carol         Elmhurst, IL        1989       67,935     100.0       310        4.56            303          4.46
 Lane(10)..........
343 Carol
 Lane(10)..........   Elmhurst, IL        1989       30,084     100.0       202        6.71            199          6.61
4160-4190 Madison
 Street(10)........   Hillside, IL     1974/1992     79,532     100.0       314        3.95            306          3.85
11039 Gage Ave-       Franklin Park,
 nue(10)...........   IL               1965/1993     21,935     100.0       107        4.90            105          4.80
11045 Gage Ave-       Franklin Park,
 nue(10)...........   IL               1970/1992    140,815      97.0       535        3.91            521          3.81
550 Kehoe             Carol Stream,
 Blvd(10)..........   IL                  1997       44,575     100.0       292        6.55            288          6.45
475 Superior Ave-
 nue(7)............   Munster, IN         1989      450,000     100.0     1,258        2.80          1,213          2.70
Overhead
 Crane/Manufacturing
 Facilities:
1301 Ridgeview
 Drive(10)(23).....   McHenry, IL         1995      217,600    100.00     1,031        4.74          1,009          4.64
515 Huehl Road/
 500
 Lindberg(10)......   Northbrook, IL      1988      201,244    100.00       822        4.08            801          3.98
                            TENANTS LEASING
                             10% OR MORE OF
                              NET RENTABLE
                                 SQUARE
                           FEET PER PROPERTY
PROPERTY                     AS OF 3/31/98
--------              ----------------------------
2160 McGaw
 Road(9)...........   Spartan Warehouse (100.0%)
4849 Groveport        Premier Auto Glass Corp
 Road(9)...........   (100.0%)
2400 McGaw
 Road(9)...........   S.P. Richards (100.0%)
5160 Blazer Memo-
 rial
 Parkway (9)(19)...   Cross Medical (32.2%)
                      Alkon (32.3%)
600 London            Schneider National, Inc.
 Road(9)...........   (100.0%)
1401 South Jeffer-    Federal Express Corp
 son(10)...........   (100.0%)
1051 North Kirk
 Road(10)(20)......   Master Lease
4211 Madison          Dynamic Manufacturing Co.
 Street(10)........   (71.2%)
                      Aratex Services, Inc.
                      (28.8%)
200 East Fullerton    Spraying Systems
 Avenue(10)........   (100.0%)(21)
350 Randy             Data Instruments (37.5%)
 Road(10)..........   Micro Energy (12.5%)
                      Miller Pharmaceutical Group
                      (12.5%)
                      Mar-Cole Music Center
                      (12.5%)
                      Installation Services
                      (12.5%)
                      David Wetzler (12.5%)
4248, 4250 and 4300
 Madison
 Street(10)........   Best Buy Co., Inc. (40.1%)
                      Micron Industries (28.9%)
370 Carol
 Lane(10)..........   Semblex Corp (100.0%)
388 Carol
 Lane(10)..........   Ameritech (88.4%)
342-346 Carol         3-D Exhibits (70.5%)
 Lane(10)..........   Old Kent Financial Corp.
                      (29.5%)
343 Carol             Matsushita Industrial
 Lane(10)..........   Equipment (100.0%)
4160-4190 Madison
 Street(10)........   Evans, Inc. (46.0%)
                      Dynamic Manufacturing
                      (53.9%)
11039 Gage Ave-       Boston Coach Illinois Corp.
 nue(10)...........   (100.0%)
11045 Gage Ave-
 nue(10)...........   Echlin, Inc. (100.0%)(22)
550 Kehoe
 Blvd(10)..........   Associated Material (100.0%)
475 Superior Ave-
 nue(7)............   General Electric (100.0%)
Overhead
 Crane/Manufacturing
 Facilities:
1301 Ridgeview
 Drive(10)(23).....   Motorola (100.0%)
515 Huehl Road/
 500
 Lindberg(10)......   Rank Video (100.0%)

                                                    NET    PERCENTAGE ANNUALIZED  ANNUALIZED                   ANNUALIZED
                                                  RENTABLE   LEASED      NET          NET        ANNUALIZED   EFFECTIVE NET
                                    YEAR BUILT/    SQUARE    AS OF       RENT      RENT PER    EFFECTIVE NET    RENT PER
PROPERTY            LOCATION         RENOVATED      FEET   3/31/98(%) ($000)(1)  SQ. FT.($)(2) RENT ($000)(3) SQ. FT.($)(4)
--------            --------       -------------  -------- ---------- ---------- ------------- -------------- -------------
455 Academy
 Drive(10)(24)..... Northbrook, IL      1976      105,444    100.0        406        3.85            395          3.75
4411 Marketing
 Place(9).......... Groveport, OH       1984       65,804    100.0        227        3.45            220          3.35
Chicago Enterprise                   1916/1991-
 Center............ Chicago, IL         1996
 13535-A S.
  Torrence
  Avenue...........                               384,806     37.9        321        2.20            321          2.20
 13535-B S.
  Torrence
  Avenue...........                               239,752    100.0        649        2.71            432          1.80
 13535-C S.
  Torrence
  Avenue...........                                99,333    100.0        250        2.51             72          0.72
 13535-D S.
  Torrence
  Avenue...........                                77,325    100.0        236        3.05            213          2.75
 13535-E S.
  Torrence
  Avenue...........                                57,453     15.3         30        3.42             25          2.85
 13535-F S.
  Torrence
  Avenue...........                                44,800    100.0        146        3.25            129          2.87
 13535-G S.
  Torrence
  Avenue...........                                54,743      --         --          --             --            --
 13535-H S.
  Torrence
  Avenue...........                                73,612     56.3         76        1.83             72          1.74
East Chicago
 Enterprise         East Chicago,    1917/1991-
 Center............ IN                  1997
 Building 2 (4407
  Railroad
  Avenue)..........                               169,435      --         --          --             --            --
 Building 3 (4407
  Railroad
  Avenue)..........                               291,550    100.0      1,423        4.88          1,248          4.28(6)
 Building 4 (4407
  Railroad
  Avenue)..........                                87,483     98.1        286        3.33            277          3.23
 4440 Railroad
  Avenue(25).......                                40,000      --         --          --             --            --
 4635 Railroad
  Avenue...........                                14,070      --         --          --             --            --
Hammond Enterprise
 Center............ Hammond, IN      1920-1952
 4507 Columbia
  Avenue(26).......                               256,595     98.8        686        2.71            633          2.50(6)
 4527 Columbia
  Avenue(27).......                                16,701     49.3         50        6.02             15          1.85
                          TENANTS LEASING
                           10% OR MORE OF
                            NET RENTABLE
                               SQUARE
                         FEET PER PROPERTY
PROPERTY                   AS OF 3/31/98
--------            ----------------------------
455 Academy         National Service Industries
 Drive(10)(24)..... (100.0%)
4411 Marketing
 Place(9).......... Wes-Tran Corp. (100.0%)
Chicago Enterprise
 Center............
 13535-A S.
  Torrence
  Avenue........... Co-Steel Lasco (37.9%)
 13535-B S.
  Torrence
  Avenue........... Welded Tube Company (100.0%)
 13535-C S.
  Torrence
  Avenue........... Sterling Steel (81.9%)
 13535-D S.
  Torrence
  Avenue........... Alpha Processing (100.0%)
 13535-E S.
  Torrence
  Avenue........... Signode (13.9%)
 13535-F S.
  Torrence
  Avenue........... Signode (100.0%)
 13535-G S.
  Torrence
  Avenue........... Vacant
 13535-H S.
  Torrence
  Avenue........... Performance Minerals (42.4%)
                    Jet Vac (13.9%)
East Chicago
 Enterprise
 Center............
 Building 2 (4407
  Railroad
  Avenue).......... Vacant
 Building 3 (4407
  Railroad
  Avenue).......... Acutus-Gladwin (47.1%)
                    Metro Metals (52.9%)
 Building 4 (4407
  Railroad
  Avenue).......... Illiana Steel (98.1%)
 4440 Railroad
  Avenue(25)....... Vacant
 4635 Railroad
  Avenue........... Vacant
Hammond Enterprise
 Center............
 4507 Columbia
  Avenue(26)....... A.M. Castle (85.2%)
                    HECO (12.7%)
 4527 Columbia      The Prime Group, Inc.
  Avenue(27)....... (24.2%)
                    Great Lakes Engineering LLC
                    (16.6%)

                                                     NET     PERCENTAGE ANNUALIZED  ANNUALIZED                   ANNUALIZED
                                                   RENTABLE    LEASED      NET          NET        ANNUALIZED   EFFECTIVE NET
                                    YEAR BUILT/     SQUARE     AS OF       RENT      RENT PER    EFFECTIVE NET    RENT PER
PROPERTY            LOCATION         RENOVATED       FEET    3/31/98(%) ($000)(1)  SQ. FT.($)(2) RENT ($000)(3) SQ. FT.($)(4)
--------            --------       -------------  ---------- ---------- ---------- ------------- -------------- -------------
 4531 Columbia
 Avenue............                                  250,266    74.1         274       1.48             251         1.35
                                                  ----------              ------                     ------
Industrial Proper-
ties Subtotal......                                5,765,179    86.9      17,150       3.42          15,978         3.19
                                                  ----------              ------                     ------
Portfolio Total....                               11,459,294    88.0      82,058       8.14          77,484         7.68
                                                  ==========              ======                     ======
MORTGAGE PROPERTy
180 North LaSalle.. Chicago, IL         1972         728,406
OTHER PROPERTIES
398 Unit Parking
Facility........... Knoxville, TN       1981
371-385 North Gary  Carol Stream,
Avenue(10)(28)..... IL                  1978          11,276
                          TENANTS LEASING
                           10% OR MORE OF
                            NET RENTABLE
                               SQUARE
                         FEET PER PROPERTY
PROPERTY                   AS OF 3/31/98
--------            ----------------------------
 4531 Columbia
 Avenue............ HECO (41.6%)
                    Bar Processing (32.5%)
Industrial Proper-
ties Subtotal......
Portfolio Total....
MORTGAGE PROPERTy
180 North LaSalle..
OTHER PROPERTIES
398 Unit Parking
Facility...........
371-385 North Gary
Avenue(10)(28).....

----
 (1) Annualized Net Rent is the monthly net rent due under the lease as determined in accordance with GAAP, annualized for all leases in effect on March 31, 1998. Net rent is the amount due under the lease without including operating expenses, taxes and other similar reimbursements due from the tenant.
 (2) Annualized Net Rent per square foot represents Annualized Net Rent divided by net rentable square feet for leases in effect at March 31, 1998.
 (3) Annualized Effective Net Rent represents total net rent to be received over their respective terms from all leases in effect at March 31, 1998 minus all Tenant Expenditures for all such leases, divided by the terms in months for such leases, multiplied by 12. Tenant Expenditures for Acquisition and Contribution Properties have been estimated at $0.10 per square foot for leases in effect at March 31, 1998. The Company estimated the $.10 per square foot cost for the Acquisition Properties and Contribution Properties by taking the available total costs of the tenants divided by the total square footage of such Properties.
 (4) Annualized Effective Net Rent per square foot represents Annualized Effective Net Rent at March 31, 1998 divided by net rentable square feet leased at March 31, 1998.
 (5) Keck vacated the Keck Space in November 1997 pursuant to a settlement agreement. Through March 31, 1998, 85,000 net rentable square feet of the 113,000 net rentable square feet of Keck Space has been re-leased.
 (6) For the purpose of this table, the historical Tenant Expenditures for these Properties developed by PGI have been adjusted for management's estimate of costs that can be reused for future tenants (77 West Wacker Drive Building--$24.65 per leased square foot, other Office Properties-- $5.12 per leased square foot and Industrial Properties--$4.20 per leased square foot). The Company has deducted from historical Tenant Expenditures its estimated cost of certain non-recurring building improvements such as: ceilings and lights, building standard blinds, HVAC distribution systems, interior partitioning and sprinkler system distribution.
 (7) These Properties are IPO Acquisitions.
 (8) This property complex is comprised of 1990 Algonquin Road (a two-story office building) and 2000-2060 Algonquin Road (seven single-story office buildings), but is treated as one office property.
 (9) These Properties are Prime Contribution Properties.
(10) These Properties are Contribution Properties.
(11) Household Financial Corporation has a right of first refusal to purchase 941-961 Weigel Drive.
(12) Household Credit Services has both a right of first refusal to purchase 1301 E. Tower Road and a purchase option exercisable prior to December 30, 2001 at fair market value.
(13) This Property is a 1998 Acquisition Property.
(14) This Property is a December Acquisition Property.
(15) The Company owns a mortgage loan collateralized by this Property whose terms effectively provide all the economic benefits of ownership to the Company.
(16) This property is the Pending Acquisition Property.
(17) Excluded from this property is a sublet lease effective February 1, 2001 through December 31, 2007.
(18) Roche/NICL Ltd. has a right of first refusal to purchase 306 Era Drive.
(19) This property is a mixed use Industrial/Office Property that has been classified as an Industrial Property.
(20) Includes a master lease with the NAC General Partner.
(21) Spraying Systems has a right of first refusal for 200 E. Fullerton
     Avenue.
(22) Echlin, Inc. has a right of first refusal to purchase 11045 Gage Avenue.
(23) Motorola has an option to purchase 1301 Ridgeview Drive for $10,375,000 on May 31, 2000, the end of the initial lease term, $11,620,040 on May 31, 2003, the end of the first option period, $13,014,488 on May 31, 2006, the end of the second option period and $14,576,297 on May 31, 2009, the end of the third option period.
(24) National Service Industries, Inc., has a right of first refusal to purchase the industrial building at 455 Academy Drive, and the land adjacent thereto.
(25) This property is an office building adjacent to the East Chicago Enterprise Center.
(26) This space was leased to A.M. Castle on August 1, 1997 for $2.39 per square foot, at which time A.M. Castle increased its existing space from 121,000 square feet to 218,589 square feet.
(27) This property is an office building within the Hammond Enterprise Center.
(28) This is a retail center.

SUMMARY LAND PARCEL INFORMATION

  The Company owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately
492.5 acres of developable land (including rights to acquire one development site located in the Chicago CBD containing approximately 58,000 square feet) which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties. The following table provides additional information with respect to these undeveloped parcels:

                                                                       OWNERSHIP
DESCRIPTION                        LOCATION                SIZE          STATUS
-----------                        --------                ----        ---------
425 E. Algonquin Road... Arlington Heights, IL        3.7 Acres                 Own
Chicago Enterprise Cen-
 ter.................... Chicago, IL                  51.2 Acres                Own
East Chicago Enterprise
 Center................. East Chicago, IN             9.1 Acres                 Own
Hammond Enterprise Cen-
 ter.................... Hammond, IN                  8.2 Acres                 Own
455 Academy Drive(1).... Northbrook, IL               2.5 Acres                 Own
Libertyville Business
 Park(2)................ Libertyville, IL             48.5 Acres     Under Contract
1301 Ridgeview
 Drive(3)............... McHenry, IL                  13.0 Acres      Second Option
4849 Groveport Road..... Obetz, OH                    4.2 Acres                 Own
600 London Road......... Delaware, OH                 4.5 Acres                 Own
300 North LaSalle(4).... Chicago, IL                  58,025 Sq. Ft.         Option
NAC Properties(5)....... Carol Stream, IL/Batavia, IL 94.4 Acres     Under Contract
Dearborn Center(6)...... Chicago, IL                  66,768 Sq. Ft.            Own
Prime Aurora(7)......... Aurora, IL                   187.5 Acres    Under Contract
DeKalb I & II(8)........ DeKalb County, IL            147.8 Acres    Under Contract

--------
(1) National Services Industries, Inc., the current tenant of the industrial building at 455 Academy Drive, has a right of first refusal to purchase this land.
(2) The Company is obligated to purchase this land for $7.4 million (subject to certain purchase price adjustments) by November 17, 2000.
(3) Motorola has an option to lease or purchase this land, exercisable on or before August 1, 1998.
(4) The Company has a ten-year option to purchase this Chicago CBD development site at 95.0% of the fair market value at the time of the exercise of the option.
(5) The Company is obligated to purchase 20.0 acres of this property per year, starting on November 17, 1998, for $3.00 per square foot, or approximately $2.5 million for each 20.0 acres.
(6) This property is a mixed-use development site in downtown Chicago and is owned by a joint venture consisting of the Company and a third party. The Company owns a majority interest in this joint venture.
(7) The Company is obligated to purchase this land over a three to five year period beginning in June, 1998 under two separate contracts for an aggregate purchase price totaling $14.9 million.
(8) The Company is obligated to purchase this land no later than October 31, 1998 under two separate contracts for an aggregate purchase price totaling $2.4 million.

  For additional information regarding these parcels, see "--Land for Development and Option Properties."

OCCUPANCY AND RENTAL INFORMATION

  The following table sets forth the average percentage leased and average annual base rent per leased square foot for the Properties for the three months ended March 31, 1998 and for the past three calendar years:

                                                  AVERAGE    AVERAGE ANNUAL BASE
                                                 PERCENTAGE   RENT PER RENTABLE
   YEAR                                         LEASED(%)(1)  SQUARE FOOT($)(2)
   ----                                         ------------ -------------------
   Office:
     March 31, 1998............................     90.4            15.84
     December 31, 1997.........................     92.7            12.57
     December 31, 1996(3)......................     94.1            18.71
     December 31, 1995(3)......................     94.7            21.40
   Industrial:
     March 31, 1998............................     87.1             3.41
     December 31, 1997.........................     83.6             2.11
     December 31, 1996(3)......................     73.2             3.18
     December 31, 1995(3)......................     67.6             2.77

--------
(1) Average of aggregate percentage leased for the beginning and end of the period ending on date indicated.
(2) Total Base Rent for the period ending on the date indicated divided by the average of the aggregate rentable square feet leased for the beginning and end of such period.
(3) Includes only Prime Properties.

LEASE EXPIRATIONS

  The following table sets out a schedule of the lease expirations for the Office Properties for each of the ten years beginning with April 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                AVERAGE ANNUAL
                                                   PERCENTAGE OF                 RENT PER NET
                                                   TOTAL LEASED      ANNUAL     RENTABLE SQUARE
                                    NET RENTABLE    SQUARE FEET     NET RENT         FOOT
                         NUMBER OF AREA SUBJECT TO  REPRESENTED  UNDER EXPIRING REPRESENTED BY
     YEAR OF LEASE       EXPIRING     EXPIRING      BY EXPIRING      LEASES        EXPIRING
       EXPIRATION         LEASES   LEASES(SQ. FT.)   LEASES(%)       ($000)        LEASES($)
     -------------       --------- --------------- ------------- -------------- ---------------
4/1/98-12/31/98.........    111         433,141         8.53          4,181           9.65
1999....................    131         630,216        12.42          6,699          10.63
2000....................    146         628,630        12.39          5,807           9.24
2001....................    100         701,276        13.82          8,699          12.40
2002....................     98         576,327        11.35          7,588          13.17
2003....................     51         378,849         7.46          4,173          11.01
2004....................     22         199,316         3.93          1,918           9.63
2005....................     26         368,125         7.25          3,992          10.84
2006....................      8          67,094         1.32            631           9.40
2007....................     14         732,519        14.43         17,399          23.75
2008+...................     13         360,174         7.10          3,825          10.62
                            ---       ---------       ------         ------
                            720       5,075,667       100.00%        64,912          12.79
                            ===       =========       ======         ======

  The following table sets out a schedule of the lease expirations for the Industrial Properties for each of the ten years beginning with April 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                          AVERAGE ANNUAL
                                       NET      PERCENTAGE OF                RENT PER
                                     RENTABLE    TOTAL LEASED  ANNUAL NET  NET RENTABLE
                                   AREA SUBJECT  SQUARE FEET   RENT UNDER  SQUARE FOOT
                         NUMBER OF TO EXPIRING  REPRESENTED BY  EXPIRING  REPRESENTED BY
     YEAR OF LEASE       EXPIRING     LEASES       EXPIRING      LEASES      EXPIRING
       EXPIRATION         LEASES    (SQ. FT.)     LEASES(%)      ($000)     LEASES($)
     -------------       --------- ------------ -------------- ---------- --------------
4/1/98-12/31/98.........      6       330,588         6.60          585        1.77
1999....................     15     1,062,983        21.21        3,286        3.09
2000....................     13       827,424        16.51        3,154        3.81
2001....................     15     1,011,393        20.18        3,731        3.69
2002....................      1         2,766         0.06           12        4.57
2003....................      5       593,918        11.85        2,132        3.59
2004....................      1        60,290         1.20          256        4.25
2005....................      7       333,502         6.66          971        2.91
2006....................      3        97,750         1.95          457        4.68
2007....................      2        48,139         0.96          251        5.21
2008+...................      5       642,239        12.82        2,312        3.60
                            ---     ---------       ------       ------
                             73     5,010,992       100.00%      17,147        3.42
                            ===     =========       ======       ======

  The following table set forth detailed lease expiration information for each of the Properties for leases in place as of April 1, 1998, assuming that none of the tenants exercise renewal options or terminations rights, if any, at or prior to the schedule expirations:

OFFICE PROPERTIES

                                                           YEAR OF LEASE EXPIRATION
                   ---------------------------------------------------------------------------------------------------------
                   1998(1)  1999    2000    2001     2002      2003     2004    2005    2006     2007     2008+     TOTAL
                   ------- ------- ------- ------- --------- --------- ------- ------- ------ ---------- ------- -----------
77 West Wacker
Drive
 Square Footage
 of Expiring
 Leases..........    7,723   1,424  29,267  12,844    84,060    63,715  22,576  22,617  4,485    648,531   6,234     903,476
 Percentage of
 Total Leased
 Sq. Ft. (%).....      0.9     0.2     3.2     1.4       9.3       7.1     2.5     2.5    0.5       71.8     0.7      100.00%
 Annualized Net
 Rent of Expiring
 Leases ($)......   15,936  17,871 240,939 166,053 1,296,817 1,007,479 208,530 469,303 46,147 16,722,759 116,033 $20,307,868
 Annualized Net
 Rent per Square
 Foot ($)........     2.06   12.55    8.23   12.93     15.43     15.81    9.24   20.75  10.29      25.79   18.61 $     22.48
 Percentage of
 Total Annualized
 Net Rent (%)....      0.1     0.1     1.2     0.8       6.4       5.0     1.0     2.3    0.2       82.3     0.6      100.00%
 Number of Leases
 Expiring........        1       1       3       2         7         6       1       1      1          6       1          30
1990, 2000-2060
Algonquin Road
(Salt Creek
Office Center)
 Square Footage
 of Expiring
 Leases..........   14,838  14,512  36,811  21,411    27,458     6,110     --      --     --         --      --      121,140
 Percentage of
 Total Leased
 Sq. Ft. (%).....     12.2    12.0    30.4    17.7      22.7       5.0     --      --     --         --      --       100.00%
 Annualized Net
 Rent of Expiring
 Leases ($)......  133,457 143,213 410,431 201,369   274,350    64,882     --      --     --         --      --  $ 1,227,702
 Annualized Net
 Rent per Square
 Foot ($)........     8.99    9.87   11.15    9.40      9.99     10.62     --      --     --         --      --  $     10.13
 Percentage of
 Total Annualized
 Net Rent (%)....     10.9    11.7    33.4    16.4      22.3       5.3     --      --     --         --      --       100.00%
 Number of Leases
 Expiring........        9       8      10       6         6         1     --      --     --         --      --           40
1699 East
Woodfield Road
(Citibank Office
Plaza)
 Square Footage
 of Expiring
 Leases..........      965   6,417   8,987   8,196    64,267    15,374     --      --     --         --      --      104,206
 Percentage of
 Total Leased
 Sq. Ft. (%).....      0.9     6.2     8.6    7.9       61.7      14.8     --      --     --         --      --       100.00%
 Annualized Net
 Rent of Expiring
 Leases ($)......    4,534  66,070  43,616  62,713   645,333   164,459     --      --     --         --      --  $   986,724
 Annualized Net
 Rent per Square
 Foot ($)........     4.70   10.30    4.85    7.65     10.04     10.70     --      --     --         --      --  $      9.47
 Percentage of
 Total Annualized
 Net Rent (%)....      0.5     6.7     4.4     6.4      65.4      16.7     --      --     --         --      --       100.00%
 Number of Leases
 Expiring........        1       3       4       4        12         4     --      --     --         --      --           28
555 Huehl Road
 Square Footage
 of Expiring
 Leases..........      --      --      --      --        --     74,000     --      --     --         --      --       74,000
 Percentage of
 Total Leased
 Sq. Ft. (%).....      --      --      --      --        --     100.00     --      --     --         --      --       100.00%
 Annualized Net
 Rent of Expiring
 Leases ($)......      --      --      --      --        --    528,956     --      --     --         --      --  $   528,956
 Annualized Net
 Rent per Square
 Foot ($)........      --      --      --      --        --       7.15     --      --     --         --      --  $      7.15
 Percentage of
 Total Annualized
 Net Rent (%)....      --      --      --      --        --     100.00     --      --     --         --      --       100.00%
 Number of Leases
 Expiring........      --      --      --      --        --          1     --      --     --         --      --            1

                                                                   YEAR OF LEASE EXPIRATION
                       ------------------------------------------------------------------------------------------------------
                        1998(1)    1999      2000      2001      2002      2003     2004    2005    2006    2007      2008+
                       --------- --------- --------- --------- --------- --------- ------- ------- ------ --------- ---------
201 4th Avenue N.
 Square Footage
  of Expiring
  Leases.........         17,023     5,307    25,056    21,415     6,303       --      --   12,520    --        --    120,901
 Percentage of
  Total Leased
  Sq. Ft. (%)....            8.1       2.5      12.0      10.3       3.0       --      --      5.9    --        --       57.4
 Annualized Net
  Rent of Expir-
  ing Leases
  ($)............        208,366    45,245   219,659   162,828    56,023       --      --  131,683    --        --    969,903
 Annualized Net
  Rent per Square
  Foot ($).......          12.24      8.53      8.77      7.60      8.89       --      --    10.52    --        --       8.02
 Percentage of
  Total
  Annualized Net
  Rent (%).......           11.6       2.5      12.2       9.1       3.1       --      --      7.3    --        --       54.1
 Number of Leases
  Expiring.......              7         5         6         6         1       --      --        2    --        --          1
620 Market Street
 Square Footage
  of Expiring
  Leases.........         15,925     9,972     1,820     9,308    10,359     8,871  29,735     --     --        --        --
 Percentage of
  Total Leased
  Sq. Ft. (%)....           18.5      11.6       2.1      10.8      12.0      10.3    34.6     --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............        130,355    84,483    16,380    79,048    79,134   114,979 390,051     --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......           8.19      8.47      9.00      8.49      7.64     12.96   13.12     --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......           14.6       9.4       1.8       8.8       8.8      12.9    43.6     --     --        --        --
 Number of Leases
  Expiring.......              5         4         1         4         4         1       3     --     --        --        --
625 Gay Street
 Square Footage
  of Expiring
  Leases.........         26,805    13,382    18,605     2,314     8,321       --    6,670     --     --        --        --
 Percentage of Total
  Leased Sq. Ft.
  (%)............           35.2      17.6      24.4       3.0      10.9       --      8.8     --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............        213,967   137,189   152,472    17,335    46,178       --   58,048     --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......           7.98     10.25      8.20      7.49      5.55       --     8.70     --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......           34.2      21.9      24.4       2.8       7.4       --      9.3     --     --        --        --
 Number of Leases
  Expiring.......              6         4         3         1         2       --        1     --     --        --        --
4823 Old Kingston
 Pike
 Square Footage
  of Expiring
  Leases.........          1,873    25,398       --      4,964     1,100     1,303     --      --     --        --        --
 Percentage of Total
  Leased Sq. Ft.
  (%)............            5.4      73.3       --       14.3       3.2       3.8     --      --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............         10,977   238,680       --     34,121     7,178    14,740     --      --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......           5.86      9.40       --       6.87      6.53     11.31     --      --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......            3.6      78.1       --       11.2       2.3       4.8     --      --     --        --        --
 Number of Leases
  Expiring.......              2         3       --          3         1         1     --      --     --        --        --
941-961 Weigel
Drive
 Square Footage
  of Expiring
  Leases.........            --    123,077       --        --        --        --      --      --     --        --        --
 Percentage of
  Total Leased
  Sq. Ft. (%)....            --      100.0       --        --        --        --      --      --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............            --  1,571,076       --        --        --        --      --      --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......            --      12.76       --        --        --        --      --      --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......            --      100.0       --        --        --        --      --      --     --        --        --
 Number of Leases
  Expiring.......            --          1       --        --        --        --      --      --     --        --        --
4100 Madison
 Street
 Square Footage
  of Expiring
  Leases.........            --        739       939    13,067       --        --      --      --     --        --        --
 Percentage of
  Total Leased
  Sq. Ft. (%)....            --        5.0       6.4      88.6       --        --      --      --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............            --      3,981     1,402    51,671       --        --      --      --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......            --       5.39      1.49      3.95       --        --      --      --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......            --        7.0       2.5      90.6       --        --      --      --     --        --        --
 Number of Leases
  Expiring.......            --          1         1         3       --        --      --      --     --        --        --
                         TOTAL
                       -----------
201 4th Avenue N.
 Square Footage
  of Expiring
  Leases.........         208,525
 Percentage of
  Total Leased
  Sq. Ft. (%)....          100.00%
 Annualized Net
  Rent of Expir-
  ing Leases
  ($)............      $1,793,708
 Annualized Net
  Rent per Square
  Foot ($).......      $     8.60
 Percentage of
  Total
  Annualized Net
  Rent (%).......          100.00%
 Number of Leases
  Expiring.......              28
620 Market Street
 Square Footage
  of Expiring
  Leases.........          85,990
 Percentage of
  Total Leased
  Sq. Ft. (%)....          100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............      $  894,431
 Annualized Net
  Rent per Square
  Foot ($).......      $    10.40
 Percentage of
  Total
  Annualized Net
  Rent (%).......          100.00%
 Number of Leases
  Expiring.......              22
625 Gay Street
 Square Footage
  of Expiring
  Leases.........          76,097
 Percentage of Total
  Leased Sq. Ft.
  (%)............          100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............      $  625,189
 Annualized Net
  Rent per Square
  Foot ($).......      $     8.22
 Percentage of
  Total
  Annualized Net
  Rent (%).......          100.00%
 Number of Leases
  Expiring.......              17
4823 Old Kingston
 Pike
 Square Footage
  of Expiring
  Leases.........          34,638
 Percentage of Total
  Leased Sq. Ft.
  (%)............          100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............      $  305,695
 Annualized Net
  Rent per Square
  Foot ($).......      $     8.83
 Percentage of
  Total
  Annualized Net
  Rent (%).......          100.00%
 Number of Leases
  Expiring.......              10
941-961 Weigel
Drive
 Square Footage
  of Expiring
  Leases.........         123,077
 Percentage of
  Total Leased
  Sq. Ft. (%)....          100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............      $1,571,076
 Annualized Net
  Rent per Square
  Foot ($).......      $    12.76
 Percentage of
  Total
  Annualized Net
  Rent (%).......          100.00%
 Number of Leases
  Expiring.......               1
4100 Madison
 Street
 Square Footage
  of Expiring
  Leases.........          14,745
 Percentage of
  Total Leased
  Sq. Ft. (%)....          100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............      $   57,054
 Annualized Net
  Rent per Square
  Foot ($).......      $     3.87
 Percentage of
  Total
  Annualized Net
  Rent (%).......          100.00%
 Number of Leases
  Expiring.......               5

                                                               YEAR OF LEASE EXPIRATION
                   ------------------------------------------------------------------------------------------------------
                    1998(1)    1999      2000      2001      2002      2003     2004    2005    2006    2007      2008+
                   --------- --------- --------- --------- --------- --------- ------- ------- ------ --------- ---------
1600-1700 167th
 Street
 Square Footage
  of Expiring
  Leases.........      6,299     4,996     5,944     4,922     9,632       --      --    5,400    --        --        --
 Percentage of
  Total Leased
  Sq. Ft. (%)....       16.9      13.4      16.0      13.2      25.9       --      --     14.5    --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............     77,358    41,821    62,160    48,840   115,492       --      --  113,670    --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......      12.28      8.37     10.46      9.92     11.99       --      --    21.05    --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......       16.8       9.1      13.5      10.6      25.1       --      --     24.7    --        --        --
 Number of Leases
  Expiring.......          4         2         4         1         2       --      --        1    --        --        --
4343 Commerce
 Court
 Square Footage
  of Expiring
  Leases.........     40,338    25,943    12,549       429    23,351    12,094     --      --     --        --        --
 Percentage of
  Total Leased
  Sq. Ft. (%)....       35.2      22.6      10.9       0.4      20.4      10.5     --      --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............    620,221   410,124   208,200     1,512   419,615   211,579     --      --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......      15.38     15.81     16.59      3.52     17.97     17.49     --      --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......       33.1      21.9      11.1       0.1      22.4      11.3     --      --     --        --        --
 Number of Leases
  Expiring.......          5         4         3         1         5         1     --      --     --        --        --
1301 East Tower
Road
 Square Footage
  of Expiring
  Leases.........        --        --        --     50,400       --        --      --      --     --        --        --
 Percentage of
  Total Leased
  Sq. Ft (%).....        --        --        --      100.0       --        --      --      --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............        --        --        --    524,412       --        --      --      --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......        --        --        --      10.41       --        --      --      --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......        --        --        --      100.0       --        --      --      --     --        --        --
 Number of Leases
  Expiring.......        --        --        --          1       --        --      --      --     --        --        --
280 Shuman Boule-
vard
 Square Footage
  of Expiring
  Leases.........        --      6,533    18,208     1,586     9,674       --   22,988     --     --        --        --
 Percentage of
  Total Leased
  Sq. Ft (%).....        --       11.1      30.9       2.7      16.4       --     39.0     --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............        --     75,388   210,785    15,819   119,110       --  171,925     --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......        --      11.54     11.58      9.97     12.31       --     7.48     --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......        --       12.7      35.5       2.7      20.1       --     29.0     --     --        --        --
 Number of Leases
  Expiring.......        --          1         6         1         1       --        1     --     --        --        --
2205-2255 Enter-
prise Drive
 Square Footage
  of Expiring
  Leases.........      6,966    16,881    27,144    14,721     2,726    37,908  16,618     --     --        --        --
 Percentage of
  Total Leased
  Sq. Ft (%).....        5.7      13.7      22.1      12.0       2.2      30.8    13.5     --     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............     73,990   145,044   265,123   133,416    34,080   432,528 164,682     --     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......      10.62      8.59      9.77      9.06     12.50     11.41    9.91     --     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......        5.9      11.6      21.2      10.7       2.7      34.6    13.2     --     --        --        --
 Number of Leases
  Expiring.......          3         4         6         2         1         1       1     --     --        --        --
                     TOTAL
                   -----------
1600-1700 167th
 Street
 Square Footage
  of Expiring
  Leases.........      37,193
 Percentage of
  Total Leased
  Sq. Ft. (%)....      100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $  459,341
 Annualized Net
  Rent per Square
  Foot ($).......  $    12.35
 Percentage of
  Total
  Annualized Net
  Rent (%).......      100.00%
 Number of Leases
  Expiring.......          14
4343 Commerce
 Court
 Square Footage
  of Expiring
  Leases.........     114,704
 Percentage of
  Total Leased
  Sq. Ft. (%)....      100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $1,871,251
 Annualized Net
  Rent per Square
  Foot ($).......  $    16.31
 Percentage of
  Total
  Annualized Net
  Rent (%).......      100.00%
 Number of Leases
  Expiring.......          19
1301 East Tower
Road
 Square Footage
  of Expiring
  Leases.........      50,400
 Percentage of
  Total Leased
  Sq. Ft (%).....      100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $  524,412
 Annualized Net
  Rent per Square
  Foot ($).......  $    10.41
 Percentage of
  Total
  Annualized Net
  Rent (%).......      100.00%
 Number of Leases
  Expiring.......           1
280 Shuman Boule-
vard
 Square Footage
  of Expiring
  Leases.........      58,989
 Percentage of
  Total Leased
  Sq. Ft (%).....      100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $  593,027
 Annualized Net
  Rent per Square
  Foot ($).......  $    10.05
 Percentage of
  Total
  Annualized Net
  Rent (%).......      100.00%
 Number of Leases
  Expiring.......          10
2205-2255 Enter-
prise Drive
 Square Footage
  of Expiring
  Leases.........     122,964
 Percentage of
  Total Leased
  Sq. Ft (%).....      100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $1,248,864
 Annualized Net
  Rent per Square
  Foot ($).......  $    10.16
 Percentage of
  Total
  Annualized Net
  Rent (%).......      100.00%
 Number of Leases
  Expiring.......          18

                                                               YEAR OF LEASE EXPIRATION
                   -----------------------------------------------------------------------------------------------------
                    1998(1)    1999      2000      2001      2002     2003    2004    2005    2006     2007      2008+
                   --------- --------- --------- --------- --------- ------- ------- ------- ------- --------- ---------
33 North Dearborn
Street
 Square Footage
  of Expiring
  Leases.........     21,864     9,000    46,821    21,532    41,244  50,346  29,326  13,928  26,558     2,634     1,986
 Percentage of
  Total Leased
  Sq. Ft (%).....        8.2       3.4      17.5       8.0      15.4    18.8    10.9     5.2     9.9       1.0       0.7
 Annualized Net
  Rent of
  Expiring Leases
  ($)............    252,191    43,707   397,433   199,996   253,938 474,138 232,978 207,006 215,036    28,068    53,877
 Annualized Net
  Rent per Square
  Foot ($).......      11.53      4.86      8.49      9.29      6.16    9.42    7.94   14.86    8.10     10.66     27.13
 Percentage of
  Total
  Annualized Net
  Rent (%).......       10.7       1.9      16.9       8.5      10.8    20.1     9.9     8.8     9.1       1.2       2.3
 Number of Leases
  Expiring.......          8         4        12         6         9       7       3       3       2         1         1
2675 North May-
fair Road
 Square Footage
  of Expiring
  Leases.........     11,967    60,156     1,750     1,810       --    3,217   3,106     --      --     10,835       --
 Percentage of
  Total Leased
  Sq. Ft (%).....       12.9      64.8       1.9       1.9       --      3.5     3.3     --      --       11.7       --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............    178,280   652,750    19,508     7,755       --   48,072  40,040     --      --      6,226       --
 Annualized Net
  Rent per Square
  Foot ($).......      14.90     10.85     11.15      4.28       --    14.94   12.89     --      --       0.57       --
 Percentage of
  Total
  Annualized Net
  Rent (%).......       18.7      68.5       2.0       0.8       --      5.0     4.2     --      --        0.7       --
 Number of Leases
  Expiring.......          5         6         1         1       --        1       1     --      --          2       --
3800 North Wilke
Road
 Square Footage
  of Expiring
  Leases.........     12,650     5,608    30,227    40,129   114,349     --      --   23,194     --        --        --
 Percentage of
  Total Leased
  Sq. Ft (%).....        5.6       2.5      13.4      17.7      50.6     --      --     10.3     --        --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............     79,736    57,568   242,562   411,624 2,004,798     --      --  372,063     --        --        --
 Annualized Net
  Rent per Square
  Foot ($).......       6.30     10.27      8.02     10.26     17.53     --      --    16.04     --        --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......        2.5       1.8       7.7      13.0      63.3     --      --     11.7     --        --        --
 Number of Leases
  Expiring.......          3         2         6         5         6     --      --        1     --        --        --
1701 Golf Road
 Square Footage
  of Expiring
  Leases.........    177,298   185,548   272,350   151,692    26,281  28,235  27,633  21,027   1,582       100       --
 Percentage of
  Total Leased
  Sq. Ft (%).....       19.9      20.8      30.5      17.0       2.9     3.2     3.1     2.4     0.2       0.0       --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  1,570,366 1,951,913 2,193,166 1,479,326   281,957 187,891 202,983 208,590  37,968       --        --
 Annualized Net
  Rent per Square
  Foot ($).......       8.86     10.52      8.05      9.75     10.73    6.65    7.35    9.92   24.00       --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......       19.4      24.1      27.0      18.2       3.5     2.3     2.5     2.6     0.5       0.0       --
 Number of Leases
  Expiring.......         23        23        39        19         6      10       4       4       1         1       --
122 South Michi-
gan Avenue
 Square Footage
  of Expiring
  Leases.........      7,914    25,827    13,345    15,091    42,871   4,339     --   22,507  19,420    36,594    86,148
 Percentage of
  Total Leased
  Sq. Ft (%).....        2.9       9.4       4.9       5.5      15.6     1.6     --      8.2     7.1      13.4      31.4
 Annualized Net
  Rent of
  Expiring Leases
  ($)............     59,106   143,622   181,238   338,983   555,775  57,953     --  245,322 184,573   394,395   839,680
 Annualized Net
  Rent per Square
  Foot ($).......       7.47      5.56     13.58     22.46     12.96   13.36     --    10.90    9.50     10.78      9.75
 Percentage of
  Total
  Annualized Net
  Rent (%).......        2.0       4.8       6.0      11.3      18.5     1.9     --      8.2     6.2      13.1      28.0
 Number of Leases
  Expiring.......          5         9         8         6         9       2     --        3       2         1         5
                      TOTAL
                   ------------
33 North Dearborn
Street
 Square Footage
  of Expiring
  Leases.........      265,239
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 2,358,367
 Annualized Net
  Rent per Square
  Foot ($).......  $      8.89
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......           56
2675 North May-
fair Road
 Square Footage
  of Expiring
  Leases.........       92,841
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $   952,630
 Annualized Net
  Rent per Square
  Foot ($).......  $     10.26
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......           17
3800 North Wilke
Road
 Square Footage
  of Expiring
  Leases.........      226,157
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 3,168,351
 Annualized Net
  Rent per Square
  Foot ($).......  $     14.01
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......           23
1701 Golf Road
 Square Footage
  of Expiring
  Leases.........      891,746
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 8,114,161
 Annualized Net
  Rent per Square
  Foot ($).......  $      9.10
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......          130
122 South Michi-
gan Avenue
 Square Footage
  of Expiring
  Leases.........      274,056
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 3,000,648
 Annualized Net
  Rent per Square
  Foot ($).......  $     10.95
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......           50

                                                                   YEAR OF LEASE EXPIRATION
                   ------------------------------------------------------------------------------------------------------------
                    1998(1)    1999      2000      2001      2002      2003      2004      2005     2006      2007      2008+
                   --------- --------- --------- --------- --------- --------- --------- --------- ------- ---------- ---------
208 South LaSalle
Street
 Square Footage
  of Expiring
  Leases.........     57,352    70,098    52,373    98,129    67,315    24,951    34,210   229,058  15,049     33,825    86,905
 Percentage of
  Total Leased
  Sq. Ft (%).....        7.4       9.2       6.8      12.7       8.7       3.2       4.4      29.7     2.0        4.4      11.3
 Annualized Net
  Rent of
  Expiring Leases
  ($)............    486,720   684,327   473,866 1,000,834   948,193   243,370   308,433 2,010,744 146,857    247,507   781,494
 Annualized Net
  Rent per Square
  Foot ($).......       8.49      9.65      9.05     10.20     14.09      9.75      9.02      8.78    9.76       7.32      8.99
 Percentage of
  Total
  Annualized Net
  Rent (%).......        6.6       9.3       6.5      13.6      12.9       3.3       4.2      27.4     2.0        3.4      10.7
 Number of Leases
  Expiring.......         23        42        30        17        19         9         6        10       2          3         4
1700 East Golf
Road
 Square Footage
  of Expiring
  Leases.........        --      3,334    23,740   167,012    16,683       --        --        --      --         --        --
 Percentage of
  Total Leased
  Sq. Ft (%).....        --        1.6      11.3      79.2       7.9       --        --        --      --         --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............        --     38,959   435,132 3,157,119   207,192       --        --        --      --         --        --
 Annualized Net
  Rent per Square
  Foot ($).......        --      11.69     18.33     18.90     12.42       --        --        --      --         --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......        --        1.0      11.3      82.3       5.4       --        --        --      --         --        --
 Number of Leases
  Expiring.......        --          2         2         5         3       --        --        --      --         --        --
6400 Schafer
Court
 Square Footage
  of Expiring
  Leases.........      5,341    15,254     2,694    40,304    20,333    48,386     6,454    17,874     --         --        --
 Percentage of
  Total Leased
  Sq. Ft (%).....        3.4       9.7       1.7      25.7      13.0      30.8       4.1      11.4     --         --        --
 Annualized Net
  Rent of
  Expiring Leases
  ($)............     65,805   145,834    32,673   604,332   242,992   621,852   140,772   233,806     --         --        --
 Annualized Net
  Rent per Square
  Foot ($).......      12.32      9.56     12.13     14.99     11.95     12.85     21.81     13.08     --         --        --
 Percentage of
  Total
  Annualized Net
  Rent (%).......        3.1       7.0       1.6      28.8      11.6      29.8       6.7      11.2     --         --        --
 Number of Leases
  Expiring.......          1         2         1         6         4         6         1         1     --         --        --
2100 Swift Drive
 Square Footage
  of Expiring
  Leases.........        --        --        --        --        --        --        --        --      --         --     58,000
 Percentage of
  Total Leased
  Sq. Ft (%).....        --        --        --        --        --        --        --        --      --         --      100.0
 Annualized Net
  Rent of
  Expiring Leases
  ($)............        --        --        --        --        --        --        --        --      --         --  1,064,300
 Annualized Net
  Rent per Square
  Foot ($).......        --        --        --        --        --        --        --        --      --         --      18.35
 Percentage of
  Total
  Annualized Net
  Rent (%).......        --        --        --        --        --        --        --        --      --         --     100.0%
 Number of Leases
  Expiring.......        --        --        --        --        --        --        --        --      --         --          1
OFFICE SUBTOTALS
 Square Footage
  of Expiring
  Leases.........    433,141   630,216   628,630   701,276   576,327   378,849   199,316   368,125  67,094    732,519   360,174
 Percentage of
  Aggregate
  Leased Sq. Ft
  (%)............       8.53     12.42     12.39     13.82     11.35      7.46      3.93      7.25    1.32      14.43      7.10
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  4,181,366 6,698,863 5,806,746 8,699,106 7,588,155 4,172,879 1,918,444 3,992,186 630,581 17,398,954 3,825,287
 Annualized Net
  Rent per Square
  Foot ($).......       9.65     10.63      9.24     12.40     13.17     11.01      9.63     10.84    9.40      23.75     10.62
 Percentage of
  Total
  Annualized Net
  Rent (%).......        6.4      10.3       8.9      13.4      11.7       6.4       3.0       6.1     1.0       26.8       5.9
 Number of Leases
  Expiring.......        111       131       146       100        98        51        22        26       8         14        13
                      TOTAL
                   ------------
208 South LaSalle
Street
 Square Footage
  of Expiring
  Leases.........      770,075
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 7,332,345
 Annualized Net
  Rent per Square
  Foot ($).......  $      9.52
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......          165
1700 East Golf
Road
 Square Footage
  of Expiring
  Leases.........      210,769
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 3,838,402
 Annualized Net
  Rent per Square
  Foot ($).......  $     18.21
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......           12
6400 Schafer
Court
 Square Footage
  of Expiring
  Leases.........      156,640
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 2,088,065
 Annualized Net
  Rent per Square
  Foot ($).......  $     13.33
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......           22
2100 Swift Drive
 Square Footage
  of Expiring
  Leases.........       58,000
 Percentage of
  Total Leased
  Sq. Ft (%).....       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $ 1,064,300
 Annualized Net
  Rent per Square
  Foot ($).......  $     18.35
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......            1
OFFICE SUBTOTALS
 Square Footage
  of Expiring
  Leases.........    5,075,667
 Percentage of
  Aggregate
  Leased Sq. Ft
  (%)............       100.00%
 Annualized Net
  Rent of
  Expiring Leases
  ($)............  $64,912,567
 Annualized Net
  Rent per Square
  Foot ($).......  $     12.79
 Percentage of
  Total
  Annualized Net
  Rent (%).......       100.00%
 Number of Leases
  Expiring.......          720

INDUSTRIAL PROPERTIES

                                                       YEAR OF LEASE EXPIRATION
                          ----------------------------------------------------------------------------------
                          1998(1)  1999    2000    2001   2002 2003 2004  2005   2006 2007 2008+    TOTAL
                          ------- ------- ------- ------- ---- ---- ---- ------- ---- ---- ----- -----------
Warehouse/Distribution
 Facilities:
425 East Algonquin Road
 Square Footage of
  Expiring Leases.......    --     57,404     --      --  --   --   --   247,102 --   --    --       304,506
 Percentage of Total
  Leased Sq. Ft. (%)....    --       18.9     --      --  --   --   --      81.1 --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --    166,657     --      --  --   --   --   779,610 --   --    --   $   946,266
 Annualized Net Rent per
  Square Foot ($).......    --       2.90     --      --  --   --   --      3.16 --   --    --   $      3.11
 Percentage of Total
  Annualized Net Rent
  (%)...................    --       17.6     --      --  --   --   --     82.39 --   --    --        100.00%
 Number of Leases
  Expiring..............    --          1     --      --  --   --   --         6 --   --    --             7
801 Technology Way
 Square Footage of
  Expiring Leases.......    --        --   43,614     --  --   --   --       --  --   --    --        43,614
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --    100.0     --  --   --   --       --  --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --  303,409     --  --   --   --       --  --   --    --   $   303,409
 Annualized Net Rent per
  Square Foot ($).......    --        --     6.96     --  --   --   --       --  --   --    --   $      6.96
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --    100.0     --  --   --   --       --  --   --    --        100.00%
 Number of Leases
  Expiring..............    --        --        1     --  --   --   --       --  --   --    --             1
1001 Technology Way
 Square Footage of
  Expiring Leases ......    --        --      --  212,831 --   --   --       --  --   --    --       212,831
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --      --    100.0 --   --   --       --  --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --      --  906,277 --   --   --       --  --   --    --   $   906,277
 Annualized Net Rent per
  Square Foot ($).......    --        --      --     4.26 --   --   --       --  --   --    --   $      4.26
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --      --    100.0 --   --   --       --  --   --    --        100.00%
 Number of Leases
  Expiring..............    --        --      --        2 --   --   --       --  --   --    --             2
3818 Grandville
 Square Footage of
  Expiring Leases ......    --        --      --  155,332 --   --   --       --  --   --    --       155,332
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --      --   100.00 --   --   --       --  --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --      --  551,429 --   --   --       --  --   --    --   $   551,429
 Annualized Net Rent per
  Square Foot ($).......    --        --      --     3.55 --   --   --       --  --   --    --   $      3.55
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --      --   100.00 --   --   --       --  --   --    --        100.00%
 Number of Leases
  Expiring..............    --        --      --        1 --   --   --       --  --   --    --             1
1200 Northwestern
 Square Footage of
  Expiring Leases ......    --        --      --  189,900 --   --   --       --  --   --    --       189,900
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --      --   100.00 --   --   --       --  --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --      --  489,942 --   --   --       --  --   --    --   $   489,942
 Annualized Net Rent per
  Square Foot ($).......    --        --      --     2.58 --   --   --       --  --   --    --   $      2.58
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --      --   100.00 --   --   --       --  --   --    --        100.00%
 Number of Leases
  Expiring..............    --        --      --        1 --   --   --       --  --   --    --             1

                                                         YEAR OF LEASE EXPIRATION
                          ---------------------------------------------------------------------------------------
                          1998(1)  1999    2000    2001   2002  2003   2004  2005   2006 2007  2008+     TOTAL
                          ------- ------- ------- ------- ---- ------- ---- ------- ---- ---- ------- -----------
306-310 Era Drive
 Square Footage.........      --   36,495     --      --  --       --  --       --  --   --       --       36,495
 Percentage of Total
  Leased Sq. Ft. (%)....      --   100.00     --      --  --       --  --       --  --   --       --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...      --  295,341     --      --  --       --  --       --  --   --       --  $   295,341
 Annualized Net Rent per
  Square Foot ($).......      --     8.09     --      --  --       --  --       --  --   --       --  $      8.09
 Percentage of Total
  Annualized Net Rent
  (%)...................      --   100.00     --      --  --       --  --       --  --   --       --       100.00%
 Number of Leases
  Expiring..............      --        2     --      --  --       --  --       --  --   --       --            2
2160 McGaw Road
 Square Footage of
  Expiring Leases.......  310,100     --      --      --  --       --  --       --  --   --       --      310,100
 Percentage of Total
  Leased Sq. Ft. (%)....   100.00     --      --      --  --       --  --       --  --   --       --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...  486,852     --      --      --  --       --  --       --  --   --       --  $   486,852
 Annualized Net Rent per
  Square Foot ($).......     1.57     --      --      --  --       --  --       --  --   --       --  $      1.57
 Percentage of Total
  Annualized Net Rent
  (%)...................   100.00     --      --      --  --       --  --       --  --   --       --        100.0%
 Number of Leases
  Expiring..............        1     --      --      --  --       --  --       --  --   --       --            1
4849 Groveport Road
 Square Footage of
  Expiring Leases.......      --      --      --      --  --       --  --       --  --   --   132,100     132,100
 Percentage of Total
  Leased Sq. Ft. (%)....      --      --      --      --  --       --  --       --  --   --    100.00      100.00%
 Annualized Net Rent of
  Expiring Leases ($)...      --      --      --      --  --       --  --       --  --   --   287,688 $   287,688
 Annualized Net Rent per
  Square Foot ($).......      --      --      --      --  --       --  --       --  --   --      2.18 $      2.18
 Percentage of Total
  Annualized Net Rent
  (%)...................      --      --      --      --  --       --  --       --  --   --     100.0       100.0%
 Number of Leases
  Expiring..............      --      --      --      --  --       --  --       --  --   --         1           1
2400 McGaw Road
 Square Footage of
  Expiring Leases.......      --      --      --      --  --       --  --    86,400 --   --       --       86,400
 Percentage of Total
  Leased Sq. Ft. (%)....      --      --      --      --  --       --  --     100.0 --   --       --          100%
 Annualized Net Rent of
  Expiring Leases ($)...      --      --      --      --  --       --  --   191,352 --   --       --  $   191,352
 Annualized Net Rent per
  Square Foot ($).......      --      --      --      --  --       --  --      2.21 --   --       --  $      2.21
 Percentage of Total
  Annualized Net Rent
  (%)...................      --      --      --      --  --       --  --     100.0 --   --       --        100.0%
 Number of Leases
  Expiring..............      --      --      --      --  --       --  --         1 --   --       --            1
5160 Blazer Memorial
 Parkway
 Square Footage of
  Expiring Leases.......      --      --      --   27,680 --    29,768 --       --  --   --       --       57,448
 Percentage of Total
  Leased Sq. Ft. (%)....      --      --      --     48.2 --      51.8 --       --  --   --       --          100%
 Annualized Net Rent of
  Expiring Leases ($)...      --      --      --  188,112 --   154,092 --       --  --   --       --  $   342,204
 Annualized Net Rent per
  Square Foot ($).......      --      --      --     6.80 --      5.18 --       --  --   --       --  $      5.96
 Percentage of Total
  Annualized Net Rent
  (%)...................      --      --      --     55.0 --      45.0 --       --  --   --       --        100.0%
 Number of Leases
  Expiring..............      --      --      --        1 --         1 --       --  --   --       --            2
600 London Road
 Square Footage of
  Expiring Leases.......      --      --   52,441     --  --       --  --       --  --   --       --       52,441
 Percentage of Total
  Leased Sq. Ft. (%)....      --      --    100.0     --  --       --  --       --  --   --       --          100%
 Annualized Net Rent of
  Expiring Leases ($)...      --      --  113,860     --  --       --  --       --  --   --       --  $   133,860
 Annualized Net Rent per
  Square Foot ($).......      --      --     2.55     --  --       --  --       --  --   --       --  $      2.55
 Percentage of Total
  Annualized Net Rent
  (%)...................      --      --    100.0     --  --       --  --       --  --   --       --        100.0%
 Number of Leases
  Expiring..............      --      --        1     --  --       --  --       --  --   --       --            1

                                                       YEAR OF LEASE EXPIRATION
                          ----------------------------------------------------------------------------------
                          1998(1)  1999    2000    2001   2002  2003   2004 2005 2006 2007 2008+    TOTAL
                          ------- ------- ------- ------- ---- ------- ---- ---- ---- ---- ----- -----------
1401 South Jefferson
Street
 Square Footage of
  Expiring Leases.......     --    17,265     --      --  --       --  --   --   --   --    --        17,265
 Percentage of Total
  Leased Sq. Ft. (%)....     --    100.00     --      --  --       --  --   --   --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...     --    88,944     --      --  --       --  --   --   --   --    --   $    88,944
 Annualized Net Rent per
  Square Foot ($).......     --      5.15     --      --  --       --  --   --   --   --    --   $      5.15
 Percentage of Total
  Annualized Net Rent
  (%)...................     --    100.00     --      --  --       --  --   --   --   --    --        100.00%
 Number of Leases
  Expiring..............     --         1     --      --  --       --  --   --   --   --    --             1
1051 North Kirk Road
 Square Footage of
  Expiring Leases.......     --       --      --      --  --   120,004 --   --   --   --    --       120,004
 Percentage of Total
  Leased Sq. Ft. (%)....     --       --      --      --  --    100.00 --   --   --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...     --       --      --      --  --   474,012 --   --   --   --    --   $   474,012
 Annualized Net Rent per
  Square Foot ($).......     --       --      --      --  --      3.95 --   --   --   --    --   $   3.95
 Percentage of Total
  Annualized Net Rent
  (%)...................     --       --      --      --  --    100.00 --   --   --   --    --        100.00%
 Number of Leases
  Expiring..............     --       --      --      --  --         1 --   --   --   --    --             1
4211 Madison Street
 Square Footage of
  Expiring Leases.......     --    26,035     --   64,299 --       --  --   --   --   --    --        90,334
 Percentage of Total
  Leased Sq. Ft. (%)....     --      28.8     --     71.2 --       --  --   --   --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...     --   108,084     --  241,116 --       --  --   --   --   --    --   $   349,200
 Annualized Net Rent per
  Square Foot ($).......     --      4.15     --     3.75 --       --  --   --   --   --    --   $      3.87
 Percentage of Total
  Annualized Net Rent
  (%)...................     --      31.0     --     69.0 --       --  --   --   --   --    --        100.00%
 Number of Leases
  Expiring..............     --         1     --        1 --       --  --   --   --   --    --             2
200 East Fullerton Ave-
nue
 Square Footage of
  Expiring Leases.......     --    66,254     --      --  --       --  --   --   --   --    --        66,254
 Percentage of Total
  Leased Sq. Ft. (%)....     --    100.00     --      --  --       --  --   --   --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...     --   248,448     --      --  --       --  --   --   --   --    --   $   248,448
 Annualized Net Rent per
  Square Foot ($).......     --      3.75     --      --  --       --  --   --   --   --    --   $      3.75
 Percentage of Total
  Annualized Net Rent
  (%)...................     --    100.00     --      --  --       --  --   --   --   --    --        100.00%
 Number of Leases
  Expiring..............     --         1     --      --  --       --  --   --   --   --    --             1
350 Randy Road
 Square Footage of
  Expiring Leases.......   3,150    3,150   3,150  12,600 --     3,150 --   --   --   --    --        25,200
 Percentage of Total
  Leased Sq. Ft. (%)....    12.5     12.5    12.5   50. 0 --      12.5 --   --   --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...  13,944   21,720  13,512  62,973 --    33,332 --   --   --   --    --   $   145,481
 Annualized Net Rent per
  Square Foot ($).......    4.43     6.90    4.29    5.00 --     10.58 --   --   --   --    --   $      5.77
 Percentage of Total
  Annualized Net Rent
  (%)...................    9.60     14.9     9.3    43.3 --      22.9 --   --   --   --    --        100.00%
 Number of Leases
  Expiring..............       1        1       1       2 --         1 --   --   --   --    --             6
4248, 4250 and 4300 Mad-
ison Street
 Square Footage of
  Expiring Leases.......  11,872   62,847  36,730     --  --       --  --   --   --   --    --       111,449
 Percentage of Total
  Leased Sq. Ft. (%)....    10.7     56.4    33.0     --  --       --  --   --   --   --    --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...  47,484  323,818 173,280     --  --       --  --   --   --   --    --   $   544,582
 Annualized Net Rent per
  Square Foot ($).......    4.00     5.15    4.72     --  --       --  --   --   --   --    --   $      4.89
 Percentage of Total
  Annualized Net Rent
  (%)...................     8.7     59.5    31.8     --  --       --  --   --   --   --    --        100.00%
 Number of Leases
  Expiring..............       1        2       1     --  --       --  --   --   --   --    --             4

                                                          YEAR OF LEASE EXPIRATION
                          ----------------------------------------------------------------------------------------
                          1998(1)  1999    2000    2001   2002 2003  2004   2005  2006    2007   2008+    TOTAL
                          ------- ------- ------- ------- ---- ---- ------- ---- ------- ------- ----- -----------
370 Carol Lane
 Square Footage of
  Expiring Leases.......    --        --      --      --  --   --    60,290 --       --      --   --        60,290
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --      --      --  --   --    100.00 --       --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --      --      --  --   --   256,224 --       --      --   --   $   256,224
 Annualized Net Rent per
  Square Foot ($).......    --        --      --      --  --   --      4.25 --       --      --   --   $      4.25
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --      --      --  --   --    100.00 --       --      --   --        100.00%
 Number of Leases
  Expiring..............    --        --      --      --  --   --         1 --       --      --   --             1
388 Carol Lane
 Square Footage of
  Expiring Leases.......    --        --   36,184     --  --   --       --  --       --      --   --        36,184
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --   100.00     --  --   --       --  --       --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --  179,760     --  --   --       --  --       --      --   --   $   179,760
 Annualized Net Rent per
  Square Foot ($).......    --        --     4.97     --  --   --       --  --       --      --   --   $      4.97
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --   100.00     --  --   --       --  --       --      --   --        100.00%
 Number of Leases
  Expiring..............    --        --        1     --  --   --       --  --       --      --   --             1
342-346 Carol Lane
 Square Footage of
  Expiring Leases.......    --        --   67,935     --  --   --       --  --       --      --   --        67,935
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --   100.00     --  --   --       --  --       --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --  309,504     --  --   --       --  --       --      --   --   $   309,504
 Annualized Net Rent per
  Square Foot ($).......    --        --     4.56     --  --   --       --  --       --      --   --   $      4.56
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --   100.00     --  --   --       --  --       --      --   --        100.00%
 Number of Leases
  Expiring..............    --        --        2     --  --   --       --  --       --      --   --             2
343 Carol Lane
 Square Footage of
  Expiring Leases.......    --        --      --      --  --   --       --  --       --   30,084  --        30,084
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --      --      --  --   --       --  --       --   100.00  --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --      --      --  --   --       --  --       --  201,744  --   $   201,744
 Annualized Net Rent per
  Square Foot ($).......    --        --      --      --  --   --       --  --       --     6.71  --   $      6.71
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --      --      --  --   --       --  --       --   100.00  --        100.00%
 Number of Leases
  Expiring..............    --        --      --      --  --   --       --  --       --        1  --             1
4160-4190 Madison Street
 Square Footage of
  Expiring Leases.......    --     36,625     --   42,907 --   --       --  --       --      --   --        79,532
 Percentage of Total
  Leased Sq. Ft. (%)....    --       46.1     --     53.9 --   --       --  --       --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --    157,412     --  157,001 --   --       --  --       --      --   --   $   314,413
 Annualized Net Rent per
  Square Foot ($).......    --       4.30     --     3.66 --   --       --  --       --      --   --   $      3.95
 Percentage of Total
  Annualized Net Rent
  (%)...................    --       50.1     --     49.9 --   --       --  --       --      --   --        100.00%
 Number of Leases
  Expiring..............    --          1     --        2 --   --       --  --       --      --   --             3
11039 Gage Avenue
 Square Footage of
  Expiring Leases.......    --        --      --      --  --   --       --  --    21,935     --   --        21,935
 Percentage of Total
  Leased Sq. Ft. (%)....    --        --      --      --  --   --       --  --    100.00     --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --        --      --      --  --   --       --  --   107,376     --   --   $   107,376
 Annualized Net Rent per
  Square Foot ($).......    --        --      --      --  --   --       --  --      4.90     --   --   $      4.90
 Percentage of Total
  Annualized Net Rent
  (%)...................    --        --      --      --  --   --       --  --    100.00     --   --        100.00%
 Number of Leases
  Expiring..............    --        --      --      --  --   --       --  --         1     --   --             1

                                                          YEAR OF LEASE EXPIRATION
                          ----------------------------------------------------------------------------------------
                          1998(1)   1999      2000     2001   2002  2003   2004 2005  2006   2007 2008+   TOTAL
                          ------- --------- --------- ------- ---- ------- ---- ---- ------- ---- ----- ----------
11045 Gage Avenue
 Square Footage of
  Expiring Leases.......    --          --        --  136,600 --       --  --   --       --  --    --      136,600
 Percentage of Total
  Leased Sq. Ft. (%)....    --          --        --   100.00 --       --  --   --       --  --    --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --          --        --  534,612 --       --  --   --       --  --    --   $  534,612
 Annualized Net Rent per
  Square Foot ($).......    --          --        --     3.91 --       --  --   --       --  --    --   $     3.91
 Percentage of Total
  Annualized Net Rent
  (%)...................    --          --        --   100.00 --       --  --   --       --  --    --       100.00%
 Number of Leases
  Expiring..............    --          --        --        1 --       --  --   --       --  --    --            1
550 Kehoe Boulevard
 Square Footage of
  Expiring Leases.......    --          --        --      --  --       --  --   --    44,575 --    --       44,575
 Percentage of Total
  Leased Sq. Ft. (%)....    --          --        --      --  --       --  --   --    100.00 --    --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --          --        --      --  --       --  --   --   291,972 --    --   $  291,972
 Annualized Net Rent per
  Square Foot ($).......    --          --        --      --  --       --  --   --      6.55 --    --   $     6.55
 Percentage of Total
  Annualized Net Rent
  (%)...................    --          --        --      --  --       --  --   --    100.00 --    --       100.00%
 Number of Leases
  Expiring..............    --          --        --      --  --       --  --   --         1 --    --            1
475 Superior Avenue
 Square Footage of
  Expiring Leases.......    --      450,000       --      --  --       --  --   --       --  --    --      450,000
 Percentage of Total
  Leased Sq. Ft. (%)....    --       100.00       --      --  --       --  --   --       --  --    --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --    1,258,200       --      --  --       --  --   --       --  --    --   $1,258,200
 Annualized Net Rent per
  Square Foot ($).......    --         2.80       --      --  --       --  --   --       --  --    --   $     2.80
 Percentage of Total
  Annualized Net Rent
  (%)...................    --       100.00       --      --  --       --  --   --       --  --    --       100.00%
 Number of Leases
  Expiring..............    --            1       --      --  --       --  --   --       --  --    --            1
1301 Ridgeview Drive
 Square Footage of
  Expiring Leases ......    --          --    217,600     --  --       --  --   --       --  --    --      217,600
 Percentage of Total
  Leased Sq. Ft. (%)....    --          --     100.00     --  --       --  --   --       --  --    --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --          --  1,030,568     --  --       --  --   --       --  --    --   $1,030,568
 Annualized Net Rent per
  Square Foot ($).......    --          --       4.74     --  --       --  --   --       --  --    --   $     4.74
 Percentage of Total
  Annualized Net Rent
  (%)...................    --          --     100.00     --  --       --  --   --       --  --    --       100.00%
 Number of Leases
  Expiring..............    --          --          1     --  --       --  --   --       --  --    --            1
515 Huehl Road/500
 Lindberg
 Square Footage of
  Expiring Leases ......    --          --        --      --  --   201,244 --   --       --  --    --      201,244
 Percentage of Total
  Leased Sq. Ft. (%)....    --          --        --      --  --    100.00 --   --       --  --    --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --          --        --      --  --   821,580 --   --       --  --    --   $  821,580
 Annualized Net Rent per
  Square Foot ($).......    --          --        --      --  --      4.08 --   --       --  --    --   $     4.08
 Percentage of Total
  Annualized Net Rent
  (%)...................    --          --        --      --  --    100.00 --   --       --  --    --       100.00%
 Number of Leases
  Expiring..............    --          --        --      --  --         1 --   --       --  --    --            1
455 Academy Drive
 Square Footage of
  Expiring Leases.......    --          --        --  105,444 --       --  --   --       --  --    --      105,444
 Percentage of Total
  Leased Sq. Ft. (%)....    --          --        --   100.00 --       --  --   --       --  --    --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)...    --          --        --  405,648 --       --  --   --       --  --    --   $  405,648
 Annualized Net Rent per
  Square Foot ($).......    --          --        --     3.85 --       --  --   --       --  --    --   $     3.85
 Percentage of Total
  Annualized Net Rent
  (%)...................    --          --        --   100.00 --       --  --   --       --  --    --       100.00%
 Number of Leases
  Expiring..............    --          --        --        1 --       --  --   --       --  --    --            1

                                                       YEAR OF LEASE EXPIRATION
                         ------------------------------------------------------------------------------------
                         1998(1)  1999    2000    2001   2002  2003   2004 2005 2006  2007  2008+    TOTAL
                         ------- ------- ------- ------- ---- ------- ---- ---- ---- ------ ----- -----------
4411 Marketing Place
 Square Footage of
  Expiring Leases.......   --        --   65,804     --  --       --  --   --   --      --   --        65,804
 Percentage of Total
  Leased Sq. Ft. (%)....   --        --   100.00     --  --       --  --   --   --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...   --        --  226,800     --  --       --  --   --   --      --   --   $   226,800
 Annualized Net Rent
  per Square Foot ($)...   --        --     3.45     --  --       --  --   --   --      --   --   $      3.45
 Percentage of Total
  Annualized Net Rent
  (%)...................   --        --   100.00     --  --       --  --   --   --      --   --        100.00%
 Number of Leases
  Expiring..............   --        --        1     --  --       --  --   --   --      --   --             1
Chicago Enterprise
 Center(2)
13535-A S. Torrence
 Avenue
 Square Footage of
  Expiring Leases.......   --    145,941     --      --  --       --  --   --   --      --   --       145,941
 Percentage of Total
  Leased Sq. Ft. (%) ...   --     100.00     --      --  --       --  --   --   --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...   --    321,070     --      --  --       --  --   --   --      --   --   $   321,072
 Annualized Net Rent
  per Square Foot ($)...   --       2.20     --      --  --       --  --   --   --      --   --   $      2.20
 Percentage of Total
  Annualized Net Rent
  (%)...................   --     100.00     --      --  --       --  --   --   --      --   --        100.00%
 Number of Leases
  Expiring..............   --          1     --      --  --       --  --   --   --      --   --             1
13535-B S. Torrence
 Avenue
 Square Footage of
  Expiring Leases.......   --        --      --      --  --   239,752 --   --   --      --   --       239,752
 Percentage of Total
  Leased Sq. Ft. (%)....   --        --      --      --  --    100.00 --   --   --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...   --        --      --      --  --   648,634 --   --   --      --   --   $   648,634
 Annualized Net Rent
  per Square Foot ($)...   --        --      --      --  --      2.71 --   --   --      --   --   $      2.71
 Percentage of Total
  Annualized Net Rent
  (%)...................   --        --      --      --  --    100.00 --   --   --      --   --        100.00%
 Number of Leases
  Expiring..............   --        --      --      --  --         1 --   --   --      --   --             1
13535-C S. Torrence
 Avenue
 Square Footage of Ex-
  piring Leases.........   --        --   81,328     --  --       --  --   --   --   18,055  --        99,383
 Percentage of Total
  Leased Sq. Ft. (%)....   --        --     81.8     --  --       --  --   --   --     18.2  --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...   --        --  200,634     --  --       --  --   --   --   48,902  --   $   249,536
 Annualized Net Rent
  per Square Foot ($)...   --        --     2.47     --  --       --  --   --   --     2.71  --   $      2.51
 Percentage of Total
  Annualized Net Rent
  (%)...................   --        --     80.4     --  --       --  --   --   --     19.6  --        100.00%
 Number of Leases Ex-
  piring................   --        --        1     --  --       --  --   --   --        1  --             2
13535-D S. Torrence
 Avenue
 Square Footage of
  Expiring Leases.......   --     77,325     --      --  --       --  --   --   --      --   --        77,325
 Percentage of Total
  Leased Sq. Ft. (%)....   --     100.00     --      --  --       --  --   --   --      --   --        100.00%
 Annualized Net Rent of
  Expiring Leases ($)...   --    235,532     --      --  --       --  --   --   --      --   --   $   235,532
 Annualized Net Rent
  per Square Foot ($)...   --       3.05     --      --  --       --  --   --   --      --   --   $      3.05
 Percentage of Total
  Annualized Net Rent
  (%)...................   --     100.00     --      --  --       --  --   --   --      --   --        100.00%
 Number of Leases Ex-
  piring................   --          1     --      --  --       --  --   --   --      --   --             1
13535-E/13535-F S.
 Torrence Avenue
  Square Footage of
   Expiring Leases......   --        --      --   53,600 --       --  --   --   --      --   --        53,600
  Percentage of Total
   Leased Sq. Ft. (%)...   --        --      --   100.00 --       --  --   --   --      --   --        100.00%
  Annualized Net Rent of
   Expiring Leases ($)..   --        --      --  175,667 --       --  --   --   --      --   --   $   175,667
  Annualized Net Rent
   per Square Foot ($)..   --        --      --     3.28 --       --  --   --   --      --   --   $      3.28
  Percentage of Total
   Annualized Net Rent
   (%)..................   --        --      --   100.00 --       --  --   --   --      --   --        100.00%
  Number of Leases
   Expiring.............   --        --      --        2 --       --  --   --   --      --   --             2

                                                       YEAR OF LEASE EXPIRATION
                         -------------------------------------------------------------------------------------
                         1998(1)  1999   2000    2001   2002  2003 2004 2005  2006  2007   2008+      TOTAL
                         ------- ------ ------- ------ ------ ---- ---- ---- ------ ---- --------- -----------
13535--H S. Torrence
 Avenue
  Square Footage of
   Expiring Leases......    --      --      --  10,200    --  --   --   --   31,240 --         --       41,440
  Percentage of Total
   Leased Sq. Ft. (%)...    --      --      --    24.6    --  --   --   --     75.4 --         --       100.00%
  Annualized Net Rent of
   Expiring Leases ($)..    --      --      --  17,856    --  --   --   --   58,046 --         --  $    75,902
  Annualized Net Rent
   per Square Foot ($)..    --      --      --    1.75    --  --   --   --     1.86 --         --  $      1.83
  Percentage of Total
   Annualized Net Rent
   (%)..................    --      --      --    23.5    --  --   --   --     76.5 --         --       100.00%
  Number of Leases
   Expiring.............    --      --      --       1    --  --   --   --        1 --         --            2
Building 3 (4407
 Railroad Avenue)
  Square Footage of
   Expiring Leases......    --      --      --     --     --  --   --   --      --  --     291,550     291,550
  Percentage of Total
   Leased Sq. Ft. (%)...    --      --      --     --     --  --   --   --      --  --      100.00      100.00%
  Annualized Net Rent of
   Expiring Leases ($)..    --      --      --     --     --  --   --   --      --  --   1,422,636 $ 1,422,636
  Annualized Net Rent
   per Square Foot ($)..    --      --      --     --     --  --   --   --      --  --        4.88 $      4.88
  Percentage of Total
   Annualized Net Rent
   (%)..................    --      --      --     --     --  --   --   --      --  --      100.00      100.00%
  Number of Leases
   Expiring.............    --      --      --     --     --  --   --   --      --  --           2           2
Building 4 (4407
 Railroad Avenue)
  Square Footage of
   Expiring Leases......    --      --   85,799    --     --  --   --   --      --  --         --       85,799
  Percentage of Total
   Leases Sq. Ft. (%)...    --      --   100.00    --     --  --   --   --      --  --         --       100.00%
  Annualized Net Rent of
   Expiring Leases ($)..    --      --  285,653    --     --  --   --   --      --  --         --  $   285,653
  Annualized Net Rent
   per Square Foot ($)..    --      --     3.33    --     --  --   --   --      --  --         --  $      3.33
  Percentage of Total
   Annualized Net Rent
   (%)..................    --      --   100.00    --     --  --   --   --      --  --         --       100.00%
  Number of Leases
   Expiring.............    --      --        1    --     --  --   --   --      --  --         --            1
Hammond Enterprise Cen-
 ter
4507 Columbia Avenue
  Square Footage of
   Expiring Leases......    --    2,280  32,657    --     --  --   --   --      --  --     218,589     253,526
  Percentage of Total
   Leased Sq. Ft. (%)...    --      0.9   12.88    --     --  --   --   --      --  --        86.2      100.00%
  Annualized Net Rent of
   Expiring Leases ($)..    --    4,970  78,681    --     --  --   --   --      --  --     602,213 $   685,864
  Annualized Net Rent
   per Square Foot ($)..    --     2.18    2.41    --     --  --   --   --      --  --        2.76 $      2.71
  Percentage of Total
   Annualized Net Rent
   (%)..................    --      0.7    11.5    --     --  --   --   --      --  --        87.8      100.00%
  Number of Leases
   Expiring.............    --        1       1    --     --  --   --   --      --  --           2           4
4527 Columbia Avenue
 Square Footage of
  Expiring Leases.......  5,466     --      --     --   2,766 --   --   --      --  --         --        8,232
 Percentage of Total
  Leased Sq. Ft. (%)....   66.4     --      --     --    33.6 --   --   --      --  --         --       100.00%
 Annualized Net Rent of
  Expiring Leases ($)... 36,941     --      --     --  12,641 --   --   --      --  --         --  $    49,582
 Annualized Net Rent
  per Square Foot ($)...   6.76     --      --     --    4.57 --   --   --      --  --         --  $      6.02
 Percentage of Total
  Annualized Net Rent
  (%)...................   74.5     --      --     --    25.5 --   --   --      --  --         --       100.00%
 Number of Leases
  Expiring..............      3     --      --     --       1 --   --   --      --  --         --            4
4531 Columbia Avenue
  Square Footage of
   Expiring Leases......    --   81,362 104,182    --     --  --   --   --      --  --         --      185,544
  Percentage of Total
   Leased Sq. Ft. (%)...    --     43.9    56.1    --     --  --   --   --      --  --         --       100.00%
  Annualized Net Rent of
   Expiring Lease ($)...    --   55,651 218,030    --     --  --   --   --      --  --         --  $   273,681
  Annualized Net Rent
   per Square Foot ($)..    --      .68    2.09    --     --  --   --   --      --  --         --  $      1.48
  Percentage of Total
   Annualized Net
   Rent (%).............    --     20.3    79.7    --     --  --   --   --      --  --         --       100.00%
  Number of Leases
   Expiring.............    --        1       1    --     --  --   --   --      --  --         --            2

                                                                    YEAR OF LEASE EXPIRATION
                   ---------------------------------------------------------------------------------------------------------------
                    1998(1)    1999      2000       2001      2002      2003      2004      2005      2006       2007      2008+
                   --------- --------- --------- ---------- --------- --------- --------- --------- --------- ---------- ---------
INDUSTRIAL
 SUBTOTALS
  Square Footage
   of Expiring
   Leases.........   330,588 1,062,983   827,424  1,011,393     2,766   593,918    60,290   333,502    97,750     48,139   642,239
  Percent of Total
   Leased Sq. Ft.
   (%)............      6.60     21.21     16.51      20.18      0.06     11.85      1.20      6.66      1.95       0.96     12.82
  Annualized Net
   Rent of
   Expiring
   Leases ($).....   585,221 3,285,847 3,153,690  3,730,633    12,641 2,131,649   256,224   970,962   457,394    250,646 2,312,537
  Annualized Net
   Rent per Square
   Foot ($).......      1.77      3.09      3.81       3.69      4.57      3.59      4.25      2.91      4.68       5.21      3.60
  Percentage of
   Total
   Annualized Net
   Rent (%).......       3.4      19.2      18.4       21.8       0.1      12.4       1.5       5.7       2.7        1.5      13.5
  Number of Leases
   Expiring.......         6        15        13         15         1         5         1         7         3          2         5
OFFICE SUBTOTALS
  Square Footage
   of Expiring
   Leases.........   433,141   630,216   628,630    701,276   576,327   378,849   199,316   368,125    67,094    732,519   360,174
  Percentage of
   Total Leased
   Sq. Ft. (%)....      8.53     12.42     12.39      13.82     11.35      7.46      3.93      7.25      1.32      14.43      7.10
  Annualized Net
   Rent of
   Expiring
   Leases ($)..... 4,181,366 6,698,863 5,806,746  8,699,106 7,588,155 4,172,879 1,918,444 3,992,186   630,581 17,398,954 3,825,287
  Annualized Net
   Rent per Square
   Foot ($).......      9.65     10.63      9.24      12.40     13.17     11.01      9.63     10.84      9.40      23.75     10.62
  Percentage of
   Total
   Annualized Net
   Rent (%).......       6.4      10.3       8.9       13.4      11.7       6.4       3.0       6.1       1.0       26.8       5.9
  Number of Leases
   Expiring.......       111       131       146        100        98        51        22        26         8         14        13
PORTFOLIO TOTAL
  Square Footage
   of Expiring
   Leases.........   763,729 1,693,199 1,456,054  1,712,669   579,093   972,767   259,606   701,627   164,844    780,658 1,002,413
  Percentage of
   Total Leased
   Sq. Ft. (%)....      7.57     16.79     14.44      16.98      5.74      9.64      2.57      6.96      1.63       7.74      9.94
  Annualized Net
   Rent of
   Expiring
   Leases ($)..... 4,766,587 9,984,710 8,960,437 12,429,739 7,600,796 6,304,528 2,174,668 4,963,148 1,087,975 17,649,600 6,137,824
  Annualized Net
   Rent per Square
   Foot ($).......      6.24      5.90      6.15       7.26     13.13      6.48      8.38      7.07      6.60      22.61      6.12
  Percentage of
   Total
   Annualized Net
   Rent (%).......       5.8      12.2      10.9       15.1       9.3       7.7       2.6       6.0       1.3       21.5       7.5
  Number of Leases
   Expiring.......       117       146       159        115        99        56        23        33        11         16        18
                      TOTAL
                   ------------
INDUSTRIAL
 SUBTOTALS
  Square Footage
   of Expiring
   Leases.........   5,010,992
  Percent of Total
   Leased Sq. Ft.
   (%)............      100.00%
  Annualized Net
   Rent of
   Expiring
   Leases ($)..... $17,147,444
  Annualized Net
   Rent per Square
   Foot ($)....... $      3.42
  Percentage of
   Total
   Annualized Net
   Rent (%).......      100.00%
  Number of Leases
   Expiring.......          73
OFFICE SUBTOTALS
  Square Footage
   of Expiring
   Leases.........   5,075,667
  Percentage of
   Total Leased
   Sq. Ft. (%)....      100.00%
  Annualized Net
   Rent of
   Expiring
   Leases ($)..... $64,912,567
  Annualized Net
   Rent per Square
   Foot ($)....... $     12.79
  Percentage of
   Total
   Annualized Net
   Rent (%).......      100.00%
  Number of Leases
   Expiring.......         720
PORTFOLIO TOTAL
  Square Footage
   of Expiring
   Leases.........  10,086,659
  Percentage of
   Total Leased
   Sq. Ft. (%)....      100.00%
  Annualized Net
   Rent of
   Expiring
   Leases ($)..... $82,060,011
  Annualized Net
   Rent per Square
   Foot ($)....... $      8.14
  Percentage of
   Total
   Annualized Net
   Rent (%).......      100.00%
  Number of Leases
   Expiring.......         793

------
(1) Represents lease expirations data from April 1, 1998 to December 31, 1998.

TENANT INFORMATION

  The Company's tenants include significant corporate and other commercial enterprises representing a range of industries including, among others, commercial and financial printing, legal services, investment brokerage, manufacturing, banking, insurance, consulting and finance. The following table set forth information as to the Company's ten largest office and industrial tenants based upon annual net rental revenue for the twelve months ended March 31, 1998:

                                       PERCENTAGE OF
                            TENANT       COMPANY'S
                            ANNUAL         TOTAL
                          NET RENTAL    NET RENTAL     INITIAL LEASE    LEASE EXPIRATION
                         REVENUE($)(1)  REVENUES(%)        DATE               DATE
                         ------------- ------------- ----------------- ------------------
Office Tenants
 Donnelley..............  $ 6,158,276       7.50          July 1, 1992      June 30, 2007
 Everen.................    6,009,902       7.32          June 1, 1992       May 31, 2007
 Jones, Day.............    3,559,291       4.34          July 6, 1992      June 30, 2007
 Santa Fe Pacific Corp..    3,157,119       3.85         July 13, 1990   January 31, 2001
 The Chicago Corp.......    2,228,635       2.72       October 1, 1992  December 31, 2005
 Motorola...............    1,822,999       2.22         April 1, 1995 September 30, 2000
 Citgo..................    1,706,121       2.08      December 1, 1990  November 30, 2002
 Household
  International.........    1,571,076       1.91     September 1, 1989    August 31, 1999
 AT&T Lease
  Administration........    1,483,696       1.81       October 1, 1989  December 31, 1999
 USN Communications.....    1,064,300       1.30         April 7, 1998      March 1, 2008
                          -----------      -----
    Total...............  $28,761,415      35.05
                          ===========      =====
                                       PERCENTAGE OF
                            TENANT       COMPANY'S
                            ANNUAL         TOTAL
                          NET RENTAL    NET RENTAL     INITIAL LEASE    LEASE EXPIRATION
                         REVENUE($)(1)  REVENUES(%)        DATE               DATE
                         ------------- ------------- ----------------- ------------------
Industrial Tenants
 Rank Video Services
  America...............  $ 2,521,823       3.07      December 1, 1989     March 31, 2001
 General Electric Co....    1,258,200       1.53     February 21, 1989  February 20, 1999
 Motorola...............    1,030,568       1.26          July 1, 1995      June 30, 2000
 Metro Metals Corp......      887,263       1.08     November 15, 1995  November 30, 2015
 Welded Tube Company of
  America...............      648,634       0.79          July 1, 1993      June 30, 2003
 A.M. Castle & Co.......      602,213       0.73      November 1, 1993   October 31, 2013
 A.B. Industries d/b/a
  Acutus-Gladwin........      535,373       0.65         March 1, 1997  February 28, 2017
 Echlin, Inc............      534,612       0.65         April 1, 1991     March 31, 2001
 Spartan Warehouse &
  Distribution Inc......      486,852       0.59       January 1, 1993    August 30, 1998
 NSI Enterprises, Inc...      436,583       0.53         March 1, 1996  February 28, 2006
                          -----------      -----
    Total...............  $ 8,942,121      10.90
                          ===========      =====

--------
(1) Determined in accordance with GAAP.

OFFICE PROPERTIES

  Approximately 60.2% of the Office Properties (based on Annualized Net Rent) are Class A office properties. The Company considers Class A office buildings to be buildings that are centrally located, professionally managed and maintained, attract high-quality tenants, command upper-tier rental rates and are modern structures or have been modernized to compete with new buildings. The balance of the Office Properties consist of Class B office buildings where the Company believes are located in desirable locations where significant potential exists to improve the operating income of such assets by redeveloping or repositioning them to a higher level of operating standard. The Company considers Class B office buildings to be properties which are generally more than 20 years old, in good physical condition, occupied by quality tenants and situated in desirable locations, but which may lack the latest functional and technological advances and amenities. The Office Properties contain an aggregate of approximately 5.7 million net rentable square feet in 25 buildings. Twenty of the Office Properties are located in the Chicago Metropolitan Area, one in Nashville, Tennessee, three in Knoxville, Tennessee and one in Milwaukee, Wisconsin. As of March 31, 1998, the Office Properties had an occupancy rate of 89.1%. The Office Properties range in size from one to 50 stories and are easily accessible from major highways and major airports. Management believes that the location, quality of construction and amenities at the Office Properties as well as the Company's reputation for providing a high level of tenant service have enabled the Company to attract and retain a national tenant base. Management believes that as a result of these factors, the Office Properties in the Chicago Metropolitan Area achieve among the highest rent, occupancy and tenant retention rates when compared to other properties within their respective submarkets.

  Approximately 49.4% of the Company's Annualized Net Rent from the Office Properties is attributable to leases expiring in the year 2003 or beyond and approximately 6.0% of such income is attributable to leases expiring in the year 2008 or beyond. In terms of square footage and Annualized Net Rent, the average annual turnover for the next five years is only 10.1% and 18.8% per annum, respectively. In addition, several of the Company's largest Office Property tenants, such as Donnelley, Everen and Jones Day have signed long-term leases with contractual rent escalations, which provide an average annual increase in base rents of 2.5% through 2007.

INDUSTRIAL PROPERTIES

  Like the Office Properties, the Industrial Properties were designed and developed to provide above-standard quality and meet the long-term needs of tenants. While many of the Industrial Properties are occupied by a single tenant, they have been designed (or redesigned) for multitenant operations and most can be reconfigured for such use, if necessary. The Industrial Properties are located in the Chicago Metropolitan Area and the Columbus, Ohio metropolitan area and are primarily comprised of one-story buildings ranging in size from approximately 14,100 to 450,000 square feet. Certain of the Industrial Properties feature supporting office space for management and administrative functions.

  Most of the Industrial Property leases are written on a net basis (i.e., the tenant has responsibility for its proportionate share of all operating costs, real estate taxes and common area expenses) with initial terms of three to 20 years and options to renew for up to an additional five to ten years at the then current fair market value. Approximately 37.2% of the Company's Annualized Net Rent from the Industrial Properties is attributable to leases expiring in the year 2003 or beyond and approximately 13.5% of such income is attributable to leases expiring in the year 2008 or beyond. In terms of square footage and Annualized Net Rent, the average annual turnover for the next five years is 12.6% and 17.3% per annum, respectively. The leases generally provide for rent increases based on specific contractual rent escalations. Several of the Company's largest Industrial Property tenants, such as Welded Tube Company and Metro Metals, have signed long-term leases with contractual rent escalations, which provide an average annual increase in Annualized Net Rent of 3.2% through 2003.

  Certain of the Industrial Properties can support additional development and, subject to substantial pre- leasing, the Company may develop over 9.4 million additional square feet. The Company anticipates that any such development would be funded at least partially with amounts available under the Credit Facility. There can be no assurance, however, that the Company will be able to successfully develop any of the Industrial Properties or obtain financing for any such development on terms favorable to the Company. See "Risk Factors-- Real Estate Financing Risks--Ability to Obtain Permanent Financing" and "--No Limitation on Debt."

DEVELOPMENT, LEASING AND MANAGEMENT ACTIVITIES

  Since 1981, PGI has developed (or redeveloped) over 10.0 million square feet of office and industrial space, primarily located in the Chicago Metropolitan Area, Texas and Tennessee for its own portfolio. In connection with the IPO, the Company succeeded to PGI's rights in and to PGI's office and industrial development, leasing and management business. Development and redevelopment activities include site selection, land entitlement, project design and construction, marketing, leasing, finance, build-to-suit projects, base building and tenant construction. The Company has successfully developed numerous sophisticated development projects for some of the nation's most prominent corporations both in the Chicago Metropolitan Area and around the country. The Company's extensive experience has enabled it to form key alliances with major corporate tenants, landowners and contractors in the Chicago Metropolitan Area. The Company's relationships with tenants and users has enabled it to receive fees in connection with its role as developer of various projects, or, in several cases, such as the 77 West Wacker Drive Building, to develop the land for its own account where such development may result in an attractive risk-adjusted return on investment.

  The Company also owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately
492.5 acres of developable land (including rights to acquire one development site located in the Chicago CBD containing approximately 58,000 square feet), which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties. The Company expects to initiate development on a portion of this land in 1998 and expects that over time development activities will contribute significantly to its growth.

  The Company provides its own development, leasing and property management services for the Properties. The Company's staff of approximately 291 employees provides these services from the Company's headquarters in Chicago, Illinois and through on-site staff at the Properties. The Services Company provides building management services for independent building owners for terms that vary in length and which generally provide for management fees of 1.5% to 5.0% of collected revenue and reimbursement of expenses. The Services Company also provides third-party development services for third parties at market rates.

THE COMPANY'S MARKETS

  Because of the Company's primary focus on the Chicago Metropolitan Area, general economic information on the Chicago Metropolitan Area is presented below, followed by discussions of the submarkets in which the Company has Properties, including the Chicago Metropolitan Area office and industrial markets, as well as Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio. The Company has relied, with permission, on research of the Company's submarkets performed by RCG, a nationally recognized expert in real estate consulting and urban economics. The discussion of such submarkets below and under the caption "Prospectus Summary--The Company's Markets--Chicago Metropolitan Area" is based upon the findings of RCG. While the Company believes that these estimates of economic trends are reasonable, there can be no assurance that these trends will in fact continue.

  Information contained in this section contains "forward-looking statements" relating to the future performance of the economies of the Chicago Metropolitan Area; Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio and office and industrial markets thereof. Actual results may differ materially from those set forth herein as the result of a number of factors, including, without limitation, the national and regional economic climate (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of business, changing demographics, infrastructure quality and governmental budgetary constraints) and priorities and conditions in the national, regional and Chicago Metropolitan Area office and industrial markets (such as oversupply of or reduced demand for office or industrial space, and increased telecommuting).

  The Chicago Metropolitan Area--General Overview. The Company currently owns or has an interest in office and industrial properties in the suburban and downtown submarkets of the Chicago Metropolitan Area. The Company believes that the Chicago Metropolitan Area has been and will continue to be an excellent market in which to own and operate office and industrial properties over the long term. The Company believes that this area is attractive for a number of reasons, including:

  . The Chicago Metropolitan Area contains the largest number of jobs of any MSA in the United States, and is the third most populous MSA, with an estimated population of over 7.7 million;

  . Chicago's manufacturing sector has continued to expand, and the services sector of the Chicago Metropolitan Area economy has grown even faster, and has outpaced the manufacturing sector in additional employment both in absolute terms and as a proportion of the local economy. This development has diversified Chicago's employment base, which already leads the nation in three (wholesale trade and retail trade; transportation, communications and utilities; and construction) out of the seven major employment sectors;

  . Employment sectors requiring the use of office and industrial properties continue to expand with the Chicago Metropolitan Area's continuing growth and diversification of industries; and

  . Since 1992, there has been no increase in the inventory of Chicago CBD office space and only a slight increase in the inventory of Suburban Chicago office space.

  Chicago is the nation's largest and one of its fastest-growing economies in terms of absolute job growth. The Chicago Metropolitan Area had approximately
4.1 million jobs as of December 1997, which ranks it as the nation's largest metropolitan economy. In addition, during the last five years, from 1992 through 1997, Chicago ranked second nationwide in terms of total jobs added. The Chicago Metropolitan Area economy grew by 409,200 jobs over the last five years compared to first-ranked Atlanta, which added 425,400 jobs and third-ranked Phoenix, which added 397,700 new jobs over the same period. The following charts indicate the five largest MSAs in the United States for both total employment and growth in employment for the last five years.

                           [BAR CHART APPEARS HERE]

                     Total Employment as of December 1997
                                 Top Five MSAs

                    Jobs (000)s
                    -----------
Chicago               4,114.0
New York              4,006.5
LA                    3,958.9
Washington            2,524.9
Philadelphia          2,303.1

Source: Bureau of Labor Statistics


                           [BAR CHART APPEARS HERE]

                      Fastest Growing MSA's 1992 to 1997
                         in Absolute Terms (000 jobs)

                    Jobs (000)s
                    -----------
Atlanta                425.4
Chicago                409.2
Phoenix                397.7
Dallas                 365.6
Houston                283.1

Source: Bureau of Labor Statistics

  The strengths of Chicago's economy include its transportation system, highly diverse economy, strong high-technology sector, growing international trade and high per capita income. For example, Chicago retains its preeminent role in transportation as the location of the world's busiest airport, the hub of the nation's rail system and the primary port connecting the Great Lakes with the Mississippi River and the Gulf of Mexico. While Chicago has been (and continues to be) a national center of heavy manufacturing, Illinois recently surpassed Massachusetts in high-technology employment and merchandise exports and is behind only California, Texas and New York, according to a recent survey by AEA. Furthermore, Chicago, as the home of the CBOT, the CME and the CBOE, has become the international center of options, futures and commodity trading and an important center of international finance. In addition, according to RCG, the Chicago Metropolitan Area's median household income in 1997 was $65,648, 35.3% above the national average. Based on the foregoing, the Company believes that the Chicago Metropolitan Area's long-term outlook is positive.

  The Chicago Metropolitan Area's top companies include such national leaders as Sears, Motorola, Ameritech, Allstate, UAL Corporation (United Airlines), Waste Management, Baxter International, McDonald's, Abbott Laboratories, Walgreen's, Sara Lee, Donnelley, Arthur Andersen, Amoco and First Chicago NBD. The economic fundamentals and steady growth of both the Midwest and the Chicago Metropolitan Area lead the Company to expect continued strength in this market.

  The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of the steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline through 1998. According to RCG, Class A rental rates in the Company's largest office market, the Chicago CBD, have risen as Class A vacancy rates have decreased from 23.1% in 1992 to 8.1% by the end of 1997.

  The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. As of year-end 1997, the Chicago Metropolitan Area's industrial market overall vacancy rate was 7.9%, below the national average vacancy rate of 8.4%. In addition, 32.2% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consist of overhead crane facilities which have a relatively expensive replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing submarket are less than the level which would justify the construction of new overhead crane/manufacturing facilities and, therefore, the Company believes that there will be little new competition in this area with the Company's overhead crane/manufacturing Properties.

  Increasing Employment. The Chicago Metropolitan Area economy experienced significant recessionary conditions during the 1989-1993 period. While the Chicago Metropolitan Area entered the recession earlier than other parts of the nation, in part due to cutbacks in the manufacturing sector, it also entered the economic recovery before many other areas. During 1997, the Chicago Metropolitan Area experienced a net increase in employment of approximately 67,000 jobs, representing an approximately 1.7% increase for the year. Of the total, approximately 37,600 jobs (approximately 56.1% of the total) were created in the services sector. Total employment was approximately
4.1 million during 1997, according to the Bureau of Labor Statistics. RCG expects an average increase of nearly 65,000 jobs annually during the next three years, representing an annual growth rate of approximately 1.3% to 2.0% (or 1.6% annual average).

  The Chicago Metropolitan Area's unemployment rate has steadily decreased from its 1992 peak and is currently below the national average unemployment rate. The national unemployment rate for 1997 was approximately 4.9% versus approximately 4.5% in the Chicago Metropolitan Area. By comparison, the 1992 unemployment rates for the United States and Chicago were both approximately 7.4%. According to the Bureau of Labor Statistics, unemployment in the Chicago Metropolitan Area has been declining for the last five years. According to RCG, the unemployment rate in the Chicago Metropolitan Area will probably remain lower than the unemployment rate for the nation as a whole through the year 2000.

  Growing Service Economy. Chicago's economy is highly diversified. Traditionally strong industries such as manufacturing and transportation continue to be vibrant sectors of the economy, and increasingly, knowledge-based industries are growing at a rapid pace. The dynamic growth of knowledge-based industries is evident in the strong growth in subsectors within the services and finance, insurance and real estate ("FIRE") sectors. During 1997, the services sector, which grew from 25.1% of the total employment base in 1987 to 31.1% in 1997, grew at a rate of 3.4% compared to a rate of 3.5% nationally. The following graph illustrates the growing diversification of Chicago's economic base.

                       Chicago's Changing Economic Base
                       --------------------------------
        1987                                                    1997
[PIE CHART APPEARS HERE]                                [PIE CHART APPEARS HERE]

         4%                                                      4%
        25%                                                     23%
        19%                                                     16%
         6%                                                      6%
         8%                                                      8%
        25%                                                     31%
        13%                                                     12%
                                Construction
                                Trade
                                Manufacturing
                                TCPU
                                FIRE
                                Services
                                Government

Source:  Bureau of Labor Statistics for 1987, RCG for 1997


  Growth was particularly strong in 1997 in the following knowledge-based services employment subsectors: engineering and management (3.0%) and business services (6.3%). RCG expects that the recent $675.0 million expansion of the McCormick Place Convention Center will boost visitor volume and tourism-related services in Chicago. In addition, Chicago has a large legal services industry. A number of the largest law firms in the U.S. are based in Chicago, in a concentration second only to New York.

  Growth in knowledge-based industries is also occurring in the financial services industry. As the home of the CBOT, the CME and the CBOE, Chicago is the international center of options, futures and commodity trading and an important center of international finance. The CBOT is the world's oldest and largest futures and options exchange. In February 1997, the CBOT opened its new 60,000 square foot trading facility, which combined with its existing facility, makes it the largest trading facility in the world. The CME, consisting of twin 40-story office towers with one of the world's largest trading floors is by far the world's largest financial marketplace in terms of open interest futures and options (open interest represents the positions outstanding at the close of trading). With the increasing use of options, the CBOE has grown to become the world's largest options exchange and the second largest securities exchange in the U.S. Currently, the CBOE captures the largest share of the U.S. options market and as of December 31, 1996, the CBOE's options trades accounted for more than 47.0% of equity options trading, 95.0% of index options trading and 65.0% of all options trading nationwide.

  Reflecting the importance of Chicago as a center of derivative finance, employment in the FIRE sector, especially security and commodity broker jobs, is highly concentrated in Chicago. Employment in these sectors grew significantly during 1997. During 1997, employment in the security and commodity brokers industry increased 4.6%, and employment in the security brokers and dealers industry increased 5.1%. The high concentration of financial services employment has significant spillover effects in other industries, such as business services and publishing. For example, Donnelley, one of the nation's largest financial publishers, is a Fortune 500 company headquartered in Chicago at the Company's 77 West Wacker Drive Building.

  The Company believes that strong employment growth in the services and FIRE sectors is a good sign for the Chicago office market, because employment growth in these two sectors is a major source of demand for office space, particularly in the Company's largest market of the Chicago CBD.

  Growing Manufacturing Sector. Chicago has historically been, and continues to be, associated with heavy manufacturing, and it has the second largest manufacturing employment base nationwide. Much of the growth in manufacturing employment is occurring in high-wage, high-technology industries, which are relocating and expanding in the Chicago Metropolitan Area, due to its large pool of educated workers and affordable cost of living. Illinois recently surpassed Massachusetts in high-technology employment and is behind only California, New York and Texas, according to a 1997 ranking by the AEA. Similarly, Illinois is also ranked fourth for high-technology merchandise exports, according to the AEA survey. Because of the continued strong presence of heavy manufacturing and the increased presence of high-technology manufacturing, Chicago's manufacturing employment base has expanded at an average rate of 0.9% during the last five years, compared to national growth of 0.5% over the same period. Similarly, during 1997, Chicago's manufacturing employment increased 0.5% compared to a national rate of 0.4%. As of the year ended February 1998, growth in the manufacturing sector accelerated to 1.1%. As of the year ended February 1998, the fastest growing manufacturing subsectors have all been high-technology subsectors such as electronics and other electric equipment (2.0%) and electronic components (2.1%). Several large high-technology companies are headquartered in Chicago, including Motorola. The Company believes this growth in high-technology manufacturing, which is reflected in the Company's tenant base, has strengthened the submarkets in which the Properties are located, including the Schaumburg submarket, because Schaumburg contains the headquarters of Motorola, the third-largest tenant of the Company's Industrial Properties.

  While high technology is a fast-growing segment of the manufacturing industry in Chicago, the steel industry, which contains several of the Company's largest industrial tenants, remains a stable and important local industry. Many of the manufacturing subsectors associated with steel manufacturing and fabrication, such as metal forging and stamping, metalworking machinery and fabricated metal products, are highly concentrated in the Chicago Metropolitan Area. Inland Steel Industries and Acme Metals are the largest local steel processors. Several large steel fabricators are also based in the Chicago Metropolitan Area, including Tempel Steel Company, a manufacturer of magnetic steel laminations, and A.M. Castle, a processor of specialty metals. A.M. Castle is a tenant of the Company's Hammond Enterprise Center.

  Other Sectors. The retail and wholesale trade sectors have enjoyed moderate growth over the last year. During 1997, trade employment was up 1.1%, compared to 2.4% nationwide. Growth in the wholesale sector has been particularly strong, increasing 1.8% during the last year. Sears, a Fortune 500 retail company headquartered in the Chicago Metropolitan Area, is growing rapidly. Other large retailers headquartered in the Chicago Metropolitan Area are Walgreen's and Spiegel Inc.

  Reflecting its role as a major international trade center, the Chicago Metropolitan Area has a high concentration of transportation-related employment. Air transportation is particularly concentrated in the Chicago Metropolitan Area, because of the size and volume of activity of Chicago O'Hare International Airport. Chicago O'Hare International Airport has handled more passengers and aircraft operations than any other airport in the world for the past 30 years. As the hub of the nation's rail system and the primary port linking the Great Lakes with the Mississippi River and the Gulf of Mexico, the Chicago Metropolitan Area also has a high concentration of employment in trucking and warehousing and transportation services. Employment growth in these two sectors was up a strong 3.3% and 3.8%, respectively, during 1997.

  The Company believes that all three of the sectors described above, manufacturing, retail and wholesale trade and transportation are important indicators of demand for warehouse/distribution space.

  Forecasted Employment Growth. RCG forecasts that the Chicago Metropolitan Area employment base will continue to grow at a moderate rate of 1.3% to 2.0% per year during the next three years, with an absolute growth of approximately 65,000 jobs per year on average. RCG believes that the strongest job growth will continue to occur in services, finance and high-technology manufacturing. The following graph illustrates the employment trends and forecasts for the Chicago Metropolitan Area and the United States.

                             [GRAPH APPEARS HERE]


                        Chicago Metropolitan Area vs. U.S.
                     Total Non-Agricultural Employment Growth


           1979   1980    1981    1982    1983    1984   1985   1986   1987    1988
           ----   ----   -----   -----    -----   ----   ----   ----   ----    ----

Chicago    2.37%  0.20%  -1.30%  -3.09%  -0.38%   5.40%  4.17%  0.80%  2.53%  2.72%

U.S.       3.81%  0.65%   0.83%  -1.76%   0.68%   4.72%  3.16%  2.01%  2.63%  3.19%

           1989   1990    1991    1992    1993    1994   1995   1996   1997   1998f
           ----   ----   -----   -----    ----    ----   ----   ----   ----   -----
Chicago    2.63%  1.03%  -1.57%  -2.06%   2.09%   2.29%  2.58%  1.57%  1.70%  2.00%

U.S.       2.55%  1.41%  -1.06%   1.00%   2.10%   3.10%  2.7%   2%     2.3%   2.2%

Sources: Bureau of Labor Statistics, RCG

THE COMPANY'S OFFICE SUBMARKETS

 Chicago Metropolitan Area Office Submarkets

  Reflecting the large size of the metropolitan economy, the Chicago Metropolitan Area was one of the top office markets nationwide as of year-end 1997. The overall metropolitan area office market is third in size, but the Chicago CBD office market ranks second only to New York's combined midtown and downtown office markets.

  The Chicago Metropolitan Area office market has improved significantly over the last five years; the overall vacancy rate has declined from 19.3% in 1992 to a low of 11.7% as of year-end 1997. As the largest financial and business center in the Midwest and the international center of derivative finance, the Chicago Metropolitan Area has a large and growing office employment sector. Strong growth in office employment sectors has contributed greatly to the improved health of the Chicago Metropolitan Area office market. During the five years between 1992 and 1997, office employment (defined as employment in FIRE and business services) grew by 114,000, ranking the Chicago Metropolitan Area first among all metropolitan areas nationwide in terms of office employment growth over the last five years. The Chicago CBD office market consists of 107.6 million net rentable square feet, in the aggregate, and the Suburban Chicago office market consists of 80.2 million net rentable square feet, in the aggregate.

  Chicago Metropolitan Area office market vacancy rates have declined steadily over the last five years; the vacancy rate has declined from a high of 19.3% in 1992 to a low of 11.7% as of year-end 1997. The greatest gains in the Chicago Metropolitan Area have occurred in the Class A office market, where the vacancy rate has fallen from a high of 20.5% in 1992 to 7.5% in 1997. The Class A office market, which represents 40% of the overall office market, has had strong net absorption of approximately 2.0 million square feet per year since 1992.

The total office market has averaged net absorption of only 2.7 million square feet per year since 1992, which reflects the movement of tenants of Class B and Class C space into Class A spaces, where the rents have remained moderate. However, rents have recently been increasing at an accelerating pace. The following tables illustrate historical and forecasted conditions in the Chicago Metropolitan Area overall office market and Class A office market, respectively.


             TOTAL CHICAGO METROPOLITAN AREA OFFICE MARKET (000SF)

                          1992    1993    1994    1995    1996    1997    1998f   1999f   2000f
                         ------- ------- ------- ------- ------- ------- ------- ------- -------
  Stock                  189,054 189,259 189,215 188,624 187,574 187,864 189,139 191,511 194,801
  New Construction         3,893     205     230       0     216     797   2,275   3,122   4,040
  Conversion/Demolition        0       0     274     591   1,266     507   1,000     750     750
  Net Absorption               0   1,257   3,490   2,709   1,303   4,611   4,150   3,400   2,850
  Occupied Stock         152,567 153,824 157,314 160,022 161,325 165,937 170,087 173,487 176,337
  Vacancy Rate             19.3%   18.7%   16.9%   15.2%   14.0%   11.7%   10.1%    9.4%    9.5%
 Source: RCG



            CHICAGO METROPOLITAN AREA CLASS A OFFICE MARKET (000SF)

                          1992    1993    1994    1995    1996    1997    1998f   1999f   2000f
                         ------- ------- ------- ------- ------- ------- ------- ------- -------
  Stock                   73,116  73,321  73,551  73,551  73,767  74,564  76,839  79,961  84,001
  New Construction         3,893     205     230       0     216     797   2,275   3,122   4,040
  Net Absorption           1,892   2,106   2,666   2,412   1,636   2,079   2,550   2,600   2,800
  Occupied Stock          58,095  60,201  62,867  65,279  66,915  68,995  71,545  74,145  76,945
  Vacancy Rate             20.5%   17.9%   14.5%   11.2%    9.3%    7.5%    6.9%    7.3%    8.4%

 Source: RCG


 Chicago Central Business District Office Submarket

  The Company owns and operates the 77 West Wacker Drive Building in the Chicago CBD submarket.

  The Chicago CBD submarket encompasses Chicago's downtown area. The Chicago CBD submarket is the primary location within the city for financial institutions, business services companies, law firms and government agencies. In addition, a number of major corporations have a significant presence in the Chicago CBD submarket, including Donnelley, Leo Burnett, Helene Curtis, Wrigley, Everen, Morton International, Aon, Blue Cross/Blue Shield, Quaker Oats, Amoco and First Chicago NBD.

  The Chicago CBD office market has improved since 1993, when the office vacancy rate peaked at 19.6%. As of year-end 1997, the overall Chicago CBD office vacancy rate fell to 13.7%.

  RCG believes that the improvement in the Chicago CBD office market is the result of both strong growth in office employment and the lack of new construction in the Chicago CBD office market since 1992. During the first half of 1997, several large tenants, including Commonwealth Edison, the State of Illinois and Andersen Consulting, leased significant space in the Chicago CBD. In addition, the Class A office market has been the main beneficiary of strong office employment growth. As a result, Class A vacancy rates in the Chicago CBD have declined from a high of 23.1% in 1992 to a low of 8.1% as of year-end 1997.

  RCG forecasts a further decline in vacancy rates in the Chicago CBD office market in 1998 and 1999, due to expected continued strong growth in office employment, lack of construction of new office space and the conversion of Class C buildings to other uses. Two new office buildings are expected during the next two years, and RCG believes, based on a three-year construction cycle for large office buildings in the Chicago CBD, that approximately 2.0 million square feet of new office space will be recovered in the Chicago CBD before the year 2001.

  The following graph illustrates the historical and forecasted declines in Chicago CBD office vacancy rates.

                             [GRAPH APPEARS HERE]

                        Chicago CBD Office Vacancy Rate
                              Total vs. Class A

            Label            A               B
Label    Percent         Total          Class A
    1           1992           19.3             23.1
    2           1993           19.6             20.3
    3           1994           18.2             16.5
    4           1995           17.6             13.1
    5           1996           15.9             10.3
    6           1997           13.7              8.1
    7    1998f                 11.3              6.5
    8    1999f                  9.5              5.8
    9    2000f                  9.1              6.9

Sources: Bureau of Labor Statistics, RCG

  An additional factor contributing to tightening in the Class B downtown office market is the renovation and redevelopment of older Class B and Class C space. Many Class B and C buildings in the downtown market have already been sold for single user or non-office conversion. In total, since 1994, approximately 2.6 million square feet of space have been removed from the downtown inventory due to conversions and demolitions. Currently, the Marina City Office Building and the Silversmith Building are being converted into the House of Blues and a 143-room Crowne Plaza, respectively. Several office buildings have been or are being renovated for hotel use and at least six downtown buildings have been or are in the process of being converted to residential use. In addition, the enlargement of the West Loop Tax Increment Financing District in February of 1997 made available $300 million for redevelopment subsidies and infrastructure improvements. RCG expects an additional 2.5 million square feet of Class B and Class C space will be removed from the downtown office inventory over the next three years, although as office vacancy rates fall, this process should slow. In fact, several Class B office buildings have been or are in the process of being upgraded to Class A, due to the scarcity of Class A space. For instance, One Illinois Center just underwent a $12 million renovation. The following tables illustrate historical and forecasted conditions in the Chicago CBD overall office market and Class A office market, respectively.


                    TOTAL CHICAGO CBD OFFICE MARKET (000SF)

                          1992    1993     1994    1995    1996    1997    1998f   1999f   2000f
                         ------- -------  ------- ------- ------- ------- ------- ------- -------
  Stock                  110,244 110,244  109,970 109,379 108,113 107,606 106,721 106,291 107,141
  New Construction         3,893       0        0       0       0       0     115     320   1,600
  Conversion/Demolition        0       0      274     591   1,266     507   1,000     750     750
  Net Absorption             --     (331)   1,319     173     795   1,995   1,700   1,500   1,200
  Occupied Stock          88,967  88,636   89,955  90,128  90,923  92,918  94,668  96,168  97,368
  Vacancy Rate             19.3%   19.6%    18.2%   17.6%   15.9%   13.7%   11.3%    9.5%    9.1%

 Source: RCG

                   CHICAGO CBD CLASS A OFFICE MARKET (000SF)

                     1992   1993   1994   1995   1996   1997  1998f  1999f  2000f
                    ------ ------ ------ ------ ------ ------ ------ ------ ------
  Stock             43,915 43,915 43,915 43,915 43,915 43,915 44,030 44,350 45,950
  New Construction   3,893      0      0      0      0      0    115    320  1,600
  Net Absorption       759  1,230  1,669  1,493  1,230    971    800    600  1,000
  Occupied Stock    33,771 35,000 36,669 38,162 39,392 40,362 41,162 41,762 42,762
  Vacancy Rate       23.1%  20.3%  16.5%  13.1%  10.3%   8.1%   6.5%   5.8%   6.9%
 Source: RCG


 Central Loop Submarket

  The Central Loop is the largest submarket in the Chicago CBD and the center of Chicago's downtown financial district, with a tenant base that consists primarily of financial institutions, business services companies, law firms, major corporations and government agencies. The 77 West Wacker Drive Building,
208 South LaSalle, 33 North Dearborn and 180 North LaSalle are located within the Central Loop.

  The Central Loop office vacancy rate declined from a high of 18.2% in 1993 to 13.0% as of year-end 1997. The Central Loop Class A vacancy rate was 7.6% as of year-end 1997, lower than the overall Chicago CBD Class A vacancy rate of 8.1%.
The Central Loop had a high amount of net absorption in 1997, due in large part to large leases by Commonwealth Edison, Andersen Consulting and the law firm of O'Donnell, Wicklun, Pigozzi and Peterson.

  The Central Loop has had no new additions to office space since 1992, and although Class A rents are rising, RCG does not expect any new construction of office space in the Central Loop before 2001. RCG expects the Central Loop, because of its large base of financial, legal, corporate and government tenants, to remain a strong submarket. The following tables and graph illustrate historical and forecasted conditions in the Central Loop office markets.


                 CENTRAL LOOP CLASS A OFFICE SUBMARKET (000SF)

                     1992   1993   1994   1995   1996   1997  1998f  1999f  2000f
                    ------ ------ ------ ------ ------ ------ ------ ------ ------
  Stock             18,999 18,999 18,999 18,999 18,999 18,999 18,999 18,999 18,999
  New Construction   2,841      0      0      0      0      0      0      0      0
  Net Absorption     3,901    114    931    665    323    458    300    200     50
  Occupied Stock    15,066 15,180 16,111 16,776 17,099 17,557 17,857 18,057 18,107
  Vacancy Rate       20.7%  20.1%  15.2%  11.7%  10.0%   7.6%   6.0%   5.0%   4.7%

 Source: RCG



                  CENTRAL LOOP CLASS B OFFICE MARKET (000SF)

                     1992   1993   1994   1995   1996   1997  1998f  1999f  2000f
                    ------ ------ ------ ------ ------ ------ ------ ------ ------
  Stock             15,645 15,645 15,645 15,645 15,645 15,645 15,645 15,645 15,645
  New Construction       0      0      0      0      0      0      0      0      0
  Net Absorption     2,894  (375)   (47)   (63)    166  1,003    300     50     25
  Occupied Stock    13,705 13,330 13,283 13,220 13,386 14,389 14,689 14,739 14,764
  Vacancy Rate       12.4%  14.8%  15.1%  15.5%  14.4%   8.0%   6.1%   5.8%   5.6%

 Source: RCG

                             [GRAPH APPEARS HERE]

                          Central Loop Office Market
                    Construction and Net Absorption Trends

                  Construction            Absorption
               (Square Feet (000s))  (Square Feet (000s))     Vacancy Rate
        92            2841                    3901                20.7%
        93               0                     114                20.1%
        94               0                     931                15.2%
        95               0                     665                11.7%
        96               0                     323                10.0%
        97               0                     458                 7.6%
98f                      0                     300                 6.0%
99f                      0                     200                 5.0%
00f                      0                      50                 4.7%


  Because the book value of the 77 West Wacker Drive Building will be in excess of 10.0% of the Company's total assets and the gross revenues for the 77 West Wacker Drive Building for the year ended December 31, 1997 were in excess of 10.0% of the Company's aggregate gross revenues, additional information regarding this Property is presented hereafter.

  77 West Wacker Drive Building. The Company developed, leases, manages and owns the 77 West Wacker Drive Building, a Class A high-rise, multitenant corporate office building situated in what the Company considers to be a premier location in the Chicago CBD. The 77 West Wacker Drive Building was completed in 1992 to high-quality specifications to address the anticipated demands of the submarket's tenants. The building, upon its completion, opened with commitments for long-term leases for over 95.0% of its net rentable office area even though office space occupancy rates in the Central Loop submarket averaged 79.3% in 1992. The building has received awards for its design, structural engineering, lighting and general merit, including the Sun-Times Real Estate Development of the Year Award for 1993, Chicago's most prestigious real estate industry award, and the Best New Building Award from the Friends of Downtown. The Company believes the 77 West Wacker Drive Building has a premier location in the Chicago CBD submarket for a number of reasons, including convenience of access to mass transportation, views from the building and close proximity to hotels, restaurants and other attractions of downtown Chicago.

  The building is comprised of 50 floors, encompassing an aggregate of approximately 944,600 net rentable square feet, of which 95.7% was leased as of March 31, 1998. The building has an exterior curtain wall of silver reflective glass enclosed in a grid of white granite and is topped by a "Grecian temple," which creates distinctive tenant spaces on the 49th and 50th floors. The exterior is lighted at night by 540 high-intensity lamps which accentuate the building's position on Chicago's downtown skyline. One design feature of the 77 West Wacker Drive Building is its floor plates, which provide highly efficient, column free space for tenants. The building was designed and constructed with above-standard floor loadings and floor-to-ceiling heights to accommodate the weight and raised floors requirements of computers and other equipment. The building's floors are climate controlled in 16 zones, thus increasing tenant comfort, allowing for separate thermostat controls for areas housing temperature sensitive equipment and reducing costs for after-hour operations. In this area, the building has been recognized by the American Society of Heating, Refrigeration and Air-Conditioning Engineers for its energy-efficient heating, ventilating and air conditioning systems, which reduce operating costs for both the Company and its tenants. The building was designed for tenant efficiency and convenience and features a very high ratio of elevators to rentable square feet, as well as 24-hour on-site security and management, and convenient on-site facilities, such as a health club and dining facilities. Management believes that because of these and other high-quality features, the 77 West Wacker Drive Building continues to attract long-term major corporate tenants at rates above those of other facilities in the Chicago CBD and neighboring submarkets.

  Major tenants of the facility include the headquarters of Donnelley, a financial printer, the headquarters of Everen, a securities firm, and Jones Day, a law firm. These tenants have been tenants in the building since its opening. Certain legal action was taken against Keck, another significant tenant in the 77 West Wacker Drive Building, to obtain possession of the Keck Space. Keck vacated the Keck Space in November 1997 pursuant to a settlement agreement.

  The annual net rent, in accordance with GAAP, per leased square foot of the 77 West Wacker Drive Building for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 was $20.79, $21.19, $21.56, $20.39 and $20.53,
respectively.

  The 77 West Wacker Drive Building had a percentage leased rate of 95.3%, 97.0%, 99.6%, 93.6% and 93.6% for each of the five years ended December 31, 1993 through 1997. As of March 31, 1998, Donnelley occupied approximately 25.6% of the Property's net rentable square feet. The lease for this space commenced on July 1, 1992 for occupancy of 241,569 square feet. Pursuant to its lease, Donnelley is obligated to pay net rent per square foot of $29.90 in 1997 (escalating at a rate of 2.5% per annum through June 30, 2007), for an aggregate of $7.2 million. The current lease term is subject to two ten-year options to renew at 95% of fair market value basis. As of March 31, 1998, Everen occupied approximately 25.5% of the Property's net rentable square feet. The lease for this space commenced on June 1, 1992 for occupancy of 241,225 square feet. Pursuant to its lease, Everen is obligated to pay net rent per square foot of $29.43 in 1997 (escalating at an annual rate of 200% of the change in the CPI but not to exceed 2.5% per annum on a cumulative compounded basis through June 30, 2007), for an aggregate of $7.1 million. The current lease term is subject to two five-year options to renew at 95% of fair market value basis. Everen has an option to terminate the lease effective approximately June 1, 2002, upon two years prior written notice, and upon payment of a termination fee calculated at more than $37.9 million. As of March 31, 1998, Jones Day occupied approximately 11.8% of the Property's net rentable square feet. The lease for this space commenced on August 1, 1992 for occupancy of 111,706 square feet. Pursuant to its lease, Jones Day is obligated to pay net rent per square foot of $27.32 in 1997 (escalating at an average rate of 3.2% per annum through April 30, 2007), for an aggregate of $3.1 million. The current lease term is subject to two five-year options to renew at 95% of fair market value basis.

  Management believes that because of the high quality and strategic location of the 77 West Wacker Drive Building, it has had higher occupancy, tenant retention and rental rates than other properties within this submarket. The vacancy rate of office buildings in the Chicago CBD submarket was approximately 13.7% for 1997 as compared to approximately 4.3% for the 77 West Wacker Drive Building for 1997. The average net rental rate in the Chicago CBD submarket during 1997 was approximately $12.00 per square foot for Class A office buildings compared to an average net rental rate of $18.50 per square foot plus three percent per annum for the 77 West Wacker Drive Building as of March 31, 1998. The Company is aware of the construction of only one new office building in the Chicago CBD, the new headquarters for Blue Cross/Blue Shield, a major insurance company.

    The following table sets forth for the 77 West Wacker Drive Building for each of the ten years following the completion of the Offering: (i) the number of tenants whose leases will expire, (ii) the total net rentable square feet covered by such leases, (iii) the percentage of total leased net rentable square feet represented by such leases, (iv) the annual net rent represented by such leases and (v) the average annual net rent per net rentable square foot represented by such leases.

                                         NET      PERCENTAGE OF                 AVERAGE ANNUAL
                                       RENTABLE    TOTAL LEASED  ANNUAL BASE     RENT PER NET
                                     AREA SUBJECT  SQUARE FEET   RENT UNDER  RENTABLE SQUARE FOOT
                           NUMBER OF TO EXPIRING  REPRESENTED BY  EXPIRING      REPRESENTED BY
YEAR OF LEASE              EXPIRING     LEASES       EXPIRING      LEASES          EXPIRING
 EXPIRATION                 LEASES    (SQ. FT.)     LEASES (%)     ($000)         LEASES ($)
-------------              --------- ------------ -------------- ----------- --------------------
  4/1/98-12/31/98.........      1        7,723          0.85           16            2.06
  1999....................      1        1,424          0.16           18           12.55
  2000....................      3       29,267          3.24          241            8.23
  2001....................      2       12,844          1.42          166           12.93
  2002....................      7       84,060          9.30        1,297           15.43
  2003....................      6       63,715          7.05        1,007           15.81
  2004....................      1       22,576          2.50          209            9.24
  2005....................      1       22,617          2.50          469           20.75
  2006....................      1        4,485          0.50           46           10.29
  2007....................      6      648,531         71.78       16,723           25.79
  2008+...................      1        6,234          0.70          116           18.61
                              ---      -------        ------       ------
                               30      903,476        100.00       20,308           22.48
                              ===      =======        ======       ======

  The Company's tax basis in the 77 West Wacker Drive Building for federal income tax purposes as of December 31, 1997 was approximately $163.0 million (net of accumulated depreciation and reductions in depreciable basis). The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from five years to 39 years, depending upon the date of certain capitalized improvements to the Property. For the year ended December 31, 1997, the estimated average depreciation rate for this Property under the modified accelerated cost recovery system was 3.3%. For the year ended December 31, 1997, the Company was assessed property taxes on this Property at an effective annual rate of approximately 9.5%. Property taxes on this Property for the year ended December 31, 1997 totaled approximately $7.2 million, which represents 1996 taxes paid in 1997. Management does not believe that any capital improvements made during the 12-month period immediately following the Offering should result in an increase in annual property taxes. In the Company's opinion, this Property is adequately covered by insurance.

  208 South LaSalle. 208 South LaSalle is a twenty-two story, multi-tenant Class B office building situated on 1.23 acres of land at the Southwest corner of LaSalle St. and Adams St. The property contains 827,494 of net rentable square feet (including 48,519 of net rentable square feet of retail space), of which 93.1% was leased as of March 31, 1998. It was built in 1914 and renovated in 1956, 1982, and 1991. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger tenants include Chicago Corp., CT Corporation, American Heart Association, and the Community and Economic Development Association of Cook County (CEDA).

  33 North Dearborn. 33 North Dearborn is a twenty-four story, multi-tenant Class B office building that is situated on 0.5 acres of land at the Southeast corner of Dearborn St. and Washington St. The property contains 302,818 of net rentable square feet (including 11,589 of net rentable square feet of retail space, of which 87.6% was leased as of March 31, 1998. In addition, it contains a three-story attached annex. The main building was constructed in 1967, while the annex was built in 1986. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger tenants include Attorney's Title Guaranty, Corboy & Demetrio, Ecology & Environment, and French, Kezelis & Kominiarek.

  180 North LaSalle. 180 North LaSalle, commonly known as Heitman Centre, is a thirty-eight story office building at the Southwest corner of LaSalle St. and Lake St. The Company owns a mortgage loan collateralized by the property whose terms effectively provide all the economic benefits of ownership to the Company. The property contains 728,406 net rentable square feet, of which 81.6% was leased as of March 31, 1998. The property was completed in 1973. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs of Chicago. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger Tenants include Heitman Financial Services, Schwartz, Cooper, Greenberger & Krauss, and Robert Morris College.

  East Loop Submarket

  The East Loop submarket is dominated by the Illinois Center Complex, Prudential Plaza, and the Amoco building. Unlike other parts of Chicago, the East Loop has very high vacancy rates. The overall office vacancy rate in the East Loop submarket decreased 0.5 percentage points in the fourth quarter to end the year at 18.6%, an improvement from the year-end 1996 vacancy rate of 19.1%. However, Class A vacancy rates are very low in this submarket. At the end of 1997, the Class A vacancy rate was 8.7%. Class B and C vacancy rates were 21.8% and 25.4%, respectively. Contributing to the high Class B vacancy rate in the East Loop was the return of 895,000 square feet of Blue Cross Blue Shield of Illinois space at Two Illinois Center. Helping the market late in the year were Andersen Consulting's 282,000 square-foot lease at 225 North Michigan Avenue. KPMG's 230,000 square-foot lease at Three Illinois Center, and D'Acona & Pflaum's 83,000 square-foot lease at One Illinois Center. In recent sales activity, Hines Interests acquired the 803,000 square-foot Three Illinois Center at 303 East Wacker from Metropolitan Life Insurance for an estimated $92 million.



                CHICAGO EAST LOOP CLASS B OFFICE MARKET (000SF)

                    1995   1996   1997   1998f  1999f  2000f
                    -----  -----  -----  -----  -----  -----
  Stock             9,356  9,356  9,356  9,356  9,356  9,356
  New Construction      0      0      0      0      0      0
  Net Absorption      --     (26)  (437)   300    240    150
  Occupied Stock    7,776  7,750  7,313  7,613  7,853  8,003
  Vacancy Rate       16.9%  17.2%  21.8%  18.6%  16.1%  14.5%
  Source: RCG


 122 South Michigan. 122 South Michigan is a twenty-one story, multi-tenant Class B office building at the northwest corner of Adams St. and Michigan Avenue. It is located directly across the street from the Art Institute of Chicago. The property contains 512,660 net rentable square feet (including 21,692 net rentable square feet of retail space), of which 53.5% was leased as of March 31, 1998. The property was constructed in 1910 by People's Gas Light and Coke Company, but has undergone several renovations over the last three decades. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger tenants include American Planning Association, Tony Stone Images, and the Institute for Psychoanalysis.

 Chicago Metropolitan Area Suburban Office Submarket

  The Company will own and operate 16 Office Properties in the Suburban Chicago office submarket, with approximately 2.5 million aggregate net rentable square feet.

  The Suburban Chicago office submarket consists of the suburbs surrounding the City of Chicago. The suburban market is comprised of four distinct submarkets. Besides the Office Properties attached to the Industrial Properties, the Company owns Office Properties in both the west and northwest suburbs of Chicago.

  The west and northwest suburbs have served as the primary alternative choice for large corporations which choose not to locate in the Chicago CBD, and currently, although the Chicago CBD retains its traditional dominance as the primary home of the Chicago Metropolitan Area's governmental, financial and legal communities, the north and northwest suburbs contain the headquarters of several of the Chicago Metropolitan Area's most prominent companies, ranging from Motorola (in Schaumburg) and McDonald's (in Oak Brook) to Allstate Insurance, Baxter International, W.W. Grainger and Abbott Laboratories (in Lake County) and Sears, Ameritech and Siemens (in the northwest suburbs).

  The Suburban Chicago office market has experienced a dramatic decline in office vacancy rates, from a high of 19.3% in 1992 to 9.0% as of year-end 1997. The Suburban Chicago Class A office market vacancy rate of 6.6% as of year-end 1997 is lower than that of the suburban office market as a whole. RCG believes that this better performance is the result of the movement of tenants from Class B and Class C space into Class A space, because during the last five years, Suburban Chicago Class A net absorption has averaged over 860,000 square feet per year, compared to a total net absorption of 1.88 million square feet per year in the overall Suburban Chicago office market. However, during 1997, as Class A space became more scarce, net absorption of Class B and Class C space accelerated.

  RCG believes that Class A office rents in Suburban Chicago have risen to the point where construction of new Class A office space is economically feasible. A total of 11 new office buildings, with an aggregate of 1.54 million net rentable square feet (representing approximately 1.9% of the existing net rentable square feet in the Suburban Chicago office market) are scheduled to be completed during 1998. Fourteen new office buildings with an aggregate of
2.58 million net rentable square feet are scheduled to be completed in 1999. Approximately 27 other office buildings are being planned, but are not scheduled to be completed before 2000.

  RCG believes that the outlook for the Suburban Chicago office market is good. RCG believes that, because office employment growth is expected to remain in the 2.5% to 3.0% range, overall vacancy rates in the Suburban Chicago office market may rise slightly but will remain relatively low in the 8.5% to 9.9% range through the year 2000, despite the addition of new office space. Because of the disparity between the Class A and Class B office markets, the Company believes that there are increasingly more development and redevelopment opportunities in Suburban Chicago. The following graph and tables illustrate Suburban Chicago vacancy rates and historical and forecasted conditions in the Suburban Chicago office market.

                     Suburban Chicago Office Vacancy Rate
                               Total vs Class A

     Percent                  Total          Class A
                1992           19.3             16.7
                1993           17.5             14.3
                1994             15             11.6
                1995           11.8              8.5
                1996           11.4              7.8
                1997              9              6.6
     1998f                      8.5              7.4
     1999f                      9.3              9.1
     2000f                      9.9             10.2

Sources: Bureau of Labor Statistics, RCG

                    SUBURBAN CHICAGO OFFICE MARKET (000SF)

                     1992   1993   1994   1995   1996   1997  1998f  1999f  2000f
                    ------ ------ ------ ------ ------ ------ ------ ------ ------
  Stock             78,810 79,015 79,245 79,245 79,461 80,258 82,418 85,220 87,660
  New Construction       0    205    230      0    216    797  2,160  2,802  2,440
  Net Absorption         0  1,588  2,171  2,536    508  2,616  2,400  1,900  1,650
  Occupied Stock    63,600 65,187 67,358 69,894 70,402 73,019 75,419 77,319 78,969
  Vacancy Rate       19.3%  17.5%  15.0%  11.8%  11.4%   9.0%   8.5%   9.3%   9.9%

 Source: RCG



                SUBURBAN CHICAGO CLASS A OFFICE MARKET (000SF)

                     1992   1993   1994   1995   1996   1997  1998f  1999f  2000f
                    ------ ------ ------ ------ ------ ------ ------ ------ ------
  Stock             29,201 29,406 29,636 29,636 29,852 30,649 32,809 35,611 38,051
  New Construction       0    205    230      0    216    797  2,160  2,802  2,440
  Net Absorption     1,133    877    997    919    407  1,109  1,750  2,000  1,800
  Occupied Stock    24,324 25,201 26,198 27,117 27,524 28,632 30,382 32,382 34,182
  Vacancy Rate       16.7%  14.3%  11.6%   8.5%   7.8%   6.6%   7.4%   9.1%  10.2%

 Source: RCG

      SUBURBAN CHICAGO OFFICE SUBMARKETS: RECENT VACANCY RATE STATISTICS

                                                       Change
                            N.R.A.    % Vacant         3Q97-
       Submarket             1Q98    1Q98  4Q97  3Q97   1Q98
       ---------          ---------- ----- ----- ----- ------
       Lake Shore          4,156,145 13.6% 12.7% 13.4%  0.2%
       North Suburbs       5,088,414  7.7%  5.1%  5.7%  2.0%
       NORTHWEST SUBURBS  21,595,422  9.4%  8.0% 10.0% -0.6%
       O'Hare             13,046,055 10.4% 10.3% 12.5% -2.1%
       EAST-WEST TOLLWAY  26,642,822  8.8%  9.0%  9.3% -0.5%
       West Cook           1,276,779 17.2% 17.0% 14.1%  3.1%
       South Suburbs       2,440,264 13.6% 13.6% 13.5%  0.1%
       Lake County         6,242,503  6.8%  7.2%  8.0% -1.2%
       Suburban Total     80,488,404  9.5%  9.0% 10.1% -0.6%

      Source: RCG


 Northwest Suburbs Office Submarket

  The Company will own and operate six Office Properties in the Northwest Suburbs submarket, one of which is a Pending Acquisition. The Northwest Suburbs submarket encompasses the communities of Schaumburg, Hoffman Estates, Itasca, Mt. Prospect, Rolling Meadows and Arlington Heights in northwest Cook County and is located 20 to 30 minutes west of Chicago O'Hare International Airport. The Northwest Suburbs submarket serves as the headquarters for some of the Chicago Metropolitan Area's top companies, such as Motorola and Sears. In addition, several other major office employers have large facilities in the Northwest Suburbs submarket, including Ameritech, U.S. Robotics (now 3Com) and Siemens.

  The Northwest Suburbs office submarket has the second highest concentration of office space in the Suburban Chicago office market. During the 1980s, the Northwest Suburbs emerged as a popular business location, and approximately 70.0% of the submarket's current inventory of 18.8 million square feet of Class A and Class B office space was built during the 1980s. The Northwest Suburbs Class A office submarket has experienced the largest decline in vacancy rates of any office submarket in the Chicago metropolitan area; the Northwest Suburbs Class A office vacancy rate declined from a high of 20.1% in 1992 to 6.4% as of year-end 1997. During 1996, the Northwest Suburbs submarket recorded the largest amount of leasing activity of any suburban submarket. Ameritech and U.S. Robotics (now 3Com) leased large spaces in 1996. Net absorption slowed in 1997 so several companies vacated space in favor of build-to-suit projects and purchases. Examples of this trend include GE Capital, which is vacating 150,000 square feet in favor of the former Recon Headquarters and TransAmerica Distribution Finance, which is vacating another 150,000 square feet in favor of a build-to-suit at Prairie Stone in Hoffman Estates. As of year end 1997, the Northwest Suburbs submarket's overall office vacancy rate declined to 8.0%, approximately one-third of its 1992 vacancy rate of 23.9%. The low vacancy rates in the Northwest Suburbs Class A office market have contributed to pushing vacancy rates lower in the Class B market. As of year-end 1997, the Class B vacancy rate was down to 8.6% from 17.8% a year earlier.

  Absorption of Class A office space in the Northwest Suburbs was extremely strong between 1992 and 1996, averaging 500,000 square feet per year. However, the combination of strong demand and little new construction demand contributed to a scarcity of available Class A space. So, during 1997, net absorption of Class B space spiked, reaching nearly 800,000 square feet. A dozen other buildings are likely to be completed in 2000 or thereafter.

  RCG believes that the outlook for the Northwest Suburbs office market is strong. Demand for office space is expected to remain strong, but will continue to be constrained by the lack of new supply of Class A office space through 1998. RCG forecasts that Class A vacancy rates will remain low through 1998. Starting in 1999, with the delivery of up to nine new buildings totaling almost 1.25 million square feet, pent-up demand will be unleashed, resulting in a spike in net absorption, similar to what occurred in the Class B submarket in 1997.

These trends will persist through 2000, coinciding with a gradual easing of tight market conditions. The following table and graph illustrate historical and forecasted conditions in the Northwest Suburbs office markets.


           NORTHWEST SUBURBS SUBMARKET CLASS A OFFICE MARKET (000SF)

                     1991   1992    1993   1994   1995   1996   1997  1998f  1999f  2000f
                    ------ ------  ------ ------ ------ ------ ------ ------ ------ ------
  Stock             10,175 10,175  10,175 10,230 10,285 10,285 10,285 10,600 11,600 12,600
  New Construction       0      0      55     55      0      0    149    315  1,000  1,000
  Net Absorption        --    (51)    265    536    439    206     49    300    750    700
  Occupied Stock     8,181  8,130   8,394  8,931  9,370  9,575  9,625  9,925 10,675 11,375
  Vacancy Rate       19.6%  20.1%   17.5%  12.7%   8.9%   6.9%   6.4%   6.4%   8.0%   9.7%

 Source: RCG



           NORTHWEST SUBURBS SUBMARKET CLASS B OFFICE MARKET (000SF)

                     1991   1992   1993   1994   1995   1996    1997  1998f  1999f   2000f
                    ------ ------ ------ ------ ------ ------  ------ ------ ------  ------
  Stock              8,624  8,624  8,624  8,624  8,624  8,624   8,624  8,624  8,624   8,624
  New Construction       0      0      0      0      0      0       0      0      0       0
  Net Absorption        --     60    276    207    405   (336)    794     75   (200)   (400)
  Occupied Stock     6,477  6,537  6,813  7,020  7,425  7,089   7,883  7,958  7,758   7,358
  Vacancy Rate       24.9%  24.2%  21.0%  18.6%  13.9%  17.8%    8.6%   7.7%  10.0%   14.7%

 Source: RCG

                             [GRAPH APPEARS HERE]

                       Northwest Suburbs Office Market
                    Construction and Net Absorption Trends

                         Construction     Absorption
                         (Square Feet)   (Square Feet)  Vacancy Rate
                   92             0                         23.9%
                   93             0         515,000        21.53%
                   94             0         858,000         17.5%
                   95             0         944,000         13.1%
                   96             0         129,000         12.5%
                   97       149,000       1,096,000          8.0%
          98f               315,000         450,000          7.3%
          99f             1,000,000         600,000          8.7%
          00f             1,000,000         400,000         10.9%


 Description of Northwest Suburbs Properties

  The Company will own six Office Properties in the Northwest Suburbs submarket. Each is easily accessible from Interstate 355 and Interstate 90, which are major highways providing access to downtown Chicago. Also, these Properties have convenient access to Chicago O'Hare International Airport, which is approximately 10 miles away.

  1701 Golf Road, Rolling Meadows. 1701 Golf Road consists of three, 12 story, Class A, high-rise, multi-tenant office buildings that were built in 1977, 1979, and 1981, respectively. The Company owns a mortgage loan collateralized by this property whose terms effectively provide all the economic benefits of ownership to the Company.

  Because the book value of the 1701 Golf Road Property will be in excess of 10.0% of the Company's total assets, additional information regarding this Property is presented below.

  The buildings are comprised of approximately 916,000 net rentable square feet of which 97.4% was leased as of March 31, 1998. Major tenants include Motorola, AT&T, IBM, and American Express. The Annualized Net Rent per leased square foot as of March 31, 1998 is $9.10.

  The following table sets forth for the 1701 Golf Road Property for each of the following ten years: (i) the number of tenants whose leases will expire,
(ii) the total net rentable square feet covered by such leases, (iii) the percentage of total leased net rentable square feet represented by such leases, (iv) the annual net rent represented by such leases and (v) the average annual net rent per net rentable square foot represented by such leases.

                                         NET      PERCENTAGE OF                 AVERAGE ANNUAL
                                       RENTABLE    TOTAL LEASED  ANNUAL BASE     RENT PER NET
                                     AREA SUBJECT  SQUARE FEET   RENT UNDER  RENTABLE SQUARE FOOT
                           NUMBER OF TO EXPIRING  REPRESENTED BY  EXPIRING      REPRESENTED BY
YEAR OF LEASE              EXPIRING     LEASES       EXPIRING      LEASES          EXPIRING
 EXPIRATION                 LEASES    (SQ. FT.)     LEASES (%)     ($000)         LEASES ($)
-------------              --------- ------------ -------------- ----------- --------------------
  4/1/98-12/31/98.........     23      177,298         19.88        1,570            8.86
  1999....................     23      185,548         20.81        1,952           10.52
  2000....................     39      272,350         30.54        2,193            8.05
  2001....................     19      151,692         17.01        1,479            9.75
  2002....................      6       26,281          2.95          282           10.73
  2003....................     10       28,235          3.17          188            6.65
  2004....................      4       27,633          3.10          203            7.35
  2005....................      4       21,027          2.36          209            9.92
  2006....................      1        1,582          0.18           38           24.00
  2007....................      1          100          0.01          --              --
  2008+...................    --           --           0.00          --              --
                              ---      -------        ------        -----
                              130      891,746        100.00        8,114            9.10
                              ===      =======        ======        =====

  The Company's tax basis in 1701 Golf Road for federal income tax purposes as of December 31, 1997 was approximately $110 million. For the year ended December 31, 1997, the Company was assessed property taxes on this property at an effective annual rate of approximately 8.11%. Property taxes for this property for the year ended December 31, 1997, totaled approximately 2.6 million.

  3800 North Wilke Road, Arlington Heights. 3800 North Wilke Road, also known as Commerce Point Business Park, is a complex of two four-story office buildings and one single-story office/technology center. The property was completed in 1987 and contains 235,269 net rentable square feet of office space. As of March 31, 1998, the complex is 96.1% leased and the major tenants are Citgo, Quantum Executive and Administrative Management Group.

  1700 East Golf Road, Schaumburg. 1700 East Golf Road, also known as Two Century Centre, is an eleven-story, multi-tenant, Class A office building situated on 8.25 acres of land in Schaumburg. The property, which was constructed in 1989, contains 217,960 of net rentable square feet, of which 96.7% was leased as of March 31, 1998. The Property contains 636 surface parking spaces and 50 covered parking spaces that are linked to the building through an underground tunnel. It is located 8 miles from O'Hare International Airport. Larger tenants include Sante Fe Pacific Corp., Fidelity Investments, Decision Consultants, Inc. and CKD-Createc Corporation.

  1699 East Woodfield Road, Schaumburg. 1699 East Woodfield Road, also known as the Citibank Office Plaza, is a five-story Class A office building located across from the Woodfield Mall, a large regional shopping center. The building is situated on a 5.2 acre parcel of land and includes 410 spaces for surface parking. It was built in 1979 and renovated from 1991 to 1997. It has approximately 105,400 net rentable square feet of office space, of which 98.9% was leased as of March 31, 1998. The building's exterior is clad in pebbled white quartz set in precast concrete, with bronze-tinted thermopaned windows. The building's tenants include Citibank, Merrill Lynch and McGladrey & Pullen, the nation's seventh largest accounting firm.

  1990 Algonquin Road and 2000-2060 Algonquin Road, Schaumburg. 1990 Algonquin Road and 2000-2060 Algonquin Road constitute a complex of office buildings known as the Salt Creek Office Center. The Salt Creek Office Center comprises one two-story office building and seven single-story office buildings situated on approximately ten acres of land. The two-story building is 1990 Algonquin Road, and the seven single-story buildings are 2000-2060 Algonquin Road. The complex includes 478 spaces of surface parking. It was built in phases from 1979 through 1986. The buildings have masonry exterior walls with tinted glass windows. The complex has approximately 125,900 net rentable square feet of office space, of which 96.2% was leased as of March 31, 1998. The buildings are close to, and visible from, Interstate 355 and a ten-minute drive from O'Hare International Airport. Tenants include Silicon Graphics and Ticor Title Insurance.

  1301 East Tower Road, Schaumburg. 1301 East Tower Road is a single-story Class B office building. The building is situated on a 6.0-acre parcel of land and includes 23 spaces for surface parking. It was built in 1992. It has approximately 50,000 net rentable square feet of office space, of which 100.0% was leased as of March 31, 1998. The building has three docks and is located near Interstate highways 90 and 290. Household Credit Services leases the entire building. Household Credit Services has both a right of first refusal to purchase 1301 East Tower Road and a purchase option exercisable prior to December 30, 2001 at fair market value. The Company is aware of certain environmental contamination at this facility. See "--Governmental Regulations--Environmental Matters."

 O'Hare Office Submarket

  The overall vacancy rate of 10.3% in the O'Hare submarket reflects a Class A vacancy rate of 4.0%. According to RCG, the overall vacancy rate understates the health of the O'Hare submarket because many large blocks of available space in older, obsolete buildings have prevented improvement in the vacancy rate. The Class B market registered relatively strong net absorption of almost 200,000 square feet, the strongest demand growth registered in six years. The low Class A rate of 4.0% contributed to the strong Class B net absorption. Two of the larger leases of the fourth quarter were Galileo International's 24,000 square-foot lease at the Orchard Point Office Center and AT&T's 19,000 square-foot lease at President's Plaza II. The lack of space has resulted in a Class A rental rate of $26.64, the highest of all the suburban markets.

  The outlook for the O'Hare office submarket is strong. No new construction is expected to be completed in 1998 or 1999 and only one new Class A office building totaling 280,000 square feet is expected to be completed in 2000 or 2001. As a result, vacancy rates will continue to decline in both the Class A and B markets through 1999.

  The following table illustrates historical and forecasted conditions in the O'Hare submarket Class B office market.


                O'HARE SUBMARKET CLASS B OFFICE MARKET (000SF)

                    1992  1993  1994   1995  1996  1997  1998f 1999f 2000f
                    ----- ----- -----  ----- ----- ----- ----- ----- -----
  Stock             4,085 4,085 4,085  4,085 4,085 4,085 4,085 4,085 4,085
  New Construction      0     0     0      0     0     0    00     0     0
  Net Absorption      147    41  (212)   135     0   199   200   150   (50)
  Occupied Stock    3,301 3,342 3,129  3,264 3,264 3,463 3,663 3,813 3,763
  Vacancy Rate      19.2% 18.2% 23.4%  20.1% 20.1% 15.2% 10.3%  6.7%  7.9%

 Source: RCG


 Description of O'Hare Property

  6400 Shafer Court, Rosemont. 6400 Shafer Court is a Class B, eight-story building that was constructed in 1980. The property has 167,495 net rentable square feet and a lower level of 13,937 square feet which includes 22 enclosed parking spaces. The property is located on 4.5 acres of land including 495 surface parking spaces (2.96 surface per 1,000 square feet and 3.09 total per 1,000 square feet). The property has a reinforced concrete foundation, floor structure, and framing; and a polished granite exterior facade with bronze reflective glass windows. The building is located one mile from O'Hare International Airport and has access to Interstate 294. The building is presently 93.5% occupied with the largest tenants being AHI International, Miller and Company, and Anixter Inc.

 East-West Tollway Office Submarket

  The Company owns and operates six Office Properties in the East-West Tollway submarket. The East-West Tollway office submarket encompasses the communities of Oak Brook, Lombard, Downers Grove and Elmhurst in eastern DuPage County. The East-West Tollway submarket was the first suburban office market developed outside of downtown Chicago that attracted large firms and corporate headquarters in large numbers. Some of the East-West Tollway submarket's largest employers are WMX Technologies, McDonalds and Spiegel.

  The East-West Tollway office submarket has the largest concentration of office space in the Suburban Chicago office market. The East-West Tollway Class A vacancy rate declined from 17.1% in 1992 to a low of 6.6% in 1995. Subsequently, in 1996 and 1997, with the delivery of four new office buildings, the submarket's tight conditions eased slightly, with vacancy rates rising to 8.8% as of year-end 1997. During 1997, several major tenants, including Alliance of America, Ameritech, Wausau Insurance, Deutsche Financial, Raytheon Engineers and Constructors, Rockwell International and Donnelley, leased large amounts of office space. By year-end 1997, the East-West Tollway submarket's overall office vacancy rate declined to 9.0%, compared to a vacancy rate of 17.3% in 1992 and well below the peak vacancy rate of 24.7% in 1986. Unlike some other submarkets, Class B and Class C buildings within the East-West Tollway office submarket are also experiencing strong leasing activity; the office vacancy rates for Class B and Class C office buildings as of year-end 1997 were 8.0% and 11.4%, respectively.

  As the largest and one of the most popular of the suburban office markets, the East-West Tollway market has experienced and continues to experience a high volume of new construction relative to other suburban submarkets. During 1997, four buildings totaling approximately 476,000 square feet were completed. Another nine buildings totaling approximately 1,227,000 square feet and six buildings totaling approximately 1,030,000 square feet are expected to be completed during 1998 and 1999, respectively.

  RCG believes that the trends will continue, with strong net absorption offset by office deliveries in 1998 and 1999. By 2000, the Class A vacancy rate will be at a level of 10% or above. The delivery of significant Class A space in 1998, 1999 and 2000 will draw some tenants out of Class B and C buildings, contributing to a slight rise in Class B vacancy. The following tables and graph illustrate historical and forecasted conditions in the East-West Tollway overall and Class A and Class B office markets.

            EAST-WEST TOLLWAY MARKET CLASS A OFFICE MARKET (000SF)

                      1992    1993   1994   1995   1996   1997  1998f   1999f   2000f
                     ------  ------ ------ ------ ------ ------ ------  ------  ------
  Stock               9,550   9,550  9,915  9,915 10,159 10,635 11,862  12,892  13,892
  New Construction      247       0    365      0    244    476  1,227   1,030   1,000
  Net Absorption        316     535    779     30    136    305  1,000     900     850
  Occupied Stock      7,917   8,452  9,231  9,261  9,397  9,702 10,702  11,602  12,452
  Vacancy Rate        17.1%   11.5%   6.9%   6.6%   7.5%   8.8%   9.8%   10.0%   10.4%

 Source: RCG


            EAST-WEST TOLLWAY MARKET CLASS B OFFICE MARKET (000SF)

                      1992    1993   1994   1995   1996   1997  1998f   1999f   2000f
                     ------  ------ ------ ------ ------ ------ ------  ------  ------
  Stock              10,566  10,759 10,759 10,759 10,759 10,759 10,759  10,759  10,759
  New Construction        0     193      0      0      0      0      0       0       0
  Net Absorption       (190)    235    430     43    215    255    (50)    (50)   (100)
  Occupied Stock      8,717   8,951  9,382  9,425  9,640  9,895  9,845   9,795   9,695
  Vacancy Rate        17.5%   16.8%  12.8%  12.4%  10.4%   8.0%   8.5%    9.0%    9.9%

 Source: RCG

                             [GRAPH APPEARS HERE]

                        East-West Tollway Office Market
                    Construction and Net Absorption Trends

                        Construction         Absorption
                        (Square Feet)       (Square Feet)   Vacancy Rate
                92           245,000            350,000           17.2%
                93           200,000            583,284          15.62%
                94           375,000          1,124,830          11.81%
                95                 0            420,927          10.61%
                96           290,000            718,530           9.41%
                97           460,000            537,247           8.99%
         98f               1,210,000            450,000           8.76%
         99f               1,020,000            830,000             10%
         00f               1,000,000            750,000          10.25%

 Description of East-West Tollway Properties

  2100 Swift Drive, Oak Brook. 2100 Swift Road is a three-story Class B office building situated on a 3.1-acre parcel of land. The parcel includes 223 spaces for surface parking. It was built in 1985 and completely renovated in 1991. The Property has approximately 58,000 net rentable square feet, of which 100.0% was leased as of March 31, 1998. The building is located near the confluence of the Tri-State Tollway, East-West Tollway and the Eisenhower Expressway and is leased entirely by USN Communications, Inc.

  941-961 Weigel Drive. 941-961 Weigel Drive is a single-story Class B office building located in Elmhurst, Illinois. The building is situated on a 10.6-acre parcel of land. It was built in 1989. It has approximately 123,000 net rentable square feet of office space, of which 100.0% was leased as of March 31, 1998. The building is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building is leased entirely by Household Finance Corp., which has a right of first refusal to purchase the building under certain circumstances.

  280 Shuman Boulevard. 280 Shuman Boulevard is a two-story Class B office building located in Naperville, Illinois. The building is situated on a 5.5-acre parcel of land and includes 218 spaces for surface parking. It was built in 1979. It has approximately 65,000 net rentable square feet of office space, of which 90.8% was leased as of March 31, 1998. The building has a masonry exterior with a 6,000 square foot two-story, sky-lit atrium. The building is approximately one mile from Interstate highway 88. The building's tenants include General Electric and Nexgen Software.

  4343 Commerce Court. 4343 Commerce Court is a seven-story Class A office building located in Lisle, Illinois. The building is situated on a 7.4-acre parcel of land and includes 559 spaces for surface parking. It was built in 1989 and renovated in 1995. It has approximately 171,000 net rentable square feet of office space, of which 67.2% was leased as of March 31, 1998. The building has bronze-tinted ribbon windows and features a striking ten-story glass atrium. The building's tenants include the Federal Bureau of Investigation and Hinshaw & Culbertson, a large Chicago law firm.

  4100 Madison Street. 4100 Madison Street is a two-story Class B office building located in Hillside, Illinois. The building is situated on a 2.3-acre parcel of land and includes 86 spaces for surface parking. It was completely renovated from 1978 to 1994. It has approximately 25,000 net rentable square feet of office space, of which 60.1% was leased as of March 31, 1998. The building's tenants include the Nardi Group and Narco Construction.

  350 North Mannheim Road. 350 North Mannheim Road is a single-story Class B office building located in Hillside, Illinois. The building is situated on a 0.7-acre parcel of land and includes 51 spaces for surface parking. It was built in 1977 and renovated in 1988. It has approximately 4,900 net rentable square feet of office space and was vacant as of March 31, 1998. The building is five miles from O'Hare International Airport.

 Other Chicago Metropolitan Area Office Properties

  2205-2255 Enterprise Drive. 2205-2255 Enterprise Drive is a complex of six single-story Class B office buildings located in Westchester, Illinois. The complex is situated on a 9.7-acre parcel of land and includes 518 spaces for surface parking. It was built in 1987. It has approximately 130,000 net rentable square feet of office space, of which 94.9% was leased as of March 31, 1998. The buildings' tenants include the regional office for the U.S. Census Bureau and National Restaurant Enterprise, the owner and operator of over 200 Burger King restaurants in the Midwest and Southeast. The complex is located less than two miles from each of Interstate Highways 88, 290 and 294.

  555 Huehl Road. 555 Huehl Road is a two-story Class A office building located in Northbrook, Illinois. It was built in 1987 and has approximately 74,000 net rentable square feet of office space, of which 100% was leased as of March 31, 1998 and contains three interior docks. The building is leased entirely by Rank Video, a video duplication company, as its corporate headquarters. The building also houses Rank Video's U.S. computer and communication centers.

  1600-1700 167th Street. 1600-1700 167th Street is a complex of two single-story Class B office buildings located in Calumet City, Illinois. The building is situated on a 5.2-acre parcel of land. It was built in 1981 and remodeled in 1982. It has approximately 65,000 net rentable square feet of office space, of which 56.9% was leased as of March 31, 1998. The building has a masonry and brick exterior and ceiling skylights. The building's tenants include Conrail Corp., IBM and the General Services Administration.

 Nashville and Knoxville Office Submarkets

  The Company owns and operates four Office Properties and owns a parking facility in Tennessee. The Company believes that the inclusion of the Tennessee Properties in the portfolio of Properties provides some measure of balance in the portfolio from an exclusive focus on the Chicago Metropolitan Area, and provides valuable contacts in and information about these growing markets to the Company.

 The Nashville Office Market

  The Company owns and operates one Office Property in the Nashville office submarket. Nashville, the capital of the state of Tennessee, has a population of approximately 1.1 million and is home to a number of major employers, including Vanderbilt University, Gaylord Entertainment and Kroger. According to RCG, during the five years between 1992 and 1997, employment growth in Nashville averaged 4.0% per year compared to a 2.4% average annual rate for the nation as a whole. During 1997, total employment growth in Nashville accelerated to 2.9% compared with the national growth rate of 2.3%. Office employment in Nashville grew at an average annual rate of 5.4% between 1992 and 1997, compared to a 4.3% average annual rate for the nation as a whole. As of year-end 1997, office employment grew 4.2%, compared with the national growth rate of 4.0%.

  Description of Nashville Property

  201 4th Avenue N. 201 4th Avenue N. is a 20-story office building centrally located in downtown Nashville. It was built in 1968, renovated in 1985, acquired by PGI in 1993 and further redeveloped. It has approximately 250,600 net rentable square feet of office space, of which 83.2% was leased as of March 31, 1998. The building is the regional headquarters of SunTrust Bank, which leases approximately 49.0% of the net rentable square footage.

 The Knoxville Office Market

  The Company owns three Office Properties and a parking facility in the Knoxville office submarket. Each of the Knoxville Office Properties was developed by PGI and is among the highest quality buildings in Knoxville.

  Knoxville has a diverse economy and real estate market and has benefited from, among other things, the presence of the University of Tennessee, the Tennessee Valley Authority and several large apparel manufacturers, as well as the proximity of the U.S. Department of Energy's Oak Ridge facility. However, in early November 1997, one large apparel manufacturer announced plans to shut down two of its factories in the Knoxville area. Knoxville's economy has grown rapidly and steadily during the 1990s. Between 1992 and 1997, employment growth in Knoxville averaged 2.1% per year compared with an average national employment growth rate of 2.4%. As of year-end 1997, Knoxville employment rose 1.0% and office employment increased 2.9%. RCG believes that these positive trends will continue through the year 2000.

 Description of Knoxville Properties

  620 Market Street. 620 Market Street, also known as One Centre Square, is a six-story Class A office building located in downtown Knoxville. PGI built One Centre Square in 1988, and the same year, the building won the First Place Certificate of Merit for Quality Construction from the Associated Builders and Contractors. The building has approximately 93,700 net rentable square feet of office space, of which 91.8% was leased as of March 31, 1998. One Centre Square shares the Knoxville parking facility with Two Centre Square. Major tenants include Morton, Lewis, King & Kreig, a major local law firm, which leases approximately 31.7% of the building and FNB Financial Corp., a bank, which leases approximately 20.7% of the building.

  625 Gay Street. 625 Gay Street, also known as Two Centre Square, is a six-story Class A office building located in downtown Knoxville adjacent to One Centre Square. PGI built Two Centre Square in 1988, and in

1989, the building, along with One Centre Square, won the Grand Certificate of Merit for Quality Construction from the Associated Builders and Contractors. It has approximately 91,400 net rentable square feet of office space, of which approximately 83.2% was leased as of March 31, 1998. Two Centre Square shares the Knoxville parking facility with One Centre Square. Major tenants of the building include Healthsource, a health maintenance organization, and PaineWebber.

  4823 Old Kingston Pike. 4823 Old Kingston Pike is a three-story Class A office building located in western Knoxville, in the premium residential/office neighborhood in Knoxville. PGI built 4823 Old Kingston Pike in 1988, and the building, like the Company's other Office Properties in Knoxville, is one of the highest-quality buildings in Knoxville. It has approximately 34,600 net rentable square feet of office space, of which approximately 100.0% was leased as of March 31, 1998. Talbots operates one of its two national telemarketing centers in 4823 Old Kingston Pike and leases approximately 68.1% of the office space.

  Knoxville Parking Facility. The Company also owns a 398-space parking facility in downtown Knoxville. The parking facility was built in 1981 and acquired by PGI in 1987. It services the One Centre Square and Two Centre Square buildings.

 The Milwaukee Office Market

  The Company owns and operators one property in the Mayfair submarket of Milwaukee. According to RCG, Mayfair is the most popular submarket of Milwaukee, and has a vacancy rate of 10.6% at year-end 1997 as compared to 15.4% for Milwaukee overall. With the exception of one 43,700 square foot building in 1997, no new construction has been delivered in the Mayfair submarket during the last six years. Total employment in Milwaukee was up 1.8% in 1997, with the service sector nearly doubling that with a 3.4% employment increase. RCG expects overall Milwaukee employment to grow between 1.4% and 2.2% over the next three years.

 Description of Milwaukee Property

  2675 North Mayfair Rd. 2675 North Mayfair Rd. is a six-story multi-tenant office building located in Wauwatosa, in the Mayfair submarket. It was built in 1979 and has a total of 380 parking spaces, including 224 covered underground spaces. The Class B property has 102,660 rentable square feet, and was 90.4% leased as of March 31, 1998. Larger tenants include Aetna, General Services Administration, and Norwest.

THE COMPANY'S INDUSTRIAL SUBMARKETS

 Chicago Metropolitan Area Industrial Submarkets--General Overview

  The Company owns and operates 38 Industrial Properties in the Chicago Metropolitan Area. Seventeen Industrial Properties are Prime Properties located in four industrial parks which were acquired by PGI between 1988 and 1992 and subsequently substantially renovated, and six Industrial Properties are Contribution Properties. The industrial parks acquired from PGI are located in East Chicago, Indiana; Hammond, Indiana; the city of Chicago; and Arlington Heights, Illinois.

  The Chicago Metropolitan Area's manufacturing sector is the second largest of any metropolitan area in the nation, measured by total jobs. According to RCG, Chicago's manufacturing employment base has expanded at an average rate of 0.9% during the last five years, compared to national growth of 0.4% over the same period. Similarly, during 1997, Chicago's manufacturing employment increased 0.5%, compared to a national rate of 0.1%, and growth in manufacturing in the Chicago Metropolitan Area is expected by RCG to outpace the nation over the next several years.

     Chicago has one of the nation's largest industrial markets, second only to Los Angeles in terms of the total square footage of its vacant and occupied stock of industrial space. Chicago's industrial vacancy rate of 7.9% as of year-end 1997 (which reflects conditions in both overhead crane/manufacturing facilities and warehouse/distribution facilities) was lower than the national average industrial vacancy rate of 8.4%.

     The Chicago Metropolitan Area industrial market benefits from strong manufacturing and trade-related demand. The Chicago Metropolitan Area is the nation's largest metal-processing market and one of the nation's major manufacturing centers. In addition, both the Chicago Metropolitan Area's central location and its highly efficient and extensive, well-integrated transportation system contribute to the high volume of trade conducted through the area's distribution system. Located mid-way between the East and West coasts and between Canada and Mexico, with the world's busiest airport, the hub of the nation's rail system and the primary port connecting the Great Lakes with the Mississippi River and the Gulf of Mexico, Chicago plays a preeminent role in U.S. trade and transportation. The following table and graph illustrate historical and forecasted conditions in the Chicago Metropolitan Area overall industrial market and vacancy rates in and additions to the Chicago Metropolitan Area industrial market.


           TOTAL CHICAGO METROPOLITAN AREA INDUSTRIAL MARKET (000SF)

                  1992 1993  1994    1995    1996    1997    1998f   1999f   2000f
                  ---- ---- ------- ------- ------- ------- ------- ------- -------
  Total Stock       --   -- 862,823 874,822 892,709 909,611 922,861 933,861 942,861
  Construction      --   --      --  11,999  17,887  16,902  13,250  11,000   9,000
  Net Absorption    --   --      --  26,247   9,336   9,407  10,000   9,250   7,500
  Occupied Stock    --   -- 792,762 819,008 828,345 837,752 847,752 857,002 864,502
  Vacancy Rate    8.5% 8.4%    8.1%    6.4%    7.2%    7.9%    8.1%    8.2%    8.3%

 Source: RCG

                             [GRAPH APPEARS HERE]

                               Industrial Market
                           Chicago Metropolitan Area
   -------------------------------------------------------------------------

           Vacancy Rate         Additions            Net Absorption
                            Square Feet (000s)     Square Feet (000s)
     95        6.4%               11,999                 26,247
     96        7.2%               17,887                  9,336
     97        7.9%               16,902                  9,407
     98        8.1%               13,250                 10,000
     99        8.2%               11,000                  9,250
     00        8.3%                9,000                  7,500

Source: RCG

  The Chicago Metropolitan Area industrial market comprises almost 910 million square feet of space. Demand for industrial space has been strong over the last three years, with net absorption averaging approximately 15 million square feet per year. Gross leasing activity, which RCG considers a good measure of demand, has also been robust. During 1997, gross leasing activity in the Chicago Metropolitan Area was slightly higher than 1996's level at approximately 24.5 million square feet. Although the vacancy rate increased to 7.9% as of year-end 1997, RCG believes that this reflects new space coming into the market, rather than a weakness in demand. The greatest vacancy rates were in larger buildings of over 100,000 square feet. The following graph illustrates gross leasing activity in the Chicago Metropolitan Area.


                    Industrial Market Gross Leasing Volume
                           Chicago Metropolitan Area
                    --------------------------------------

                             [GRAPH APPEARS HERE]

                  Manufacturing           Warehouse            Total
                Square Feet (000s)   Square Feet (000s)  Square Feet (000s)

        1992         7,330                 13,745              21,075
        1993        27,865                 15,690              43,555
        1994        11,609                 18,478              30,087
        1995        15,498                 29,587              45,085
        1996        10,529                 13,164              23,693
        1997         7,864                 16,616              24,480

  The Industrial Parks. The industrial parks acquired from PGI consist of certain industrial properties commonly referred to as the Enterprise Centers, which consist of overhead crane/manufacturing facilities and one warehouse/distribution facility. The East Chicago Enterprise Center (the "ECEC"), Hammond Enterprise Center (the "HEC") and Chicago Enterprise Center (the "CEC") are primarily composed of high bay, heavy overhead crane warehouse facilities. The fourth park, 425 East Algonquin Road, also known as the Arlington Heights Enterprise Center (the "AHEC"), contains a warehouse/distribution facility. Each of the parks also contains a small portion of office space available for lease. For a description of the office space available for lease, see "--Description of Chicago Metropolitan Area Overhead Crane/Manufacturing Properties." The AHEC, CEC and ECEC contain acreage sufficient for the construction of build-to-suit opportunities: up to 80,000 square feet at the AHEC; 670,000 square feet at the CEC; and 250,000 square feet at the ECEC.

  The industrial parks were acquired by PGI between 1988 and 1992, and all four had previously been utilized as single tenant sites. Upon acquiring the Properties, PGI redeveloped the parks to reposition them as multi-tenant facilities. Among the improvements PGI made to the parks were the separation of utilities, installation of demising walls, exterior wall and roof repair (or replacement), repair of uneven floors, insulation, lighting, paint/signage/graphics, reconfiguration of site lay-outs and construction of railroad spurs to service the sites. The industrial parks were redeveloped using funds provided by the issuance of Tax-Exempt Bonds. For a description, see "--Tax-Exempt Bonds."

  The ECEC, CEC and HEC are located in close proximity to the steel industry of northwest Indiana and contain primarily tenants who service the steel industry. These tenants are primarily steel processors, who perform functions formerly performed by more vertically integrated steel companies before the downsizing of those companies. These steel processors purchase steel from steel producers and process it for end users in various ways, including slitting, cutting, leveling, straightening, strengthening and electrogalvanizing the steel. Other tenants include a manufacturer of steel roll strapping, a refurbisher of steel mill generators, a steel caster repair and maintenance firm and a metallurgist. The AHEC is located in the northwest suburb of Arlington Heights and contains a wide variety of tenants. Each of these Industrial Properties has convenient access to Interstate highways and the ECEC, CEC and HEC is each served by rail. The Company is aware of environmental contamination at certain of the industrial parks. For a description, see "--Government Regulations--Environmental Matters."

 Warehouse/Distribution Industrial Submarket

  The Company owns 19 warehouse/distribution Industrial Properties located in Suburban Chicago, which contain an aggregate of approximately 2.3 million rentable square feet. At March 31, 1998, 15 of the Company's warehouse/distribution Industrial Properties were 100.0% leased.

  The strength of trade in the industrial market is reflected in the growth of transportation services at 5.4% per year for the last five years. Chicago remains the hub of the nation's rail system, and trucking and warehousing employment has grown significantly during the last five years, increasing 3.3% to 11.0% per year since 1992.

  RCG believes that the warehouse/distribution submarket is strong. The vacancy rate in this submarket increased to 15.2% at year-end 1997. RCG believes that this reflects new space coming into the market, rather than a weakness in demand. Gross leasing activity, which RCG considers a good measure of demand, is particularly strong, averaging over 17.8 million square feet per year for the last six years. RCG believes that while demand in this market continues to be strong, increases in new construction will keep the vacancy rate from declining significantly in the near term. The following graph illustrates vacancy rates in and additions to the Chicago Metropolitan Area warehouse/distribution submarket.



                       Warehouse/Distribution Submarket
                           Chicago Metropolitan Area
                       --------------------------------

                             [GRAPH APPEARS HERE]

                                                     Addition
                               Vacancy Rate     Square Feet (000s)

                    1992           13.9%              1,496
                    1993           11.3%              1,329
                    1994           11.4%              4,124
                    1995            8.8%              5,089
                    1996           10.1%              6,193
                    1997           15.2%             13,975

 Description of Chicago Metropolitan Area Warehouse/Distribution Properties

  475 Superior Avenue. 475 Superior Avenue is a distribution facility located in Munster, Indiana. The building is situated on an approximately 31-acre parcel of land. It was built in 1989. It has approximately 450,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The facility is served by 58 truck docks and three rail spurs which connect to the CSX railroad. The facility is approximately two miles from Interstate 80. The facility is 100% leased by GE Appliances, which has located one of its eight national distribution centers in the facility. GE Appliances' lease expires on March 31, 1999; certain tax abatements for local property taxes also expire in 1999. The facility includes approximately 11 acres of vacant land.

  3818 Grandville/1200 Northwestern. 3818 Grandville/1200 Northwestern is a warehouse/distribution facility built in 1990 and located in Gurnee, Illinois. The building has approximately 345,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 15.0 acre parcel of land. The building has ten exterior docks. Rank Video leases the entire facility.

  425 East Algonquin Road. 425 East Algonquin Road, also known as the Arlington Heights Enterprise Center, is a warehouse/distribution facility located in Arlington Heights, Illinois. It was built in 1978 for a single user and acquired by PGI in 1992. PGI redeveloped the AHEC by demising the facility into four separate spaces in order to convert the single-user building into a multitenant facility. The building has approximately 304,500 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 17 acre parcel of land. The existing facility may be expanded by an additional 80,000 square feet to 385,000 square feet by expansion along the southern portion of the property. This expansion option is currently being marketed as a build-to-suit opportunity for prospective tenants. The building has 23 truck docks and excellent access to the local Interstate highways. Major tenants include Berlin Packaging Corp., a personal products packaging company, AM International, Inc., an office machine supply company, and International Components Corp., which uses its space for distribution and some light assembly for Motorola.

  1001 Technology Way. 1001 Technology Way is a warehouse/distribution facility built in 1996 and located in Libertyville, Illinois. The building has approximately 212,800 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Located on an approximately 13.1 acre parcel of land, the building has 15 exterior docks. Major tenants include Rank Video.

  11045 Gage Avenue. 11045 Gage Avenue is a distribution facility located in Franklin Park, Illinois. The building is situated on a 7.0-acre parcel of land and includes 211 spaces for surface parking. It was built in 1970 and renovated in 1992. It has approximately 141,000 net rentable square feet of space, of which 97.0% was leased as of March 31, 1998. The building has nine docks and is near Interstate Highway 294. Echlin Inc., which leases the entire facility, has a right of first refusal to purchase the building.

  4248, 4250 and 4300 Madison Street. 4248, 4250 and 4300 Madison Street is a distribution facility located in Hillside, Illinois. The building is situated on a 4.7-acre parcel of land and includes 105 spaces for surface parking. It was built in 1980 and renovated in 1994. It has approximately 127,000 net rentable square feet of office space, of which 87.7% was leased as of March 31, 1998. The building has eleven docks and is located five miles from O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building's tenants include Micron Industries and Hussey Copper.

  1051 North Kirk Road. 1051 North Kirk Road is a distribution facility located in Batavia, Illinois. The building is situated on a 8.9-acre parcel of land and includes 52 spaces for surface parking. It was built in 1990. It has approximately 120,000 net rentable square feet of space which is master leased by the NAC General Partner. The building has 12 docks.

  4211 Madison Street. 4211 Madison Street is a distribution facility located in Hillside, Illinois. The building is situated on a 3.4-acre parcel of land and includes 120 spaces for surface parking. It was built in 1977 and renovated in 1992. It has approximately 90,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has nine docks and is located five miles from O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building's tenants are Dynamic Manufacturing Co. and Aratex Services, Inc.

  4160-4190 Madison Street. 4160-4190 Madison Street is a distribution facility located in Hillside, Illinois. The building is situated on a 3.9-acre parcel of land and includes 86 spaces for surface parking. It was built in 1974 and renovated in 1992. It has approximately 80,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has eight docks and is five miles from O'Hare International Airport. The building's tenants include Dynamic Manufacturing Co. and Evans, Inc.

  342-346 Carol Lane. 342-346 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 3.6-acre parcel of land and includes 151 spaces for surface parking. It was built in 1989 and remodeled in 1995. It has approximately 68,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has six docks and is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building's tenants include Old Kent Financial Corporation and 3-D Exhibits Inc.

  200 East Fullerton Avenue. 200 East Fullerton Avenue is a distribution facility located in Carol Stream, Illinois. The building is situated on a 4.5-acre parcel of land and includes 122 spaces for surface parking. It was built in 1968 and renovated in 1995. It has approximately 66,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Spraying Systems Co., which has a right of first refusal to purchase the facility, leases the entire facility.

  370 Carol Lane. 370 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 2.8-acre parcel of land and includes 39 spaces for surface parking. It was built in 1977 and renovated in 1994. It has approximately 60,000 net rentable square feet of distribution and office space, of which 100.0% was leased as of March 31, 1998. The building has four docks and is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. Semblex Corp. leases the entire facility.

  550 Kehoe Boulevard. 550 Kehoe Boulevard is a distribution facility located in Carol Stream, Illinois. The building is situated on a 3.4-acre parcel of land and includes 102 spaces for surface parking. It was built in 1997. It has approximately 45,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Associated Material leases the entire facility.

  388 Carol Lane. 388 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 2.0-acre parcel of land and includes 24 spaces for surface parking. It was built in 1979 and remodeled in 1982. It has approximately 41,000 net rentable square feet of space, of which 88.4% was leased as of March 31, 1998. The building has two docks and is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. Ameritech leases substantially all of the facility.

  306-310 Era Drive. 306-310 Era Drive is a warehouse/distribution facility built in 1984 and located in Northbrook, Illinois. The building has approximately 36,500 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Located on an approximately 2.09 acre parcel of land, the building has three interior docks. The facility is 62.3% leased by Roche/NICL Ltd., which has installed a high end clinical testing laboratory on the Property. Roche/NICL Ltd. has a right of first refusal to purchase such facility.

  343 Carol Lane. 343 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 2.1-acre parcel of land and includes 57 spaces for surface parking. It was built in 1989. It has approximately 30,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. Matsushita Industrial Equipment leases the entire facility.

  350 Randy Road. 350 Randy Road is a distribution facility located in Carol Stream, Illinois. The building is situated on a 1.9-acre parcel of land and includes 55 spaces for surface parking. It was built in 1974. It has approximately 25,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building's tenants include Micro Energy Inc. and Miller Pharmacal Group, Inc.

  11039 Gage Avenue. 11039 Gage Avenue is a distribution facility located in Franklin Park, Illinois. The building is situated on a 1.6-acre parcel of land and includes 18 spaces for surface parking. It was built in 1965 and renovated in 1993. It has approximately 22,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building is located near Interstate Highway 294. Boston Coach Illinois Corp. leases the entire facility.

  1401 South Jefferson Street. 1401 South Jefferson Street is a distribution facility located in Chicago. The building is situated on a 0.6-acre parcel of land. It was built in 1965 and renovated in 1985. It has approximately 17,300 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has two docks. Federal Express Corp. leases the entire facility.

  801 Technology Way. 801 Technology Way is a distribution facility located in the Libertyville Business Park in Libertyville, Illinois. It is a single-story building scheduled to be completed in the fourth quarter of 1997. The exterior is pre-cast concrete with tinted glass windows with blue aluminum accents. The building has approximately 68,800 net rentable square feet. Moore USA, which recently signed a lease to rent approximately 43,600 square feet of the facility, will be the building's first tenant; the remaining space is being actively marketed to other prospective tenants.

  371-385 North Gary Avenue. 371-385 North Gary Avenue is a retail facility located in Carol Stream, Illinois. The building is situated on a 1.3-acre parcel of land and includes 48 spaces for surface parking. It was built in 1978 and remodeled in 1992. It has approximately 11,000 net rentable square feet of space, of which 67.5% was leased as of March 31, 1998. The building's tenants include American General Finance.

 Overhead Crane/Manufacturing Industrial Submarket

  The Company owns 19 overhead crane/manufacturing Industrial Properties located in the Chicago Metropolitan Area, which contain an aggregate of approximately 2.7 million rentable square feet. At March 31, 1998, the Company's overhead crane/manufacturing Industrial Properties were 74.8% leased to more than 20 tenants. RCG believes that the manufacturing submarket is strong. As of year-end 1997, the manufacturing vacancy rate was 11.9%. Gross leasing activity, which RCG considers a good measure of demand, has averaged approximately 13.5 million square feet between December 1991 and December 1997. RCG believes that the manufacturing submarket will continue to experience moderate to strong growth in demand, which in conjunction with moderate levels of new construction, will result in stable vacancy rates in the near term. The following graph illustrates vacancy rates in and additions to the Chicago Metropolitan Area manufacturing submarket.


                             [GRAPH APPEARS HERE]

                            Manufacturing Submarket
                           Chicago Metropolitan Area
                           -------------------------

                                                       Additions
                             Vacancy Rate         (Square Feet (000s))

                1992              7.3%                     839
                1993              8.5%                     657
                1994              8.1%                   1,195
                1995              6.0%                   1,805
                1996              7.9%                   1,311
                1997             11.9%                   2,927

  Three of the overhead crane/manufacturing facilities are manufacturing facilities located in the north suburbs of the Chicago Metropolitan Area. The remaining overhead crane/manufacturing facilities are located in three of the industrial parks, the ECEC, CEC and HEC, each of which contain both manufacturing and overhead crane buildings. The market for overhead crane buildings in the Chicago Metropolitan Area is closely tied to the local steel-processing industry (which includes the South Side of Chicago, East Chicago and Northern Indiana), the nation's largest, which produces nearly 30.0% of the nation's steel output. Over the past few years, major steel companies have outsourced certain steel processing operations, such as those performed in the Company's overhead crane buildings, and smaller companies, which have proven able to process steel at a lower cost, have fulfilled some of the demand for this outsourced steel processing. These developments have increased the demand for overhead crane facilities that can accommodate such operations. The Company believes this development is a positive signal of future demand for large crane buildings in this market. The Company also believes that its overhead crane buildings are well-positioned to take advantage of this demand, due to, among other things, the relatively high cost of constructing appropriate replacement buildings in that submarket.

  RCG believes that the overhead crane market, which has a vacancy rate of less than 4.0%, is strong. The vacancy rate is low primarily because during the last five years, strong industrial output, particularly of large durable, steel-intensive products like automobiles, has increased the demand for overhead crane facilities to handle the processing and distribution of steel. In addition, while demand has grown for these facilities during the last ten to 15 years, particularly in markets like Chicago, which is the nation's largest steel-processing market, few overhead crane buildings have been built during the last seven years. Because of high land costs and greater structural reinforcing required for overhead crane facilities as opposed to more conventional manufacturing facilities, the cost to erect a 100,000 square-foot building with 20-ton cranes is approaching $60.00 per square foot, and RCG estimates that the rents required to justify new construction are currently close to $8.00 per square foot compared to a market rent of $3.25 to $4.50 per square foot for the Company's Properties. According to RCG, as of March 31, 1998, demand was greatest for larger overhead crane buildings of 100,000 square feet or more.

 Description of Chicago Metropolitan Area Overhead Crane/Manufacturing
Properties

  The Company's overhead crane/manufacturing Properties in the Chicago Metropolitan Area industrial market consist of certain of the Contribution Properties and the ECEC, HEC and CEC.

  1301 Ridgeview Drive. 1301 Ridgeview Drive is a manufacturing facility built in 1995 and located in McHenry, Illinois. It has approximately 217,600 net rentable square feet of space, of which 100% was leased as of March 31, 1998. Located on an approximately 20.0 acre parcel of land, the Company has an option to purchase 13.0 acres of land adjacent to this Property. The building has 18 exterior docks, rail access and excellent access to the local highway system. The Property is occupied by Cellular Infrastructure Group, a division of Motorola, which has installed a high-tech manufacturing and assembly facility. Motorola has an option to lease or purchase this land, exercisable on or before August 1, 1998.

  515 Huehl Road/500 Lindberg. 515 Huehl Road/500 Lindberg is a manufacturing facility built in 1988 and located in Northbrook, Illinois. The building has approximately 201,200 net rentable square feet of space, of which 100% was leased as of March 31, 1998. Located on an approximately 7.9 acre parcel of land, the building has two interior docks and eight exterior docks. Rank Video uses the entire building for its video duplication and packaging facility, which currently operates around the clock seven days a week.

  455 Academy Drive. 455 Academy Drive is a manufacturing facility built in 1976 and located in Northbrook, Illinois. The building has approximately 105,400 net rentable square feet of space, of which 100% was leased as of March 31, 1998. Located on an approximately 6.7 acre parcel of land, the existing facility may be expanded by an additional 50,000 square feet to approximately 155,000 square feet. The building has four interior docks. This Property is occupied by National Service Industries, which uses it as a production, warehouse and distribution center for commercial lighting reflectors. National Service Industries has a right of first refusal to purchase this Property. The Company is aware of environmental contamination at this Property and will receive indemnification for such contamination from National Service Industries. For a description, see "--Government Regulations--Environmental Matters."

  Chicago Enterprise Center. The CEC is an overhead crane facility located on the south side of Chicago. The facility consists of four main buildings of overhead crane steel processing space and four light manufacturing/warehouse buildings situated on approximately 113.0 acres of land. The crane facilities contain overhead cranes with a lifting capacity of 7.5 tons to 40.0 tons. The warehouse buildings are suited for light manufacturing and distribution. The facility was built in multiple phases from 1916 through 1991 and was acquired and redeveloped by PGI in 1990. The facility has approximately 1.0 million net rentable square feet of space, of which 63.7% was leased as of March 31, 1998. The existing facility may be expanded by an additional 670,000 square feet of manufacturing and distribution space to approximately 1.7 million square feet. The CEC has convenient access to all of the steel mills in northwest Indiana, as well as all Interstate highways in the area. It is located within one mile of a four-way entrance/exit ramp to the Calumet Expressway and within four miles of a four-way entrance/exit ramp to Interstate 90. The facility is also served by the Norfolk & Southern, EJ&E, Conrail and Indiana Harbor Belt railways. Major tenants include Co-Steel Lasco, Inc., Welded Tube Company, Alpha Processing, Inc. and Sterling Steel Services, Inc., which are all steel processing companies.

  East Chicago Enterprise Center. The ECEC is an overhead crane facility located in East Chicago, Indiana. The facility consists of three main buildings of overhead crane steel processing space, one warehouse building and one office building situated on approximately 41.3 acres of land. The crane facilities contain high bays and overhead cranes with lifting capacities ranging from five tons to 100 tons. The warehouse building is a single-story, free standing metal clad building with approximately 14,100 net rentable square feet. The facility was built in multiple phases from 1917 through 1952 and was acquired by PGI in 1988. PGI redeveloped facilities at the ECEC by insulating and heating certain facilities, installing new roofs, refinishing floors and purchasing new cranes. The ECEC (excluding the office building) has approximately 562,538 net rentable square feet of industrial space, of which 67.1% was leased as of March 31, 1998. The existing facility contains a 9.1 acre parcel of land on which the Company may construct an additional 250,000 square feet of manufacturing and distribution space. The ECEC has convenient access to all of the steel mills in northwest Indiana, as well as all Interstate highways in the area. The facility is located within two miles of an entrance to Interstate 90 and within five miles of a four-way entrance/exit ramp to Interstate 80/94. It is also served by rail, and the three industrial buildings have rail spurs located within the crane bay areas, providing access to the Indiana Harbor Belt railroad. Major tenants include Acutus-Gladwin, Metro Metals and Illiana Steel, which are all steel processing companies.

  Hammond Enterprise Center. The HEC is an overhead crane facility located in Hammond, Indiana. The facility consists of two buildings of overhead crane steel processing space and one office building situated on approximately 37 acres of land. It was built in multiple phases from 1920 through 1952 and was acquired and redeveloped by PGI in 1989. The HEC (excluding the office building) has approximately 506,900 net rentable square feet of industrial space, of which 86.6% was leased as of March 31, 1998. The HEC has convenient access to all of the steel mills in northwest Indiana, as well as Interstate highways in the area. It is located within one half-mile of an entrance to Interstate 90 and within four miles of a four-way entrance/exit ramp to Interstate 90. It is also served by rail, and the two industrial buildings have rail spurs located within the crane bay areas providing access to the CSX railroad. Major tenants include HECO, A.M. Castle and Bar Processing.

  4440 Railroad Avenue. 4440 Railroad Avenue is a single-story office building located adjacent to the East Chicago Enterprise Center in East Chicago, Indiana. It was built in 1917, renovated in 1991 and has approximately 40,000 net rentable square feet of office space, which was vacant as of March 31, 1998.

  4527 Columbia Avenue. 4527 Columbia Avenue is a single-story office building located within the Hammond Enterprise Center in Hammond, Indiana. It was built in phases from 1920 through 1952 and has approximately 16,700 net rentable square feet of office space, of which 49.3% was leased as of March 31, 1998. Tenants of the building include the Company, Town & Country and Great Lakes Engineering LLC.

The Columbus Metropolitan Area Industrial Market

  The Company owns and operates six Industrial Properties in the Columbus industrial market. Columbus, the capital of the state of Ohio, has a population of approximately 1.5 million and is home to a number of major employers, including The Ohio State University, Banc One, Worthington Industries, CompuServe and The Limited, and to a large manufacturing facility of Lucent Technologies.

  Columbus' employment base has expanded at an average rate of 2.7% during the last five years, compared to national growth of 2.4% over the same period. Furthermore, during 1997, Columbus' non-agricultural employment grew 2.4% compared to 2.3% for the nation as a whole.

  The Columbus industrial market, which is comprised of approximately 94.0 million square feet of industrial space, had a vacancy rate of 8.3% as of year-end 1997, which was slightly lower than the national average industrial vacancy rate of 8.4%. RCG believes that the Columbus industrial vacancy rate will increase slightly over the next three years, ranging up to 8.8%.

  Employment in the transportation, communications and public utilities sector increased by 3.6% annually between 1992 and 1997, reflecting, in part, expansion in cargo shipping operations at Rickenbacker International Airport and Port Columbus International Airport. Manufacturing employment was up 0.9% in 1997. According to RCG, several large companies, including Kraft Foods, AK Steel, Coca-Cola, Crane Plastics Company and General Castings Company (a manufacturer of iron castings and provider of machine shop services) have either recently completed or proposed expansions in the Columbus, Ohio metropolitan area.

  Forecasted Employment Growth. RCG forecasts that the Columbus metropolitan area employment base will continue to grow at a moderate rate of 1.5% to 2.1% per year during the next three years, with growth in the services sector accelerating in the next year.

Description of Columbus, Ohio Properties

  2160 McGaw Road. 2160 McGaw Road is a warehouse/distribution building built in 1974 and located in Obetz, Ohio. The building has approximately 310,100 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 18.1 acre parcel of land. Spartan Warehouse leases the entire facility.

  4849 Groveport Road. 4849 Groveport Road is a warehouse/distribution building built in 1968 and located in Obetz, Ohio. The building has approximately 132,100 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 11.7 acre parcel of land. Approximately 4.2 acres of this land can be further developed. Premier Auto Glass Corp. leases the entire facility.

  2400 McGaw Road. 2400 McGaw Road is a warehouse/distribution building built in 1972 and located in Obetz, Ohio. The building has approximately 86,400 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 6.1 acre parcel of land. S.P. Richards leases the entire facility.

  5160 Blazer Memorial Parkway. 5160 Blazer Memorial Parkway is a light industrial warehouse/distribution/office or "flex" building built in 1983 and located in Dublin, Ohio. The building has approximately 86,000 net rentable square feet of space, of which 66.8% was leased as of March 31, 1998, located on an approximately 10.0 acre parcel of land. Major tenants include Alkon Corporation and Cross Medical. Most of the leased space in this Property is currently used as office space, but could be converted to light industrial or warehouse use.

  4411 Marketing Place. 4411 Marketing Place is a manufacturing building built in 1984 and located in Groveport, Ohio. The building has approximately 65,800 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 5.4 acre parcel of land. Wes Tran Corp. leases the entire facility.

  600 London Road. 600 London Road is a warehouse/distribution building built in 1981 and located in Delaware, Ohio. The building has approximately 52,440 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 9.2 acre parcel of land. Approximately 4.5 acres of this land can be further developed. Schneider National Inc. leases the entire facility.

LAND FOR DEVELOPMENT AND OPTION PROPERTIES

  The Company has significant experience in the development of both Office Properties, such as the 77 West Wacker Drive Building, and Industrial Properties, such as the Contribution Properties. The Company expects to continue to develop properties, both for "build-to-suit" projects and under pre-leasing arrangements. The Company already owns several prime parcels of developable land in the Chicago Metropolitan Area. The Company owns approximately 85.0 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 492.5 acres of developable land (including rights to acquire one development site located in the Chicago CBD containing approximately 58,000 square feet), which management believes could be developed with approximately 3.0 million square feet of additional office space and over 9.4 million square feet of additional industrial properties. The following table provides additional information with respect to these undeveloped parcels:

                                                                          OWNERSHIP
        DESCRIPTION                   LOCATION                SIZE          STATUS
        -----------                   --------                ----      --------------
   425 East Algonquin
    Road................... Arlington Heights, IL             3.7 Acres            Own
   Chicago Enterprise
    Center................. Chicago, IL                      51.2 Acres            Own
   East Chicago Enterprise
    Center................. East Chicago, IN                  9.1 Acres            Own
   Hammond Enterprise
    Center................. Hammond, IN                       8.2 Acres            Own
   455 Academy Drive(1).... Northbrook, IL                    2.5 Acres            Own
   Libertyville Business
    Park(2)................ Libertyville, IL                 48.5 Acres Under Contract
   1301 Ridgeview
    Drive(3)............... McHenry, IL                      13.0 Acres  Second Option
   4849 Groveport Road..... Obetz, OH                         4.2 Acres            Own
   600 London Road......... Delaware, OH                      4.5 Acres            Own
   300 North LaSalle(4).... Chicago, IL                  58,025 Sq. Ft.         Option
   NAC Properties(5)....... Carol Stream, IL/Batavia, IL     94.4 Acres Under Contract
   Dearborn Center(6)...... Chicago, IL                  66,768 Sq. Ft.            Own
   Prime Aurora(7)......... Aurora, IL                      187.5 Acres Under Contract
   DeKalb I & II(8)........ DeKalb County, IL               147.8 Acres Under Contract

--------
(1) National Service Industries, the current tenant of the industrial building at 455 Academy Drive, has a right of first refusal to purchase such building which includes this land.
(2) The Company is obligated to purchase this land for $7.4 million (subject to certain purchase price adjustments) by November 17, 2000.
(3) Motorola has an option to lease or purchase this land, exercisable on or before August 1, 1998.
(4) The Company has a ten-year option to purchase this Chicago CBD development site at 95.0% of the fair market value at the time of the exercise of the option.
(5) The Company is obligated to purchase 20.0 acres of this property per year, starting on November 17, 1998, for $3.00 per square foot, or approximately $2.5 million for each 20.0 acres.
(6) This property is a mixed-use development site in downtown Chicago and is owned by a joint venture consisting of the Company and a third party. The Company owns a majority interest in this joint venture.
(7) The Company is obligated to purchase this land over a three to five year period beginning in June, 1998 under two separate contracts for an aggregate purchase price totaling $14.9 million.
(8) The Company is obligated to purchase this land no later than October 31, 1998 under two separate contracts for an aggregate purchase price totaling $2.4 million.

  The Company has successfully developed land both for its own portfolio and for other parties. For example, in 1991, PGI developed a build-to-suit project and in 1996 sold a parcel of land formerly attached to the CEC, and in 1996, sold a parcel of land formerly attached to the ECEC. The Company believes that it has developed close working relationships with quality subcontractors in its markets, and that its reputation in its current markets for developing properties for its own account and others has aided and will aid it in working with potential clients and tenants on a "build-to-suit" or pre-lease basis.

  Following are descriptions of certain developable parcels of land which the Company owns or has an option to purchase. For a description of the parcels of land attached to Properties, see the descriptions of those Properties above.

  Libertyville Business Park. Libertyville Business Park is a site located in the north suburb of Libertyville, Illinois. The Company has entered into an agreement with the current owner to purchase the entire 48.5 acre undeveloped portion of the site over the next three years. The parcel is suitable for industrial development, is zoned for the development of an approximately 1.1 million square feet of office or industrial space and is located adjacent to several buildings, including 801 Technology Way, 901 Technology Way and 1001 Technology Way, which were developed by certain members of management.

  901 Technology Way. 901 Technology Way is an industrial building located in the Libertyville Business Park in Libertyville, Illinois. It is a single-story building developed by certain members of management and completed in early 1997. The building is pre-cast concrete and has tinted glass windows with blue aluminum accents. The building has approximately 68,800 net rentable square feet. The building is being actively marketed by the owner to prospective tenants. The Company has an option to purchase the building, which is currently owned by one of the Contributors. The option on the property is exercisable for three years or until 16 days after the leasing of substantially all of the property to a non-affiliate of the Contributor. Under the terms of the option, the Company may buy the property for a purchase price of the product of ten times the pro forma net operating income from the property for the following 12 months. The purchase price may be no less than the direct out-of-pocket cost to develop and construct the property and no more than 120.0% of such cost.

  300 North LaSalle. 300 North LaSalle is a site located in the Chicago CBD and currently contains a parking facility. PGI owns the site. Upon the consummation of the Formation Transactions, PGI granted the Company a ten-year option to purchase this site consisting of approximately 58,000 square feet for a purchase price equal to 95.0% of the then fair market value of such site. The parcel is in the heart of downtown Chicago and is a highly suitable site for a variety of developments. In management's opinion, this site is suitable for the development of a major office or mixed-use project containing up to 1.2 million rentable square feet of space.

  Huntley Property. The Company has a 15-year right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois currently owned and controlled by an affiliate of PGI subject to a participation interest in such property held by a third-party lender. The right of first offer will apply to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party.

COMPETITION

  The Company may be competing with other owners and developers that may have greater resources and more experience than the Company. Additionally, the number of competitive properties in any particular market or submarket in which the Properties are located could have a material adverse effect on both the Company's ability to lease space at the Properties or any newly-acquired property and on the rents charged at the Properties. The Company believes that the Offering, the Credit Facility and the Company's access as a public company to the capital markets to raise funds during periods when conventional sources of financing may be unavailable or prohibitively expensive will provide the Company with substantial competitive advantages. Further, the Company believes that its capital structure and ability to acquire properties in exchange for Common Units, and thereby defer a seller's potential taxable gain, will enhance the ability of the Company to consummate transactions quickly and to structure more competitive acquisitions than other real estate companies in the market which lack the Company's access to capital and ability to acquire property with Common Units. See "Business Objective and Growth Strategies--Acquisition Strategy." The Company believes that the number of real estate developers has decreased as a result of the recessionary market conditions and tight credit markets during the early 1990s as well as the reluctance on the part of more conventional financing sources to fund development and acquisition projects. In addition, the Company believes that it will be one of a limited number of publicly-traded real estate companies primarily focusing on the office and industrial market in the Chicago Metropolitan Area.

TAX-EXEMPT BONDS

  The development or redevelopment of certain of the Industrial Properties and the Office Properties in Tennessee were financed in part by proceeds from the issuance of the Tax-Exempt Bonds. The Tax-Exempt Bonds are credit enhanced by letters of credit. Subject to compliance by the Company with the applicable loan covenants, the Credit Facility has been and may be used to provide funds for acquisitions and development activities and to provide the replacement letters of credit for varying amounts of Tax-Exempt Bonds the value of which were $26.3 million as of March 31, 1998. Also, the Company has $48.2 million of Tax-Exempt Bonds outstanding which are credit enhanced by certain other financial institutions. The Company expects that the interest rate with respect to such Tax-Exempt Bonds will fluctuate with changes in market interest rates.

INSURANCE

  Management believes that the Properties are covered by adequate comprehensive liability, rental loss, and all-risk insurance, provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war. Should an uninsured loss occur, the Company could lose both its invested capital in, and anticipated profits from, the property.

GOVERNMENT REGULATIONS

  Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

  Costs of Compliance with Americans with Disabilities Act. Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers, and noncompliance could result in the imposition of fines by the federal government or an award of damages to private litigants. Although the Company believes that the Properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involve a greater amount of expenditures than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

  Environmental Matters. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in such property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's or operator's ability to rent or sell the property or to borrow using such property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

  All of the Properties were subject to Phase I or similar environmental assessments by independent environmental consultants within approximately the last two years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations.

  The Company is aware of environmental contamination at certain of the older Industrial Properties, which are already in remediation programs sponsored by the appropriate state environmental agencies. PGI has contractually agreed to retain liability, and indemnify the Company, for environmental remediation with regard to these Industrial Properties, which environmental consultants have estimated will cost, in the aggregate, approximately $3.2 million. Based on such estimates, the Company has recorded a provision for environmental remediation costs of $3.2 million. Investigation of the CEC by PGI and its environmental consultants revealed contamination from petroleum underground storage tanks located on the Property. In August 1996, PGI submitted the CEC into the Illinois Site Remediation Program of the Illinois Environmental Protection Agency (the "IEPA"). The environmental consultants prepared a site assessment and submitted it to the IEPA as the basis for a remedial action plan, as required by the IEPA. They estimate that the remedial action will cost approximately $2.5 million. In August 1996, the Company filed suit against a former tenant, seeking past and future costs of remediation associated with the presence of hazardous substances at the CEC which suit was later expanded to also include a current tenant at the CEC. The suit has since been settled with the former tenant but remains pending with respect to the current tenant. In June 1997, PGI filed suit against one of its former environmental consultants for negligence in failing to disclose the presence of the petroleum underground storage tanks at the CEC. The defendant has filed a motion for summary judgment. The ruling on the motion has yet to be decided.

  Investigation of the ECEC by PGI and its environmental consultants revealed contamination on the Property. In March 1997, PGI submitted the ECEC into the Indiana Department of Environmental Management ("IDEM") Voluntary Remediation Program. Upon completion of any necessary remediation approved by IDEM, the Company will receive a Covenant Not to Sue from the Governor of Indiana. The environmental consultants estimate that the remedial action will cost approximately $371,000.

  In addition, IDEM has requested that the owner of the ECEC participate, along with numerous other property owners, in the development of a Natural Resources Damage Assessment (the "Assessment") for the Grand Calumet River and Indiana Harbor Canal System in northwest Indiana. No lawsuit has been filed or threatened, and no claim for specified damages has been received in connection with this matter. The Company anticipates that the Assessment will take more than twelve months to complete and that prior to that time, the quantity of environmental damage, if any, and the identity of the parties responsible for any damage will remain unknown. Until additional information is known, the likelihood that this matter could result in a liability cannot be determined.

  Investigation of the HEC by PGI and its environmental consultants revealed contamination on the Property. In March 1997, the HEC was submitted by PGI into the IDEM Voluntary Remediation Program and has since been accepted in such program. Upon completion of any necessary remediation approved by IDEM, the Company will receive a Covenant Not to Sue from the Governor of Indiana. The environmental consultants estimate that the remedial action will cost approximately $295,000.

  The Company also is aware of contamination at 455 Academy Drive, one of the Contribution Properties, and this Property has been submitted into the Illinois Environmental Protection Agency voluntary remediation program. The current tenant of the Property, National Service Industries, has provided the Company with an indemnity for all of the costs of environmental remediation regarding the Property caused by National Service Industries either knowingly or unknowingly. Clean-up on the Property has begun, but is not yet completed.

  The Company also is aware of contamination at 1301 East Tower Road, one of the NAC Properties. The Property has been submitted into the voluntary remediation program sponsored by the Illinois Environmental Protection Agency. The Company's environmental consultants estimate that the remedial action will cost approximately $200,000.

  The Company believes that the other Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of its other Properties. None of the Company's environmental assessments of the Properties has revealed any environmental liability that, after giving effect to the contractual indemnities described above, the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to shareholders could be adversely affected.

  Other Regulations. The Properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and expected distributions.

  Except as described in this Prospectus, there are no other laws or regulations which have a material effect on the Company's operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See "Risk Factors--Environmental Risks," "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws," "Partnership Agreement," "Certain Federal Income Tax Considerations" and "ERISA Considerations."

MANAGEMENT AND EMPLOYEES

  The Operating Partnership has been structured as the entity through which the Company will conduct substantially all of its operations. The Services Company has been structured as an entity through which the Company will conduct substantially all of its management, leasing, acquisition and development activities and related operations. The Company generally has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, but not of the Services Company.

  The Company (primarily through the Operating Partnership and the Services Company) has approximately 291 employees. The Company, the Operating Partnership and the Services Company will employ substantially all of the professional employees of PGI that are currently engaged in asset management and administration. The Company, the Operating Partnership and the Services Company believe that relations with their employees are good.

LEGAL PROCEEDINGS

  Neither the Company nor any of the Properties is subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against any of them, other than routine litigation arising in the ordinary course of business, much of which is expected to be covered by liability insurance. Keck vacated the Keck Space in November 1997 pursuant to a settlement agreement. The Company has sued various parties in connection with environmental remediation at one of its Industrial Properties. See "-- Government Regulations--Environmental Matters."

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of investment objectives and policies, financing policies, conflict of interest policies and other policies with respect to certain other activities of the Company. The policies with respect to these activities have been determined by the Board of Trustees of the Company and may be amended or revised from time to time at the discretion of the Board of Trustees without a vote of the shareholders of the Company, except that (i) the Company cannot change its policy of holding its assets and conducting its business only through the Operating Partnership and other subsidiaries, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (iii) the Company cannot take any action intended to terminate the Company's status as a REIT without the approval of the holders of a majority of the Common Shares entitled to vote thereon and outstanding at the time, voting together as a single class. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease.

INVESTMENT OBJECTIVES AND POLICIES

  The Company's investment objectives are to provide regular quarterly cash dividends to its shareholders and achieve long-term capital appreciation through increases in cash flow from the Company's properties. The Company seeks to accomplish these objectives through the ownership and the enhanced operation of the Properties, the selective acquisition and development of additional office and industrial properties and, where appropriate, renovations and expansions of these properties. See "Business Objective and Growth Strategies--Acquisition Strategies." One of the key criteria for new investments is that they offer the opportunity for growth in Funds from Operations per Common Share. All of the Company's investment activities are conducted through the Operating Partnership and the Property Partnerships, although the Company also may hold temporary cash investments from time to time pending investment or distribution to shareholders. The Company does not have any limit on the amount or percentage of assets invested in any Property.

  The Company may purchase or lease properties for long-term investment, expand and improve the properties presently owned, or sell such properties, in whole or in part, when circumstances warrant. The Company also may participate with other entities in property ownership, through partnerships, limited liability companies or other types of co-ownership arrangements.

  While the Company emphasizes equity real estate investments, it may in its discretion invest in mortgages, stock or other ownership interests in other REITs or entities and other real estate interests. Such mortgage investments may include participating or convertible mortgages. The Company does not currently intend to invest in the securities of other issuers except in connection with the Company's acquisitions of indirect interests in properties (normally through ownership interests in special purpose entities owning title to properties) and investments in short-term income producing investments. Any such investments in the securities of other issuers will be subject to the asset valuation of ownership limitations and gross income tests necessary for REIT qualification for federal income tax purposes. Further, equity investments by the Company may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company. See "Certain Federal Income Tax Considerations--Requirements for Qualification." In any event, the Company does not intend that its investment in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and the Company would intend to divest securities before any such registration would be required.

FINANCING STRATEGY

  On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 38.5%. The Company expects to operate with a debt to total market capitalization ratio at a level below 50.0%. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the Company's ability to borrow money and meet its debt service requirements. In this regard, the Company believes that most industry analysts relate share prices of real estate companies directly to the cash flow generated by the assets of these companies, and that lenders to real estate companies generally utilize cash flow related measures, as opposed to book values, in establishing collateral values, loan to value ratios and estimated debt capacities. Market capitalization is, however, more variable than book value of assets or other historical measures. Because market capitalization is a function of the market price of the Company's Common Shares, the Company's ratio of debt-to-total market capitalization may be affected by changes in that market price, which are beyond the control of the Company. Although the organizational documents of the Company do not limit the amount or percentage of indebtedness that the Company may incur, the Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity capital, the market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the fair market prices of the Common Shares, growth and acquisition opportunities and other factors. Accordingly, the Company may increase or decrease its debt-to-total market capitalization ratio above or below the limit described above. See "Risk Factors--Real Estate Financing Risks--Company's Ability to Increase Its Debt Could Adversely Affect the Company's Cash Flows." If the Board of Trustees determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

  In the event that the Board of Trustees determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional Common Shares or Preferred Shares of the Company in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders would have no preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a shareholder's ownership interest in the Company.

  It is anticipated that any additional borrowings will be made through the Operating Partnership, the Property Partnerships or new property entities; however, the Company itself may incur indebtedness, which may be re-loaned to the Operating Partnership. Indebtedness incurred by the Company may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments. Indebtedness incurred by the Operating Partnership, the Property Partnerships or any new property entities may be in the form of purchase money obligations to the sellers of properties, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Operating Partnership, the Property Partnerships or any new property entities. Such indebtedness may be recourse to all or any part of the property of the Company, the Operating Partnership, any Property Partnership or any new property entity, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company, the Operating Partnership, any Property Partnership or any new property entity may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of new properties; provided, that the Company cannot borrow to pay distributions to shareholders except through the Operating Partnership.

CONFLICTS OF INTEREST POLICIES

  The Company has adopted certain policies and entered into various agreements designed to reduce conflicts of interest involving the owners and management of the Company. For a discussion of such conflicts, see "Risk Factors-- Conflicts of Interest."

  Michael W. Reschke, the Chairman of the Board of the Company and the principal stockholder of PGI, continues to devote a considerable portion of his time to the management of PGI's continuing commercial real estate operations. Pursuant to the Non-Compete Agreement, Mr. Reschke and PGI have agreed that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are all properties in which PGI had an interest prior to the Formation Transactions and PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. See "Certain Relationships and Related Transactions--Non-Compete Agreement."

  In addition, Stephen J. Nardi, an affiliate of the NAC General Partner, is a trustee of the Company. Neither the Company nor the NAC General Partner may (other than in accordance with the Put Option Agreement) withdraw from the Operating Partnership or transfer its general partner interest, nor may another general partner be admitted to the Operating Partnership without the consent of the other general partner.

  Richard S. Curto entered an employment agreement that contains noncompetition provisions designed to reduce potential conflicts of interest. These provisions prohibit Mr. Curto from engaging directly or indirectly in the development or acquisition of office properties during the period he is employed with the Company and for an additional 24-month period following any termination of such employment either by the Company for cause or by Mr. Curto voluntarily. See "Management."

  As holders of Common Units, the Limited Partners and the NAC General Partner may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of the properties and therefore the Limited Partners and the NAC General Partner, on the one hand, and the Company, on the other hand, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. The decision to proceed with any such sale or refinancing will be made by the Board of Trustees. The Partnership Agreement provides that the Company has no obligation to consider the separate interests of the Limited Partners or the NAC General Partner, including tax consequences to the Limited Partners or the NAC General Partner, in deciding whether to sell a property. However, the Company has entered into tax indemnification agreements with the NAC General Partner and the IBD Contributors. So long as the tax indemnity continues for either the NAC General Partner or the IBD Contributors and PGI is responsible to the Company for such indemnity, the Company will use its best efforts to not create such tax liability due to a refinancing or debt repayment with regard to the relevant Properties and to utilize Section 1031 tax-free exchanges to the extent any of the relevant Properties is sold. See "Risk Factors--Conflicts of Interest" and "Certain Relationships and Related Transactions--Tax Indemnification Agreements."

  The Declaration of Trust provides that each trustee will be obligated to offer to the Company any opportunity which comes to such trustee and which the Company could reasonably be expected to have an interest in pursuing. The Declaration of Trust also provides that any contract or transaction between the Company and any trustee or any entity in which the trustee has a material financial interest would not be voidable solely because of such trustee's interest if (a) it is approved after disclosure of the interest, by an affirmative vote of a majority of disinterested trustees or by the affirmative vote of a majority of the votes cast by disinterested shareholders or (b) it is fair and reasonable to the Company.

WORKING CAPITAL RESERVES

  The Company maintains working capital reserves (and when not sufficient, access to borrowings) in amounts the Board of Trustees determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Company has authority to offer its shares of beneficial interest or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. Similarly, the Company may offer additional interests in the Operating Partnership that are exchangeable into Common Shares or, at the Company's option, cash, in exchange for property. The Company also may make loans to the Operating Partnership. The Company expects to issue Common Shares to holders of interests in the Operating Partnership upon exchange thereof, subject to certain restrictions and limitations. Any election by the Company with respect to Common Units held by PGI or any other officer or trustee of the Company will be made with the approval of the independent trustees. The Company has not made loans to any entities or persons, including its officers and trustees. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. At all times, the Company intends to make investments in such manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in the Treasury Regulations), the Board of Trustees with the consent of the holders of the majority of the votes entitled to be cast on such matter, determines that it is no longer in the best interests of the Company to qualify as a REIT.

                                  MANAGEMENT

TRUSTEES, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information concerning each of the Company's trustees, executive officers and key employees.

          NAME           AGE                            POSITION
          ----           ---                            --------
Michael W. Reschke
 (1)(2).................  42 Chairman of the Board, Trustee
Richard S. Curto
 (1)(3).................  46 President and Chief Executive Officer, Trustee
William M. Karnes.......  52 Executive Vice President and Chief Financial Officer
Jeffrey A. Patterson....  39 Executive Vice President and Chief Investment Officer
Kevork M. Derderian.....  47 President--Office Division
Edward S. Hadesman......  65 President--Industrial Division
John O. Wilson..........  38 President--Prime Group Realty Services, Inc.
Donald H. Faloon........  51 Executive Vice President--Development
Murray J. Alscher.......  41 Senior Vice President--Acquisitions
Steven R. Baron.........  49 Senior Vice President--Marketing and Leasing/CBD Office
Philip A. Hoffer........  48 Senior Vice President--Real Estate Operations
James F. Hoffman........  35 Senior Vice President--General Counsel and Secretary
Tucker B. Magid.........  32 Senior Vice President--Industrial Development
S. Craig Nardi..........  34 Senior Vice President--Industrial Marketing and Leasing
Faye I. Oomen...........  49 Senior Vice President--Development and Leasing--Suburban Office
Roy P. Rendino..........  42 Senior Vice President--Finance and Chief Accounting Officer
Christopher "Kit" J.
 Sultz..................  32 Senior Vice President--Industrial Operations
Stephen J. Nardi
 (1)(4).................  68 Trustee
Jacque M. Ducharme
 (1)(2).................  49 Independent Trustee
Christopher J. Nassetta
 (1)(3).................  35 Independent Trustee
Thomas J. Saylak
 (1)(4).................  37 Independent Trustee
James R. Thompson
 (1)(4).................  62 Independent Trustee

--------
(1) All trustees have served as trustee since November 17, 1997.
(2) This trustee's term of office expires in 2001.
(3) This trustee's term of office expires in 1999.
(4) This trustee's term of office expires in 2000.

  Michael W. Reschke. Michael W. Reschke serves as the Chairman of the Board of Trustees of the Company. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke is also Chairman of the Executive Committee of PGI and is Chairman of the Board of Prime Retail, Inc. and Brookdale Living Communities, Inc. and was a member of the Board of Directors of Ambassador Apartments, Inc. (which merged with and into Apartment Investment and Management Company on May 8, 1998.) For the last 17 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee and is a full member of the Urban Land Institute. Mr. Reschke also serves on the Board of Visitors of the University of Illinois Law School.

  Richard S. Curto. Richard S. Curto serves as President, Chief Executive Officer and Trustee of the Company. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the Urban Land Institute and the National Realty Committee.

  William M. Karnes. William M. Karnes serves as Executive Vice President and Chief Financial Officer of the Company. From July 1997 to immediately prior to the IPO, Mr. Karnes was employed by PGI as an Executive Vice President. From April 1996 to June 1997, Mr. Karnes served as Senior Executive Vice President, Finance and Chief Financial Officer of Capstar Hotel Company. From 1994 to April 1996, Mr. Karnes served as Senior Vice President and Chief Financial Officer of Tucker Properties Corporation, a publicly-traded REIT. From 1991 to 1994, Mr. Karnes served as Senior Vice President, Finance and Administration for Banyan Management Corp., a company that provides management services for five public REITs and three master limited partnerships. Prior to that, from 1989 to 1991, Mr. Karnes served as Chief Operating Officer of Miglin-Beitler, Inc., a private real estate development, management and leasing firm.

  Jeffrey A. Patterson. Jeffrey A. Patterson serves as Executive Vice President and Chief Investment Officer of the Company. From 1989 to immediately prior to the IPO, Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson also was asset manager for PGI's office properties and has provided real estate advisory services for several major institutional investors related to office buildings. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at the Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute.

  Kevork M. Derderian. Kevork M. Derderian serves as President--Office Division of the Company. From 1989 to immediately prior to the IPO, Mr. Derderian was employed by Continental Offices Ltd. ("Continental"), most recently serving as its President and Chief Executive Officer. At Continental, he oversaw all business operations, including office property management, leasing and construction. Continental managed in excess of $650.0 million in properties. Mr. Derderian is a member of the Urban Land Institute and BOMA International and a member of the board of the U.S. Green Buildings Council. Mr. Derderian is the husband of Ms. Rolanda Derderian, the Vice President-- Real Estate Tax Specialist of the Company.

  Edward S. Hadesman. Edward S. Hadesman serves as President--Industrial Division of the Company. In such capacity, Mr. Hadesman is responsible for the acquisition, development, operation of the properties and the management personnel of the Industrial Division. Prior to joining the Company, Mr. Hadesman was the President and Chief Executive of Industrial Building and Development Company ("IBD"), which he formed in 1965. IBD owned, operated, leased and managed in excess of 1.1 million square feet and developed and constructed over 1.6 million square feet, consisting primarily of high quality warehouse, distribution, manufacturing and office buildings. Mr. Hadesman, as founder and President of IBD, personally supervised all aspects of IBD's business, including development, leasing, acquisition and management.

  John O. Wilson. John O. Wilson serves as President--Prime Group Realty Services, Inc. of the Company. From January 1995 to immediately prior to the IPO, Mr. Wilson served as President of PGI's Corporate Real Estate Services department. Over a 15-year period prior to joining PGI, Mr. Wilson served as President and Chief Executive Officer of Realsource, Inc., a regional real estate service firm, which he co-founded in 1981. Mr. Wilson's responsibilities included overseeing all aspects of property marketing, corporate client services and the implementation of management plans. Prior to 1981, Mr. Wilson was an officer in the Chicago office of Cushman & Wakefield. He is a Charter Member of the Chicago Office Leasing Brokers Association and The International Development and Research Council.

  Donald H. Faloon. Donald H. Faloon serves as Executive Vice President-- Development of the Company. From January 1989 to immediately prior to the IPO, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 17 years of experience in the management of real estate development at Homart Development Co. and Urban Investment and Development Co.

  Murray J. Alscher. Murray J. Alscher serves as Senior Vice President-- Acquisitions for the Company. From April 1997 to immediately prior to the IPO, Mr. Alscher acted as a consultant to PGI in its acquisition efforts. From November 1996 to April 1997, Mr. Alscher was a self-employed real estate consultant. From May 1983 through November 1996, Mr. Alscher was employed (most recently as Senior Vice President) by Metropolitan Structures, a private real estate investment, development and management company, where he was responsible for investment, development and asset management matters.

  Steven R. Baron. Steven R. Baron serves as Senior Vice President--Marketing and Leasing/CBD Office of the Company. From December 1996 to immediately prior to the IPO, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales at a 2650-acre planned development in Huntley, Illinois. From February 1996 to December 1996, he served as Senior Vice President of Benjamin E. Sherman & Sons, a real estate company, where he oversaw the management portfolio and leasing activity. From February 1994 to December 1995, he was the Managing Director of PM Realty Group's Midwest Division where he oversaw the leasing and management portfolio. From 1988 to 1994, Mr. Baron was employed by PGI as Executive Vice President responsible for the leasing and marketing of the 77 West Wacker Drive Building. Mr. Baron is a licensed real estate broker and is an instructor at Kellogg School of Management where he lectures on commercial real estate development, leasing and marketing.

  Philip A. Hoffer. Philip A. Hoffer serves as Senior Vice President--Real Estate Operations of the Company. From February 1996 to immediately prior to the IPO, Mr. Hoffer was Vice President and Chief Operating Officer of Continental, where he was responsible for all real estate operations including asset management, construction and leasing for the owned and third party portfolio. From 1989 to 1996, Mr. Hoffer served as Chief Operating Officer for Insignia/Frain Camins & Swartchild, where he oversaw third party institutional property management and leasing for 13 million square feet of office, industrial and retail space located in Chicago and Los Angeles. He has over 15 years of experience in real estate development, management, construction and brokerage in Chicago, California and New York. Past responsibilities also include serving as project manager for the 676 North Michigan Avenue Building in Chicago.

  James F. Hoffman. James F. Hoffman serves as Senior Vice President, General Counsel and Secretary of the Company. From January 1991 to immediately prior to the IPO, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to December 1990.

  Tucker B. Magid. Tucker B. Magid serves as Senior Vice President--Industrial Development of the Company. In such capacity, he is responsible for overseeing the development activities of the industrial division. From 1991 to immediately prior to the IPO, Mr. Magid was Senior Vice President of IBD, where he was responsible for the management, leasing and operations of the approximately 1.2 million square foot industrial portfolio and development of the Motorola Building and Libertyville Business Park. Mr. Magid is a member of the Association of Industrial Real Estate Brokers ("AIREB").

  S. Craig Nardi. S. Craig Nardi serves as Senior Vice President--Industrial Marketing and Leasing of the Company. From 1989 to immediately prior to the IPO, Mr. Nardi served as Vice President of Operations of The Nardi Group Ltd., a corporate real estate development firm, and as Executive Vice President of Nardi Asset Management, the property management arm of The Nardi Group Ltd. Prior to joining The Nardi Group Ltd. and Nardi Asset Management, Mr. Nardi worked as a real estate broker in New York City. Mr. Nardi is a member of the International Association of Corporate Real Estate Executives ("NACORE"), the National Association of Industrial and Office Parks ("NAIOP") and the Elmhurst Economic Development Corporation ("EEDC"). Mr. Nardi is the son of Stephen J. Nardi, the Vice Chairman of the Board and a Trustee of the Company.

  Faye I. Oomen. Faye I. Oomen serves as Senior Vice President--Development and Leasing--Suburban Office of the Company. From 1978 to immediately prior to the IPO, Ms. Oomen was employed by Continental, most recently serving as Vice President of Leasing and Construction. She has over 23 years of experience in real estate leasing, marketing and development. At Continental, she negotiated more than 200 leasing transactions for more than 1.5 million square feet of Continental's portfolio, including Continental Towers, Continental Office Plaza, Regency Office Plaza and The Marquette Building. She also was responsible for development and base building construction at One Financial Place and Continental Towers. She has received numerous awards, including being named the 1995 Sun-Times Suburban Property Representative of the Year.

  Roy P. Rendino. Roy P. Rendino serves as Senior Vice President--Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President--Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers and Lybrand in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant and is a member of the Board of Directors of the National Association of Real Estate Companies and the Real Estate Investment Association.

  Christopher "Kit" J. Sultz. Christopher J. Sultz serves as Senior Vice President--Industrial Operations of the Company. From June 1994 to immediately prior to the IPO, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand, LLP from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a certified public accountant.

  Stephen J. Nardi. Stephen J. Nardi serves as Trustee and Vice Chairman of the Board. For the past thirty-five years Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board, the National Association of Realtors, the Society of Industrial and Office Realtors ("SIOR"), NAIOP and the Urban Land Institute. Mr. Nardi is the father of S. Craig Nardi, the Senior Vice President--Industrial Marketing and Leasing of the Company.

  Jacque M. Ducharme. Jacque M. Ducharme serves as a Trustee of the Company. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as Senior Executive Vice President and is the Chicago and Midwest Regional Manager. His clients include some of the largest companies in the Chicago Metropolitan Area, including Quaker Oats, Arthur Andersen and First Chicago. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

  Christopher J. Nassetta. Christopher J. Nassetta serves as a Trustee of the Company. From October 1995 to the present, Mr. Nassetta has acted as the Executive Vice President and Chief Operating Officer of Host Marriott Corporation, where he is responsible for acquisitions, real estate operations, asset management, lodging partnerships and administration and serves on its Executive Committee. From October 1991 through October 1995, Mr. Nassetta served as President of Bailey Capital Corporation, a real estate investment and advisory firm that he co-founded, where he oversaw all operations. Prior to founding Bailey Capital Corporation, Mr. Nassetta was employed by The Oliver Carr Company, a commercial real estate company, for seven years, where he served as Development Director, Vice President and Regional Partner and ultimately Chief Development Officer, as well as serving on its management committee. Mr. Nassetta serves on the McIntire School of Commerce Advisory Board for the University of Virginia.

  Thomas J. Saylak. Thomas J. Saylak serves as a Trustee of the Company. Mr. Saylak is presently a Senior Managing Director of The Blackstone Group and of Blackstone Real Estate Advisors. Since joining Blackstone Real Estate Advisors in 1993, Mr. Saylak's major accomplishments include creating the Interstone Hotel acquisitions joint venture, as well as leading the multi-billion dollar restructurings of two large regional mall owners, Edward J. DeBartolo Corp. and Cadillac Fairview, Inc. Prior to joining Blackstone Real Estate Advisors, from 1987 to 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the investment advisory arm of Trammell Crow Company, a real estate development and management firm, where he completed over $3.0 billion of real estate acquisitions and financings and led the firm's Distressed Portfolio Initiative. Mr. Saylak currently serves as a director of Interstate Hotel Corporation and Cadillac Fairview, Inc. Mr. Saylak also serves on the Executive Committee of the National Realty Committee and is a charter member of The Columbia Real Estate Forum.

  Governor James R. Thompson. James R. Thompson serves as a Trustee of the Company. Governor Thompson is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977 to 1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Group (Dublin), International Advisory Council of the Bank of Montreal, Pechiney International, Prime Retail, Inc., Union Pacific Resources Company, Hollinger International, Inc. and American National Can Co. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

COMMITTEES OF THE BOARD OF TRUSTEES

  Audit Committee. The Board of Trustees of the Company has established an Audit Committee consisting of Messrs. Ducharme, Nassetta and Saylak. The Audit Committee makes recommendations concerning the engagement of independent public accountants, review with the independent accountants the plans and results of the audit engagement, approve professional service provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

  Executive Committee. The Board of Trustees of the Company has established an Executive Committee consisting of Messrs. Reschke, Curto and Nardi. The Executive Committee has been granted certain authority to acquire and dispose of real property and to authorize, on behalf of the full Board of Trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and, consistent with the Partnership Agreement, to cause the Operating Partnership to take such actions.

  Executive Compensation Committee. The Board of Trustees of the Company has established an Executive Compensation Committee consisting of Messrs. Ducharme, Nassetta and Saylak to determine compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan.

  Committee of Independent Trustees. The Committee of Independent Trustees consists of Messrs. Ducharme, Nassetta, Saylak and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, trustees, officers or employees.

  In the period from the Company's IPO through December 31, 1997, no meetings were held by the Audit Committee, Executive Committee, Executive Compensation Committee, or the Committee of Independent Trustees. The Board of Trustees held one meeting during this period on December 10, 1997. All Trustees of the Company attended or participated telephonically in the meeting, except Thomas
J. Saylak.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company served as a Trustee or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation Committee, (ii) the Board of Trustees of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation Committee, or (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 1997. Mr. Reschke is Chairman of the Board of Trustees of the Company. See "Certain Relationships and Related Transactions."

COMPENSATION OF TRUSTEES

  The Company pays its trustees who are not employees of the Company or affiliated with PGI or the Company a fee for their services as trustees. The trustees' annual compensation is $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and the trustees receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings. Each non-employee trustee has also received a grant of options to purchase 5,000 Common Shares under the Company's Share Incentive Plan, which will vest at the rate of 33.3% per year over the next three years commencing on the first anniversary of their date of grant and will have a term of ten years. See "--Share Incentive Plan." Further, the Company has entered a consulting agreement with Mr. Nardi, pursuant to which he was granted options for an aggregate of 75,000 Common Shares upon completion of the IPO. Such options will vest at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant and will have a term of ten years. See "Certain Relationships and Related Transactions--Consulting Agreement with Stephen J. Nardi."

EXECUTIVE COMPENSATION

  Prior to November 17, 1997, the Company did not pay any compensation to its executive officers. The following table sets forth the compensation earned for the period from November 17, 1997 to December 31, 1997 with respect to the Chairman of the Board, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company.

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                 COMPENSATION         AWARDS
                                                               ---------------- ------------------
   NAME                  TITLE                                 SALARY (1) BONUS OPTIONS/SAR(S) (2)
   ----                  -----                                 ---------- ----- ------------------
Michael W. Reschke...... Chairman of the Board of Trustees      $15,625     --       175,000
Richard S. Curto........ President and Chief Executive Officer  $28,645     --       175,000
William M. Karnes....... Executive Vice President and Chief     $20,833     --        70,000
                         Financial Officer
Jeffrey A. Patterson.... Executive Vice President and Chief     $20,833     --        85,000
                         Investment Officer
Kevork M. Derderian..... President--Office Division             $20,833     --        70,000
Edward S. Hadesman...... President--Industrial Division         $20,833     --        70,000

--------
(1) Annual compensation for each of the six executive officers had the Company been in existence for a full year: Mr. Reschke--$150,000; Mr. Curto-- $275,000; Mr. Karnes--$200,000; Mr. Patterson--$200,000; Mr. Derderian--
    $200,000; and Mr. Hadesman--$200,000.
(2) Granted pursuant to the Share Incentive Plan. See "--Share Incentive
    Plan."

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of the executive officers named in the table above. These agreements provide that the executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. Reschke, who shall only be required to devote such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The agreements establish the initial base salaries set forth in the table above and provide for an initial term of three years, which, in the case of Messrs. Reschke's, Curto's and Hadesman's agreements only, are automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months prior written notice or the applicable officer provides the Company with at least thirty days prior written notice, that such term shall not be extended. The agreements also contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company or solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination of employment and (ii) with the exception of Mr. Derderian's agreement, non-compete provisions restricting the executive officers from developing, acquiring or operating office or industrial properties (within a ten mile radius of any facility of the Company) for two years following termination of employment if the employment is terminated either by the Company for cause or by the executive officer voluntarily (with certain limited exceptions in the case of Mr. Hadesman's agreement).

  The agreements also set forth the potential bonuses to which the executive officers are entitled. In the case of Messrs. Reschke, Curto, Karnes, Patterson and Hadesman, they are each entitled to receive a discretionary bonus based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee. In the case of Mr. Derderian, he is entitled to receive a bonus in an amount of up to 100% of his base salary determined pursuant to the following formula: (i) up to 75% of his base salary based upon the extent to which actual Funds from Operations (as defined in his agreement) exceed the projected budget for Funds from Operations and (ii) up to 25% of his base salary based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee.

  If any agreement is terminated by the Company (i) without cause (as defined in the agreements), (ii) by the executive following the occurrence of a "change of control" and a resulting "diminution event" (as defined in the agreements) or (iii)(a) in the case of Mr. Reschke's agreement, by Mr. Reschke if he is removed as a director of the Company or (b) in the case of Mr. Curto's agreement, by the Company the event of Mr. Curto's disability (as defined in the agreement), the applicable executive shall be entitled to a lump sum termination payment. With respect to Messrs. Reschke and Curto, such payment will be (x) an amount equal to two times their then current annual base salary, if the termination is by the Company without cause or following Mr. Reschke's or Mr. Curto's disability or (y) an amount equal to two times the applicable average base salary and bonus for the two prior years, if the termination is by Mr. Reschke or Mr. Curto, as the case may be, due to the occurrence of a change of control and diminution event. With respect to each of Mr. Karnes and Mr. Patterson, such payment will be an amount equal to the greater of 100.0% of his then current base salary and 100.0% of his aggregate base salary for the remainder of the term of his employment agreement, if the termination is either by the Company without cause or by the executive due to the occurrence of a change of control and resulting diminution event (or in the case of Mr. Karnes only, a relocation of his office outside the Chicago metropolitan area). With respect to each of Mr. Derderian and Mr. Hadesman, such payment will be (xx) an amount equal to the product of (A) his then current base salary plus his last annualized bonus multiplied by (B) a fraction, the numerator of which is the number of days remaining in the term of his employment agreement at the time of termination (but in no event less than 365 in the case of Mr. Derderian's agreement) and the denominator of which is 365, if the termination is by the Company without cause or (yy) an amount equal to the product of two times the sum of his then current base salary plus his last annualized bonus, if the termination is by the executive due to the occurrence of a change of control and resulting diminution event. See "Certain Relationships and Related Transactions." In addition, Mr. Karnes was granted 10,000 Common Shares pursuant to his employment agreement.

SHARE INCENTIVE PLAN

  The Company established a Share Incentive Plan (the "Share Incentive Plan") for the purpose of attracting and retaining trustees, executive officers and other key employees. Each option granted pursuant to the Share Incentive Plan may be designated at the time of grant as either an "incentive share option" or as a "non-qualified share option." The Share Incentive Plan is administered by the Executive Compensation Committee and permits the grant of stock options, stock appreciation rights, restricted stock, restricted units and performance units to officers and other key employees of the Company, its subsidiaries, the Operating Partnership, the Services Company and Company-owned partnerships. The Share Incentive Plan also permits the grant of stock options to nonemployee trustees. Although the Share Incentive Plan permits the Executive Compensation Committee to grant a wide variety of awards, it does not obligate the Executive Compensation Committee to do so. The variety of awards authorized under the Share Incentive Plan is intended to give the Executive Compensation Committee flexibility to adapt the Company's compensation structure to changes in the business and regulatory environment.

  Under the Share Incentive Plan, up to 1.85 million Common Shares may be issued or transferred to Participants. The maximum aggregate number of Common Shares and Share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Share Incentive Plan, regardless of the type of awards, will be 200,000. This limit will apply regardless of whether such compensation is paid in Common Shares or in cash.

  If any award is canceled, terminates, expires or lapses for any reason, any Common Shares subject to such award will again be available for grant under the Share Incentive Plan, except that such Common Shares will still be counted for purposes of the annual individual award limit described above. In the event of any change in capitalization of the Company, such as a share split, or a corporate transaction, such as a merger or consolidation or any reorganization, or any partial or complete liquidation of the Company, an adjustment may be made in the number and class of Common Shares that may be delivered under the Share Incentive Plan, in the number and class of and/or price of Common Shares subject to outstanding awards, and in the annual individual award limit set forth above, as may be determined to be appropriate and equitable by the Executive Compensation Committee to prevent dilution or enlargement of rights.

  The Executive Compensation Committee has been authorized to grant options under the Share Incentive Plan to purchase Common Shares. The Executive Compensation Committee may grant "incentive stock options" (within the meaning of Section 422 of the Code) and/or nonqualified stock options to employees of the Company and its corporate subsidiaries. Other employees, including employees of the Operating Partnership and the Services Company, and nonemployee trustees, may only receive nonqualified stock options. The exercise price of any option will be at least equal to 100% of the fair market value of a Common Share on the date the option is granted. Each option expires no later than the tenth anniversary of the date of grant.

  Immediately following the IPO, the Executive Compensation Committee granted options to purchase Common Shares (the "Initial Grants") to the following key officers and employees of the Company: Michael W. Reschke (175,000); Richard
S. Curto (175,000); William M. Karnes (70,000); Jeffrey A. Patterson (85,000); Kevork M. Derderian (70,000); Edward S. Hadesman (70,000); John O. Wilson (30,000); Donald H. Faloon (40,000); Murray J. Alscher (10,000); Philip A. Hoffer (30,000); Steven R. Baron (30,000); Faye I. Oomen (30,000); Tucker B. Magid (22,500); Christopher J. Sultz (22,500); S. Craig Nardi (20,000); James
F. Hoffman (18,000); and certain other employees (167,500, of which 100,000 have been subsequently terminated.)

  In addition, on March 6, 1998, the Company made additional grants of options to purchase 12,000 Common Shares to James F. Hoffman and grants of options to purchase an aggregate of 17,500 Common Shares to certain other employees ("March Grants"). On April 23, 1998, the Company made a grant of options to purchase 22,500 Common Shares to Roy P. Rendino and grants of options to purchase an aggregate of 5,000 Common Shares to another employee (the "April Grants"). On May 22, 1998, the Company made a grant of options to purchase an aggregate of 5,000 Common Shares to two employees (the "May Grants"). The March, April, May and Initial Grants are collectively referred to as the "Grants."

  The Initial Grants will vest, subject to certain conditions being met, at a rate of 33.3% per year on November 17, 1998, November 17, 1999 and November 17, 2000 and will have terms of ten years. The exercise price of the options issued pursuant to the Initial Grants is $20.00, which represents the initial public offering price of the Common Shares. The March, April and May Grants will vest at a rate of 33.3% per year on each annual anniversary of their grant and will have terms of ten years. The exercise price of the options issued pursuant to the March Grants is $20.00, the closing price of the Common Shares on the NYSE on March 5, 1998; the exercise price of the options issued pursuant to the April Grants is $21.00, the closing price of the Common Shares on the NYSE on April 22, 1998; and the exercise price of the options issued pursuant to the May Grants is $20.44, the closing price of the Common Shares on the NYSE on May 21, 1998. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of Common Shares.

  All unvested Options held by an optionee will automatically be forfeited if the optionee leaves employment for any reason other than the optionee's death or disability on or after the first anniversary of their date of grant. Upon a "change in control" (as defined in the Share Incentive Plan), all unvested Options will vest. The rights of any participants to exercise an option may not be transferred in any way other than by will or applicable laws of descent and distribution.

  The Share Incentive Plan terminates ten years from the date the plan was adopted by the Board of Trustees (November 17, 2007).

  The Executive Compensation Committee has also granted options for an aggregate of 5,000 Common Shares to each of its Independent Trustees, and 75,000 Common Shares to Mr. Nardi pursuant to his consulting agreement, that will vest at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant and will have a term of ten years. The exercise price of these options is $20.00 the initial public offering price of the Common Shares. The exercise price for any of these options will generally be payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of Common Shares.

  The following table contains information concerning options granted during the 1997 fiscal year to the Chairman of the Board and each of the named executive officers under the Company's Share Incentive Plan. The table also lists potential realizable values of such options if the Common Shares appreciate at compounded annual rates of 5.0% and 10.0% over the life of the options. The 5.0% and 10.0% rates of appreciation based on the grant date price of $20.00 per share (based on the IPO) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                             OPTION GRANTS IN 1997

                                                                            POTENTIAL
                         NUMBER OF   PERCENT OF                        REALIZABLE VALUE AT
                         SECURITIES TOTAL OPTIONS                            ASSUMED
                         UNDERLYING  GRANTED TO   EXERCISE               ANNUAL RATES OF
                          OPTIONS   EMPLOYEES IN   OR BASE                 SHARE PRICE
                          GRANTED    FISCAL YEAR    PRICE   EXPIRATION    APPRECIATION
                           (#)(1)       1997%     PER SHARE    DATE    FOR OPTION TERM(2)
                         ---------- ------------- --------- ---------- -------------------
                                                                         (IN THOUSANDS)
                                                                          5%        10%
                                                                       --------- ---------
Michael W. Reschke......  175,000       15.7       $20.00    11/17/07  $   2,202 $   5,577
Richard S. Curto........  175,000       15.7        20.00    11/17/07      2,202     5,577
William M. Karnes.......   70,000        6.3        20.00    11/17/07        881     2,231
Jeffrey A. Patterson....   85,000        7.6        20.00    11/17/07      1,069     2,709
Kevork M. Derderian.....   70,000        6.3        20.00    11/17/07        881     2,231
Edward S. Hadesman......   70,000        6.3        20.00    11/17/07        881     2,231

--------
(1) The options granted will vest in three equal installments on November 17, 1998, November 17, 1999 and November 17, 2000.
(2) The potential realizable value is reported net of the option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5.0% and 10.0% only from the date of grant to the expiration date of the option.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 1997. No options were exercisable by the named executive officers during 1997.

                                                         VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED         IN-THE-MONEY
                                OPTIONS AT 12/31/97       OPTIONS AT 12/31/97
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Michael W. Reschke..........      --        175,000         --       $      0
Richard S. Curto............      --        175,000         --              0
William M. Karnes...........      --         70,000         --              0
Jeffrey A. Patterson........      --         85,000         --              0
Kevork M. Derderian.........      --         70,000         --              0
Edward S. Hadesman..........      --         70,000         --              0

INDEMNIFICATION OF TRUSTEES AND OFFICERS

  The Declaration of Trust contains a provision permitted under Maryland law eliminating (with limited exceptions) each trustee's personal liability for monetary damages for breach of any duty as a trustee. In addition, the Declaration of Trust and Bylaws authorize the Company to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. Maryland law provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the Board of Trustees.

  The Company has entered into indemnification agreements with each of the Company's trustees and certain of its executive officers. The indemnification agreements require, among other things, that the Company indemnify such trustees and officers to the fullest extent permitted by law, and advance to the trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by trustees and officers seeking to enforce their rights under the indemnification agreements and cover trustees and officers under the Company's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust and Bylaws, it provides greater assurance to trustees and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the Board of Trustees or by the shareholders to eliminate the rights it provides.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                    STRUCTURE AND FORMATION OF THE COMPANY

  The Company was formed on July 21, 1997. The Operating Partnership and the Services Company were formed in March 1997.

FORMATION TRANSACTIONS

  Prior to or simultaneous with the completion of the IPO, the Company, the Operating Partnership, the Services Company, the NAC General Partner and the Limited Partners engaged in the Formation Transactions which were designed to enable the Company to continue and expand the office and industrial real estate operations of PGI, consolidate the ownership interests in the Properties and the office and industrial development, leasing and property management business of PGI, facilitate the IPO, enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable period ending December 31, 1997, and preserve certain tax advantages for the existing owners of the Properties.

  The Formation Transactions included the following, which occurred in connection with the IPO:

  . Concurrently with the IPO, the Company issued and sold 2.0 million
    Convertible Preferred Shares to Security Capital Preferred Growth pursuant to the Convertible Preferred Share Offering. The Company contributed the $39.6 million of net proceeds from the Convertible Preferred Share Offering (after the deduction of the related transaction costs and expenses.) The Company used $272.0 million of aggregate net proceeds from the IPO and the Convertible Preferred Share Offering (after the deduction of underwriting discounts and commissions and costs and expenses incurred in connection with the Formation Transactions, the IPO and the Convertible Preferred Share Offering) to acquire for 12,980,000 GP Common Units and 2,000,000 Preferred Units of the Operating Partnership. The Company is the managing general partner of the Operating Partnership. See "Partnership Agreement--Distributions" and "Description of Shares of Beneficial Interest--Convertible Preferred Shares" and "--Common Shares."

  . PGI contributed to the Operating Partnership (i) its ownership interests in the Property Partnerships that own the Predecessor Properties and Prime Contribution Properties, (ii) its rights to purchase the subordinate mortgage encumbering the Property Partnership that owns the 77 West Wacker Drive Building from certain third-party lenders and its rights to acquire certain third parties' ownership interests in the Property Partnerships that own the Predecessor Properties and (iii) substantially all of its assets and liabilities relating to its office and industrial development, leasing and management business. The foregoing assets had an aggregate deficit book value of approximately $34.0 million (as determined at November 16, 1997 in accordance with GAAP). In exchange, PGI received 3,465,000 Common Units (with an aggregate value of $69.3 million). As described below, PGI contributed 3,375,000 of such Common Units to the Primestone Joint Venture, resulting in the direct ownership by PGI of a then 0.4% limited partnership interest in the Operating Partnership as of December 31, 1997. The Operating Partnership reimbursed PGI for, approximately $6.5 million of expenses incurred by it in connection with the Formation Transactions and the IPO. In addition, Mr. Patterson contributed his interest in the assets of the office and industrial division of PGI. In exchange, Mr. Patterson received 110,000 Common Units, then representing approximately a 0.5% limited partnership interest in the Operating Partnership as of December 31, 1997.

  . The NAC Contributors contributed the NAC Properties to the Operating
    Partnership. In exchange, the NAC Contributors received 927,100 GP Common Units, then representing a 3.9% general partnership interest in the Operating Partnership as of December 31, 1997 (with an aggregate value of $18.5 million). In addition, the Operating Partnership paid the NAC Contributors approximately $14.9 million in cash.

  . The IBD Contributors contributed to the Operating Partnership their ownership interests in the IBD Properties in exchange for 922,317 Common Units then representing a 3.9% limited partnership interest in the Operating Partnership as of December 31, 1997 (with an aggregate value of $18.4 million). In addition, the Operating Partnership paid the IBD Contributors approximately $0.9 million in cash and assumed approximately $10.4 million in debt ($4.0 million payable to one of the IBD Contributors).

  . PGI, BRE/Primestone Investment L.L.C., a Delaware limited liability company, and BRE/Primestone Management Investment L.L.C., a Delaware limited liability company (each of which is an affiliate of Blackstone), formed the Primestone Joint Venture to invest in LP Common Units. To capitalize the Primestone Joint Venture, PGI contributed to the Primestone Joint Venture 3,375,000 of the Common Units it received in exchange for its contributions to the Operating Partnership. Blackstone contributed $45.0 million in cash to the Primestone Joint Venture. In exchange for such capital contributions, PGI received a 60.0% interest and Blackstone received a 40.0% interest. Simultaneously with the other Formation Transactions, the Primestone Joint Venture also borrowed $40.0 million and used the proceeds of such loan and the cash contributed by Blackstone to purchase 4,569,893 LP Common Units from the Operating Partnership, at $18.60 per Common Unit, representing the per share IPO price of the Common Shares, net of an amount equal to the underwriting discount and certain other fees applicable to the Common Shares offered in the IPO. As a result, the Primestone Joint Venture owns, in the aggregate, 7,944,893 Common Units, representing a 34.2% limited partnership interest in the Operating Partnership as of December 31, 1997. In connection with the purchase of the LP Common Units, Blackstone designated Mr. Saylak to be elected as one of the Company's trustees. See "Certain Relationships and Related Transactions--The Primestone Joint Venture."

  . The Operating Partnership borrowed $83.5 million under the New Mortgage
    Notes that are secured by all of the Contribution Properties and certain of the IPO Properties. The Company executed a definitive loan agreement with PSCC, an affiliate of Prudential Securities Incorporated, to provide a New Mortgage Note financing for a 90-day term, convertible at the option of the Company into a seven-year term, subject to certain conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--New Mortgage Notes."

  . The Operating Partnership repaid third-party lenders approximately $242.1 million (including prepayment fees) of obligations of the Property Partnerships or indebtedness encumbering the Properties.

  . The Operating Partnership utilized the Credit Facility to replace the outstanding letters of credit which secure the payment of principal and interest on the $74.5 million of certain Tax-Exempt Bonds. Upon such replacement of the outstanding letters of credit, PGI received the return of approximately $15.0 million of cash and $7.2 million of certain securities previously pledged by PGI as additional collateral to secure certain of its guarantee obligations in connection with the existing letters of credit.

  . The Operating Partnership paid approximately $40.4 million to acquire the Acquisition Properties and approximately $5.2 million to acquire the Continental Management Business from third parties. The purchase price for the Acquisition Properties and the Continental Management Business were in each case negotiated in arm's-length transactions with third parties based on a multiple of the net operating income of each of the Acquisition Properties and the Continental Management Business, respectively.

  . The Operating Partnership contributed the Continental Management
    Business, the health club facility located in the 77 West Wacker Drive Building and the office and industrial development, leasing and property management business of PGI to the Services Company in exchange for (i) 100% of the Preferred Stock of the Services Company and (ii) the Note. Messrs. Reschke and Curto contributed an aggregate of $50,000 for 100% of the Services Company's voting common stock. The Operating Partnership is expected to receive approximately 95.0% of the economic benefits of the operations of the Services Company by virtue of payments on the Note and distributions in respect of its ownership of the Preferred Stock.

  As a result of the foregoing transactions, the Company acquired 12,980,000 Common Units and 2.0 million Preferred Units. The NAC General Partner owns 927,100 Common Units, the Primestone Joint Venture owns 7,944,893 Common Units, the IBD Contributors own 922,317 Common Units, Mr. Patterson owns 110,000 Common Units and PGI owns 90,000 Common Units. The Company is the managing general partner and retains management control over the Operating Partnership.

  Pursuant to the Partnership Agreement and subject to certain conditions, each Common Unit held by a Limited Partner may be exchanged for one Common Share or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange. However, neither PGI nor the Contributors may exchange any Common Units for Common Shares if actual or constructive ownership of such Common Shares would violate the Ownership Limit with respect to the Common Shares. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

  The Limited Partners have agreed not to exchange their Common Units for Common Shares if, upon such exchange, the Operating Partnership will cease to qualify as a partnership for federal income tax purposes or the Company will not continue to qualify as a REIT.

REASONS FOR THE ORGANIZATION OF THE COMPANY

  The Company believes that the benefits of the Formation Transactions outweighed the detriments to the Company. The benefits of the Company's REIT status and structure include the following:

  . Access to Capital. The Company's structure, in the Company's judgment, provides it with greater access to capital for refinancing and growth. Sources of capital include the Common Shares sold in the IPO and the Private Placement, the Redeemable Preferred Shares be sold in the Offering and possible future issuances of debt or equity through public offerings or private placements. The financial strength of the Company should enable it to obtain financing at better rates and on better terms than would otherwise be available to the Property Partnerships, some of which are single asset entities.

  . Growth of the Company. The Company's structure allows shareholders, and the Limited Partners through their ownership of Common Units, an opportunity to participate in the growth of the real estate market through an ongoing business enterprise. In addition to the existing portfolio of Properties, the Company gives shareholders and the Limited Partners an interest in all future development by the Company and in the office and industrial development, leasing and property management business that was contributed by the Company to the Services Company.

  . Liquidity. The equity interests in the Property Partnerships are typically not marketable. The Company's structure allows shareholders, and the Limited Partners, the opportunity to liquidate their capital investment through the disposition of Common Shares or Common Units. Pursuant to the Partnership Agreement and subject to certain conditions, each LP Common Unit held by the Limited Partners may be exchanged for one Common Share (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange. However, the Limited Partners have agreed not to exchange any LP Common Units for Common Shares if actual or constructive ownership of such Common Shares would violate the Ownership Limit with respect to the Common Shares. See "Description of Shares of Beneficial Interest-- Restrictions on Ownership and Transfer." Further, the Limited Partners have agreed not to, among other things, sell or exchange any Common Units, without the consent of Prudential Securities Incorporated, on behalf of the underwriters for the IPO, for their respective Holding Periods.

  . Tax Deferral. The Formation Transactions provided to the Limited Partners and the NAC General Partner the opportunity to defer the tax consequences that would arise from a sale or contribution of their interests in the Properties and other assets to the Company or to a third party.

COMPARISON OF COMMON SHARES AND COMMON UNITS

  Conducting the Company's operations through the Operating Partnership allows the Limited Partners and the NAC General Partner to defer certain tax consequences by contributing their interests in Properties to the Operating Partnership and also offers favorable methods of accessing capital markets and acquiring additional properties. Common Units in the Operating Partnership will be held by the Limited Partners, the NAC General Partner and the Company. Each Common Unit was designed to result in a distribution per Common Unit equal to a distribution per Common Share (assuming the Company distributes to its shareholders all amounts it receives as distributions from the Operating Partnership). Distributions in respect of the Common Shares and Common Units are not permitted unless all current and any accumulated distributions in respect of the Convertible Preferred Shares and Preferred Units, respectively, have been paid in full. Pursuant to the Partnership Agreement and subject to certain conditions, each Common Unit held by the Limited Partners may be exchanged for one Common Share (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange. However, the Limited Partners may not exchange any Common Units for Common Shares if actual or constructive ownership of such Common Shares would violate the Ownership Limit with respect to the Common Shares. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." The Limited Partners have agreed not to, among other things, sell or exchange any Common Units, without the consent of Prudential Securities Incorporated, on behalf of the underwriters for the IPO, for the applicable Holding Periods.

  There are, however, certain differences between the ownership of Common Shares and Common Units, including:

  . Voting Rights. Holders of Common Shares elect the Board of Trustees of the Company, which, as the general partner of the Operating Partnership, controls the business of the Operating Partnership. Holders of Common Units may not elect trustees of the Company.

  . Transferability. The Common Shares sold in the IPO are freely transferable under the Securities Act by holders who are not affiliates of the Company or the Underwriters. The Common Units and the Common
    Shares for which they are exchangeable are subject to transfer restrictions under applicable securities laws and under the Partnership Agreement, including the required consent of the general partners to the admission of any new limited partner. See "Shares Eligible for Future Sale" for a description of the Registration Rights Agreement applicable to holders of Common Units.

  . Distributions. Because the relative tax bases of the contributions by the public investors and the Limited Partners are expected to be different, it is possible that the public investors' distribution will include a return of capital that exceeds that of the Limited Partners. See "Certain Federal Income Tax Considerations."

ADVANTAGES AND DISADVANTAGES OF THE FORMATION TRANSACTIONS TO UNAFFILIATED SHAREHOLDERS

  The potential advantages of the Formation Transactions to unaffiliated shareholders of the Company included their ability to participate, through ownership of the Company, in the cash flow of the Properties and all future office and industrial property acquisitions and developments by the Company. The potential disadvantages of such transactions to unaffiliated shareholders of the Company may be several, including the impact of shares available for future sale.

FORMATION OF THE SERVICES COMPANY

  The Services Company was formed in March 1997 under the laws of the state of Maryland to succeed to the office and industrial property management, leasing and corporate advisory services business of PGI. Messrs. Reschke and Curto together own 100% of the voting common stock of the Services Company, for which they are obligated to contribute an aggregate of $50,000. The Operating Partnership owns 100.0% of the Preferred Stock of the Services Company and the
Note issued by the Services Company in the principal amount of approximately $4.8 million. The Preferred Stock of the Services Company has a dividend rate of 8.5%, pays dividends on a cumulative and participating basis, and is not redeemable by the Services Company or convertible into other securities of the Services Company. The ownership structure of the Services Company is necessary to permit the Company to share in the Service Company's income and also maintain its status as a REIT for federal income tax purposes. Although the Company anticipates that it will receive substantially all of the economic benefit of the business carried on by the Services Company (by virtue of the Company's right to receive (i) dividends through the Operating Partnership's investment in the Preferred Stock and (ii) interest payments on the Note held by the Operating Partnership), the Company will not be able to elect the Services Company's officers or directors and, consequently, will not have the ability to control the operations of the Services Company. The Operating Partnership and the Services Company entered the Management Contracts in connection with the Formation Transactions pursuant to which the Services Company will render development, leasing and property management services for third parties. See "Risk Factors--Managed Property Business and Non-REIT Services--Lack of Control Over the Services Company," "The Company" and "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In addition to the Formation Transactions which are described in the section entitled "Structure and Formation of the Company," the following transactions occurred simultaneously with or prior to the completion of the IPO.

FORMATION AGREEMENT

  Concurrently with the completion of the IPO on November 17, 1997 and pursuant to the Formation Agreement, PGI contributed to the Operating Partnership, subject to certain liabilities, (i) all of its ownership interests in the Prime Properties and the Prime Contribution Properties, (ii) its rights to purchase the subordinate mortgage encumbering the Property Partnership that owns the 77 West Wacker Drive Building from certain third-party lenders and its rights to acquire certain third parties' ownership interests in the Property Partnerships that own the Prime Properties and (iii) substantially all of the assets and liabilities relating to its office and industrial development, leasing and management business in exchange for an aggregate of 3,465,000 Common Units, then representing a 15.5% limited partnership interest in the Operating Partnership (with an aggregate value of approximately $69.3 million). The Formation Agreement also contains representations and warranties to the Operating Partnership concerning the operation of the Prime Properties and environmental matters and certain other covenants, representations and warranties customarily found in real estate purchase agreements. Claims for indemnification for any breach by PGI under the Formation Agreement can be made by the Company for two years from the completion of the IPO. In the event of any such breach by PGI, the Company's recovery will be limited to the value of the Common Units received by PGI in the Formation Transactions. See "Risk Factors--Conflicts of Interest."

PARTNERSHIP AGREEMENT

  On November 17, 1997, the Company, the NAC General Partner and the Limited Partners entered into the Partnership Agreement which sets forth the terms of such partnership and established the Company as the managing general partner of the Operating Partnership with primary responsibility and discretion in the management and control of the Operating Partnership. For a summary description of the Partnership Agreement, see "Partnership Agreement."

EXCHANGE RIGHTS AND REGISTRATION RIGHTS

  For a description of certain exchange and registration rights held by the Limited Partners, see "Partnership Agreement--Limited Partner Exchange Rights and Registration Rights."

THE PRIMESTONE JOINT VENTURE

  On November 17, 1997, pursuant to a contribution agreement relating to the Primestone Joint Venture and immediately following the IPO, PGI contributed to the Primestone Joint Venture 3,375,000 of the Common Units it received in exchange for its contributions to the Operating Partnership. Blackstone contributed $45.0 million in cash to the Primestone Joint Venture. In exchange, PGI received a 60.0% interest, and Blackstone received a 40.0% interest in the Primestone Joint Venture. Simultaneously with the other Formation Transactions, the Primestone Joint Venture also borrowed $40.0 million from a financial institution and used such loan proceeds together with the $45.0 million contributed by Blackstone to purchase 4,569,893 Common Units from the Operating Partnership, at a price per Common Unit equal to $18.60, representing the per share IPO price of the Common Shares, net of an amount equal to the underwriting discounts and certain other fees applicable to the Common Shares. As a result, the Primestone Joint Venture owns, in the aggregate, 7,944,893 Common Units. PSCC, an affiliate of Prudential Securities Incorporated, made the $40.0 million loan to the Primestone Joint Venture, which loan is secured by all of the Common Units held by the Primestone Joint Venture. In connection with the purchase of the Common Units, Blackstone designated Mr. Saylak to be elected one of the Company's trustees. Blackstone has the right after 30 months following the completion of the IPO, or earlier under certain circumstances, to require PGI or the Primestone Joint Venture to purchase or redeem Blackstone's interest in the Primestone Joint Venture. After 30 months following the completion of the IPO, or earlier upon the occurrence of certain events, PGI may require Blackstone to sell its interests in the Primestone Joint Venture to PGI or the Primestone Joint Venture. Up to 50.0% of the price payable upon the exercise of PGI's call right may, under certain circumstances, be made by the delivery of Common Units or Common Shares. After three years following the completion of the IPO or a Change in Control Event (as defined in the agreement forming the Primestone Joint Venture), either PGI or Blackstone may withdraw from Primestone and require a pro rata distribution of such party's respective interest.

  The Company has granted the Primestone Joint Venture registration rights for the Common Shares it receives from exchanging Common Units. Blackstone, and PGI with the consent of Blackstone, were permitted, under the agreement forming the Primestone Joint Venture, to pledge their interests in the Primestone Joint Venture to PSCC, an affiliate of Prudential Securities Incorporated and the third-party lender to the Primestone Joint Venture, may become a partner in the Primestone Joint Venture, in the event of a default under the respective loan documents and upon the foreclosure of such pledge and assumption of certain obligations, with all the rights of the party to whose interest it has succeeded.

IBD CONTRIBUTION AGREEMENT

  The IBD Contributors and PGI entered the IBD Contribution Agreement pursuant to which the IBD Contributors contributed to the Operating Partnership their interests in the IBD Contribution Properties. In exchange, the IBD Contributors received an aggregate of 922,317 Common Units of limited partnership interest and cash of approximately $0.9 million and a mortgage note receivable of approximately $4.0 million. Pursuant to the IBD Contribution Agreement, certain of the IBD Contributors elected to have a portion of the Common Units they received in the foregoing exchange subject to an arrangement pursuant to which upon the earlier of (i) the exchange of the subject Common Units for Common Shares and sale thereof by the holder not earlier than two years following the completion of the IPO or (ii) the third anniversary date of the completion of the IPO, either (x) PGI shall transfer to such holder an amount in cash or Common Units (based on the then current market price) equal to the excess, if any, of an annual pre-tax return of 16.8% on the subject Common Units to the date of transfer over the actual return on such Common Units during such period or (y) such holder shall transfer to PGI an amount in cash or Common Units (based on the then current market price) equal to the excess, if any, of the actual return on such Common Units over an annual pre-tax return of 19.8% on such Common Units.

NAC CONTRIBUTION AGREEMENT; PUT OPTION AGREEMENT

  The NAC Contributors, PGI, the Company and the Operating Partnership entered the NAC Contribution Agreement pursuant to which the NAC Contributors contributed to the Operating Partnership their interests in the NAC Contribution Properties. In exchange, the NAC Contributors received 927,100 GP Common Units and cash of $14.9 million. All of the GP Common Units are held by the NAC General Partner.

  On or after August 17, 1999 pursuant to a certain Put Option Agreement, the NAC General Partner will have the right to cause the Operating Partnership and the Company to purchase for cash at least 50.0% of the NAC General Partner's GP Common Units at a price per Common Unit equal to 95.0% of the then current per share market value of the Common Shares. Further, on or after July 17, 2000 the NAC General Partner shall have the right to cause the Operating Partnership and the Company to purchase for cash all, but not less than all, of the NAC General Partner's then-remaining GP Common Units at a price per Common Unit equal to 95.0% of the then current per share market value of the Common Shares.

TAX INDEMNIFICATION AGREEMENTS

  The Operating Partnership entered a tax indemnification agreement with certain principals of the IBD Contributors pursuant to which the Operating Partnership is required to indemnify such principals of the IBD

Contributors for, among other things, income or gain which they might realize upon the refinancing or sale by the Operating Partnership of the Properties they contributed. Under the terms of such agreement, the Operating Partnership will indemnify such principals of the IBD Contributors for certain tax liabilities based on income or gain which such a principal is required to include in its gross income for federal or state income tax purposes. The percentage of the tax liabilities which the Operating Partnership is required to indemnify is 100% for the taxable years ending on or before December 31, 1998, and declines by 10.0% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnify the IBD Contributors for income or gain realized by them after the taxable year ended December 31, 2007. PGI has entered an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating Partnership to the IBD Contributors pursuant to such agreement; provided, that PGI shall be liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership used its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

  The Operating Partnership has also entered a tax indemnification agreement with certain principals of the NAC Contributors, pursuant to which the Operating Partnership is required to indemnify such principals of the NAC Contributors for, among other things, income or gain which they might realize upon the refinancing or sale by the Operating Partnership of the NAC Properties. Under the terms of such agreement, the Operating Partnership will indemnify such principals of the NAC Contributors for certain tax liabilities based on income or gain which such a principal is required to include in its gross income for federal, applicable state and certain local income tax purposes. The Operating Partnership is not required to indemnify the NAC Contributors for income or gain realized by them for any taxable year beginning after the tenth anniversary of the date upon which the NAC General Partner is no longer a general partner in the Operating Partnership. PGI has also entered an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating Partnership to such principals of the NAC Contributors pursuant to such agreement; provided, that PGI shall be liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership used its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

NON-COMPETE AGREEMENT AMONG THE COMPANY, PGI AND MICHAEL W. RESCHKE

  On November 17, 1997, the Company, PGI and Michael W. Reschke, Chairman of the Board and a Trustee of the Company, entered a Non-Compete Agreement that provides that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are (i) any interest in the Company or the Operating Partnership,
(ii) all properties in which PGI had an interest prior to the Formation Transactions and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, PGI and Mr. Reschke are not be prohibited from providing debt or lease financing for properties similar to the properties owned or managed by the Company or from acquiring any preferred equity position in any owner or lessee of any such type of properties.

CONSULTING AGREEMENT WITH STEPHEN J. NARDI

  On November 17, 1997, the Company also entered into a consulting agreement with Stephen J. Nardi, a Trustee of the Company. The consulting agreement has a term of two years and requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on behalf of the Company. In addition to the initial base fee of $200,000 per annum, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee. The consulting agreement contains non-compete provisions restricting Mr. Nardi from developing, acquiring or operating office or industrial properties for two years following termination of the consulting agreement. In addition, Pursuant to the consulting agreement, the Compensation Committee has granted Mr. Nardi 75,000 options to purchase Common Shares.

OPTION TO PURCHASE AND RIGHT OF FIRST OFFER

  Following the consummation of the Formation Transactions and the completion of the IPO, the Company obtained a ten-year option to purchase a property at 300 North LaSalle in the Chicago CBD from PGI. 300 North LaSalle contains approximately 58,000 square feet suitable for development. In addition, the Company has an option to purchase the property at 95.0% of the then fair market value of the property.

  The Company also obtained a 15-year right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer applies to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender.

  The foregoing option and right of first offer may be exercised only with the approval of the Company's independent trustees.

PATTERSON CONTRIBUTION AGREEMENT

  Jeffrey A. Patterson, Executive Vice President and Chief Investment Officer of the Company, and PGI entered a contribution agreement pursuant to which Mr. Patterson agreed to contribute his interests in the assets of the office and industrial division of PGI to the Operating Partnership in exchange for 110,000 Common Units, which contribution and exchange was completed on November 17, 1997.

LEASES WITH PGI AFFILIATES

  Certain entities in which PGI has a controlling ownership interest have leased space in the 77 West Wacker Drive Building. These entities include (i) Brookdale Living Communities, Inc., which is leasing approximately 22,600 square feet for five years, pursuant to a lease which commenced October 1, 1997 and (ii) The Prime Group, Inc., which is leasing approximately 22,600 square feet for five years, pursuant to a lease which commenced on November 1, 1997. These leases each contain standard market rental terms.

SALE OF COMMON SHARES TO MR. RESCHKE

  Prior to the IPO, the Company sold 100 unregistered Common Shares to Michael
W. Reschke for $10 per share, or an aggregate consideration of $1,000. Such Common Shares were purchased by Mr. Reschke solely to facilitate the organization of the Company. Upon completion of the IPO, all of the shares so acquired by Mr. Reschke were redeemed by the Company for an aggregate redemption price of $1,000.

OTHER TRANSACTIONS

  PGI has in the past provided asset and property management, leasing, acquisition, renovation, development, construction management, legal and administrative services for the Property Partnerships owning certain of the Properties. PGI received fees relating to these services in the amounts of $0.6 million, $2.1 million, $2.3 million and $2.7 million for the three months ended March 31, 1997, for the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996 and 1995, respectively. Following the IPO, all such services with respect to the Properties will be performed by personnel of the Company.

  The Operating Partnership paid on behalf of PGI, or reimbursed PGI, for approximately $6.5 million of expenses incurred in connection with the Formation Transactions and the IPO.

  The Company is aware of contamination at certain of the Industrial Properties. PGI has contractually agreed to retain liability for, and indemnify the Company for, environmental costs with regard to these Properties. See "Business and Properties--Government Regulations-- Environmental Matters."

                             PARTNERSHIP AGREEMENT

  The following summary of the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. (as amended, the "Partnership Agreement"), and the descriptions of certain provisions set forth elsewhere in this Prospectus, are qualified in their entirety by reference to the Partnership Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

MANAGEMENT

  The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. The Company is the managing general partner of, and currently holds approximately 60.3% of the economic interests in, the Operating Partnership after giving effect to the Private Placement. The Company conducts substantially all of its business through the Operating Partnership, except for office and industrial development, leasing and property management services, which is conducted through the Services Company in order to preserve the Company's REIT status. The Operating Partnership owns a 95.0% economic interest in the Services Company through the ownership of 100.0% of the Services Company's Preferred Stock and the Note. Generally, pursuant to the Partnership Agreement, the Company, as the managing general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and to cause changes in the Operating Partnership's line of business and distribution policies.

  The Limited Partners in their capacities as limited partners of the Operating Partnership have no authority to transact business for, or participate in the management or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as required by applicable law. However, any decision of the Operating Partnership to effect certain amendments to the Partnership Agreement, to take title to any property other than in the name of the Operating Partnership or a Property Partnership or, to institute any proceeding for bankruptcy or make a general assignment for the benefit of creditors generally requires the consent of a majority in interest of the Common Units (including the interests of the Company, which represent approximately 60.3% of the total partner interests as of March 31, 1998). Further, the Operating Partnership may not be dissolved prior to December 31, 2050 (which is the expiration of the Operating Partnership's term) without the consent of a majority in interest of the LP Common Units so long as the Limited Partners hold more than 10.0% of the Common Units. The Limited Partners have no right to remove the Company or the NAC General Partner from their respective capacities as general partners of the Operating Partnership.

INDEMNIFICATION

  To the extent permitted by law, the Partnership Agreement provides for indemnification of the Company, as managing general partner, the NAC General Partner, their respective directors, officers and trustees and such other persons as the Company may designate to the same extent indemnification is provided to officers and trustees of the Company in the Declaration of Trust, and limits the liability of the Company and its officers and trustees to the Operating Partnership to the same extent liability of officers and trustees of the Company is limited under the Declaration of Trust.

TRANSFERABILITY OF INTERESTS

  Except for a transaction described in the following two paragraphs, the Partnership Agreement provides that neither the Company nor the NAC General Partner (other than in accordance with the Put Option Agreement) may withdraw from the Operating Partnership or transfer or assign its general partner interest in the Operating Partnership, nor may another general partner be admitted to the Operating Partnership, without the consent of the other general partner. A Limited Partner may transfer its interests in the Operating Partnership to a transferee subject to certain conditions, including that such transferee assumes all obligations of the transferor Limited

Partner and provided further that such transfer does not cause a termination of the Operating Partnership for federal or state income tax purposes and does not cause the Company to cease to comply with requirements under the Code for qualification as a REIT. Notwithstanding the foregoing, the Limited Partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of the Common Units evidencing their Common Units, or any Common Shares issued upon exchange of such Common Units, for the applicable Holding Periods without the consent of Prudential Securities Incorporated, as representative of the IPO Underwriters.

EXTRAORDINARY TRANSACTIONS

  The Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares (a "Business Combination"), unless the holders of LP Common Units will receive, or have the opportunity to receive, the same consideration per Common Unit as holders of Common Shares receive per Common Share in the transaction; if holders of LP Common Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless Limited Partners holding more than 50.0% of the LP Common Units vote to approve the Business Combination. In addition, as provided in the Operating Partnership Agreement, the Company will not consummate a Business Combination in which the Company conducted a vote of the shareholders unless the matter would have been approved had holders of LP Common Units been able to vote together with the shareholders on the transaction. The foregoing provision of the Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's shareholders if the Company's shareholders did not in fact give the requisite approval. Rather, if the Company's shareholders did approve a Business Combination, the Company would not consummate the transaction unless
(i) the Company as managing general partner first conducts a vote of holders of Common Units (including the Company and the NAC General Partner) on the matter, (ii) the Company votes the Common Units held by it in the same proportion as the shareholders of the Company voted on the matter at the shareholder vote and (iii) the result of such vote of the Common Unit holders (including the proportionate vote of the Company's Common Units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Operating Partnership, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

ISSUANCE OF ADDITIONAL COMMON UNITS

  As managing general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional Common Units representing general and limited partnership interests in the Operating Partnership, including preferred Common Units of limited partnership interests.

CAPITAL CONTRIBUTIONS

  The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, the Company may borrow such funds from a financial institution or other lender or through public or private debt offerings and lend such funds to the Operating Partnership on comparable terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Operating Partnership, the Company may contribute the amount of such required funds as an additional capital contribution to the Operating Partnership. The Partnership Agreement and the Share Incentive Plan also provide that in the event the Company issues additional shares of beneficial interest (including any issuance of Common Shares pursuant to the Company's Share Incentive Plan), the Company is required to contribute to the Operating Partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the beneficial interests so issued. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. See "Policies With Respect to Certain Activities--Financing Policies."

AWARDS UNDER SHARE INCENTIVE PLAN

  If options granted in connection with the Share Incentive Plan are exercised at any time or from time to time, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the Company in connection with the issuance of Common Shares to such exercising participant. Upon such contribution the Company will be issued a number of Common Units in the Operating Partnership equal to the number of Common Shares so issued, subject to certain adjustments.

DISTRIBUTIONS

  The Partnership Agreement sets forth the manner in which the net cash flow of the Operating Partnership (which includes operating revenues and proceeds from sales or refinancings less certain expenditures) will be distributed with respect to the Preferred Units and the Common Units. Pursuant to the Partnership Agreement, each Preferred Unit and Series B Preferred Unit will entitle the Company, as holder, to receive, prior to the payment by the Operating Partnership of distributions with respect to the Common Units, a cash distribution in an amount equal to the dividend declared or paid in respect of a Convertible Preferred Share or a Redeemable Preferred Share, as the case may be. Each Series B Preferred Unit will entitle the Company, as holder, to receive, prior to the payment by the Operating Partnership of distributions with respect to the Preferred Units, a cash distribution in an amount equal to the dividend declared or paid in respect of a Redeemable Preferred Share. The Partnership Agreement further provides that net cash revenues available after the declaration or payment of distributions with respect to the Preferred Units will be distributed ratably to the holders of the Common Units from time to time (but not less frequently than quarterly) in an aggregate amount determined by the Company.

OPERATIONS

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income or excise tax liability. The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests. Pursuant to the Partnership Agreement, the Operating Partnership will assume and pay when due, or reimburse the Company for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the operations of the Company.

LIMITED PARTNER EXCHANGE RIGHTS AND REGISTRATION RIGHTS

  Subject to certain conditions, beginning on November 17, 1998, each LP Common Unit held by a Limited Partner may be exchanged for one Common Share (subject to adjustment) or, at the option of the Company, for cash equal to the fair market value of a Common Share at the time of exchange. In addition, the Limited Partners have agreed not to sell, pledge or otherwise transfer their LP Common Units for the applicable Holding Period without the consent of Prudential Securities Incorporated, on behalf of the IPO Underwriters. In order to protect the Company's status as a REIT, each holder of LP Common Units is prohibited from exchanging such LP Common Units for Common Shares to the extent that as a result of such exchange any person would own or would be deemed to own, actually or constructively, more than 9.9% of the Equity Shares, except to the extent such holder has been granted an exception to the Ownership Limit. See "Description of Shares of Beneficial Interest-- Convertible Preferred Shares--Certain Registration Rights."

  The Company has granted the Limited Partners that received Common Units upon completion of the IPO certain "demand" and "piggyback" registration rights (collectively, the "Registration Rights") with respect to the Common Shares acquired by them upon exchange of Common Units for Common Shares. Subject to certain conditions, the demand registration rights permit the Limited Partners to request up to two demand registrations per year. Subject to certain conditions, the piggyback registration rights permit the Limited Partners to include their Common Shares in the registration by the Company of its Common Shares or other similar equity securities issued by the Company other than in connection with the registration by the Company under the Securities Act of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, share options or other employee benefit plans. The Limited Partners may exercise their demand registration rights after November 16, 1998. The Limited Partners are classified by investor groups and may each require up to two registrations per calendar year per group. The Company has granted the Limited Partners piggyback registration rights with respect to Common Shares acquired by them by any means. The Company also has agreed to provide the registration rights to any other person who may become an owner of Common Units, provided such person provides the Company with satisfactory undertakings. In addition, the Company has granted registration rights to Security Capital Preferred Growth with respect to the Common Shares acquired by it upon the conversion of the Convertible Preferred Shares into Common Shares. See "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Registration Rights." The Company will bear expenses arising from exercise of all of the foregoing registration rights, except that the Company shall not pay any underwriting discounts or commissions, transfer taxes, Commission or Blue Sky registration fees relating to registration of such Common Shares.

TAX MATTERS

  Pursuant to the Partnership Agreement, the Company is the "tax matters partner" of the Operating Partnership and, as such, has authority to make certain tax decisions under the Code on behalf of the Operating Partnership.

  The net income or net loss of the Operating Partnership generally will be allocated to each class of Partners in accordance with the relative aggregate percentage interests of each such class, and within each class, to the Partners in accordance with their respective percentage interests in such class, subject to compliance with the provisions of Sections 704(b), respecting allocations generally, and 704(c), respecting allocations with respect to contributed properties, of the Code and the applicable Treasury Regulations. For further discussion of such allocations, see "Certain Federal Income Tax Considerations--Income Taxation of the Partnerships and Their Partners."

DUTIES AND CONFLICTS

  Except as otherwise set forth in "Policies with Respect to Certain Activities--Conflicts of Interest Policies" and "Management--Employment Agreements," any Limited Partner may engage in other business activities outside the Operating Partnership, including business activities that directly compete with the Operating Partnership.

TERM

  The Operating Partnership will continue in full force and effect until December 31, 2050 or until sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of the Company (unless the Limited Partners elect to continue the Operating Partnership), the election of the Company with the consent of a majority in interest of the Limited Partners, the sale or other disposition of all or substantially all the assets of the Operating Partnership or by operation of law.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

  The following table sets forth certain information regarding the beneficial ownership of the Common Shares and Common Units as of April 15, 1998, by (a) each person known by the Company to be the beneficial owner of more than 5.0% of the Common Shares, (b) each trustee of the Company, (c) the Chief Executive Officer and the four most highly paid executive officers of the Company and
(d) all trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents the number of Common Shares or Common Units the person holds or the number of Common Shares into which Common Units held by such person are exchangeable (if, as discussed below, the Company elects to issue Common Shares rather than pay cash upon exchange). Information presented does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and trustees because none of such outstanding options are exercisable within 60 days of April 15, 1998. The extent to which a person holds Common Shares as opposed to Common Units is set forth in the notes to the following table. The Partnership Agreement provides that the LP Common Units may be exchanged, subject to certain limitations and only after the November 17, 1998, for Common Shares or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange.

                          NUMBER OF COMMON SHARES/                   PERCENTAGE OF ALL
                                COMMON UNITS       PERCENTAGE OF ALL  COMMON SHARES/
      NAME                 BENEFICIALLY OWNED(1)   COMMON SHARES(2)   COMMON UNITS(3)
      ----                ------------------------ ----------------- -----------------
The Primestone Joint
 Venture(4).............         7,944,893               33.8%             30.8%
The Prime Group,
 Inc.(5)................         4,814,461               23.6              18.6
Michael W.
 Reschke(6)(7)..........         4,814,461               23.6              18.6
Cohen & Steers Capital
 Management, Inc.(8)....         2,650,000               17.0              10.3
Southeastern Asset
 Management, Inc.(9)....         1,850,000               11.9               7.2
Morgan Stanley, Dean
 Witter, Discover &
 Co.(10)................         1,462,300                9.4               5.7
Capital Growth
 Management Limited
 Partnership(11)........         1,217,500                7.8               4.7
Morgan Stanley Asset
 Management Inc.(10)....         1,004,600                6.5               3.9
AMVESCAP PLC(12)........           785,100                5.0               3.0
Stephen J.
 Nardi(7)(13)(14).......           927,100                5.6               3.6
Edward S.
 Hadesman(7)(13)(15)....           860,161                5.2               3.3
Jeffrey A.
 Patterson(7)(13).......           110,000                  *                 *
William M. Karnes(7)....            20,000                  *                 *
Kevork M. Derderian(7)..             6,000                --                --
Richard S.
 Curto(7)(16)...........             5,000                --                --
Jacque M. Ducharme(7)...               --                 --                --
Christopher J.
 Nassetta(7)............               --                 --                --
Thomas J. Saylak(7).....               --                 --                --
James R. Thompson(7)....               --                 --                --
Trustees and Executive
 Officers of the Company
 as a group (21
 persons)...............         6,743,722               30.2              26.1

--------
*Less than one percent.
 (1) The ownership of Common Shares reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. Information presented does not include Common Shares that may be acquired upon Conversion of the Convertible Preferred Shares. For a description of conversion rights see "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Conversion". Information presented also does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees because none of such outstanding options are exercisable within 60 days of April 15, 1998. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners.

 (2) Information presented assumes exchange only of Common Units owned by such beneficial owner for Common Shares.
 (3) Information presented assumes exchange of all outstanding Common Units for Common Shares and does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and trustees because none of such options are exercisable within 60 days of April 15, 1998. Each of the Limited Partners has agreed not to sell or exchange any LP Common Units, without the consent of the IPO Underwriters and the Company for the applicable Holding Periods. See "Partnership Agreement--Limited Partner Exchange Rights and Registration Rights." In addition, to protect the Company's REIT status, each holder of Common Units may not exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, actively or constructively, more than the Ownership Limit, unless such holder has been granted an exception to the Ownership Limit.
 (4) The address of Primestone Joint Venture is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for this entity are not beneficially owned because the Common Units held by such entity may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, certain of such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) The Prime Group, Inc., which is a general partner of Primestone Joint Venture, and (ii) Michael
     W. Reschke, who is the President and Chief Executive Officer of The Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.
 (5) The address of The Prime Group, Inc. is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for this entity are not beneficially owned because the Common Units attributable to such entity may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) the Primestone Joint Venture, which is the nominal owner of the Common Units and of which The Prime Group, Inc. is a general partner, and (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer of The Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.
 (6) The address of Mr. Reschke is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for Mr. Reschke are not beneficially owned because the Common Units attributable to him may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) the Primestone Joint Venture, which is the nominal owner of the Common Units and of which The Prime Group, Inc. is a general partner, and (ii) The Prime Group, Inc., of which Mr. Reschke is the Chairman and Chief Executive Officer. In addition, Mr. Reschke owns a controlling interest in the Prime Group, Inc., and therefore may be deemed to beneficially own the Common Units that are beneficially owned by the Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.
 (7) This person has also received certain options pursuant to the Share Incentive Plan which options begin vesting in installments beginning November 17, 1998 and as a result are excluded from this table. See "Management--Share Incentive Plan."
 (8) The address of Cohen & Steers Capital Management, Inc. ("Cohen & Steers") is 757 Third Avenue, New York, NY 10017. Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998, as amended on April 9, 1998 by Cohen & Steers. The Schedule 13G indicates that Cohen & Steers has sole voting power over 2,602,000 Common Shares and sole dispositive power over 2,650,000 Common Shares held as agent for accounts managed by Cohen & Steers.
 (9) Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998 by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Realty Fund ("Longleaf") and O. Mason Hawkins. The Schedule 13G indicates that Southeastern and Longleaf have shared voting and dispositive power for all 1,850,000 Common Shares and each beneficially owns the Common Shares. The Schedule 13G indicates that
     O. Mason Hawkins filed the Schedule 13G in the event he could be deemed a controlling person of Southeastern. Mr. Hawkins disclaims such control and the Schedule 13G indicates that he does not directly or indirectly own any Common Shares or share in any voting or dispositive powers. The address for all three filers is 6410 Poplar Ave., Suite 900, Memphis, TN 38119.
(10) Information presented is based on a Schedule 13G filed with the Commission on January 14, 1998 by Morgan Stanley, Dean Witter, Discover & Co. ("MSDW") and Morgan Stanley Asset Management Inc. ("Morgan Stanley"). The Schedule 13G indicates that MSDW beneficially owns 1,462,300 Common Shares, has shared voting power over 1,296,100 Common Shares and has shared dispositive power over 1,462,300 Common Shares. The Schedule 13G further indicates that Morgan Stanley beneficially owns 1,004,600 Common Shares, has shared voting power over 166,200 Common Shares and has shared dispositive power over 1,004,600 Common Shares. The Schedule 13G indicates that both MSDW and Morgan Stanley are investment advisors and that Morgan Stanley is a wholly-owned subsidiary of MSDW. The address of MSDW is 1585 Broadway, New York, NY 10036. The address of Morgan Stanley is 1221 Avenue of the Americas, New York, NY 10020.
(11) The address of Capital Growth Management Limited Partnership ("Capital Growth") is One International Place, Boston, MA 02110. Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998 by Capital Growth. The Schedule 13G indicates that Capital Growth has sole voting power and shared dispositive power over 1,217,500 Common Shares. The Schedule 13G further indicates that Capital Growth is an investment company and is of the view that it, and the clients whose accounts it manages, should not be required to attribute to each other their beneficially owned securities. Thus, while disclaiming any beneficial interest in the Common Shares, Capital Growth filed the 13G voluntarily.
(12) Information presented is based on a Schedule 13G filed with the Commission on February 11, 1998 by AMVESCAP PLC, AVZ, Inc., AIM
     Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management and Research, Inc., and INVESCO Realty Advisors, Inc. The Schedule 13G indicates that AMVESCAP
     PLC is a parent holding company of the other filers and that all filers beneficially own 785,100 Common Shares and have shared voting and dispositive power over the same. The address of all filers is 11 Devonshire Square, London EC2M 4YR, England.
(13) The Common Shares shown for this person are not beneficially owned because the Common Units held by such person may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. Such Common Shares are shown to illustrate the beneficial ownership resulting from an exchange of Common Units for Common Shares by such person after such prohibition expires.
(14) The GP Common Units beneficially owned by Mr. Nardi, an affiliate of the NAC General Partner, are not exchangeable for Common Shares; however, this amount illustrates the common equity of the Operating Partnership beneficially owned by Mr. Nardi.
(15) The Common Units shown for Mr. Hadesman include an aggregate of 397,118 Common Units which are held in separate trusts for his spouse and children. Mr. Hadesman disclaims beneficial ownership of such Common Units.
(16) These shares are owned by Mr. Curto under the Illinois Uniform Gift to Minors Act (2,500 Common Shares for each of his two sons). This person also has a right to receive a substantial, but not a controlling, interest in The Prime Group, Inc., and therefore will not be deemed to beneficially own the Common Units that are beneficially owned by The
     Prime Group, Inc.

  As of April 15, 1998, Security Capital Preferred Growth Incorporated owned 2,000,000 shares of the Company's Convertible Preferred Shares, representing 100% of the outstanding shares of such class. On or after September 17, 1998, holders of Convertible Preferred Shares will have the right, subject to ownership and transfer restrictions in the Company's Declaration of Trust, intended to allow the Company to maintain its status as a REIT, to convert all or any of their Convertible Preferred Shares into Common Shares, initially at the conversion price of $20.00 per Common Share, subject to certain adjustments.

  Except a described above, no Trustee or officer of the Company owns any shares of any other class of the Company's equity securities.

                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED SHARE DISTRIBUTIONS

  The following table sets forth the consolidated pro forma and historical ratios of earnings to combined fixed charges and preferred share dividends for the Company for three months ended March 31, 1998, the year ended December 31, 1997 and for the period from November 17, 1997 to December 31, 1997 and for the Predecessor Properties (The Predecessor to the Company), for the three months ended March 31, 1997, the period January 1, 1997 to November 16, 1997 and for the years ended December 31, 1996, 1995, 1994 and 1993.

  COMPANY--PRO FORMA     COMPANY--HISTORICAL            PREDECESSOR--HISTORICAL
----------------------- ---------------------- ------------------------------------------
  THREE                   THREE   PERIOD FROM    THREE   PERIOD FROM
 MONTHS                  MONTHS   NOVEMBER 17,  MONTHS    JANUARY 1,      YEAR ENDED
  ENDED     YEAR ENDED    ENDED     1997 TO      ENDED     1997 TO       DECEMBER 31,
MARCH 31,  DECEMBER 31, MARCH 31, DECEMBER 31, MARCH 31, NOVEMBER 16, -------------------
  1998         1997       1998        1997       1997        1997     1996 1995 1994 1993
---------  ------------ --------- ------------ --------- ------------ ---- ---- ---- ----
  1.73         1.56       1.70        1.66        --          --       --   --   --   --
  ====         ====       ====        ====       ====        ====     ==== ==== ==== ====

  The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by combined fixed charges and preferred share dividends. For this purpose, earnings consist of income (loss) before minority interest, plus combined fixed charges. Combined fixed charges consist of interest expense, amortization of debt issuance costs, and preferred share dividends. The Predecessor's historical earnings were insufficient to cover fixed charges by approximately $6.9 million, $29.1 million, $31.4 million, $29.6 million, $22.1 million and $20.8 million for the three months ended March 31, 1997, the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996, 1995, 1994 and 1993, respectively.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

  The Company was formed as a real estate investment trust under the laws of the State of Maryland. Rights of shareholders are governed by Title 8 of the Corporations and Associations Article, Annotated Code of Maryland (the "Maryland REIT Law") and certain provisions of the MGCL and by the Declaration of Trust and Bylaws. The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust, the Articles Supplementary to the Declaration of Trust relating to the Redeemable Preferred Shares and the Bylaws, forms of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. Immediately prior to the closing of the Offering, the Company will amend its Declaration of Trust to authorize the Redeemable Preferred Shares described below.

AUTHORIZED SHARES

  The Declaration of Trust provides that the Company may issue up to 100.0 million Common Shares, par value $0.01 per share, 65.0 million shares of Excess Shares, par value $0.01 per share ("Excess Shares"), and 30.0 million Preferred Shares, par value $0.01 per share (the "Preferred Shares"). The Declaration of Trust designated 2.0 million preferred shares as the Convertible Preferred Shares. On April 23, 1998, the Board of Trustees approved the preparation and, in connection with the consummation of the Offering, the filing of Articles Supplementary to the Declaration of Trust classifying up to 4,600,000 of the Preferred Shares as Redeemable Preferred Shares (the "Articles Supplementary") and setting forth the rights, voting powers, limitations as the dividends and redemption and the qualifications therefor. Excess Shares are to be issued automatically upon any automatic conversion of Common Shares or Preferred Shares which are purported to be held, transferred or acquired by any person in violation of the ownership limitations contained in the Declaration of Trust. See "--Restrictions on Ownership and Transfer." Upon completion of the Offering, there will be 15,572,494 Common Shares issued and outstanding, 2,000,000 Convertible Preferred Shares outstanding and 4,000,000 Redeemable Preferred Shares outstanding, excluding the 600,000 Redeemable Preferred Shares which are subject to the Underwriters' over-allotment option.

  Under the Maryland REIT Law, a shareholder is not liable for obligations of the Company solely as a result of his status as a shareholder. The Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of the Company by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with the property or affairs of the Company by reason of being a shareholder. The Company's Bylaws further provide that the Company shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that the Company shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would not be sufficient to satisfy the claims against the Company and its shareholders.

REDEEMABLE PREFERRED SHARES

 Dividends

  Subject to the preferential rights of the holders of any Preferred Shares that rank senior in the payment of dividends to the Redeemable Preferred Shares, the holders of the Redeemable Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per Redeemable Preferred Share equal to an annual rate of 9% of the per share liquidation preference of the Redeemable Preferred Shares (equivalent to $2.25 per Redeemable Preferred Share).

  "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Redeemable Preferred Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Redeemable Preferred Shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Redeemable Preferred Shares shall be redeemed as described below, which shall end on and include the redemption date with respect to the Redeemable Preferred Shares being redeemed).

  "Dividend Payment Date" shall mean on or about (i) the thirty-first day of each January with respect to the Dividend Period commencing on October 1 of the then immediately preceding year, (ii) the thirtieth day of each April with respect to the Dividend Period commencing on January 1 of such year, (iii) the thirty-first day of July with respect to the Dividend Period commencing on April 1 of such year and (iv) the thirty-first day of October with respect to the Dividend Period commencing on July 1 of such year.

  Dividends with respect to the Redeemable Preferred Shares shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates. The initial Dividend Period for the Redeemable Preferred Shares will include a partial dividend for the period from the date on which the Redeemable Preferred Shares are issued (the "Issue Date") until the last day of the calendar quarter immediately following such Issue Date. The aggregate amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Redeemable Preferred Shares shall be computed by dividing the number of days in such period by 365 and multiplying the result by the product of the annual dividend rate (i.e., 9%) multiplied by the liquidation preference of the Redeemable Preferred Shares (i.e., $25.00 per Redeemable Preferred Share). The aggregate amount of dividends payable in respect of the Redeemable Preferred Shares for each full Dividend Period shall be computed by dividing the product of the annual dividend rate multiplied by the liquidation preference of the Redeemable Preferred Shares by four. Dividends shall be payable in arrears to the holders of record of the Redeemable Preferred Shares as they appear in the records of the Company at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Trustees.

  Any dividend payment made on the Redeemable Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Redeemable Preferred Shares which remains payable. Holders of Redeemable Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends on the Redeemable Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Redeemable Preferred Shares which may be in arrears.

  So long as any Redeemable Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares (as defined below) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Redeemable Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon the Redeemable Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Redeemable Preferred Shares and accumulated and unpaid on such Parity Shares.

  So long as any Redeemable Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Redeemable Preferred Shares and any other Parity Shares of the Company shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Redeemable Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the then current Dividend Period with respect to the Redeemable Preferred Shares and the then current Dividend Period with respect to such Parity Shares.

  "Fully Junior Shares" shall mean the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company nor or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in both (i) the payments of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

  "Junior Shares" shall mean the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

  No dividends on the Redeemable Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  Notwithstanding the foregoing, dividends on the Redeemable Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Redeemable Preferred Shares upon liquidation, distribution or winding up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Redeemable Preferred Shares shall be entitled to receive twenty-five dollars ($25.00) (the "Liquidation Preference") per Redeemable Preferred Share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference Amount").

  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Redeemable Preferred Shares shall be insufficient to pay in full the Liquidation Preference Amount and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of the Redeemable Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Redeemable Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

  A consolidation or merger of the Company with one or more corporations, real estate investment trusts or other entities, a sale, lease or conveyance of all or substantially all of the Company's property or business or a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company. The Redeemable Preferred Shares will rank senior to and have preference over the Convertible Preferred Shares as to priority for receiving liquidating distributions upon the liquidation, dissolution or winding up of the Company.

  Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Redeemable Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Redeemable Preferred Shares, the holders of the Redeemable Preferred Shares shall have no other claim to the remaining assets of the Company and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Redeemable Preferred Shares shall not be entitled to share therein.

 Redemption

  The Redeemable Preferred Shares shall not be redeemable by the Company prior to June 5, 2003. On and after June 5, 2003, the Company, at its option, may redeem the Redeemable Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100.0% of the Liquidation Preference per Redeemable Preferred Share (plus all accumulated, accrued and unpaid dividends as described below). The redemption price of the Redeemable Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the proceeds from the issuance and sale by the Company of other capital shares of beneficial interest of the Company and not from any other source. For purposes of the preceding sentence, "capital shares of beneficial interest" means any equity securities (including Common Shares and Preferred Shares), shares, interests, participations, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

  Upon any redemption of Redeemable Preferred Shares, the Company shall pay all accrued and unpaid dividends, if any, thereon to the redemption date, without interest. If the redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Redeemable Preferred Shares at the close of business on such divided payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Redeemable Preferred Shares called for redemption.

  If full cumulative dividends on the Redeemable Preferred Shares and any other class or series of Parity Shares of the Company have not been declared and paid or declared and set apart for payment, the Redeemable Preferred Shares may not be redeemed in part and the Company may not purchase or acquire Redeemable Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Redeemable Preferred Shares.

  Notice of the redemption of any Redeemable Preferred Shares (other than as described below) shall be mailed by first-class mail to each holder of record of Redeemable Preferred Shares to be redeemed at the address of each such holder as shown on the Company's records, not less than 30 nor more than 90 days prior to the redemption date. Neither the failure to mail any required notice nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (i) the redemption date; (ii) the number of Redeemable Preferred Shares to be redeemed; (iii) the redemption price;
(iv) the place or places at which certificates for such Redeemable Preferred Shares are to be surrendered; and (v) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided below. If fewer than all the Redeemable Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Redeemable Preferred Shares to be redeemed from such holder. If notice of redemption of any Redeemable Preferred Shares has been properly given, from and after the redemption date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), except as otherwise described below, dividends on the Redeemable Preferred Shares so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as holders of Redeemable Preferred Shares shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

  If fewer than all the outstanding Redeemable Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding Redeemable Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Company in its sole discretion to be equitable. If fewer than all the Redeemable Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

  The Redeemable Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as described below under "--Restrictions on Ownership and Transfer").

 Conversion Rights

  Except as otherwise described in "--Restrictions on Ownership and Transfer," the Redeemable Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

 Ranking

  Any class or series of shares of beneficial interest of the Company shall be deemed to rank: (i) prior to the Redeemable Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Redeemable Preferred Shares (see "--Voting Rights"); (ii) on a parity with the Redeemable Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Redeemable Preferred Shares, if the holders of such class or series and the Redeemable Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); (iii) junior to the Redeemable Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series (which includes the Convertible Preferred Shares) shall be Junior Shares; and (iv) junior to the Redeemable Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series (which includes the Convertible Preferred Shares) shall be Fully Junior Shares. The Redeemable Preferred Shares will rank senior to the outstanding Convertible Preferred Shares as to the payment of dividends and as the distribution of assets upon liquidation, dissolution or winding up.

 Voting Rights

  If and whenever six consecutive quarterly dividends payable on the Redeemable Preferred Shares or any series or class of Parity Shares having similar voting rights shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of trustees then constituting the Board of Trustees shall be increased by two and the holders of Redeemable Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the two additional trustees to serve on the Board of Trustees at any annual meeting of shareholders of special meeting held in place thereof, or at a special meeting of the holders of the Redeemable Preferred Shares and the Voting Preferred Shares called as described below.

  Whenever all arrears in dividends on the Redeemable Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Redeemable Preferred Shares and the Voting Preferred Shares to elect such additional trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Redeemable Preferred Shares and the Voting Preferred Shares shall, notwithstanding the assignment of such trustees to any class pursuant to the Declaration of Trust, forthwith terminate and the number of the Board of Trustees shall be reduced accordingly.

  So long as any Redeemable Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Redeemable Preferred Shares given in person or by proxy shall be necessary for effecting or validating: (i) any amendment, alteration or repeal of any of the provisions of the Declaration of Trust that materially and adversely affects the voting powers, rights or preferences of the holders of the Redeemable Preferred Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Redeemable Preferred Shares or any Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Redeemable Preferred Shares; or (ii) a share exchange that affects the Redeemable Preferred Shares, a consolidation with or merger of the Company into another entity, or a consolidation with or merger of another entity into the Company, unless in each such case each Redeemable Preferred Share (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for cumulative redeemable preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Redeemable Preferred Share (except for changes that do not materially and adversely affect the holders of the Redeemable Preferred Shares);

provided, however, that no such vote of the holders of Redeemable Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Redeemable Preferred Shares at the time outstanding to the extent such redemption is authorized. See "--Redemption." Accordingly, the affirmative vote of the holders of at least 66 2/3% of the Redeemable Preferred Shares will be required to permit the Company to issue any class or series of Preferred Shares having rights senior to the Redeemable Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up.

  Each Redeemable Preferred Share shall have one vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Redeemable Preferred Shares as a single class on any matter, then the Redeemable Preferred Shares and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

 General

  The Redeemable Preferred Shares have been approved for listing on the NYSE under the symbol "PGE PrB," subject to official notice of issuance. Trading of the Shares on the NYSE is expected to commence within a 30-day period after the date of initial delivery of the Redeemable Preferred Shares. See "Underwriting."

  The Redeemable Preferred Shares will, when issued, be duly authorized, fully paid and nonassessable and will have no preemptive rights.

  The transfer agent and registrar for the Redeemable Preferred Shares is LaSalle National Bank.

CONVERTIBLE PREFERRED SHARES

 Dividends

  Subject to the preferential rights of the holders of any Preferred Shares (including the Redeemable Preferred Shares) that rank senior in the payment of dividends to the Convertible Preferred Shares, the holders of the Convertible Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per Convertible Preferred Share equal to the greater of (i) (x) an annual rate equal to the product of the Issue Price multiplied by 0.07 for Dividend Periods ending before November 17, 1998 and (y) an annual rate equal to the product of the Issue Price multiplied by 0.075 for Dividend Periods ending after November 17, 1998 or (ii) the regular cash dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Convertible Preferred Share is convertible. The amount of dividends referred to in clause (i) above payable for each full Dividend Period on the Convertible Preferred Shares, other than the Dividend Period commencing October 1, 1998, shall be computed by dividing the annual dividend rate by four. For the Dividend Period commencing October 1, 1998, the amount of dividends through November 17, 1998 on the Convertible Preferred Shares shall be computed by dividing the product of the Issue Price times 0.07 by 365 and multiplying the result by number of days from October 1, 1998 through November 17, 1998 and dividends from November 18, 1998 through December 31, 1998 on the Convertible Preferred Shares shall be computed by dividing the product of the Issue Price times .075 by 365 and multiplying the result by the number of days from November 18, 1998 through December 31, 1998. The amount of dividends referred to in clause (ii) above shall equal the number of Common Shares, or portion thereof, into which a Convertible Preferred Share will be convertible on or after the Conversion Date (as defined below), multiplied by the most current quarterly dividend on a Common Share on or before the applicable Dividend Payment Date.

  "Dividend Payment Date" shall mean (i) for any Dividend Period with respect to which the Company pays a dividend on the Common Shares, the date on which such dividend is paid, or (ii) for any Dividend Period with respect to which the Company does not pay a dividend on the Common Shares, a date to be set by the Board of Trustees, which date shall not be later than the thirtieth calendar day after the end of the applicable Dividend Period.

  "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Convertible Preferred Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Convertible Preferred Shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Convertible Preferred Shares shall be redeemed or converted as described below, which shall end on and include the redemption date with respect to the Convertible Preferred Shares being redeemed).

  Dividends with respect to the Convertible Preferred Shares shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates. The initial Dividend Period for the Convertible Preferred Shares included a partial dividend for the period from November 17, 1997 until December 31, 1997. The amount of dividends payable for such period, were computed, and the amount of dividends payable for any other period shorter than a full Dividend Period on the Convertible Preferred Shares, shall be computed by dividing the number of days in such period by 365 and multiplying the result by the product of the annual dividend rate multiplied by the Issue Price. Dividends shall be payable in arrears to the holders of record of the Convertible Preferred Shares as they appear in the records of the Company at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Trustees.

  Any dividend payment made on the Convertible Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Convertible Preferred Shares which remains payable. Holders of Convertible Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends on the Convertible Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Shares which may be in arrears.

  So long as any Convertible Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares (as defined below) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Convertible Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon the Convertible Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Convertible Preferred Shares and accumulated and unpaid on such Parity Shares.

  So long as any Convertible Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Convertible Preferred Shares and any other Parity Shares of the Company shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Convertible Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Convertible Preferred Shares and the current Dividend Period with respect to such Parity Shares.

  "Fully Junior Shares" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

  "Junior Shares" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

  No dividends on the Convertible Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Convertible Preferred Shares upon liquidation, distribution or winding up of the Company (such as the Redeemable Preferred Shares), before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Convertible Preferred Shares shall be entitled to receive twenty dollars ($20.00) (the "Liquidation Preference") per Convertible Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference Amount").

  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Convertible Preferred Shares shall be insufficient to pay in full the Liquidation Preference Amount and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of the Convertible Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Convertible Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

  A consolidation or merger of the Company with one or more corporations, real estate investment trusts or other entities, a sale, lease or conveyance of all or substantially all of the Company's property or business or a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company. The Convertible Preferred Shares will rank junior to and be subordinate to the Redeemable Preferred Shares as to priority for receiving liquidating distributions upon the liquidation, dissolution or winding up of the Company.

  Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Convertible Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Convertible Preferred Shares, the holders of the Convertible Preferred Shares shall have no other claim to the remaining assets of the Company and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Convertible Preferred Shares shall not be entitled to share therein.

 Redemption

  The Convertible Preferred Shares shall not be redeemable by the Company prior to November 17, 2007 except under certain limited circumstances described below. On and after November 17, 2007, the Company, at its option, may redeem the Convertible Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100.0% of the Liquidation Preference per Convertible Preferred Share (plus all accumulated, accrued and unpaid dividends as described below).

  Upon any redemption of Convertible Preferred Shares, the Company shall pay all accrued and unpaid dividends, if any, thereon to the redemption date, without interest. If the redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Convertible Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Convertible Preferred Shares called for redemption.

  If full cumulative dividends on the Convertible Preferred Shares and any other class or series of Parity Shares of the Company have not been declared and paid or declared and set apart for payment, the Convertible Preferred Shares may not be redeemed in part and the Company may not purchase or acquire Convertible Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Convertible Preferred Shares.

  Notice of the redemption of any Convertible Preferred Shares (other than as described below) shall be mailed by first-class mail to each holder of record of Convertible Preferred Shares to be redeemed at the address of each such holder as shown on the Company's records, not less than 30 nor more than 90 days prior to the redemption date. Neither the failure to mail any required notice nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (i) the redemption date; (ii) the number of Convertible Preferred Shares to be redeemed; (iii) the redemption price;
(iv) the place or places at which certificates for such Convertible Preferred Shares are to be surrendered; (v) the then-current conversion price; and (vi) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided below. If fewer than all the Convertible Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Convertible Preferred Shares to be redeemed from such holder. If notice of redemption of any Convertible Preferred Shares has been properly given, from and after the redemption date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), except as otherwise described below, dividends on the Convertible Preferred Shares so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as holders of Convertible Preferred Shares shall cease (except the rights to convert and to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

  If fewer than all the outstanding Convertible Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding Convertible Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Company in its sole discretion to be equitable. If fewer than all the Convertible Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

  Notwithstanding anything above to the contrary, beginning on June 17, 1998 and ending on September 17, 1998, the Company, at its option, may redeem all, but not less than all, of the Convertible Preferred Shares at a premium (the "Special Redemption Price") calculated to result in a total internal rate of return to the holder (including the receipt of dividends and calculated on an annual compounded basis as if the holder had owned the shares since the Issue
Date) of 20.0%. The Special Redemption Price may be paid, at the Company's option, in any combination of (i) cash and (ii) Common Shares valued at Fair Market Value; provided, that the cash portion of the Special Redemption Price shall equal at least 75.0% of the Special Redemption Price.

  Notice of the special redemption of any Convertible Preferred Shares shall be mailed by first-class mail to each holder of record of Convertible Preferred Shares to be redeemed at the address of each such holder as shown on the Company's records, not less than 30 nor more than 90 days prior to the Special Redemption Call Date. Neither the failure to mail any notice required nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the Special Redemption Call Date; (2) the Special Redemption Price (including the amount of the Special Redemption Price consisting of cash and the amount of the Special Redemption Price consisting of Common Shares, together with calculations supporting the determination of the number of Common Shares constituting a portion of the Special Redemption Price); (3) the place or places at which certificates for such shares are to be surrendered; and (4) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Special Redemption Call Date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Convertible Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Convertible Preferred Shares shall cease (except the right to receive the Special Redemption Price, without interest thereon, upon surrender and endorsement of their certificates if so required).

  "Weighted Average Trading Price" shall mean, for any period, the number obtained by dividing (i) the sum of the products, for each sale of Common Shares on each trading day in such period, of (a) the sale price per Common Share and (b) the number of Common Shares sold by (ii) the total number of Common Shares sold during such period.

  "Fair Market Value" shall mean the Weighted Average Trading Price for the Common Shares for the 20 trading days preceding the date of the special redemption (the "Special Redemption Call Date").

 Conversion

  A holder of Convertible Preferred Shares shall have the right, at his or her option, upon the earliest to occur of (i) September 17, 1998, (ii) the first day on which a Change of Control occurs, (iii) the occurrence of a REIT Termination Event or (iv) such date as determined by the Company (the "Conversion Date"), to convert all or any portion of such shares (or such shares as determined by the Company if pursuant to clause (iv) above) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference Amount of such shares by the conversion price by surrendering such shares to be converted. In the case of Convertible Preferred Shares called for redemption, conversion rights shall expire at the close of business on the fifth business day prior to the redemption date fixed for such redemption.

  "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25.0% of the Company's outstanding shares of beneficial interest with voting power, under ordinary circumstances, to elect Trustees of the Company;
(ii) other than with respect to the election, resignation or replacement of any trustee designated, appointed or elected by the holders of the Convertible Preferred Shares (each a "Preferred Trustee"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Trustees of the Company (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the trustees of the Company (excluding Preferred Trustees) then still in office who were either trustees at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees then in office; and (iii) (A) the Company consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity or (B) any corporation consolidating with or merging into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting shares of beneficial interest of the Company is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clause (iii) above shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Company is seeking to change its domicile or to change its form of organization from a trust to a corporation or (b) if the holders of the exchanged securities of the Company immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of trustees.

  "REIT Termination Event" shall mean the earliest to occur of:

    (i) the filing of a federal income tax return by the Company for any taxable year on which the Company does not elect to be taxed as a real estate investment trust;

    (ii) the approval by the shareholders of the Company of a proposal for the Company to cease to qualify as a real estate investment trust;

    (iii) a determination by the Board of Trustees, based on the advice of counsel, that the Company has ceased to qualify as a real estate investment trust; or

    (iv) a "determination" within the meaning of Section 1313(a) of the Code, that the Company has ceased to qualify as a real estate investment trust.

  Holders of Convertible Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Convertible Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a redemption date during such period, such Convertible Preferred Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Convertible Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Company on such Convertible Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Convertible Preferred Shares for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Convertible Preferred Shares shall have been surrendered and such notice shall have been received by the Company (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described above), and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the conversion price in effect at such time on such date unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the conversion price in effect on the date on which such shares shall have been surrendered and such notice received by the Company.

  No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Convertible Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Convertible Preferred Share, the Company shall pay to the holder of such share an amount in cash based upon the current market price of the Common Shares on the trading day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Convertible Preferred Shares so surrendered.

  The conversion price is subject to adjustments upon the occurrence of any of the following events:

    (i) If the Company shall after the Issue Date (A) pay a dividend or make a distribution on its capital shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of beneficial interest by reclassification of its Common Shares;

    (ii) If the Company shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than 94.0% (100.0% if a stand-by underwriter is used and charges the Company a commission) of the fair market value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants;

    (iii) If the Company shall distribute to all holders of its Common Shares any securities of the Company (other than Common Shares) or evidence of its indebtedness or assets (excluding cumulative cash dividends or distributions paid with respect to the Common Shares after December 31, 1996 which are not in excess of the following: the sum of (A) the Company's cumulative undistributed Funds from Operations at December 31, 1996, plus
  (B) the cumulative amount of Funds from Operations, as determined by the Board of Trustees, after December 31, 1996, minus (C) the cumulative amount of dividends accrued or paid in respect of the Convertible Preferred Shares or any other class or series of preferred shares of beneficial interest of the Company after the Issue Date or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in clause (ii) above to subscribe for or purchase Common Shares, which rights, options and warrants are referred to in and treated under clause (ii) above)); or

    (iv) In case a tender or exchange offer (which term shall not include open market repurchases by the Company) made by the Company or any subsidiary of the Company for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by the Company or such subsidiary of consideration per Common Share having a fair market value (as determined in good faith by the Board of Trustees, whose determination shall be conclusive and described in a resolution of the Board of Trustees), at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the current market price per Common Share on the trading day next succeeding the Expiration Time.

No adjustment in the conversion price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1.0% in such price; provided, however, that any adjustments that by reason of the immediately preceding clause are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. The adjustments to be made in each such event are set forth in the Declaration of Trust.

  If the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its Common Shares, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all of the Company's Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Convertible Preferred Share which is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Convertible Preferred Share was convertible immediately prior to such Transaction.

 Limitation on Issuance of Additional Preferred Shares and Indebtedness

  Without the written consent of the holders of two-thirds of the issued and outstanding Convertible Preferred Shares, none of the Company, the Operating Partnership or any of their subsidiaries may issue any additional preferred securities of any such entity or incur any indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) if, immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, such entity would be reasonably expected to not satisfy one or both of the following ratios:

    (i) Total Debt and liquidation value of non-convertible preferred shares of beneficial interest to Total Market Capitalization of less than .65 to 1.0; or

    (ii) Consolidated EBITDA to Consolidated Fixed Charges of at least 1.4 to
  1.0.

  In the event that the Company fails to satisfy one or both of the tests in clause (i) or (ii) above for two consecutive quarters, the holders of Convertible Preferred Shares shall have the right to require that the Company, to the extent that the Company shall have funds legally available therefor, repurchase any or all of each holder's Convertible Preferred Shares at a repurchase price payable in cash in an amount equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends whether or not declared, if any (the "Repurchase Payment"), to the date of repurchase or the date payment is made available (the "Repurchase Date"), pursuant to the offer described below (the "Repurchase Offer").

  Within 15 days following the second consecutive quarter that the Company fails to satisfy one or both of the tests in clause (i) or (ii) above, the Company shall mail by first class mail or overnight courier a notice to all holders of Convertible Preferred Shares stating (i) that the Company failed to satisfy one or both of the tests (naming the test(s) failed), (ii) that the holders of Convertible Preferred Shares have the right to require the

Company to repurchase any or all Convertible Preferred Shares then held by such holder in cash, (iii) the date of repurchase (which shall be a business day, no earlier than 120 days and no later than 150 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iv) the repurchase price for the repurchase and (v) the instructions determined by the Company that the holder must follow in order to have its Convertible Preferred Shares repurchased.

  On the Repurchase Date, the Company will, to the extent lawful, accept for payment Convertible Preferred Shares or portions thereof tendered pursuant to the Repurchase Offer and promptly mail by first class mail or overnight courier or by wire transfer of immediately available funds to the holder of Convertible Preferred Shares, as directed by such holder, payment in an amount equal to the Repurchase Payment in respect of all Convertible Preferred Shares or portions thereof so tendered.

  "Total Debt" means the sum of (without duplication) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles ("GAAP"), and also includes, to the extent not otherwise included, the guarantee of items which would be included within this definition.

  "Total Market Capitalization" means the sum of: (a) the fair market value of the outstanding Common Shares, assuming (i) the full exchange of outstanding Common Units (in each case not held by the Company) of the Operating Partnership for Common Shares and (ii) the conversion of the outstanding shares of Convertible Preferred Shares into Common Shares; (b) the aggregate Liquidation Preference of any outstanding preferred shares of beneficial interest other than the Convertible Preferred Shares; and (c) the Total Debt of the Company.

  "Consolidated EBITDA" for any period means the consolidated net income of the Company (before extraordinary income or gains) as reported in the Company's financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

    (i) all income and state franchise taxes paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA);

    (ii) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

    (iii) depreciation and depletion reflected in such reported net income;

    (iv) amortization reflected in such reported net income, including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees; and

    (v) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

  "Consolidated Fixed Charges" for any period means the sum of:

    (i) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

    (ii) preferred shares of beneficial interest dividend requirements for such period, whether or not declared or paid; and

    (iii) regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

 Ranking

  Any class or series of shares of beneficial interest of the Company shall be deemed to rank: (i) prior to the Convertible Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series (which will include the Redeemable Preferred Shares) shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Convertible Preferred Shares; (ii) on a parity with the Convertible Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Convertible Preferred Shares, if the holders of such class or series and the Convertible Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); (iii) junior to the Convertible Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and (iv) junior to the Convertible Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

 Voting Rights

  If and whenever (i) two consecutive quarterly dividends payable on the Convertible Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, means that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for two consecutive quarterly dividend periods the Company fails to pay dividends on the Common Shares in an amount per share at least equal to $0.3375, the number of trustees then constituting the Board of Trustees shall be increased by one (unless the then current Board of Trustees consists of more than 10 trustees in which case the Board of Trustees shall be increased by two) and the holders of Convertible Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the one or two additional trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Convertible Preferred Shares and the Voting Preferred Shares called as described below.

  Whenever all arrears in dividends on the Convertible Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or the Company has paid dividends on the Common Shares in an amount per share at least equal to $0.3375 for two consecutive quarters, then the right of the holders of the Convertible Preferred Shares and the Voting Preferred Shares to elect such additional trustee(s) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Convertible Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Trustees shall be reduced accordingly.

  So long as any Convertible Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Convertible Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) any amendment, alteration or repeal of any of the provisions of the Declaration of Trust that materially and adversely affects the voting powers, rights or preferences of the holders of the Convertible Preferred Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Convertible Preferred Shares or any Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Convertible Preferred Shares; or (ii) a share exchange that affects the Convertible Preferred Shares, a consolidation with or merger of the Company into another entity, or a consolidation with or merger of another entity into the Company, unless in each such case each Convertible Preferred Share (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Convertible Preferred Share (except for changes that do not materially and adversely affect the holders of the Convertible Preferred Shares);

provided, however, that no such vote of the holders of Convertible Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Convertible Preferred Shares at the time outstanding to the extent such redemption is authorized. See "--Redemption." Accordingly, the affirmative vote of the holders of at least 66 2/3% of the Convertible Preferred Shares will be required to permit the Company to issue any class or series of Preferred Shares having rights senior to the Convertible Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up. The sole holder of the Convertible Preferred Shares has consented to the issuance of the Redeemable Preferred Shares being offered hereby.

  Each Convertible Preferred Share shall have one vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Convertible Preferred Shares as a single class on any matter, then the Convertible Preferred Shares and such other series shall have with respect to such matters one vote per $20.00 of stated liquidation preference.

 Registration Rights

  The Company has granted Security Capital Preferred Growth certain "demand" and "piggyback" registration rights with respect to the Common Shares acquired by it upon conversion of the Convertible Preferred Shares into Common Shares. Subject to certain conditions, such demand registration rights permit holders of such shares to request one demand registration. Subject to certain conditions, such piggyback registration rights permit the holders of such Shares to include their Common Shares in the registration by the Company of its equity securities other than in connection with the registration by the Company under the Securities Act of any of its securities (i) pursuant to a shelf registration statement, (ii) in connection with mergers or acquisitions or (iii) in connection with an employee benefit, share dividend, share ownership or dividend reinvestment plan.

 General

  The Convertible Preferred Shares are not listed or qualified for trading on any exchange or on the Nasdaq National Market.

COMMON SHARES

  Subject to the preferential rights of the Convertible Preferred Shares and any other class or series of shares of beneficial interest and to the provisions of the Declaration of Trust regarding the Excess Shares and Convertible Preferred Shares, holders of Common Shares will be entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays quarterly distributions on the Common Shares, which quarterly distributions commenced with the partial quarter ending December 31, 1997 and intends to continue to pay quarterly distributions. See "Price Range of Common Shares and Distributions."

  The Convertible Preferred Shares are entitled to payment of distributions at the rate declared on the Common Shares if such rate is greater than the stated distribution rate on the Convertible Preferred Shares, Accordingly, at such time as the distribution rate on the Common Shares is greater than the stated rate on the Convertible Preferred Shares, holders of Convertible Preferred Shares will be entitled to participate in any further growth of Funds from Operations together with the holders of Common Shares.

  Subject to the provisions of the Declaration of Trust regarding Excess Shares, the Convertible Preferred Shares and the Redeemable Preferred Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

  Holders of the Common Shares have no conversion, sinking fund, redemption rights, exchange rights or preemptive rights to subscribe for any securities of the Company.

  Subject to the provisions of the Declaration of Trust regarding Excess Shares, Common Shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal (except as provided by Maryland law) or exchange rights.

  Pursuant to Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. The Company's Declaration of Trust contains such a provision providing for a lesser percentage, a majority of outstanding shares, with respect to transactions pursuant to which the Company's assets will be combined with those of one or more other entities (whether by merger, sale or other transfer of assets, consolidation or share exchange).

  The transfer agent and registrar for the Common Shares is LaSalle National
Bank.

  The Common Shares have traded on the NYSE since November 12, 1997 under the trading symbol "PGE."

ADDITIONAL PREFERRED SHARES

  Additional Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Other than the Convertible Preferred Shares and the Redeemable Preferred Shares offered hereby, no Preferred Shares are currently issued or outstanding. Prior to the issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Declaration of Trust to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Trustees has the power to establish the preferences, powers and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of additional series of Preferred Shares could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for shareholders or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, among other things, no more than 50.0% in value of its outstanding shares of beneficial interest may be owned, actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) during the last half of a taxable year (other than the first year for which the election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year (the "five or fewer requirement"). In addition, if the Company, or an owner of 10.0% or more of the Company, actually or constructively owns 10.0% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock or beneficial interests must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because the Company expects to qualify as a REIT, the Declaration of Trust contains restrictions on the ownership and transfer of Equity Shares which are intended to assist the Company in complying with these requirements. The Ownership Limit set forth in the Declaration of Trust provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding Equity Shares. The constructive ownership rules of the Code are complex, and may cause Equity Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of the Equity Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Equity Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to be deemed to own constructively in excess of 9.9% of the outstanding Equity Shares and thus to violate the Ownership Limit, or such other limit as provided in the Declaration of Trust or as otherwise permitted by the Board of Trustees. Pension plans and mutual funds are among the entities that are not treated as holders of stock or beneficial interests under the five or fewer requirement and instead the beneficial owners of such entities are counted as holders for this purpose. The Board of Trustees may, but in no event will be required to, waive the Ownership Limit or such other limit as provided in the Declaration of Trust with respect to a particular shareholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Trustees must obtain a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving the REIT status of the Company.

  The Company has waived the Ownership Limit set forth in the Declaration of Trust with respect to the Equity Shares to permit Security Capital Preferred Growth to own, at any one time, up to 16 percent, in value or number, of the total outstanding Equity Shares. Additionally, the Company has waived the Ownership Limit to permit Longleaf Partners Realty Fund to purchase 2,200,000 Common Shares.

  The Declaration of Trust further prohibits (i) any person from actually or constructively owning shares of beneficial interest of the Company that would result in the Company being "closely held" under Section 856(h) of the Code (i.e., a violation of the five or fewer requirement) or otherwise cause the Company to fail to qualify as a REIT and (ii) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons.

  Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability of ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT.

  If any purported transfer of Equity Shares of the Company or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the Declaration of Trust then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit as provided in the Declaration of Trust and the Prohibited Transferee shall acquire no right or interest in such excess shares. Any such excess shares described above will be converted automatically into an equal number of Excess Shares (the "Shares-in-Trust") and transferred automatically, by operation of law, to a trust (the "Share Trust"), the beneficiary of which will be selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. At any time after the expiration of a 90-day period which commences upon the receipt of notice from the Company of the transfer of Shares-in-Trust to the Share Trust and during which the Company shall have the right to purchase such Shares-in-Trust, the trustee of the Share Trust (who shall be designated by the Company and be unaffiliated with the Company or any Prohibited Transferee) shall have the right to sell such Shares-in-Trust to a person or entity who could own such shares without violating the Ownership Limit or such other limit as provided in the Declaration of Trust and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Shares-in-Trust or the sales proceeds received by the Share Trust for such Shares-in-Trust. In the case of any Shares-in-Trust issued as a result of any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Shares-in-Trust to a qualified person or entity and distribute to the Prohibited Transferee an amount equal to the lesser of the Market Price (as defined in the Declaration of Trust) of such Shares-in-Trust as of the date of such event or the sales proceeds received by the trust for such Shares-in-Trust. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee will be distributed to the Beneficiary. Prior to a sale of any such Shares-in-Trust by the Share Trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Shares-in-Trust, and also will be entitled to exercise all voting rights with respect to such Shares-in-Trust. Subject to Maryland law, effective as of the date that such Shares-in-Trust have been transferred to the Share Trust, (i) any vote cast by a Prohibited Transferee prior to the discovery by the Company that such Shares-in-Trust have been transferred to the Share Trust will be void and of no force or effect and (ii) the trustee shall have the authority to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. Any dividend or other distribution paid to the Prohibited Transferee (prior to the discovery by the Company that such Shares-in-Trust have been automatically transferred to the Share Trust as described above) will be required to be repaid to the trustee for distribution to the Beneficiary.

  In addition, Shares-in-Trust held in the Share Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days.

  If any purported transfer of Equity Shares would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to Equity Shares.

  The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Declaration of Trust. Subject to certain limited exceptions, amendments to the Declaration of Trust require the affirmative vote of holders owning at least two-thirds of the shares of beneficial interest of the Company outstanding and entitled to vote thereon.

  All certificates representing Equity Shares of the Company currently bear a legend referring to the restrictions described above.

  If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

  Under the Declaration of Trust, every owner of more than 5% (or such lower percentage as required by the Code or Treasury Regulations) of the outstanding Equity Shares must file, within 30 days after January 1 of each year, a written notice with the Company containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between one-half of 1% and 5%, depending upon the number of record holders of the Company's shares. Further, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of Equity Shares on the Company's status as a REIT.

  The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions and to ensure compliance with the Ownership Limit, or such other limit as provided in the Declaration of Trust.

  These restrictions will not preclude settlement for transactions through the NYSE.

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

 CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF TRUST
                                  AND BYLAWS

  The following paragraphs summarize certain provisions of Maryland law and of the Declaration of Trust and the Bylaws of the Company. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, the Maryland REIT Law, the Declaration of Trust, the Articles Supplementary to the Declaration of Trust relating to the Redeemable Preferred Shares and the Bylaws, forms of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

CLASSIFICATION OF THE BOARD OF TRUSTEES

  The Declaration of Trust provides that the number of trustees of the Company shall be seven (subject to the rights of the holders of Convertible Preferred Shares and the Redeemable Preferred Shares to elect additional trustees upon the occurrence of certain events), which number may be increased or decreased pursuant to the Bylaws, but shall not be fewer than three. The Bylaws currently provide that the Board of Trustees will consist of not fewer than three nor more than thirteen trustees. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of the remaining trustees, even though less than a quorum of the Board of Trustees may exist.

  Pursuant to the terms of the Declaration of Trust, the Board of Trustees is divided into three classes as nearly equal in size as practicable. One class held office initially for a term expiring at the annual meeting of shareholders held on May 22, 1998, at which meeting the two trustees comprising such class were each re-elected to a new three-year term expiring in 2001. A second class of the Board of Trustees will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and a third class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, trustees in that class will be elected for a term of three years and until their successors are duly elected and qualified, and the trustees in the other two classes will continue in office. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees.

  The classified board provision could have the effect of making the removal of incumbent trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. Holders of Common Shares have no right to cumulative voting for the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Common Shares will be able to elect all of the successors of the class of trustees whose term expires at that meeting. See "Risk Factors."

REMOVAL OF TRUSTEES

  While the Declaration of Trust empowers its shareholders to fill vacancies in the Board of Trustees that are caused by the removal of a trustee, the Declaration of Trust also precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote. Specifically, the Declaration of Trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes then entitled to be cast in the election of trustees. Under the Maryland REIT law, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

  Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any Interested Shareholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of the Company's outstanding voting shares of beneficial interest and (b) two-thirds of the votes entitled to be cast by holders of the Company's outstanding voting shares of beneficial interest other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the Company's shareholders receive a minimum price (as defined in the MGCL) for their shares of beneficial interest and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Trustees of the Company prior to the time that the Interested Shareholder becomes an Interested Shareholder. As permitted by the MGCL, the Board of Trustees of the Company has opted out of the business combinations provisions of the MGCL with respect to any business combination involving PGI, the Primestone Joint Venture or any of the Contributors, or any of their respective affiliates (including Mr. Reschke). In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by the holders of at least 50.0% of the Common Units, including the Common Units held by the Company.

CONTROL SHARE ACQUISITIONS

  The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust.

  "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Company may itself present the question at any shareholders' meeting.

  If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares of beneficial interest are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction or to acquisitions approved or exempted by the trust's declaration of trust or bylaws.

  The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

  If the foregoing exemption in the Bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

AMENDMENT TO THE DECLARATION OF TRUST

  The Declaration of Trust, with certain limited exceptions, may be amended with the affirmative vote of the holders of not less than a majority of the aggregate number of shares of beneficial interest outstanding and entitled to vote thereon voting generally in the election of trustees. The provisions relating to the classification of the Board of Trustees and removal of trustees may be amended only by the affirmative vote of the holders of not less than two-thirds of the aggregate number of shares of beneficial interest outstanding and then entitled to vote thereon voting generally in the election of trustees.

  Under the Maryland REIT Law, a declaration of trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees. Also under the Maryland REIT Law, a declaration of trust may permit the board of trustees to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class without shareholder approval. Pursuant to this statute, the Declaration of Trust authorizes the Board of Trustees to increase or decrease the aggregate number of shares of beneficial interest of the Company or the number of shares of beneficial interest of any class of beneficial interest of the Company without shareholder approval.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

  The Bylaws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to the Company's notice of meeting, (ii) by the Board of Trustees or (iii) provided that the Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws.

  The provisions in the Declaration of Trust on classification of the Board of Trustees, amendments to the Declaration of Trust and removal of trustees and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction which shareholders might believe to be otherwise in their best interests.

MARYLAND ASSET REQUIREMENTS

  To maintain its qualification as a Maryland REIT, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75.0% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

MEETINGS OF SHAREHOLDERS

  The Declaration of Trust and the Bylaws provide for annual meetings of shareholders to elect the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by the President, the Board of Trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50.0% or more of the outstanding shares of beneficial interest of the Company entitled to vote.

  The Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholder entitled to notice of the meeting but not entitled to vote at it.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Redeemable Preferred Shares who purchases such shares in the Offering. Winston & Strawn has acted as tax counsel ("Tax Counsel") to the Company in connection with the Offering and the preparation of this Prospectus. This summary should not be construed as tax advice. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including, without limitation, insurance companies, financial institutions, broker-dealers, persons whose functional currency is other than the United States dollar, persons who hold the Redeemable Preferred Shares as part of a straddle, hedging, or conversion transaction or, except as specifically described herein, tax-exempt entities and foreign persons) who are subject to special treatment under the federal income tax laws. In addition, this summary is generally limited to investors who will hold the Redeemable Preferred Shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

  The statements in this summary are based on current provisions of the Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. The provisions of the Code, the Treasury Regulations promulgated thereunder and the administrative and judicial interpretations thereof that concern REITs are highly technical and complex, and this summary is qualified in its entirety by such Code provisions, Treasury Regulations, and administrative and judicial interpretations. No assurance can be given that future legislative, judicial, or administrative actions or decisions will not affect the accuracy of any statements in this summary. In addition, no ruling will be sought from the Internal Revenue Service (the "IRS") with respect to any matter discussed herein, and there can be no assurance that the IRS or a court will agree with the statements made herein.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF REDEEMABLE PREFERRED SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

  The Company expects to elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations promulgated thereunder, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), beginning with its taxable year ending December 31, 1997. The Company believes that it is organized and will operate in such a manner to qualify for taxation as a REIT under the Code. No assurance can be given, however, that the Company has actually operated in such a manner to so qualify as a REIT or will continue to operate in such a manner so as to remain qualified as a REIT.

  Subject to the qualifications stated herein and in its opinion, Tax Counsel has given the Company an opinion that the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code and its method of operation enables it to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the IRS or a court and there can be no assurance that the IRS or a court will not take a position different from that expressed by Tax Counsel. It also must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by the Company and the Operating Partnership as to factual matters, including those related to their businesses and properties as set forth in this Prospectus. Tax Counsel has not independently verified the Company's representations. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis the actual operating results, distribution levels, diversity of ownership and the various other qualification tests imposed by the Code as discussed below. Tax Counsel will not review the Company's compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "-- Failure to Qualify."

TAXATION OF THE COMPANY

  For any taxable year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to its shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a corporation.

  Even if the Company continues to qualify for taxation as a REIT, it may be subject to federal income tax in certain circumstances. First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the corporate "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has
(i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax on such income at the highest regular corporate rate (currently 35%). Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, the Company will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent the Company elects to retain and pay income tax on net long-term capital gains it received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax. Finally, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, pursuant to guidelines issued by the IRS, the C corporation from which the Company acquired the asset will be taxable on the amount of gain that would have been realized if the C corporation had liquidated on the last day before the date on which the Company acquired the asset. Alternatively, the Company may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of (i) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (ii) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (i.e., "built-in gain"). The Company also will be taxed on any built-in gains during the Recognition Period attributed to the disposition of assets of an acquired corporation which is a "qualified REIT subsidiary." See "-- Requirements for Qualification--Qualified REIT Subsidiary."

  If the Company invests in properties in foreign countries, the Company's profits from such investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any such taxation will depend on the laws of the countries where the properties are located. If the Company satisfies the annual distribution requirements for qualification as a REIT and is therefore not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Company will generally not be able to recover the cost of any foreign tax imposed on profits from its foreign investments by claiming foreign tax credits against its U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its shareholders.

  The Company uses the calendar year for both federal income tax purposes and financial reporting purposes.

REQUIREMENTS FOR QUALIFICATION

  To qualify as a REIT, the Company must have met and continue to meet the requirements, discussed below, relating to the Company's organization, the sources of its gross income, the nature of its assets, and the level of distributions to its shareholders.

 Organizational Requirements

  The Code requires that a REIT be a corporation, trust, or association:

  (i)which is managed by one or more trustees or directors;

  (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (iii)which would be taxable as a domestic corporation but for compliance with the REIT Requirements;

  (iv) which is neither a financial institution nor an insurance company subject to certain special provisions of the Code;

  (v)the beneficial ownership of which is held by 100 or more persons;

  (vi) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, directly or indirectly through the application of certain attribution rules, by or for five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds); and

  (vii) which meets certain other tests, described below, regarding the nature of its income and assets and distribution requirements.

  The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A corporation may not elect to become a REIT unless its taxable year is a calendar year.

  The Company has issued sufficient Redeemable Preferred Shares to enough holders to allow the Company to satisfy the requirement set forth in (v) above (the "100 holder" requirement). For purposes of determining ongoing compliance with the 100 holder requirement, Treasury Regulations require the Company to issue letters to certain shareholders demanding information regarding the amount of shares each such shareholder actually or constructively owns ("shareholder demand letters"). Although any failure by the Company to comply with the shareholder demand letters requirement should not jeopardize its REIT status, such failure would subject the Company to financial penalties. A list of those shareholders failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.

  As set forth in (vi) above, to qualify as a REIT, the Company must also satisfy the requirement set forth in Section 856(a)(6) of the Code that it not be closely held. The Company will not be closely held so long as at all times during the last half of any taxable year of the Company (other than the first taxable year for which the REIT election is made) not more than 50% in value of its outstanding shares of beneficial interest is owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) (the "5/50 Rule"). Although the Company's Declaration of Trust contains certain restrictions on the ownership and transfer of Equity Shares (which include the Redeemable Preferred Shares), the restrictions do not ensure that the Company will be able to satisfy the "five or fewer" requirement. If the Company fails to satisfy the "five or fewer" requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination. However, for taxable years beginning after August 5, 1997, if the Company complies with the procedures prescribed in Treasury Regulations for issuing shareholder demand letters and does not know, or with the exercise of reasonable diligence would not have known, that the 5/50 Rule was violated, the requirement that the Company not be closely held will be deemed to be satisfied for the year. See "Certain Federal Income Tax Considerations--Failure to Qualify."

Ownership of a Partnership Interest

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in such partnership and is deemed to earn such proportionate share of the income of the partnership. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership, including the Operating Partnership's proportionate share of the assets, liabilities and items of income of each Property Partnership, are treated as assets, liabilities and items of income of the Company for purposes of applying the REIT Requirements, provided that the Operating Partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes. See "Certain Federal Income Tax Considerations--Tax Aspects of the Company's Investments in Partnerships--Partnership Classification."

 Qualified REIT Subsidiary

  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," within the meaning of section 856(i) of the Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, if an existing corporation is acquired by a REIT and becomes a "qualified REIT Subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Any corporation formed directly by the Company to act as a general partner in any of the Property Partnerships will be a "qualified REIT subsidiary" and thus all of such subsidiary corporation's assets, liabilities, and items of income, deduction, and credit will be treated as assets, liabilities, and items of income, deduction and credit of the Company.

 Income Tests

  To maintain its qualification as a REIT, the Company must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the REIT derives no income. However, the Company (or its affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A de minimis exception allows a REIT to provide non-customary services to its tenants and not disqualify income as rents from real property so long as the value of the impermissible services does not exceed 1.0% of the gross income for the property. For these purposes, the amount the Company receives that is attributable to impermissible services may not be valued at less than 150% of the Company's direct cost of providing these services.

  Substantially all of the gross income of the Company is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. The Company believes that it does not receive rents based on the net income or profits of a tenant. Moreover, the Company believes that it does not receive rents in excess of a de minimis amount (generally rent from certain office space leased to PGI affiliates) from a Related Party Tenant. The Company also believes that it does not receive any rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease (for this purpose the Company took into account as personal property the overhead cranes in use at certain of its Industrial Properties).

  The Operating Partnership provides certain services with respect to the Properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve the Company's status as a REIT, the Operating Partnership will arrange to have services provided by independent contractors from whom the Company or Operating Partnership does not derive or receive any income.

  The Operating Partnership also receives fees in exchange for the performance of certain usual and customary services relating to properties not owned entirely by the Operating Partnership. The ratable portion of these fees attributable to the part of the property not owned by the Operating Partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test so long as the Company has a significant interest in such property. The Company believes that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.

  The Properties include a 398-space parking facility for which the Company, through the Operating Partnership, receives fees. This parking facility will be operated through an independent contractor from whom the Company will derive no income.

  The Services Company, pursuant to contractual arrangements, performs management services with respect to properties not owned by the Company or the Operating Partnership. The health club located in the 77 West Wacker Drive Building (which is available for use at certain membership fees by employees of tenants as well as by the general public) is owned by the Services Company. The income from such services and the revenues from the health club is taxed to the Services Company at the regular corporate tax rates. Note payments and dividends paid by the Services Company to the Operating Partnership will constitute qualifying income for purposes of the 95% gross income test but not for the purposes of the 75% gross income test.

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

  Should the potential amount of nonqualifying income in the future create a risk as to the qualification of the Company as a REIT, the Company intends to take action to avoid not qualifying as a REIT. The Company may for instance transfer certain nonqualifying activities to a taxable corporation such as the Services Company, from which it would receive dividends. If this should occur, the Operating Partnership would be entitled to receive dividends as a stockholder of such corporation. The amount of dividends available for distribution to the Company would be reduced below the comparable amount of fee income that would otherwise be received by the Operating Partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, the Company would be required to structure the stock interest owned by the Operating Partnership in such a corporation to ensure that the various asset tests described below were not violated (i.e., the Operating Partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of the Company's total assets).

  If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet such test(s) was due to reasonable cause and not due to willful neglect, (ii) the Company reported the nature and amount of each item of its income included in the test(s) for such taxable year on a schedule attached to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally earns exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "--Taxation of the Company" even if these relief provisions apply, the Company will still be subject to a 100% tax on the greater of the amount by which the Company failed the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. See "--Failure to Qualify."

 Asset Tests

  At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets, including its allocable share of assets held by the Operating Partnership and each Property Partnership in which the Operating Partnership is a partner, must be represented by real estate assets (which for this purpose includes stock or debt instruments held for not more than one year purchased with proceeds of a stock offering or a long-term (at least five years) debt offering of the Company), cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own for purposes of the three asset tests its pro rata share of the assets of the Operating Partnership, and the assets of each Property Partnership in which the Operating Partnership is a partner. The Operating Partnership owns 100% of the Preferred Stock of the Services Company and the
Note issued by the Services Company, but none of that corporation's voting stock. The Company does not believe that its pro rata share of the stock and securities (i.e., the Note) owned by the Operating Partnership in such corporation exceeds 5% of the total value of the Company's assets. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the Company's representation that the Preferred Stock and
Note issued by the Services Company and held by the Operating Partnership does not cause the Company to fail the 5% value test.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a

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

quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

 Annual Distribution Requirements

  To continue to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement. Accordingly, the payment of a preferential dividend could affect the Company's ability to meet this distribution requirement.

  To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, plus (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent the Company elects to retain and pay income tax on net long-term capital gains it received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.

  The Company has and intends to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. The Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy these distribution requirements. It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from the Operating Partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's "REIT taxable income," on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to cause the Operating Partnership to make distributions, to borrow funds, or to liquidate assets.

  If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS upon audit, the Company may retroactively cure the failure by paying "deficiency dividends" to its shareholders in a later year, which may then be included in the Company's deduction for dividends paid for the earlier year. The Company may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

 Penalty Tax on Prohibited Transactions

  The Company's share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of its trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held

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

as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership, through the Property Partnerships, intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be required and, if made, will not be deductible by the Company. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to the Company's shareholders will be taxable as ordinary dividend income to the extent of the Company's then current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. It is not possible to determine whether the Company would be entitled to such statutory relief in all circumstances.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

  The Company holds direct or indirect interests in the Operating Partnership and each of the Property Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investments in the Partnerships. The discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

 Partnership Classification

  The Company will include in its income its distributive share of the income and will deduct its distributive share of the losses, of each of the Partnerships only if each such Partnership is classified for federal income tax purposes as a partnership rather than as an association (or publicly-traded partnership) taxable as a corporation.

  Prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for federal income tax purposes rather than a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated, and an entity with two or more members formed as a partnership under relevant state law will be taxed as a partnership for federal income tax purposes unless it specifically elects otherwise. The final regulations also provide that the IRS will not challenge the classification of an existing partnership for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

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

  The Company believes that each Partnership formed on or after January 1, 1997 will be treated as a partnership for federal income tax purposes because each was or will be formed as a partnership under state law and will have two or more partners. Further, for each Partnership that was formed prior to January 1, 1997, the Company expects that such Partnership will be treated as a partnership for federal income tax purposes for the periods before January 1, 1997 as (1) such Partnership had a reasonable basis for its claimed classification, (2) such Partnership and all its partners recognized the federal income tax consequences of any changes in the partnership's classification within the 60 months prior to January 1, 1997, and (3) neither the Partnership nor any member of the Partnership had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

  Additionally, the Company believes that none of the Partnerships will be treated as publicly traded partnerships within the meaning of Code Section 7704 that is taxed as a corporation for federal income tax purposes because, under the applicable Treasury Regulations, none of the interests in the Partnerships are registered under the Securities Act or traded on an established securities market and none of the Partnerships have more than 100 partners for purposes of Code Section 7704 (or will otherwise fall within one of the other "safe harbors" for the Partnership to avoid being treated as having interests which are "readily tradeable on a secondary market (or the substantial equivalent thereof)"). The Company further believes that none of the Partnerships will be treated as a publicly traded partnership on the basis of the gross income exception that 90% or more of its annual gross income will be from certain passive sources, such as rents from real property, interest, and the sale or disposition of real property and capital assets, and that none of the Partnerships would be described as an investment company if it were a domestic corporation.

  If for any reason any of the Partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, the character of the Company's assets and items of gross income would change, and, as a result, the Company would most likely be unable to satisfy the income and asset tests, which would thus prevent the Company from qualifying as a REIT. In addition, any change in the status for tax purposes of any of the Partnerships might be treated as a taxable event, in which case the Company could incur a tax liability without any related cash distribution. Further, if any of the Partnerships were to be treated as an association taxable as a corporation, items of income, gain, loss, deduction and credit of such Partnership would not pass through to its partners; instead, the Partnership would be taxable as a corporation, subject to entity-level taxation on its net income at regular corporate tax rates. The partners of any such Partnership would be treated for federal income tax purposes as stockholders, with distributions to such partners being treated as dividends. See "--Requirements for Qualification-- Income Tests" and "--Asset Tests."

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

 Partners, Not Partnerships, Subject to Tax

  A partnership (that is not a publicly traded partnership) is not subject to tax as an entity for federal income tax purposes. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. The Company will be required to take into account its allocable share of the foregoing items of the Partnerships for purposes of the various REIT income tests and in the computation of its "REIT taxable income." See "--Requirements for Qualification--Income Tests."

 Partnership Allocations

  Although a partnership agreement will generally determine the allocation of a partnership's income and losses among the partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with

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

respect to such item. The Company believes that the allocations of taxable income and loss contained in the partnership agreements for each of the Partnerships complies with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

 Tax Allocations With Respect to the Properties

  Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership (such as interests in the Property Partnerships that own the Properties) in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

  The Operating Partnership was formed by way of contributions, including contributions of appreciated property (including interests in the Property Partnerships that own the Properties), by certain Limited Partners. Consequently, the Partnership Agreement requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code.

  In general, these allocations tend to eliminate the Book-Tax Differences over the life of the Partnerships by allocating to the Limited Partners of the Operating Partnership, solely for tax purposes, lower amounts of depreciation deductions and increased taxable income and gain on the sale by the Property Partnerships of the Properties than would ordinarily be the case for economic or book purposes. The Operating Partnership and the Company will elect to use the "traditional method" under Treasury Regulation section 1.704-3(c) as the method of accounting for the Book-Tax Differences with respect to properties contributed to the Partnerships. However, this allocation method may not always entirely rectify a Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Moreover, the application of Section 704(c) principles in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert that a different allocation should be used to eliminate any such Book-Tax Difference.

  With respect to any property purchased by any of the Property Partnerships subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

 Depreciation Deductions Available to the Operating Partnership

  Certain assets owned by the Operating Partnership and the Property Partnerships consist of property contributed by their partners. In general, when property is contributed in a tax-free transaction under Section 721 of the Code, the transferee partnership is treated in the same manner as the contributing partner for purposes of computing depreciation. The effect of this rule is to continue the historic basis, placed in service dates and depreciation methods with respect to property contributed to a partnership. In general, this will result in the Operating Partnership and the Property Partnerships claiming less depreciation than if they had purchased the contributed properties in a taxable transaction and could result in the Company being allocated less depreciation than if the contributed properties were purchased in a taxable transaction.

 Basis in Partnership Interest

  The Company's adjusted tax basis in its partnership interest in the Operating Partnership is generally (i) equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) increased by (A) the Company's allocable share of the Operating Partnership's income and (B) the Company's allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below

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

zero, by (A) the Company's allocable share of the Operating Partnership's losses and (B) the amount of cash and the basis of any other property distributed by the Operating Partnership to the Company, including any constructive cash distributions resulting from a reduction in the Company's allocable share of indebtedness of the Operating Partnership.

  If the allocation to the Company of its distributive share of any loss of the Operating Partnership would reduce the adjusted tax basis in its partnership interest in the Operating Partnership below zero, the recognition of such excess loss will be deferred until such time and to the extent that the Company has sufficient tax basis in its partnership interest so that the recognition of such loss would not reduce the amount of such tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the Company), would reduce the Company's adjusted tax basis in its partnership interest below zero, such excess distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company has held its partnership interest in the Operating Partnership for longer than the long-term capital gain holding period (currently eighteen months), the distributions and constructive distributions will constitute long-term capital gains.

  The rules described above with respect to basis apply equally to the Operating Partnership in its capacity as a partner in any Property Partnership, as well as to the Company in its capacity as a partner in any Property Partnership.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

  As used herein, the term "U.S. Shareholder" means a holder of Redeemable Preferred Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (iv) is an estate subject to taxation in the United States, regardless of its source of income.

  As long as the Company continues to qualify as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.

  Dividends paid to U.S. Shareholders will be treated as portfolio income. Such income, therefore, will not be subject to reduction by losses from passive activities (i.e., any interest in a rental activity or in a trade or business in which the holder does not materially participate, such as certain interests held as a limited partner) of any holder who is subject to the passive activity loss rules. Such distributions will, however, be considered investment income which may be offset by certain investment expense deductions.

  Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to U.S. Shareholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain of the taxable year) without regard to the period for which a U.S. Shareholder has held his/her Redeemable Preferred Shares. The highest marginal individual income tax rate (which applies to ordinary income and gain from the sale or exchange of capital assets held for one year or less) currently is 39.6%. The maximum tax rate on mid-term capital gains applicable to noncorporate taxpayers is 28.0% for sales and exchange of assets held for more than one year but not more than 18 months and the maximum tax rate on long-term capital gains applicable to noncorporate taxpayers is 20.0% for sales and exchange of assets held for more than 18 months. The maximum tax rate applicable to noncorporate taxpayers on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25.0% to the extent that such

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

gain would have been treated as ordinary income if the property were "'section 1245 property." With respect to distributions designated by the Company as capital gain dividends and retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether the distribution is taxable to its noncorporate shareholders at a 20.0%, 25.0%, or 28.0% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against noncorporate taxpayers' ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by noncorporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. U.S. Shareholders that are corporations may, however, be required to treat up to 20.0% of certain capital gain dividends as ordinary income.

  The Company may elect to retain amounts representing long-term capital gain income on which the Company will be taxed at regular corporate rates. In that case, each shareholder will be taxed on a proportionate share of the total long-term capital gains retained by the Company and will also receive a credit for a proportionate share of the tax paid by the Company. Finally, each shareholder shall increase the adjusted basis in his/her shares by the difference between the allocable amount of long-term capital gain and the tax deemed paid by the shareholder. If the Company should elect to retain long-term capital gains, it will notify each shareholder of the relevant tax information within 60 days after the close of the taxable year.

  To the extent that the Company makes distributions (not designated as capital gain dividends or retained capital gains) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his/her Redeemable Preferred Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his/her shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

  Upon any sale or other disposition of Redeemable Preferred Shares, the holder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the shares. Such gain or loss will generally be capital gain or loss and will be taxable at a rate of 28.0% if such shares have been held for more than one year but not more than 18 months or 20.0% if such shares have been held for more than eighteen months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Redeemable Preferred Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

  A redemption of Redeemable Preferred Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange under
Section 302(b) if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder within the meaning of Section 302(b)(2) of the Code. In determining whether any of these tests have been met, Common Shares (and other equity interests in the Company) considered to be owned by the holder by reason of certain constructive ownership rules set forth in
Section 318
of the Code, as well as Common Shares actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Redeemable Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, holders of Redeemable Preferred Shares are advised to consult their own tax advisors to determine such treatment.

  If a redemption of Redeemable Preferred Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributed to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and
(ii) the holder's adjusted basis in the Redeemable Preferred Shares for tax purposes. Generally, such gain or loss will be capital gain or loss if the Redeemable Preferred Shares have been held as a capital asset, and will be mid-term gain or loss if such shares have been held for more than one year but not more than eighteen months and long-term gain or loss if such shares have been held for more than eighteen months.

  If a redemption of Redeemable Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed Redeemable Preferred Shares for tax purposes will be transferred to the holder's remaining shares of beneficial interest of the Company, if any. If the holder owns no other shares of beneficial interest of the Company, such basis may under certain circumstances, be transferred to a related person or it may be lost entirely.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute UBTI, even though the REIT may have financed certain of its activities with acquisition indebtedness. Although revenue rulings are interpretive in nature and are subject to revocation or modification by the IRS, based upon the revenue ruling and the analysis therein, distributions made by the Company to a U.S. Shareholder that is a tax-exempt entity (such as an individual retirement account ("IRA") or a 401(k) plan) should not constitute UBTI unless such tax-exempt U.S. Shareholder has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. Shareholder.

  Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a "pension-held REIT" at any time during a taxable year beginning after December 31, 1993. Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as UBTI. The percentage is equal to the ratio of the REIT's gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund, to the REIT's gross income (less direct expenses related thereto) from all sources. The special rules will not apply to require a pension fund to recharacterize a portion of its dividends as unrelated business taxable income unless the percentage computed is at least 5%.

  A REIT will be treated as a "pension-held REIT" if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the "5/50 Rule" discussed above, see "--Requirements for Qualification--Organizational Requirements," if the stock or beneficial interests of the REIT held by such tax-exempt pension funds were not treated as held directly by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT's stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT's stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT's stock or beneficial interests. The Company believes that it will not be treated as a pension-held REIT. However, because the shares of the Company will be publicly traded, no assurance can be given that the Company is not or will not become a pension-held REIT.

TAXATION OF NON-U.S. SHAREHOLDERS

  The rules governing United States federal income taxation of any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created in the United States or under the laws of the United States or of any state thereof, (iii) an estate whose income is includable in income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust (collectively, "Non-U.S. Shareholders") are highly complex, and the following discussion is intended only as a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF UNITED STATES FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN REDEEMABLE PREFERRED SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

  In general, Non-U.S. Shareholders are subject to regular United States income tax with respect to their investment in Redeemable Preferred Shares in the same manner as a U.S. Shareholder if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income with respect to its investment in Redeemable Preferred Shares that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Shareholders whose investment in Redeemable Preferred Shares is not effectively connected with the conduct of a trade or business in the United States.

 Ordinary Dividends

  Distributions made by the Company that are not attributable to gain from the sale or exchange by the Company of United States real property interests and that are not designated by the Company as capital gain dividends will be treated as ordinary income dividends to the extent made out of current or accumulated earnings and profits of the Company. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable United States income tax treaty. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless a lower treaty rate applies and the Non-U.S. Shareholder has filed an IRS Form 1001 with the Company, certifying the Non-U.S. Shareholder's entitlement to treaty benefits. The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

 Non-Dividend Distributions

  Unless Redeemable Preferred Shares constitute a United States Real Property Interest (a "USRPI"), distributions made by the Company in excess of its current and accumulated earnings and profits will be treated first as a tax-free return of capital to each Non-U.S. Shareholder, reducing the adjusted basis which such Non-U.S. Shareholder has in his Redeemable Preferred Shares for U.S. tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a Non-U.S. Shareholder's adjusted basis in his shares being treated as gain from the sale or exchange of such shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company's current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Shareholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company's then current and accumulated earnings and profits.

  If Redeemable Preferred Shares constitute a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a Non-U.S. Shareholder's basis in its Redeemable Preferred Shares. The Redeemable Preferred Shares will not constitute a USRPI so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Shareholders. The Company believes that it will be a "domestically controlled REIT," and therefore that the Redeemable Preferred Shares will not be treated as USRPIs under FIRPTA. However, because the Redeemable Preferred Shares will be publicly traded, no assurance can be given that the Company is or will continue to be a "domestically-controlled REIT."

  If the Company did not constitute a "domestically-controlled REIT," the Redeemable Preferred Shares would be treated as USRPIs subject to United States taxation under FIRPTA unless (i) the Redeemable Preferred Shares are "regularly traded" (as defined in the applicable Treasury regulations) and
(ii) the Non-U.S. Shareholder's interest (after application of certain constructive ownership rules) in the Company is 5.0% or less at all times during the five years preceding the sale or exchange.

 Capital Gains Dividends

  As long as the Company continues to qualify as a REIT, distributions made by the Company that are attributable to gain from the sale or exchange by the Company of any USRPI will be taxed to a Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct of a trade or business in the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption. The Company will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by the Company as a USRPI capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding.

  Pursuant to Treasury Regulations effective through December 31, 1999, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding requirements discussed above and the applicability of any treaty rate. Under revised Treasury Regulations effective January 1, 2000, different presumptions and procedures apply to determine whether or not a dividend is subject to withholding and whether a possibly reduced treaty rate of withholding is available. In addition, new rules apply to dividends to foreign entities, including partnerships and other pass-through entities. Distributions in excess of current or accumulated earnings and profits of the Company to a Non-U.S. Shareholder may, to the extent they are not subject to 30% withholding or are subject to a lower treaty rate, may nevertheless be subject to separate withholding at a rate of 10% nevertheless under the rules of Code Section 1445. Non-U.S. Shareholders should discuss these new complex withholding rules with their tax advisors.

 Disposition of Shares of Beneficial Interest of the Company

  Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Redeemable Preferred Shares generally will not be subject to United States taxation unless the Redeemable Preferred Shares constitute a USRPI within the meaning of FIRPTA (as described above).

  If the Redeemable Preferred Shares were treated as USRPI so that gain on the sale or exchange of the Redeemable Preferred Shares would be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Redeemable Preferred Shares (including the Company) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the Redeemable Preferred Shares to the extent they represent a return of capital or capital gain from the sale of the Redeemable Preferred Shares, rather than dividends, would be subject to a 10% withholding tax.

  Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases; (i) if the Non-U.S. Shareholder's investment in the Redeemable Preferred Shares of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gain.

 Estate Tax

  Redeemable Preferred Shares of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  The Company will report to its U.S. Shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% on dividends paid unless such U.S. Shareholder (i) is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's federal income tax liability. In addition, the Company may be required to withhold a portion of any capital gain distributions made to U.S. Shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders." The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

  Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders, and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

OTHER TAX CONSIDERATIONS

 Clinton REIT Proposals

  The Clinton Administration budget proposals for fiscal year 1999 include various proposed changes with respect to the REIT federal income tax laws. Most significant to the Company is a proposal that would prohibit a REIT from owning more than 10% of the value of the outstanding stock of any corporation (other than a qualified REIT subsidiary). Under current law, a REIT is only prohibited from owning more than 10% of the voting stock of a corporation. The Company's ownership of all of the non-voting preferred stock of the Services Company complies with current REIT qualification rules while allowing the Company to receive substantially all of the economic benefit (i.e., 95%) of the Services Company's income-producing activities on an after-tax basis. If enacted, the administration's proposal would limit the value of the Company's investment in the Services Company to no more than 10% of such economic benefits. Although it is possible that transition rules could be enacted which would allow the Company to maintain its existing ownership of the Services Company preferred stock, there can be no assurance that any such transition rules will be adopted. Moreover, even if transition rules are adopted, the future ability of the Company to receive increased amounts of distributions from the Services Company of the future ability of the Services Company to increase its level of operations may be substantially restricted.

  The Clinton Administration proposals would also eliminate the ability of an existing C corporation which elects REIT status to defer recognition of built-in gain on assets until such assets are disposed of during a 10 year period (under current law, thereafter no gain is recognized). The proposal would limit the availability of that built-in gain deferral provision to small C corporations (i.e., corporations the value of whose stock is $5,000,000 or less). This proposal, if enacted, could adversely affect the ability of the Company to acquire substantially all of the assets of existing C corporations and thus potentially limit the Company's growth.

  No prediction can be made as to the likelihood of passage into law of the administration's REIT proposals or as to the effective date of any changes.

 Other Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective holders should recognize that the present federal income tax treatment of the Company may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its shareholders. Revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Redeemable Preferred Shares.

 State and Local Taxes

  The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Redeemable Preferred Shares.

                             ERISA CONSIDERATIONS

  The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained in "--Status of the Company under ERISA," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan or an IRA). This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not pre-empted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of
Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

  A FIDUCIARY MAKING THE DECISION TO INVEST IN REDEEMABLE PREFERRED SHARES ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF REDEEMABLE PREFERRED SHARES BY SUCH PLAN OR IRA. Plans should also consider the entire discussion under the heading "Certain Federal Income Tax Considerations," as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the Redeemable Preferred Shares.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

  Each fiduciary of an employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in Redeemable Preferred Shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require (i) an ERISA Plan's investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) an ERISA Plan's investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, (iii) an ERISA Plan's investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan and (iv) that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA. In determining whether an investment in Redeemable Preferred Shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history and other matters described under "Risk Factors."

  The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employee (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

STATUS OF THE COMPANY UNDER ERISA

  A prohibited transaction may occur if the assets of the Company are deemed to be assets of the investing Plans and "parties in interest" or "disqualified persons" as defined in ERISA and Section 4975 of the Code, respectively deal with such assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

  The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as preferred stock or preferred shares of beneficial interest of a REIT. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities."

  Under the Regulations, a "publicly-offered security" is a security that is
(i) freely transferable, (ii) part of a class of securities that is widely held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

  The Company anticipates that the Redeemable Preferred Shares will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Company anticipates that the Redeemable Preferred Shares will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Redeemable Preferred Shares will be held by 100 or more investors and that at least 100 or more of these investors will be independent of the Company and of one another. Third, the Redeemable Preferred Shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs. Accordingly, the Company believes that if a Plan purchases Redeemable Preferred Shares, the Company's assets should not be deemed to be Plan assets and, therefore, that a person who exercises authority or control with respect to the Company's assets should not be treated as a Plan fiduciary for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Code.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated, Bear, Stearns & Co. Inc., Friedman, Billings, Ramsey & Co., Inc., Legg Mason Wood Walker, Incorporated and Morgan Keegan & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of Redeemable Preferred Shares set forth below opposite their respective names:

                                                                  NUMBER OF
                                                                  REDEEMABLE
           UNDERWRITER                                         PREFERRED SHARES
           -----------                                         ----------------
   Prudential Securities Incorporated.........................      630,000
   Bear, Stearns & Co. Inc....................................      630,000
   Friedman, Billings, Ramsey & Co., Inc. ....................      630,000
   Legg Mason Wood Walker, Incorporated.......................      630,000
   Morgan Keegan & Company, Inc...............................      630,000
   BT Alex. Brown Incorporated................................       50,000
   CIBC Oppenheimer Corp. ....................................       50,000
   DAIN RAUSCHER WESSELS......................................       50,000
   A.G. Edwards & Sons, Inc...................................       50,000
   Everen Securities, Inc.....................................       50,000
   McDonald & Company Securities, Inc.........................       50,000
   Advest, Inc................................................       25,000
   Andersen & Strudwick, Inc..................................       25,000
   Baird, Patrick & Co., Inc..................................       25,000
   Robert W. Baird & Co. Incorporated.........................       25,000
   J.C. Bradford & Co.........................................       25,000
   Cowen & Company............................................       25,000
   Craigie Incorporated.......................................       25,000
   Crowell, Weedon & Co.......................................       25,000
   Dominick & Dominick, Incorporated..........................       25,000
   Donald & Co. Securities....................................       25,000
   Fahnestock & Co. Inc.......................................       25,000
   First Albany Corporation...................................       25,000
   First of Michigan Corporation..............................       25,000
   Interstate/Johnson Lane Corporation........................       25,000
   McGinn Smith & Co. Inc.....................................       25,000
   Ohio Co....................................................       25,000
   The Robinson-Humphrey Company, LLC.........................       25,000
   Roney Capital Markets......................................       25,000
   Southwest Securities, Inc..................................       25,000
   Stifel, Nicolaus & Company, Incorporated...................       25,000
   Tucker Anthony Incorporated................................       25,000
   Wheat First Securities, Inc................................       25,000
                                                                  ---------
     Total....................................................    4,000,000
                                                                  =========

  The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the Redeemable Preferred Shares offered hereby if any are purchased.

  The Underwriters, through the Representatives, have advised the Company that they propose to offer the Redeemable Preferred Shares to the public initially at the public offering price set forth on the cover page of this

Prospectus, that the Underwriters may allow to selected dealers a concession of $0.50 per share and that such dealers may reallow a concession of $0.40 per share to certain other dealers. After completion of the Offering, the offering price and the concessions may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 600,000 additional Redeemable Preferred Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of Redeemable Preferred Shares offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Redeemable Preferred Shares as the number set forth next to such Underwriter's name in the preceding table bears to 4,000,000.

  The Company and the Operating Partnership have agreed to indemnify the several Underwriters against or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Redeemable Preferred Shares have been approved for listing on the NYSE, subject to official notice of issuance. Trading of the Redeemable Preferred Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Redeemable Preferred Shares. The Representatives have advised the Company that they intend to make a market in the Redeemable Preferred Shares prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Redeemable Preferred Shares, however, and may cease market making activities if commenced at any time.

  Prudential Securities Incorporated, as one of the Representatives of the Underwriters, has undertaken that the Underwriters will sell (i) Redeemable Preferred Shares to at least 100 beneficial holders, (ii) a minimum of 100,000 Redeemable Preferred Shares and (iii) Redeemable Preferred Shares with a minimum aggregate market value of $2.0 million.

  The Company and each of its executive officers and trustees have agreed not to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Redeemable Preferred Shares or any securities convertible or exercisable or exchangeable for any Redeemable Preferred Shares or other securities of the Company which are substantially similar to the Redeemable Preferred Shares, for a period of 90 days from the date of this Prospectus, in each case without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, subject to certain limited exceptions. Prudential Securities Incorporated may, at any time and without notice, release all or any portion of the Redeemable Preferred Shares subject to the foregoing lock-up agreements.

  PSCC, an affiliate of Prudential Securities Incorporated, is a lender under the Credit Facility and has provided approximately 33.75% of the total commitments thereunder. Approximately $60.5 million of the net proceeds from the Offering ($75.0 million if the Underwriters' over-allotment option is exercised in full) will be used to repay borrowings under the Credit Facility. See "Use of Proceeds." PSCC was the original mortgagee under the New Mortgage Notes and made a $40.0 million loan to the Primestone Joint Venture. The New Mortgage Notes are secured by all of the Contribution Properties and certain of the IPO Acquisition Properties. The loan to the Primestone Joint Venture is secured by all of the LP Common Units held by the Primestone Joint Venture, representing a 30.8% interest in the Operating Partnership as of March 31, 1998. PSCC receives customary fees for services rendered in connection with the Credit Facility, the New Mortgage Notes and such loan to the Primestone Joint Venture.

  In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Redeemable Preferred Shares. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission (the "Commission") pursuant to which such persons may bid for or purchase Redeemable Preferred Shares for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Redeemable Preferred Shares in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Redeemable Preferred Shares in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 600,000 Redeemable Preferred Shares, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or any selling group member participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Redeemable Preferred Shares that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Redeemable Preferred Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offering will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. Legal matters relating to Maryland law, including the validity of the issuance of the Redeemable Preferred Shares offered hereby, will be passed upon for the Company by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. In addition, the description of federal income tax consequences contained in this Prospectus under "Certain Federal Income Tax Considerations" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Winston & Strawn, special tax counsel to the Company as to the material federal income tax consequences of the Offering. Governor James R. Thompson, Chairman of Winston & Strawn, is a trustee of the Company.

                                    EXPERTS

  The consolidated financial statements of Prime Group Realty Trust as of December 31, 1997 and for the period from November 17, 1997 to December 31, 1997, the combined financial statements of the Predecessor Properties as of December 31, 1996 and for the period from January 1, 1997 to November 16, 1997, and for each of the two years in the period ended December 31, 1996, the combined statement of revenue and certain expenses of the Prime Industrial Contribution Properties for the period from March 1, 1996 to December 31, 1996, the combined statement of revenue and certain expenses of the IBD Properties for the year ended December 31, 1996, the combined statement of revenue and certain expenses of the NAC Properties for the year ended December 31, 1996, the statement of revenue and certain expenses of Citibank Office Plaza for the year ended December 31, 1996, the combined statement of revenue and certain expenses of Salt Creek Office Center for the year ended December 31, 1996, the statement of revenue and certain expenses of 280 Shuman Boulevard for the year ended December 31, 1996, the statement of revenue and certain expenses of 475 Superior Avenue for the year ended December 31, 1996, the statement of revenue and certain expenses of Continental Office Towers for the year ended December 31, 1996, the statement of revenue and certain expenses of 180 North LaSalle Street for the year ended December 31, 1996, the statement of revenue and certain expenses of 2675 Mayfair for the period from January 1, 1997 to September 30, 1997, the statement of revenue and certain expenses of 33 North Dearborn for the period from January 1, 1997 to September 30, 1997, the statement of revenue and certain expenses of Commerce Point for the period from January 1, 1997 to September 30, 1997, the statement of revenue and certain expenses of 208 South LaSalle for the year ended December 31, 1997, the statement of revenue and certain expenses of 122 South Michigan Avenue for the year ended December 31, 1997, the statement of revenue and certain expenses of 6400 Shafer Court for the year ended December 31, 1997, and the statement of revenue and certain expenses of Two Century Centre for the year ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  In addition, certain statistical and other information appearing in this Prospectus and the Registration Statement has been prepared by the Rosen Consulting Group and is included herein in reliance upon the authority of such firm as an expert in, among other things, real estate consulting and urban economics and with respect to the Chicago Metropolitan Area and its submarkets.

                            ADDITIONAL INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected without charge and copied upon payment of the prescribed fee at the Public Reference Section of the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. The Company's outstanding Common Shares are listed on the NYSE under the symbol "PGE" and all such reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549, a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and financial statements thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Redeemable Preferred Shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                                   GLOSSARY

  Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

  "1997 Tax Act" means the Taxpayer Relief Act of 1997, as amended.

  "1998 Acquisitions" means, collectively, the six Office Properties and related assets that comprise 33 North Dearborn, Commerce Point Business Park, 3800 North Wilke Road, 122 South Michigan Avenue, 208 South LaSalle Street, 2100 Swift Drive and 6400 Shafer Court.

  "ADA" means the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated under the authority conferred thereby.

  "AEA" means the American Electronics Association.

  "AHEC" means the Industrial Property known as 425 East Algonquin Road.

  "AIREB" means the Association of Industrial Real Estate Brokers.

  "Amended and Restated Bylaws" means the Amended and Restated Bylaws of the Company.

  "Annualized Effective Net Rent" means the total net rent to be received over the respective terms from all leases in effect at June 30, 1997 minus all Tenant Expenditures for all such leases, divided by the terms in months for such leases, multiplied by 12.

  "Annualized Net Rent" means, with respect to a lease, the monthly net rent due under the lease as determined in accordance with GAAP, annualized for all leases in effect on March 31, 1998.

  "Articles Supplementary" means the Articles Supplementary to the Declaration of Trust relating to the Redeemable Preferred Shares.

  "Assessment" means the Natural Resources Damage Assessment of the Grand Calumet River and the Indiana Harbor Canal System which IDEM has requested the owner of the ECEC, along with numerous other property owners, to develop.

  "Audit Committee" means the audit committee of the Board of Trustees of the Company.

  "Base Year" means, with respect to a lease, the tenant's proportionate share of real estate taxes, insurance, utility and operating expense paid by the tenant during the tenant's first year of occupancy under such lease.

  "Beneficiary" means the qualified charitable organization selected by the Company which would receive the automatic transfer of any Excess Shares.

  "Blackstone" means Blackstone Real Estate Advisors, L.P. and certain of its affiliates.

  "Board of Trustees" means the board of trustees of the Company.

  "BOMA" means the Building Owners and Managers Association.

  "Book-Tax Difference" means, with respect to appreciated or depreciated property that is contributed to a partnership, the amount of unrealized gain or unrealized loss associated with the property of the time of contribution, which is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

  "Business Combination" means a merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares.

  "Bylaws" means the Amended and Restated Bylaws of the Company, as the same may be further amended and/or restated.

  "CBOE" means the Chicago Board Options Exchange.

  "CBOT" means the Chicago Board of Trade.

  "CEC" means the Chicago Enterprise Center.

  "Central Loop" means the center of Chicago's downtown financial district and the largest submarket of the Chicago CBD.

  "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25.0% of the Company's outstanding shares of beneficial interest with voting power, under ordinary circumstances, to elect Trustees of the Company;
(ii) other than with respect to the election, resignation or replacement of any Preferred Trustee during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Trustees of the Company (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the trustees of the Company (excluding Preferred Trustees) then still in office who were either trustees at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees then in office; and (iii) (A) the Company consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity or (B) any corporation consolidating with or merging into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting shares of beneficial interest of the Company is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clause (iii) above shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Company is seeking to change its domicile or to change its form of organization from a trust to a corporation or (b) if the holders of the exchanged securities of the Company immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of trustees.

  "Chicago CBD" means the Chicago central business district.

  "Chicago Metropolitan Area" means the area defined by the United States Department of Commerce as the Chicago Metropolitan Statistical Area, comprising Lake, Cook, DuPage, Kane, McHenry, Grundy, Kendall and Will Counties in Illinois, Kenosha County in Wisconsin and Lake and Porter Counties in Indiana.

  "Class A" means, with regard to buildings, buildings that are centrally located, professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates and are modern structures or have been modernized to compete with newer buildings.

  "Class B" means, with regard to buildings, buildings that have good location, construction and tenancy and are sometimes considered to be competitive with the lower spectrum of Class A buildings.

  "Class C" means, with regard to buildings, buildings that are generally older buildings with progressing functional and/or economic obsolescence.

  "CME" means the Chicago Mercantile Exchange.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Combined Financial Statements" means the combined financial statements of the Prime Properties and various affiliated entities related to certain of the Properties or other assets being contributed to the Company.

  "Commission" means the United States Securities and Exchange Commission.

  "Common Shares" means common shares of beneficial interest, par value $0.01 per share, of the Company.

  "Common Units" means partnership interests in the common equity in the Operating Partnership, represented by LP Common Units and GP Common Units, collectively.

  "Company" means Prime Group Realty Trust, a Maryland real estate investment trust, and its subsidiaries.

  "Compensation Committee" means the compensation committee of the Company's Board of Trustees.

  "Consolidated EBITDA" for any period means the consolidated net income of the Company (before extraordinary income or gains) as reported in the Company's financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

    (i) all income and state franchise taxes paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA);

    (ii) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

    (iii) depreciation and depletion reflected in such reported net income;

    (iv) amortization reflected in such reported net income, including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees; and

    (v) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

  "Consolidated Fixed Charges" for any period means the sum of:

    (i) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

    (ii) preferred shares of beneficial interest dividend requirements for such period, whether or not declared or paid; and

    (iii) regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

  "Continental" means Continental Offices Ltd.

  "Continental Management Business" means all of the operations and business of Continental Offices, Ltd. and Continental Offices, Ltd. Realty, including a construction business and the property management and/or leasing operations at five of the Properties, excluding certain assets.

  "Contributed Common Units" means those Common Units contributed by PGI to the Primestone Joint Venture.

  "Contribution Properties" means, collectively, the IBD Properties and the NAC Properties.

  "Contributors" means, collectively, the IBD Contributors and the NAC Contributors.

  "Control Shares" means voting shares of beneficial interest of a Maryland real estate investment trust which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy) would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one third; (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained shareholder approval.

  "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  "Conversion Date" means the earliest to occur of (i) September 17, 1998,
(ii) the first day on which a Change of Control occurs, (iii) the occurrence of a REIT Termination Event or (iv) such other date as determined by the Company, upon which a holder of Convertible Preferred Shares shall have the right, at its option, to convert all or any portion of such shares (or such shares as determined by the Company if pursuant to clause (iv) above) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference Amount of such shares by the conversion price by surrendering such shares to be converted.

  "Conversion Transaction" means any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its Common Shares, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares), in each case as a result of which all or substantially all of the Company's Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof).

  "Convertible Preferred Shares" means the cumulative convertible preferred shares of beneficial interest, par value $0.01 per share, of the Company.

  "Convertible Preferred Offering" means the Company's private placement of 2,000,000 Convertible Preferred Shares with Security Capital Preferred Growth on November 17, 1997 concurrently with the IPO.

  "CPI" means the Consumer Price Index, the economic index issued by the U.S. Department of Labor indicating price increases or decreases for the U.S. economy.

  "Credit Facility" means the credit facility entered into by the Company with BankBoston, N.A. and PSCC on November 17, 1997, as amended.

  "December Acquisitions" means, collectively, the two Office Properties and related assets that comprise Continental Towers, 1701 Golf Road, and 2675 North Mayfair Road.

  "Declaration of Trust" means the Company's Declaration of Trust, as amended by Articles of Amendment and Restatement.

  "Dividend Payment Date" means, with respect to the Convertible Preferred Shares, (i) for any Dividend Period with respect to which the Company pays a dividend on the Common Shares, the date on which such dividend is paid, or
(ii) for any Dividend Period with respect to which the Company does not pay a dividend on the Common Shares, a date to be set by the Board of Trustees, which date shall not be later than the thirtieth calendar day after the end of the applicable Dividend Period and, with respect to the Redeemable Preferred Shares, means on or about (w) the thirty-first day of each January with respect to the Dividend Period commencing on October 1 of the then immediately preceding year, (x) the thirtieth day of each April with respect to the Dividend Period commencing on January 1 of such year, (y) the thirty-first day of July with respect to the Dividend Period commencing on April 1 of such year and (z) the thirty-first day of October with respect to the Dividend Period commencing on July 1 of such year.

  "Dividend Periods" means, with respect to the Convertible Preferred Shares and the Redeemable Preferred Shares, quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the respective Issue Dates for such shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Convertible Preferred Shares or Redeemable Preferred Shares shall be redeemed or, in the case of the Convertible Preferred Shares, converted, which shall end on and include the redemption date or conversion date, as applicable, with respect to the shares being redeemed or converted).

  "Dividend Reduction" means the dividend paid on a Common Share of the Company for each of two consecutive fiscal quarters of the Company has been in an amount less than eighty-five percent (85.0%) of the dividend paid on a common share of the Company in the first full fiscal quarter of the Company subsequent to the Offerings.

  "Donnelley" means R.R. Donnelley and Sons Company.

  "ECEC" means the East Chicago Enterprise Center.

  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

  "ERISA Plan" means an employee benefit plan subject to Title I of ERISA.

  "Equity Shares" means any of the Common Shares, the Preferred Shares, including the Convertible Preferred Shares, the Redeemable Preferred Shares and any Excess Shares, or any combination thereof, that have been issued and are outstanding.

  "Everen" means Everen Securities, Inc.

  "Excess Shares" means the 65.0 million authorized excess shares of beneficial interest, $0.01 par value per share, of the Company.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Executive Committee" means the executive committee of the Board of Trustees of the Company.

  "Executive Compensation Committee" means the executive compensation committee of the Board of Trustees of the Company.

  "Expense Stop" means, with respect to a lease, a negotiated amount approximating the tenant's pro rata share of real estate taxes, insurance, and operating expense.

  "Expiration Time" means the last time at which tenders or exchanges may be made pursuant to a tender or exchange offer (which terms shall not include open market repurchases by the Company) made by the Company or any subsidiary of the Company for all or any portion of the Common Shares.

  "Fair Market Value" means the Weighted Average Trading Price for the Common Shares for the 20 trading days preceding the Special Redemption Call Date.

  "FIRE" means, collectively, with respect to an economy, that sector of such economy comprised of the businesses of finance, insurance, and real estate.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

  "five or fewer requirement" means the requirement under the Code that not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned directly or indirectly by five or fewer individuals (as defined in the Code) during the last half of the taxable year (other than the first year).

  "Formation Agreement" means the agreement dated as of November 17, 1997, between the Operating Partnership and PGI regarding the interests the Operating Partnership acquired in the Properties or interests therein owned by PGI and the third-party office and industrial development, leasing and property management business of PGI.

  "Formation Transactions" means those transactions relating to the organization of the Company and its subsidiaries, including the transfer of the Properties and other assets to the Company, formation of the Operating Partnership, consolidation of the ownership interests in certain of the Properties, the IPO and qualification of the Company as a REIT for federal income tax purposes for the taxable period ending December 31, 1997, all as described under "Structure and Formation of the Company--Formation Transactions."

  "Fully Junior Shares" means, with respect to the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in both
(i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company and, with respect to the Redeemable Preferred Shares, means, the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

  "Funds from Operations" means funds from operations computed in accordance with the resolution adopted by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company expects to report base rents on a cash basis, rather than a straight-line GAAP basis, which the Company believes will result in a more accurate presentation of its actual operating activities), as follows: net income (loss) (computed in accordance with GAAP with the exception that base rents are reported on a cash basis as described above), excluding gains (or losses) from debt restructuring and sales of real property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

  "GAAP" means generally accepted accounting principles in the United States.

  "GMP" means gross metropolitan product.

  "GP Common Units" means general partner interests in the Operating Partnership held by the Company.

  "HEC" means the Hammond Enterprise Center.

  "Holding Periods" means, collectively, the periods of time following the completion of the IPO during which the Limited Partners have agreed not to sell, offer, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of their Common Units. Such periods are:
(i) two years from the completion of the IPO in the case of PGI, (ii) two years from the completion of the IPO in the case of the Contributed Common Units of the Primestone Joint Venture (except in the event of a Dividend Reduction, the period shall be one year), (iii) one year from the completion of the IPO in the case of Purchased Common Units of the Primestone Joint Venture and (iv) one year from the completion of the IPO in the case of each of the IBD Contributors and Jeffrey A. Patterson.

  "Huntley Business Park" means that certain industrial and office park located in the Village of Huntley, Illinois.

  "IBD" means Industrial Building and Development Company.

  "IBD Contributors" means Edward S. Hadesman Trust dated May 22, 1992, Grandville/Northwestern Management Corporation, Carolyn B. Hadesman Trust dated May 21, 1992, Lisa Hadesman 1991 Trust, Cynthia Hadesman 1991 Trust, Tucker B. Magid, Frances Shubert, Grandville Road Property, Inc., HR Trust, Edward E. Johnson and Sky Harbor Associates.

  "IBD Properties" means, collectively, the Office Property and related assets that comprise 555 Huehl Road together with the six Industrial Properties and related assets that comprise 1001 Technology Way, 3818 Grandville/1200 Northwestern, 306-310 Era Drive, 1301 Ridgeview Drive, 515 Huehl Road/500 Lindberg and 455 Academy Drive.

  "IDEM" means the Indiana Department of Environmental Management.

  "IEPA" means the Illinois Environmental Protection Agency.

  "Indemnified Contributor" means those Contributors with whom the Company has entered into a Tax Indemnification Agreement whereby the Company agrees to indemnify such Contributors for, among other things, certain tax liabilities based on income or gain which they might realize upon the sale by the Company of the Properties Contributed by such Contributors.

  "Indemnitors" means certain Limited Partners who made certain representations and warranties concerning the Properties and also agreed to indemnify the Company against breaches of such representations and warranties.

  "Industrial Properties" means the industrial properties the Company, through its subsidiaries, will own upon completion of the Offering, consisting of bulk warehouse distribution facilities, light-assembly and manufacturing facilities and heavy-industrial/overhead crane buildings.

  "Initial Grants" means options initially granted concurrently with the IPO to certain key officers and employees of the Company, as described in "Management--Share Incentive Plan."

  "Interested Shareholder" means any person who beneficially owns 10% or more of the voting power of a Maryland real estate investment trust's shares of beneficial interest or an affiliate of the trust which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust.

  "IPO" means the Company's initial public offering of 12,980,000 Common Shares which was completed on November 17, 1998.

  "IPO Acquisitions" means the two Office Properties and related assets that comprise 1990 Algonquin Road, 2000-2060 Algonquin Road (also known as the Salt Creek Office Center), 280 Shuman Boulevard, 475 Superior Avenue and 2205-2255 Enterprise Drive (also known as the Enterprise Centre) that were acquired by the Company concurrently with the completion of the IPO.

  "IPO Properties" means the IPO Acquisitions, the IBD Properties, the NAC Properties, the Prime Contribution Properties and the Prime Properties.

  "IPO Underwriters" means the underwriters of the IPO for whom Prudential Securities Incorporated, Friedman, Billings, Ramsey & Co., Inc., Smith Barney Inc. and Morgan Keegan & Company, Inc. acted as representatives.

  "Issue Date" means, with respect to Convertible Preferred Shares, the date on which such Convertible Preferred Shares were issued, and with respect to the Redeemable Preferred Shares, the date on which such Redeemable Preferred Shares are issued.

  "IRA" means an individual retirement account as defined by the Code and the applicable Treasury Regulations.

  "IRS" means the United States Internal Revenue Service.

  "Jones Day" means the law firm of Jones, Day, Reavis & Pogue.

  "Junior Shares" means, with respect to the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company and, with respect to the Redeemable Preferred Shares, the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

  "Keck" means the law firm of Keck, Mahin & Cate.

  "Keck Space" means the approximately 113,000 net rentable square feet formerly leased to Keck at the 77 West Wacker Drive Building. The Property Partnership that holds such Property reached a settlement pursuant to which Keck agreed to vacate its space by November 30, 1997. Keck has completely vacated its former space at the 77 West Wacker Drive Building.

  "LC" means leasing commissions.

  "Libertyville Business Park" means that certain office and industrial park located in the Village of Libertyville, Illinois.

  "LIBOR" means the British Bankers' Association average of Interbank offered rates for dollar deposits in the London market based on quotations at 16 major banks.

  "Limited Partners" means, initially upon the completion of the IPO, any of PGI and the Contributors, each of which are limited partners of the Operating Partnership, and thereafter, such limited partners and any other persons or entities that have become limited partners of the Operating Partnership.

  "Line of Credit" means the $15.0 million line of credit entered into by the Company and LaSalle National Bank.

  "Liquidation Preference" means, with respect to the Convertible Preferred Shares, twenty dollars ($20.00) which the holders of Convertible Preferred Shares shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Convertible Preferred Shares upon liquidation, distribution or winding up of the Company, and before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares and, with respect to the Redeemable Preferred Shares, means twenty-five dollars ($25.00) which the holders of Redeemable Preferred Shares shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Redeemable Preferred Shares upon liquidation, distribution or winding up of the Company, and before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares.

  "Liquidation Preference Amount" means, with respect to the Convertible Preferred Shares, an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on the Convertible Preferred Shares to the date of final distribution to the holders of such Convertible Preferred Shares and, with respect to the Redeemable Preferred Shares, an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on the Redeemable Preferred Shares to the date of final distribution to the holders of such Redeemable Preferred Shares.

  "LP Common Units" means common units representing limited partnership interests in the common equity of the Operating Partnership.

  "Management Contracts" means the contracts between the Operating Partnership and the Services Company pursuant to which the Services Company will render development, leasing and property management services for the Company.

  "Maryland REIT Law" means Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

  "MGCL" means the Maryland General Corporation Law, as amended.

  "Mortgage Debt" means the loans secured by certain of the Contribution Properties.

  "Motorola" means Motorola, Inc.

  "MSA" means consolidated metropolitan statistical area.

  "NAC Contributors" means certain affiliates of the NAC General Partner, including Narco River Business Center, Narco Tower Road Associates, Olympian Office Center, Tri-State Industrial Park Joint Venture, Carol Stream Industrial Park Joint Venture, Narco Enterprises, Inc., The Nardi Group Ltd., Narco Construction Inc., Nardi & Co., Nardi Asset Managment, Inc. and Nardi Architectural, Inc.

  "NAC General Partner" means a limited liability company controlled by Stephen J. Nardi.

  "NAC Properties" means, collectively, the six Office Properties and related assets that comprise 941-961 Weigel Drive, 4100 Madison Street, 350 N. Mannheim Road, 1600-1700 167th Street, 1301 E. Tower Road and 4343 Commerce Court, the 14 Industrial Properties and related assets that comprise 1401 S. Jefferson Street, 1051 N. Kirk Road, 4211 Madison Street, 200 E. Fullerton Avenue, 350 Randy Road, 4248, 4250 and 4300 Madison Street, 370 Carol Lane, 388 Carol Lane, 342-346 Carol Lane, 343 Carol Lane, 4160-4190 Madison Street, 11039 Gage Avenue, 11045 Gage Avenue, and 550 Kehoe Boulevard and one retail center that comprises 371-385 N. Gary Avenue.

  "NACORE" means the International Association of Corporate Real Estate Executives.

  "NAIOP" means the National Association of Industrial and Office Parks.

  "NAREIT" means the National Association of Real Estate Investment Trusts,
Inc.

  "National Service Industries" or "NSI, Inc." means National Service Industries, Inc.

  "Net rent" means, with respect to a lease, the amount due from the tenant under the lease without including operating expenses, taxes and other similar reimbursements due from the tenant.

  "Non-Compete Agreement" means the agreement PGI and Michael W. Reschke have entered with the Company which contains restrictions on their ability to compete with the Company.

  "Non-ERISA Plan" means an employee benefit plan which is not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees.

  "Non-U.S. Shareholder" means a holder of Common Shares who is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or estate or other foreign shareholder.

  "Note" means that certain promissory note to be issued by the Services Company to the Operating Partnership with an initial principal amount of approximately $4.8 million.

  "NYSE" means the New York Stock Exchange, Inc.

  "Offering" means the offering of Redeemable Preferred Shares of the Company pursuant to and as described in this Prospectus.

  "Office Properties" means the office properties in which the Company, through its subsidiaries, will have an interest or will own upon completion of the Offering and upon completion of the Pending Acquisition. No assurance can be given that the Company will complete the Pending Acquisition.

  "Operating Partnership" means Prime Group Realty, L.P., a Delaware limited partnership having its principal offices at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

  "Outparcels" means parcels of vacant land which are located adjacent to, or near, particular Properties that are not necessarily required for use in connection with the office building or industrial center located at a particular property.

  "Ownership Limit" means the prohibition in the Declaration of Trust on (i) beneficial ownership of more than 9.9% of the Equity Shares by one person and
(ii) ownership of more than 9.9% of the fully diluted Common Shares (assuming no exchange of Common Units for Common Shares by one person).

  "Parity Shares" means, with respect to the Convertible Preferred Shares, those classes or series of shares of beneficial interest which rank on a parity with the Convertible Preferred Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Convertible Preferred Shares) if the holders of such classes or series and the Convertible Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other, and with respect to the Redeemable Preferred Shares, those classes or series of shares of beneficial interest which rank on a parity with the Redeemable Preferred Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Redeemable Preferred Shares) if the holders of such classes or series and the Redeemable Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

  "Participants" means those eligible employees, and not nonemployee trustees, who have been selected to participate in the Share Incentive Plan in accordance with the provisions of the Plan.

  "Partnership" means each of the Property Partnerships. "Partnerships" means the Property Partnerships, collectively.

  "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended.

  "Pending Acquisition" means the Office Property and related assets that comprise Two Century Centre.

  "PGE PrB" is the proposed trading symbol for the Redeemable Preferred Shares on the NYSE.

  "Plan" means an ERISA Plan or a non-ERISA Plan.

  "preferential dividend" means a dividend which is not pro rata within a class of shares of beneficial interest or stock entitled to a dividend or which is not consistent with the rights to distribution between classes of shares of beneficial interest or stock.

  "Preferred Shares" means the 30.0 million authorized preferred shares, $0.01 par value per share, of the Company.

  "Preferred Stock" means the non-voting participating preferred stock of the Services Company.

  "Preferred Trustee" means a trustee designated, appointed or elected by the holders of the Convertible Preferred Shares.

  "Preferred Units" means partnership interests representing the preferred equity in the Operating Partnership relating to the Convertible Preferred Shares.

  "PGI" means The Prime Group, Inc., an Illinois corporation, and certain of its affiliates.

  "Prime Contribution Properties" means, collectively, the Office Property and related assets that comprise 1699 E. Woodfield Road (Citibank Office Plaza) together with the six Industrial Properties and related assets that comprise 2160 McGaw Road, 4849 Groveport Road, 2400 McGaw Road, 5160 Blazer Memorial Parkway, 4411 Marketing Place and 600 London Road.

  "Prime Partnerships" means those corporations, general and limited partnerships and trusts affiliated with the Prime Properties which were acquired by the Operating Partnership in connection with the IPO and the Formation Transactions.

  "Prime Properties" means, collectively, the five Office Properties and related assets known as the 77 West Wacker Drive Building, 201 4th Avenue N., 620 Market Street, 625 Gay Street, and 4823 Old Kingston Pike, together with the 16 Industrial Properties and related assets that comprise 425 East Algonquin Road, the Chicago Enterprise Center, the East Chicago Enterprise Center, the Hammond Enterprise Center and a parking facility.

  "Primestone Joint Venture" means that certain joint venture known as Primestone Investment Partners, L.P. between PGI and certain affiliates of Blackstone, BRE/Primestone Investment L.L.C., a Delaware limited liability company, and BRE/Primestone Management Investment L.L.C., a Delaware limited liability company.

  "Private Placement" means the private placement by the Company on March 25, 1998 of 2,579,994 Common Shares with institutional investors for $19.375 per Common Share.

  "Prohibited Owner" means any purported owner of Equity Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

  "Prohibited Transferee" means any purported transferee of Equity Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

  "Properties" means the Office Properties and the Industrial Properties, one parking facility and one retail center, which collectively include the IPO Properties, the December Acquisitions, 1998 Acquisitions and the Pending Acquisition, in which the Company, through its subsidiaries, will have an interest or which the Company will own upon the completion of the Offering and upon completion of the Pending Acquisition. No assurance can be given that the Company will complete the Pending Acquisition.

  "Property Partnerships" means those corporations, limited liability companies, general and limited partnerships and trusts that own the Properties.

  "Prospectus" means the prospectus used in connection with the Offering.

  "PSCC" means Prudential Securities Credit Corporation.

  "Purchased Common Units" means those Common Units which were purchased by the Primestone Joint Venture.

  "Put Option Agreement" means that certain Put Option Agreement, by and among the NAC General Partner, the Company and the Operating Partnership.

  "Rank Video" means Rank Video Services America, Inc.

  "RCG" means the Rosen Consulting Group.

  "Recognition Period" means the ten-year period beginning on the date a "built-in gain asset" is acquired by the Company.

  "Redeemable Preferred Shares" means the 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share and having a liquidation value of $25.00 per share, of the Company being offered hereby.

  "Registrable Shares" means any Common Shares acquired by the Limited Partners upon the exchange by the Limited Partners of Common Units received by them in connection with the Formation Transactions.

  "Registration Rights" means those certain registration rights granted to the Limited Partners in connection with the Formation Transactions.

  "Registration Statement" means the registration statement on Form S-11 filed with the Commission in connection with the Offering.

  "Regulations" means the regulations issued by the United States Department of Labor that outline the circumstances under which an ERISA Plan's interest in an entity will be subject to the look through rule.

  "REIT" means a real estate investment trust as defined by the Code and the applicable Treasury Regulations.

  "REIT Requirements" means the requirements for qualifying as a REIT.

  "REIT Termination Event" shall mean the earliest to occur of:

    (i) the filing of a federal income tax return by the Company for any taxable year on which the Company does not elect to be taxed as a real estate investment trust;

    (ii) the approval by the shareholders of the Company of a proposal for the Company to cease to qualify as a real estate investment trust;

    (iii) a determination by the Board of Trustees, based on the advice of counsel, that the Company has ceased to qualify as a real estate investment trust; or

    (iv) a "determination" within the meaning of Section 1313(a) of the Code, that the Company has ceased to qualify as a real estate investment trust.

  "Related Party Tenant" means a tenant directly or constructively owned 10% or more by the Company or by an owner of 10% or more of the Company.

  "Rentable square feet" mean a building's usable area plus common areas and penetrations, expressed collectively in square feet which are allocated pro rata to tenants.

  "Representatives" means Prudential Securities Incorporated, Bear, Stearns & Co. Inc., Friedman, Billings, Ramsey & Co., Inc., Legg Mason Wood Walker, Incorporated and Morgan Keegan & Company, Inc.

  "Repurchase Date" means the date of repurchase or the date the Repurchase Payment is made available, as described in "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Limitation on Issuance of Additional Preferred Shares and Indebtedness."

  "Repurchase Offer" means the method by which the Company shall offer to repurchase Convertible Preferred Shares from holders of such shares in accordance with certain conditions, as described in "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Limitation on Issuance of Additional Preferred Shares and Indebtedness."

  "Repurchase Payment" means the amount at which the holders of Convertible Preferred Shares shall have the right to require that the Company repurchase any or all of each holder's Convertible Preferred Shares, upon such conditions as described in "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Limitation on Issuance of Additional Preferred Shares and Indebtedness."

  "RFA" means Regional Financial Associates.

  "Rule 144" means Rule 144 promulgated under the Securities Act.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Security Capital Preferred Growth" means Security Capital Preferred Growth Incorporated.

  "Series B Preferred Units" means partnership interests representing the preferred equity in the Operating Partnership relating to the Redeemable Preferred Shares.

  "Services Company" means Prime Group Realty Services, Inc., a Maryland corporation having its principal offices at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

  "Share Incentive Plan" means the share incentive plan established by the Company, as further described in this Prospectus under the caption entitled "Management--Share Incentive Plan."

  "Share Trust" means a trust which holds Common or Preferred Shares of beneficial interest of the Company which have been designated as Shares-in-Trust.

  "Shares" means the Common Shares, the Convertible Preferred Shares and the Redeemable Preferred Shares, collectively.

  "Shares-in-Trust" means Common or Preferred Shares of beneficial interest of the Company which are automatically converted into an equal number of Excess Shares and transferred automatically to the Share Trust upon a purported transfer of such Common or Preferred Shares which is violative of the applicable restrictions on transfer.

  "SIOR" means the Society of Industrial and Office Realtors.

  "Special Redemption Call Date" means date of the special redemption.

  "Special Redemption Price" means the price at which the Company may, at its option, redeem all, but not less than all, of the Convertible Preferred Shares, beginning on June 17, 1998 and ending on September 17, 1998. Such Special Redemption Price will be calculated to result in a total internal rate of return to the holder of such Convertible Preferred Shares of 20.0% (including the receipt of dividends and calculated on an annual compounded basis as if the holder had owned the Convertible Preferred Shares since the Issue Date).

  "Suburban Chicago" means all areas of the Chicago Metropolitan Area, except for the City of Chicago.

  "Surviving Partnership" means a surviving entity in which substantially all of the surviving partnership's assets are directly or indirectly owned by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership.

  "Tax Counsel" means the law firm of Winston & Strawn, which has acted as a special tax counsel to the Company in connection with the Offering and the preparation of the Prospectus.

  "Tax-Exempt Bonds" means the tax-exempt bond financing encumbering certain of the Properties.

  "Tenant Expenditures" means tenant improvements, leasing commissions and other concessions.

  "Termination Transaction" means any merger, consolidation or other combination with or into another person, sale of all or substantially all of the Company's assets or any reclassification, recapitalization or change of its outstanding equity interest.

  "TI" means tenant improvements.

  "Total Base Rent" means, with respect to a lease, the contractual base net rent pursuant to the lease agreement.

  "Total Debt" means the sum of (without duplication) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items which would be included within this definition.

  "Total Market Capitalization" means the sum of the aggregate market value of the outstanding Common Shares, Convertible Preferred Shares, the Redeemable Preferred Shares and the liquidation preference of any other then outstanding preferred shares, assuming the full exchange of all Common Units for Common Shares, plus the Company's total outstanding debt.

  "Treasury Regulations" means the rules and regulations promulgated by the United States Department of the Treasury under the Code, as such rules and regulations are amended from time to time.

  "Triple net basis lease" means a lease pursuant to which a tenant is responsible for the base rent in addition to the costs and expenses in connection with and related to property taxes, insurance and repairs and maintenance applicable to the leased space.

  "Underwriters" shall mean the underwriters of the Offering for whom Prudential Securities Incorporated, Bear, Stearns & Co. Inc., Friedman, Billings, Ramsey & Co., Inc., Legg Mason Wood Walker, Incorporated and Morgan Keegan & Company, Inc. are acting as Representatives.

  "United States" or "U.S." means the United States of America (including the District of Columbia), its territories, possessions and other areas subject to its jurisdiction.

  "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) is an estate or trust which is subject to taxation in the United States regardless of the source of its income or which is under the primary supervision or authority of a United States court or a United States fiduciary.

  "USRPI" means any United States real property interests.

  "Voting Preferred Shares" means with respect to the Convertible Preferred Shares, the series of Parity Shares which are entitled to elect one or more additional trustees to the Company's Board of Trustees under certain conditions as described in "Description of Shares of Beneficial Interest-- Convertible Preferred Shares--Voting Rights" and, with respect to the Redeemable Preferred Shares, means the series of Parity Shares which as entitled to elect one or more additional trustees to the Company's Board of Trustees under certain conditions as described in "Description of Shares of Beneficial Interest--Redeemable Preferred Shares--Voting Rights."

  "Weighted Average Trading Price" shall mean, for any period, the number obtained by dividing (i) the sum of the products, for each sale of Common Shares on each trading day in such period, of (a) the sale price per Common Share and (b) the number of Common Shares sold by (ii) the total number of Common Shares sold during such period.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Prime Group Realty Trust:
 Pro Forma (Unaudited):
  Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1998..... F-5
  Notes to Pro Forma Condensed Consolidated Balance Sheet................. F-6
  Pro Forma Condensed Consolidated Statements of Operations for the three months March 31, 1998 and for the year ended December 31, 1997......... F-8
  Notes to Pro Forma Condensed Consolidated Statements of Operations...... F-10
Prime Group Realty Trust (the Company) and Predecessor Properties:
 Report of Independent Auditors........................................... F-15
 Consolidated Balance Sheets of the Company as of March 31, 1998
  (unaudited) and December 31, 1997 and Combined Balance Sheet of the
  Predecessor Properties as of December 31, 1996.......................... F-16
 Consolidated Statements of Operations of the Company for the three months ended March 31, 1998 (unaudited) and for the period from November 17,
  1997 to December 31, 1997 and Combined Statements of Operations of the
  Predecessor Properties for the three months ended March 31, 1997
  (unaudited), for the period from January 1, 1997 to November 16, 1997 and for the years ended December 31, 1996 and 1995...................... F-17
 Consolidated Statements of Changes in Shareholders' Equity for the three months ended March 31, 1998 (unaudited) and for the period from November
  17, 1997 to December 31, 1997........................................... F-18
 Combined Statements of Changes in Predecessors' Deficit for the period from January 1, 1997 to November 16, 1997 and for the years ended
  December 31, 1996 and 1995.............................................. F-19
 Consolidated Statements of Cash Flows of the Company for the three months ended March 31, 1998 (unaudited) and for the period from November 17,
  1997 to December 31, 1997 and the Combined Statements of Cash Flows of
  the Predecessor Properties for the three months ended March 31, 1997
  (unaudited), for the period from January 1, 1997 to November 16, 1997 and for the years ended December 31, 1996 and 1995...................... F-20
 Notes to Consolidated and Combined Financial Statements.................. F-23
Prime Industrial Contribution Properties:
 Report of Independent Auditors........................................... F-47
 Combined Statements of Revenue and Certain Expenses for the period from
  January 1, 1997 to September 30, 1997 (unaudited) and for the period from March 1, 1996 to December 31, 1996................................. F-48
 Notes to Combined Statements of Revenue and Certain Expenses............. F-49
IBD Properties:
 Report of Independent Auditors........................................... F-50
 Combined Statements of Revenue and Certain Expenses for the period from
  January 1, 1997 to September 30, 1997 (unaudited) and for the year ended December 31, 1996................................................. F-51
 Notes to Combined Statements of Revenue and Certain Expenses............. F-52
NAC Properties:
 Report of Independent Auditors........................................... F-53
 Combined Statements of Revenue and Certain Expenses for the period from
  January 1, 1997 to September 30, 1997 (unaudited) and for the year ended December 31, 1996................................................. F-54
 Notes to Combined Statements of Revenue and Certain Expenses............. F-55

                                                                           PAGE
                                                                           ----
Citibank Office Plaza:
 Report of Independent Auditors........................................... F-56
 Statements of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997 (unaudited) and for the year ended
  December 31, 1996....................................................... F-57
 Notes to Statements of Revenue and Certain Expenses...................... F-58
Salt Creek Office Center:
 Report of Independent Auditors........................................... F-59
 Combined Statements of Revenue and Certain Expenses for the period from
  January 1, 1997 to September 30, 1997 (unaudited) and for the year ended December 31, 1996................................................. F-60
 Notes to Combined Statements of Revenue and Certain Expenses............. F-61
280 Shuman Boulevard:
 Report of Independent Auditors........................................... F-62
 Statements of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997 (unaudited) and for the year ended
  December 31, 1996....................................................... F-63
 Notes to Statements of Revenue and Certain Expenses...................... F-64
475 Superior Avenue:
 Report of Independent Auditors........................................... F-65
 Statements of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997 (unaudited) and for the year ended
  December 31, 1996....................................................... F-66
 Notes to Statements of Revenue and Certain Expenses...................... F-67
Continental Office Towers:
 Report of Independent Auditors........................................... F-68
 Statements of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997 (unaudited) and for the year ended
  December 31, 1996....................................................... F-69
 Notes to Statements of Revenue and Certain Expenses...................... F-70
180 North LaSalle Street:
 Report of Independent Auditors........................................... F-71
 Statements of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997 (unaudited) and for the year ended
  December 31, 1996....................................................... F-72
 Notes to Statements of Revenue and Certain Expenses...................... F-73
2675 Mayfair:
 Report of Independent Auditors........................................... F-75
 Statement of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997.............................................. F-76
 Notes to Statement of Revenue and Certain Expenses....................... F-77
33 North Dearborn:
 Report of Independent Auditors........................................... F-78
 Statement of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997.............................................. F-79
 Notes to Statement of Revenue and Certain Expenses....................... F-80

                                                                           PAGE
                                                                           ----
Commerce Point:
 Report of Independent Auditors........................................... F-81
 Statement of Revenue and Certain Expenses for the period from January 1,
  1997 to September 30, 1997.............................................. F-82
 Notes to Statement of Revenue and Certain Expenses....................... F-83
208 South LaSalle Street:
 Report of Independent Auditors........................................... F-84
 Statement of Revenue and Certain Expenses for the year ended December 31,
  1997.................................................................... F-85
 Notes to Statement of Revenue and Certain Expenses....................... F-86
122 South Michigan Avenue:
 Report of Independent Auditors........................................... F-87
 Statements of Revenue and Certain Expenses for the period from January 1,
  1998 to March 31, 1998 (unaudited) and for the year ended
  December 31, 1997....................................................... F-88
 Notes to Statements of Revenue and Certain Expenses...................... F-89
6400 Shafer Court:
 Report of Independent Auditors........................................... F-90
 Statements of Revenue and Certain Expenses for the period from January 1,
  1998 to March 31, 1998 (unaudited) and for the year ended
  December 31, 1997....................................................... F-91
 Notes to Statements of Revenue and Certain Expenses...................... F-92
Two Century Centre:
 Report of Independent Auditors........................................... F-93
 Statements of Revenue and Certain Expenses for the period from January 1,
  1998 to March 31, 1998 (unaudited) and for the year ended
  December 31, 1997....................................................... F-94
 Notes to Statements of Revenue and Certain Expenses...................... F-95

                           PRIME GROUP REALTY TRUST

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company is presented as if, at March 31, 1998 (i) the Company had sold 4.0 million shares of its Series B--Cumulative Redeemable Preferred Shares of beneficial interest at $25.00 per share (the "Offering") and used the net proceeds to acquire 4.0 million Series B Preferred Units of the Operating Partnership,
(ii) the Operating Partnership completed the proposed acquisition of one office property (the "Pending Acquisition"--see Note B to the Pro Forma Condensed Consolidated Balance Sheet for a listing of the property), (iii) the repayment of borrowings on the Company's Credit Facility described under "Use of Proceeds", and (iv) the Operating Partnership had acquired three office properties in April 1998 and May 1998 ("1998 Acquisitions"--See Note B to the Pro Forma Condensed Consolidated Balance Sheet for a listing of the properties) had occurred.

  The unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 are presented as if the above transactions occurred on January 1, 1997 and (i) the Company had sold 12.98 million shares of its Common Shares of beneficial interest at a sales price of $20.00 per share from its initial public offering ("IPO") and used the net proceeds to acquire 12.98 million Common Units of the Operating Partnership, (ii) the Company had sold 2.0 million shares of its Series A-Cumulative Convertible Preferred Shares of beneficial interest at a sales price of $20.00 per share in a private placement and used the net proceeds to acquire 2.0 million Series A Preferred Units of the Operating Partnership, (iii) the contribution by The Prime Group, Inc. (PGI) of the properties, business and operations of the Predecessor Properties and the Prime Contribution Properties (Prime Industrial Contribution Properties and Citibank Office Plaza--recently acquired by PGI from third parties) to the Operating Partnership, (iv) the sale of 4.57 million limited partner units by the Operating Partnership for $85.0 million to Primestone Joint Venture (a joint venture in which PGI is a partner), (v) the contribution by other individuals of their respective office and industrial properties (collectively the "Contribution Properties") and operations to the Operating Partnership,
(vi) the acquisition of various office and industrial properties ("IPO Acquisitions") and two construction/property management companies by the Operating Partnership, (vii) the repayment by the Operating Partnership of debt on certain of the Predecessor Properties, Prime Contribution Properties and the Contribution Properties, (viii) the acquisition of two office properties, one of which the Operating Partnership acquired the mortgage note receivable encumbering the property and the property operations have been consolidated by the Company (the "December Acquisitions"), and a mortgage note receivable encumbering on office property by the Operating Partnership and
(ix) the Company had sold 2.58 million shares of its Common Shares of beneficial interest at a sales price of $19.38 per share in a private placement on March 25, 1998 (the "Private Placement") and used the net proceeds to acquire 2.58 million Common Units of the Operating Partnership, which in turn used substantially all of such funds to acquire three office properties included in the 1998 Acquisitions (Items ii through ix are collectively referred to as the "Formation" transaction) as of January 1, 1997. The Prime Contribution Properties, the Contribution Properties, IPO Acquisitions and December Acquisitions are collectively referred to as the "New Properties"--see Note 1 to the Notes to the Consolidated Financial Statements of the Company for a listing of the properties.

  The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with all of the financial statements contained elsewhere in the Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made.

  The unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations of the Company are not necessarily indicative of what the actual financial position or results operations would have been assuming the Offering, Private Placement, IPO and Formation transactions had occurred at the dates indicated above, nor do they purport to represent the future financial position or results of operations of the Company.

                            PRIME GROUP REALTY TRUST

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                        PRE-
                                                      OFFERING
                                           1998      PRIME GROUP OFFERING
                          PRIME GROUP  ACQUISITIONS    REALTY    PRO FORMA
                            REALTY     AND PENDING    TRUST PRO   ADJUST-        PRO
                           TRUST(A)   ACQUISITION(B)    FORMA    MENTS(C)       FORMA
                          ----------- -------------- ----------- ---------     --------
ASSETS
Real estate, net........   $729,115      $ 93,051     $822,166   $    --       $822,166
Mortgage note
 receivable.............     56,749           --        56,749        --         56,749
Cash and cash
 equivalents............      9,587       (34,600)     (25,013)    34,600 (D)     9,587
Receivables.............     41,865           --        41,865        --         41,865
Restricted cash--
 escrows................     29,928       (28,149)       1,779        --          1,779
Deferred costs, net.....     32,203           --        32,203        --         32,203
Other...................     18,796           --        18,796        --         18,796
                           --------      --------     --------   --------      --------
Total assets............   $918,243      $ 30,302     $948,545   $ 34,600      $983,145
                           ========      ========     ========   ========      ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Mortgage notes payable..   $376,613      $ 30,302     $406,915   $(60,450)(E)  $346,465
Bonds payable...........     74,450           --        74,450        --         74,450
Accounts payable and
 accrued expenses.......     33,128           --        33,128        --         33,128
Liabilities for leases
 assumed................      5,398           --         5,398        --          5,398
Other...................     10,407           --        10,407        --         10,407
                           --------      --------     --------   --------      --------
   Total liabilities....    499,996        30,302      530,298    (60,450)      469,848
Minority interests......    149,770           --       149,770        --        149,770
Shareholders' equity:
 Series A--cumulative
  convertible preferred
  shares................         20           --            20        --             20
 Series B--cumulative
  redeemable preferred
  shares................        --            --           --          40 (F)        40
 Common shares..........        156           --           156        --            156
 Additional paid-in
  capital...............    273,050           --       273,050     95,010 (G)   368,060
 Distributions in
  excess of earnings....     (4,749)          --        (4,749)       --         (4,749)
                           --------      --------     --------   --------      --------
   Total shareholders'
    equity..............    268,477           --       268,477     95,050       363,527
                           --------      --------     --------   --------      --------
Total liabilities and
 shareholders' equity...   $918,243      $ 30,302     $948,545   $ 34,600      $983,145
                           ========      ========     ========   ========      ========


                            See accompanying notes.

                           PRIME GROUP REALTY TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                MARCH 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

BASIS OF PRESENTATION

  The following pro forma adjustments reflect the Offering, including the use of the net proceeds of the Offering by the Company to acquire Series B Preferred Units of the Operating Partnership, the acquisition of the 1998 Acquisitions acquired in April, 1998 and the Pending Acquisition and the repayment of borrowings on the Credit Facility as of March 31, 1998.

  After giving effect to the Offering described above, the following represents the common ownership interests in the Company/Operating Partnership at March 31, 1998:

                                                            COMMON      COMMON
                                                         SHARES/UNITS  OWNERSHIP
                                                        (IN THOUSANDS) INTEREST
                                                        -------------- ---------
      Company..........................................     15,573       60.3%
      Minority interest (*)............................     10,276       39.7%
                                                            ------      ------
                                                            25,849      100.0%
                                                            ======      ======

--------
(*) See Notes 1 and 3 to the Notes to the Consolidated Financial Statements of the Company for a description of the Minority Interest holders.

  (A) Reflects the unaudited historical Company balance sheet as of March 31, 1998 (See Notes 1 and 3 to the Company's Notes to the Consolidated Financial Statements for a listing of the entities included.)

  (B) Adjustments to reflect the acquisition of the 1998 Acquisitions acquired in April 1998 and May 1998 and the Pending Acquisition as of March 31, 1998:

                                                                        PURCHASE
      PROPERTY                                           CASH    DEBT    PRICE
      --------                                          ------- ------- --------
      1998 Acquisitions
      Acquired as of March 31, 1998:
      33 North Dearborn(b)
      Commerce Center(b)
      208 S. LaSalle Street(b)
      Acquired after March 31, 1998:
      122 S. Michigan Avenue(+)........................ $29,651 $   --  $29,651
      2100 Swift Drive(+)..............................   2,200   5,200   7,400
      6400 Shafer Court(+).............................   7,050  14,350  21,400
                                                        ------- ------- -------
                                                         38,901  19,550  58,451
                                                        ------- ------- -------
      Pending Acquisition
      Two Century Centre...............................  34,600     --   34,600
                                                        ------- ------- -------
          Total........................................ $73,501 $19,550 $93,051
                                                        ======= ======= =======

--------
(b) These properties were acquired by the Company during the three months ended March 31, 1998.
(+) Included in historical restricted cash--escrows as of March 31, 1998, are deposits of $28,149 related to the acquisition of 122 S. Michigan Avenue and 2100 Swift Drive. The 1998 Acquisitions column also includes $10,752 of assumed borrowings under the Credit Facility to fund the difference between the above purchase prices net of the restricted cash--escrows and new debt.

                           PRIME GROUP REALTY TRUST

  (C) Offering Pro Forma Adjustments (Offering Adjustment):

  To record the Offering based upon the assumed issuance of 4.0 million Series B--Cumulative Redeemable Preferred Shares at $25.00 per share, the Company's use of the net proceeds to acquire 4.0 million Series B Preferred Units and the Operating Partnership's repayment of borrowings on the Credit Facility.

  (D) Cash:

     Offering Adjustment:

      Gross proceeds from the sale of 4.0 million Series B--
       Cumulative Redeemable Preferred Shares at $25.00 per
       share................................................           $100,000
      Less: underwriters discount ($3,150), and issuance
       costs ($1,800).......................................             (4,950)
                                                                       --------
       Net proceeds (See Note G)............................             95,050
      Repayment of borrowings from the Credit Facility (See
       Note E)..............................................            (60,450)
                                                                       --------
                                                                       $ 34,600
                                                                       ========


  (E) Mortgage Notes Payable:

     Offering Adjustment:
      Repayment of borrowings from the Credit Facility (See
       Note D)..............................................           $(60,450)
                                                                       ========


  (F) Preferred Shares:

     Offering Adjustment:
      Issuance of 4.0 million Series B--Cumulative
       Redeemable Preferred Shares with $0.01 par value (See
       Note G)..............................................           $     40
                                                                       ========

  (G) Additional Paid-In Capital:

     Offering Adjustment:
      Net proceeds from the sale of 4.0 million shares of
       Series B--Cumulative Redeemable Preferred Shares at
       $25.00 per share, less underwriters discount and is-
       suances costs (See Note D)...........................           $ 95,050
      Less: par value of Series B--Cumulative Redeemable
       Preferred Shares on 4.0 million shares at $0.01 per
       share (See Note F)...................................                (40)
                                                                       --------
                                                                       $ 95,010
                                                                       ========

                            PRIME GROUP REALTY TRUST

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                    PRE-
                                          1998      CONSOLIDATION OFFERING   OFFERING
                                      ACQUISITIONS    PRO FORMA   COMPANY    PRO FORMA
                                      AND PENDING    ADJUSTMENTS    PRO     ADJUSTMENTS     PRO
                          COMPANY(A) ACQUISITION(C)      (D)       FORMA        (E)        FORMA
                          ---------- -------------- ------------- --------  -----------   -------
REVENUE
Rental..................   $18,085       $6,754        $   --     $24,839     $   --      $24,839
Tenant reimbursements...     8,375        2,446            --      10,821         --       10,821
Mortgage note interest..     1,507          --             --       1,507         --        1,507
Other...................       784          258            --       1,042         --        1,042
                           -------       ------        -------    -------     -------     -------
Total revenue...........    28,751        9,458            --      38,209         --       38,209
EXPENSES
Property operations.....     5,056        3,613            --       8,669         --        8,669
Real estate taxes.......     5,358        2,184            --       7,542         --        7,542
Depreciation and
 amortization...........     5,335          --             858(I)   6,193         --        6,193
Interest................     6,415          --           1,669(J)   8,084      (1,132)(J)   6,952
General and
 administrative.........     1,396          --             --       1,396         --        1,396
                           -------       ------        -------    -------     -------     -------
Total expenses..........    23,560        5,797          2,527     31,884      (1,132)     30,752
                           -------       ------        -------    -------     -------     -------
Income (loss) before
 minority interest......     5,191        3,661         (2,527)     6,325       1,132       7,457
Minority interest.......    (2,271)         --            (689)    (2,960)        --       (2,960)
                           -------       ------        -------    -------     -------     -------
Net income (loss).......     2,920       $3,661        $(3,216)     3,365       1,132       4,497
                                         ======        =======
Net income allocated to
 preferred
 shareholders(M)........      (700)                                  (700)     (2,250)     (2,950)
                           -------                                -------     -------     -------
Net income available to
 common shareholders(N).   $ 2,220                                $ 2,665     $(1,118)    $ 1,547
                           =======                                =======     =======     =======
Net income available per
 weighted-average common
 share of beneficial
 interest--Basic and
 diluted(O).............   $  0.17                                                        $  0.10
                           =======                                                        =======


                            See accompanying notes.

                            PRIME GROUP REALTY TRUST

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               1998      CONSOL-                OFFERING
                                                           ACQUISITIONS  IDATION       PRE        PRO
                                                   NEW     AND PENDING  PRO FORMA    OFFERING    FORMA
                         COMPANY   PREDECESSOR  PROPERTIES ACQUISITION   ADJUST-      COMPANY   ADJUST-        PRO
                           (A)    PROPERTIES(A)    (B)         (C)      MENTS(D)     PRO FORMA  MENTS(E)      FORMA
                         -------  ------------- ---------- ------------ ---------    ---------  --------     --------
REVENUE:
Rental.................. $7,293     $ 27,947     $ 30,969    $ 26,745    $   --      $ 92,954   $   --       $ 92,954
Tenant reimbursements...  2,041       12,490       12,393       9,789        --        36,713       --         36,713
Mortgage note interest..    248          --           --          --       5,779 (F)    6,027       --          6,027
Other...................    248        1,515          --          595       (458)(G)    1,900       --          1,900
                         ------     --------     --------    --------    -------     --------   -------      --------
Total revenue...........  9,830       41,952       43,362      37,129      5,321      137,594       --        137,594
EXPENSES:
Property operations.....  2,213        8,622        9,193      14,501     (1,722)(H)   32,807       --         32,807
Real estate taxes.......  1,765        8,575        6,798       7,671        --        24,809       --         24,809
Depreciation and
 amortization...........  2,478       11,241          --          --      10,331 (I)   24,050       --         24,050
Interest................  1,680       34,417          --          --      (5,281)(J)   30,816    (4,370)(J)    26,446
Financing fees..........    --         1,180          --          --      (1,180)(K)      --        --            --
General and
 administrative.........    267        3,762          --          --         495 (L)    4,524       --          4,524
Provision for
 environmental
 remediation costs......    --         3,205          --          --          --        3,205       --          3,205
                         ------     --------     --------    --------    -------     --------   -------      --------
Total expenses..........  8,403       71,002       15,991      22,172      2,643      120,211    (4,370)      115,841
                         ------     --------     --------    --------    -------     --------   -------      --------
Income (loss) before
 minority interest......  1,427      (29,050)      27,371      14,957      2,678       17,383     4,370        21,753
Minority interest(M)....   (635)         666          --          --      (8,667)      (8,636)      --         (8,636)
                         ------     --------     --------    --------    -------     --------   -------      --------
Net income (loss).......    792      (28,384)      27,371      14,957     (5,989)       8,747     4,370        13,117
Net income allocated to
 preferred
 shareholders(N)........   (345)         --           --          --      (2,455)      (2,800)   (9,000)      (11,800)
                         ------     --------     --------    --------    -------     --------   -------      --------
Net income (loss)
 available to common
 shareholders........... $  447     $(28,384)    $ 27,371    $ 14,957    $(8,444)    $  5,947   $(4,630)     $  1,317
                         ======     ========     ========    ========    =======     ========   =======      ========
Net income per common
 share of beneficial
 interest(O)............ $ 0.04                                                                              $   0.08
                         ======                                                                              ========


                            See accompanying notes.

                           PRIME GROUP REALTY TRUST

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR THE YEAR ENDED DECEMBER 31,
                                     1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

BASIS OF PRESENTATION

  The following pro forma adjustments reflect the Offering, Private Placement, IPO and Formation transactions described on F-4.

  (A) Reflects the historical operations of the Company and the Predecessor Properties (includes an executive fitness center ("77 Fitness")). On November 17, 1997, the Operating Partnership contributed 77 Fitness to the Service Company--See Notes G, H and P) for the periods noted.

  (B) Reflects the historical operations of the New Properties for the period during the year ended December 31, 1997 prior to the properties either being contributed to or acquired by the Operating Partnership.

  (C) Reflects the historical operations of the 1998 Acquisitions and the Pending Acquisition for either the three months ended March 31, 1998 or for the period during the three months ended March 31, 1998 prior to the properties being acquired by the Operating Partnership and for the year ended December 31, 1997.

  (D) Consolidation Pro Forma Adjustments (Consolidated Adjustment):

  To record the effect of the IPO and Formation Transactions prior to the formation date of the Company and the effect of the Private Placement, the acquisition of the 1998 Acquisitions and the Pending Acquisition by the Operating Partnership (collectively referred to as the "Consolidation Adjustment").

  (E) Offering Pro Forma Adjustments (Offering Adjustment):

  To record the effect of the Offering based upon the assumed issuance of 4.0 million Series B--Cumulative Redeemable Preferred Shares at $25.00 per share and the use of the net proceeds by the Company to acquire 4.0 million Series B--Preferred Units of the Operating Partnership and the repayment of borrowings on the Credit Facility.

  (F) Mortgage note interest:

                                                         THREE
                                                      MONTHS ENDED  YEAR ENDED
                                                       MARCH 31,   DECEMBER 31,
                                                          1998         1997
                                                      ------------ ------------
      Consolidation Adjustment:
      Interest income on 180 North LaSalle note re-
       ceivable......................................     $--         $5,779
                                                          ====        ======

  (G) Other Revenue:

                                                         THREE
                                                      MONTHS ENDED  YEAR ENDED
                                                       MARCH 31,   DECEMBER 31,
                                                          1998         1997
                                                      ------------ ------------
      Consolidation Adjustment:
      Elimination of 77 Fitness revenue (See Notes A
       and P)........................................     $--         $(568)
      Share of income of the Service Company (See
       Note P).......................................      --           110
                                                          ----        -----
                                                          $--         $(458)
                                                          ====        =====

                            PRIME GROUP REALTY TRUST
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                            THREE
                                                           MONTHS       YEAR
                                                            ENDED      ENDED
                                                          MARCH 31, DECEMBER 31,
                                                            1998        1997
                                                          --------- ------------
  (H) Property Operations Expense:

     Consolidation Adjustment:
      Elimination of 77 Fitness property operation
       expenses
       (See Notes A and P)..............................   $   --     $  (621)
      Elimination of historical costs associated with
       property management fees reimbursed by tenants on
       certain of the Contribution Properties...........       --      (1,101)
                                                           -------    -------
                                                           $   --     $(1,722)
                                                           =======    =======
  (I) Depreciation and Amortization:

     Consolidation Adjustment:
      Depreciation expense on the New Properties........   $   --     $ 5,727
      Depreciation expense on the increase in basis
       resulting from the elimination of Partners'
       deficit and the purchase of the non-PGI third
       party owners' interest in certain of the
       Predecessor Properties...........................       --          97
      Elimination of amortization expenses of deferred
       financing costs related to mortgage notes and
       bonds payable of the Predecessor Properties that
       were either repaid or forgiven...................       --        (500)
      Depreciation expense for the Operating
       Partnership's fixed assets.......................       --          41
      Amortization of fees for mortgage notes payable on
       the New Properties (10 year term) and Credit
       Facility fees (3 year term)......................       --         664
      Depreciation expense on the 1998 Acquisitions and
       Pending Acquisition..............................       858      4,302
                                                           -------    -------
                                                           $   858    $10,331
                                                           =======    =======

  (J) Interest Expense:
      Interest expense on borrowings from Credit
       Facility.........................................   $   --     $10,125
      Elimination of interest expense on mortgage notes
       and bonds payable of the Predecessor Properties
       that were either repaid or forgiven..............       --     (31,309)
      Interest expense on new and assumed mortgage notes
       payable on the New Properties....................       --       5,823
      Interest expense on mortgage notes payable on the
       1998 Acquisitions................................     1,437      7,591
      Interest expense on the Credit Facility and Line-
       of-Credit borrowings used to fund 1998
       Acquisitions purchase costs......................       232      2,489
                                                           -------    -------
                                                           $ 1,669    $(5,281)
                                                           =======    =======

     Consolidation Adjustment:
      Elimination of interest expense due to repayment
       of Credit Facility borrowings using the weighted
       average interest rate for the periods............   $(1,132)   $(4,370)
                                                           =======    =======

     Offering Adjustment:

                           PRIME GROUP REALTY TRUST
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                      THREE MONTHS     YEAR
                                                          ENDED       ENDED
                                                       MARCH 31,   DECEMBER 31,
                                                          1998         1997
                                                      ------------ ------------
  (K) Financing Fees:
      Elimination of financing fees for credit
       enhancements on bonds payable related to the
       Predecessor Properties that have been
       replaced......................................     $--        $(1,180)
                                                          ====       =======

  (L) General and Administrative:

     Historical general and administrative expenses (G&A) for the Predecessor Properties had consisted of property level costs. Corporate level G&A was allocated to the property level through property management and asset management fees, administration fees and other reimbursables (PGI Fees: See Note 12 to the Notes to the Combined
     Financial Statements of the Company and the predecessor to the Company). Upon the completion of the IPO and Formation transactions, certain employees previously employed by PGI (costs associated with the PGI Fees) are now employed by the Company. The following pro forma adjustments reflect management's estimate of the additional corporate
     G&A the Company will incur as a public company. In addition, G&A has been adjusted for non-recurring expenses as a result of IPO and Formation transactions.

                                                      THREE MONTHS     YEAR
                                                         ENDED        ENDED
                                                       MARCH 31,   DECEMBER 31,
                                                          1998         1997
                                                      ------------ ------------
      Estimated incremental increases in G&A to be
       incurred as a public company..................     $--        $ 1,121
      Elimination of loan fees on mortgage notes
       payable of the Predecessor Properties that
       were either repaid or forgiven................      --           (626)
                                                          ----       -------
                                                          $--        $   495
                                                          ====       =======
     Consolidation Adjustment:

  (M) Minority Interest:

     Offering Adjustment:
     Represents historical income allocated to the Limited Partners (44.5%) and pro forma income allocated to the Limited Partners after giving effect to the Offering and Private Placement (39.7%)

  (N) Preferred Share Dividends:

                                                     THREE MONTHS     YEAR
                                                        ENDED        ENDED
                                                      MARCH 31,   DECEMBER 31,
                                                         1998         1997
                                                     ------------ ------------
     Consolidation Adjustment:
     1997 Adjustments:
      Series A--cumulative convertible preferred
       share dividend with a 7.0% yield.............    $  --        $2,455
                                                        ======       ======
      Series B--cumulative redeemable preferred
       share dividend with a 9.0% yield.............    $2,250       $9,000
                                                        ======       ======

     Offering Adjustment:

  (O) Net Income per Common Share:

  Represents historical net income for the Company divided by 13,181 and 12,593 weighted average common shares outstanding for the three months ended March 31, 1998 and for the year ended December 31, 1997, respectively (See
Note 10 to the Notes to the Consolidated Financial Statements of the Company), and "Pro Forma" net income for the Company divided by 15,573 Common Shares outstanding as of March 31, 1997 being outstanding for the full periods presented.

                           PRIME GROUP REALTY TRUST
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

  (P) Service Company (Year Ended December 31, 1997 only)

  The Service Company's (See Note 1 to the Notes to the Consolidated Financial Statements of the Company and the Predecessor Properties for a description of the Service Company) operations consist of employees previously employed by PGI, Continental Office Management and 77 Fitness.

                                CONTINENTAL
                                   OFFICE         77       PRO FORMA      PRO
                               MANAGEMENT (1) FITNESS (1) ADJUSTMENTS    FORMA
                               -------------- ----------- -----------   -------
REVENUE:
Construction and management
 fees........................     $11,793        $ --       $   --      $11,793
Other........................         --           568          508 (2)   1,076
                                  -------        -----      -------     -------
Total revenue................      11,793          568          508      12,869
EXPENSES:
Operating expenses...........      10,715          621        1,211 (3)  12,547
Interest expense.............         --           --           463 (4)     463
Depreciation and
 amortization................         116          --           362 (5)     478
                                  -------        -----      -------     -------
Total expenses...............      10,831          621        2,036      13,488
                                  -------        -----      -------     -------
Income (loss) before income
 taxes.......................         962          (53)      (1,528)       (619)
Income tax benefit ..........         --           --           248 (6)     248
                                  -------        -----      -------     -------
Net income (loss)............     $   962        $ (53)     $(1,280)    $  (371)
                                  =======        =====      =======     =======
Company's share of net income
 (loss) (7)..................                                           $  (353)
Interest income recognized by
 Company (8).................                                               463
                                                                        -------
Company's share of the net
 earnings of the Service
 Company.....................                                           $   110
                                                                        =======

--------
(1) Represents the historical operations of Continental Office Management and 77 Fitness for the period from January 1, 1997 to November 16, 1997.
(2) Revenue adjustments:

      Revenue derived by certain employees previously employed by PGI who are now employed by the Service Company...........................  $508
                                                                           ====

(3) Operating expense adjustment:

      Expenses related to certain employees previously employed by PGI who are now employed by the Service Company....................  $ 1,211
                                                                        =======

(4) Represents interest expense on a $4,800 promissory note issued by the Services Company to the Operating Partnership at an interest rate of 11% per annum (See Note 8).

                           PRIME GROUP REALTY TRUST
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(5) Adjustment to reflect estimated depreciation and amortization of the Service Company:

      Depreciation expense on Continental and 77 Fitness fixed assets (5 years)...........................................................  $  42
      Amortization of $4,928 of goodwill relating to the acquisition of
       Continental
       (10 years).......................................................    436
      Less: Historical depreciation.....................................   (116)
                                                                          -----
                                                                          $ 362
                                                                          =====

(6) Estimated income tax benefit of the Service Company at statutory income tax rates (40%)
(7) The Operating Partnership has a non-voting, 95% economic ownership interest of the Service Company.
(8) The Operating Partnership recognizes interest income from the promissory note issued by the Service Company (See Note 4) as part of its share of income (loss) from the Service Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees Prime Group Realty Trust

  We have audited the accompanying Consolidated balance sheet of Prime Group Realty Trust (the Company) as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the period from November 17, 1997 (date of formation) through December 31, 1997. We have also audited the accompanying combined balance sheet of the Predecessor Properties (the Predecessor to the Company) as of December 31, 1996, and the related combined statements of operations, changes in partners' deficit, and cash flows for the period from January 1, 1997 through November 16, 1997, and for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Group Realty Trust at December 31, 1997, and the consolidated results of its operations and its cash flows for the period from November 17, 1997 through December 31, 1997, and the combined financial position of the Predecessor Properties at December 31, 1996, and the combined results of its operations and its cash flows for the period from January 1, 1997 through November 16, 1997, and for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
March 27, 1998

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

                 CONSOLIDATED BALANCE SHEETS OF THE COMPANY AND
                   COMBINED BALANCE SHEET OF THE PREDECESSOR

                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                 PRIME GROUP        PREDECESSOR
                                                REALTY TRUST        PROPERTIES
                                           ------------------------ -----------
                                            MARCH 31    DECEMBER 31 DECEMBER 31
                                              1998         1997        1996
                                           ----------- ------------ -----------
                                           (UNAUDITED)
ASSETS
Real estate at cost:
Land......................................  $136,974     $ 92,440    $  23,530
Building and Improvements.................   599,123      496,839      268,227
                                            --------     --------    ---------
                                             736,097      589,279      291,757
Accumulated depreciation..................    (6,982)      (2,338)     (44,411)
                                            --------     --------    ---------
                                             729,115      586,941      247,346
Mortgage note receivable..................    56,749       56,363          --
Cash and cash equivalents.................     9,587       11,969        5,573
Tenant receivables........................     3,978        3,897        2,933
Restricted cash--escrows..................    29,928        3,175          --
Deferred rent receivable..................    37,887       37,751       38,451
Deferred costs--net.......................    32,203       28,472       26,883
Due from affiliates.......................     5,503        5,258        2,894
Other.....................................    13,293        7,642        1,150
                                            --------     --------    ---------
Total assets..............................  $918,243     $741,468    $ 325,230
                                            ========     ========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage notes payable....................  $376,613     $249,610    $ 235,886
Mortgage notes payable--affiliates........       --         3,984       99,647
Bonds payable.............................    74,450       74,450       74,450
Bonds payable--affiliates.................       --           --        12,000
Accrued interest payable..................     1,884        1,245        2,538
Accrued real estate taxes.................    16,920       17,915        9,944
Accounts payable and accrued expenses.....    14,324       13,903        4,213
Liabilities for leases assumed............     5,398        5,758        7,157
Dividends declared........................     5,956        2,505          --
Due to affiliates.........................       --           --           708
Other.....................................     4,451          822        1,384
                                            --------     --------    ---------
Total liabilities.........................   499,996      370,192      447,927
Minority interests:
  Operating Partnership...................   148,770      147,207          --
  Other...................................     1,000          --        (6,905)
Predecessors' net deficit.................       --           --      (115,792)
Shareholders' equity:
  Preferred Shares, $.01 par value;
   30,000,000 shares authorized, 2,000,000
   Series A--Cumulative Convertible
   Preferred Shares issued and
   outstanding............................        20           20          --
  Common Shares, $.01 par value;
   100,000,000 shares authorized,
   15,572,494 and 12,980,000 shares issued
   and outstanding at March 31, 1998 and
   December 31, 1997, respectively........       156          130          --
  Additional paid-in capital..............   273,050      225,632          --
  Distributions in excess of earnings.....    (4,749)      (1,713)         --
                                            --------     --------    ---------
Total shareholders' equity................   268,477      224,069          --
                                            --------     --------    ---------
Total liabilities and shareholders' equi-
 ty.......................................  $918,243     $741,468    $ 325,230
                                            ========     ========    =========

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            CONSOLIDATED STATEMENTS OF OPERATIONS OF THE COMPANY AND
              COMBINED STATEMENTS OF OPERATIONS OF THE PREDECESSOR
                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                          PRIME GROUP REALTY TRUST            PREDECESSOR PROPERTIES
                          ------------------------- --------------------------------------------
                                       PERIOD FROM               PERIOD FROM
                          THREE MONTHS NOVEMBER 17, THREE MONTHS  JANUARY 1,     YEAR ENDED
                             ENDED       1997 TO       ENDED       1997 TO       DECEMBER 31
                           MARCH 31,   DECEMBER 31,  MARCH 31,   NOVEMBER 16, ------------------
                              1998         1997         1997         1997       1996      1995
                          ------------ ------------ ------------ ------------ --------  --------
                          (UNAUDITED)               (UNAUDITED)
REVENUE
Rental..................    $18,085      $ 7,293      $ 7,986      $ 27,947   $ 30,538  $ 33,251
Tenant reimbursements...      8,375        2,041        4,206        12,490     14,225    14,382
Parking.................        145           60           76           264        320       345
Mortgage note interest..      1,507          248          --            --         --        --
Gain on sale of assets..        --           --           --            286        846       771
Insurance settlement....        --           --           --            --         --      7,257
Other...................        639          188          350           965      2,231     1,599
                            -------      -------      -------      --------   --------  --------
Total revenue...........     28,751        9,830       12,618        41,952     48,160    57,605
EXPENSES
Property operations.....      5,056        2,213        2,357         8,622      9,767     9,479
Real estate taxes.......      5,358        1,765        2,823         8,575      9,383     9,445
Depreciation and
 amortization...........      5,335        2,478        3,079        11,241     12,409    12,646
Interest................      6,415        1,680        6,568        24,613     26,422    27,671
Interest--affiliates....        --           --         2,930         9,804     10,795     8,563
Financing fees..........        --           --           368         1,180      1,232       --
Property and asset man-
 agement fees--
 affiliates.............        --           --           389         1,348      1,561     1,496
General and administra-
 tive...................      1,396          267          979         2,414      4,927     4,508
Provision for environ-
 mental remediation
 costs..................        --           --           --          3,205        --        --
Write-off deferred ten-
 ant costs..............        --           --           --            --       3,081    13,373
                            -------      -------      -------      --------   --------  --------
Total expenses..........     23,560        8,403       19,493        71,002     79,577    87,181
                            -------      -------      -------      --------   --------  --------
Income (loss) before mi-
 nority interest and ex-
 traordinary item.......      5,191        1,427       (6,875)      (29,050)   (31,417)  (29,576)
Minority interest.......     (2,271)        (635)         259           666        894     3,281
                            -------      -------      -------      --------   --------  --------
Income (loss) before ex-
 traordinary gain.......      2,920          792       (6,616)      (28,384)   (30,523)  (26,295)
Extraordinary item; gain
 on extinguishment of
 debt, net of minority
 interest in the amount
 of $1,127..............        --           --           --         65,990        --        --
                            -------      -------      -------      --------   --------  --------
Net income (loss).......      2,920          792      $(6,616)     $ 37,606   $(30,523) $(26,295)
                                                      =======      ========   ========  ========
Net income allocated to
 preferred shareholders.       (700)        (345)
                            -------      -------
Net income available to
 common shareholders....    $ 2,220      $   447
                            =======      =======
Net income available per
 weighted-average common
 share of beneficial in-
 terest--Basic and di-
 luted..................    $  0.17      $  0.04
                            =======      =======

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

 FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND FOR THE PERIOD FROM
                     NOVEMBER 17, 1997 TO DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                              ADDITIONAL DISTRIBUTIONS
                             PREFERRED COMMON  PAID-IN   IN EXCESS OF
                               STOCK   STOCK   CAPITAL     EARNINGS     TOTAL
                             --------- ------ ---------- ------------- --------
Issuance of 2,000,000
 shares of preferred stock.     $20     $--    $ 39,580     $   --     $ 39,600
Issuance of 12,980,000
 shares of common stock....     --       130    232,222         --      232,352
Step-up in basis from the
 purchase of third-party
 owner's interest in
 predecessor...............     --       --       1,430         --        1,430
Reclassification of
 predecessor's minority
 interest..................     --       --      (6,564)        --       (6,564)
Reclassification of net
 deficit of predecessor....     --       --     (33,976)        --      (33,976)
Additional contribution by
 predecessor...............     --       --      11,873         --       11,873
Contribution of net
 liabilities to service
 company...................     --       --         380         --          380
Additional paid-in capital
 allocated to minority
 interest..................     --       --     (19,313)        --      (19,313)
Net income.................     --       --         --          792         792
Preferred share dividends
 declared ($0.173 per
 share)....................     --       --         --         (345)       (345)
Common share dividends
 declared ($0.166 per
 share)....................     --       --         --       (2,160)     (2,160)
                                ---     ----   --------     -------    --------
Balance at December 31,
 1997......................      20      130    225,632      (1,713)    224,069
Issuance of 2,580,000
 shares of common stock....      --       26     47,418         --       47,444
Net income.................      --      --         --        2,920       2,920
Preferred share dividends
 declared ($0.35 per
 share)....................      --      --         --         (700)       (700)
Common share dividends
 declared ($0.3375 per
 share)....................      --      --         --       (5,256)     (5,256)
                                ---     ----   --------     -------    --------
Balance at March 31, 1998..     $20     $156   $273,050     $(4,749)   $268,477
                                ===     ====   ========     =======    ========




                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            COMBINED STATEMENTS OF CHANGES IN PREDECESSORS' DEFICIT

                PERIOD FROM JANUARY 1, 1997 TO NOVEMBER 16, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

Balance at January 1, 1995.......................................... $ (65,722)
Contributions.......................................................       732
Distributions.......................................................      (179)
Assignment of minority interest.....................................     3,243
Forgiveness of notes payable to minority interest...................     2,916
Net loss............................................................   (26,295)
                                                                     ---------
Balance at December 31, 1995........................................   (85,305)
Contributions.......................................................        40
Distributions.......................................................        (4)
Net loss............................................................   (30,523)
                                                                     ---------
Balance at December 31, 1996........................................  (115,792)
Contributions.......................................................    44,330
Distributions.......................................................      (120)
Net income..........................................................    37,606
                                                                     ---------
Balance at November 16, 1997........................................ $ (33,976)
                                                                     =========



                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND
              COMBINED STATEMENTS OF CASH FLOWS OF THE PREDECESSOR
                             (DOLLARS IN THOUSANDS)

                          PRIME GROUP REALTY TRUST            PREDECESSOR PROPERTIES
                          ------------------------- --------------------------------------------
                                       PERIOD FROM               PERIOD FROM
                          THREE MONTHS NOVEMBER 17, THREE MONTHS  JANUARY 1,     YEAR ENDED
                             ENDED       1997 TO       ENDED       1997 TO       DECEMBER 31
                           MARCH 31,   DECEMBER 31,  MARCH 31,   NOVEMBER 16, ------------------
                              1998         1997         1997         1997       1996      1995
                          ------------ ------------ ------------ ------------ --------  --------
                          (UNAUDITED)               (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......     $2,920      $    792     $(6,616)     $ 37,606   $(30,523) $(26,295)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Amortization of costs
  for leases assumed
  (included in rental
  revenue)..............        291           142         311         1,022      1,244     1,539
 Gain on sale of real
  estate................        --            --          --           (286)      (846)     (771)
 Depreciation and
  amortization..........      5,335         2,478       3,079        11,241     12,409    12,646
 Interest added to
  principal on mortgage
  note payable--
  affiliate.............        --            --        2,758         9,772     10,002     8,427
 Standby loan fee-
  affiliate added to
  principal on mortgage
  note payable--
  affiliate.............        --            --          130           460        522       498
 Write-off of deferred
  tenant costs..........        --            --          --            --       3,081    13,373
 Minority interest......      2,271           635        (259)         (666)      (894)   (3,281)
 Extraordinary item.....        --            --          --        (65,990)       --        --
 Changes in operating
  assets and
  liabilities:
   (Increase) decrease
    in tenant
    receivables.........        (81)          (15)        167          (916)     1,990     2,326
   (Increase) decrease
    in tenant
    receivables from
    straight-lining
    rent................       (136)          180         115           487       (645)   (8,779)
   Increase (decrease)
    in deferred costs...        --            (48)        --         (1,459)      (703)     (907)
   Increase (decrease)
    in other assets.....     (5,987)       (9,932)        410           506        566     2,937
   Increase (decrease)
    in accrued interest
    payable.............        639          (175)       (185)       (1,118)       316    (1,221)
   (Decrease) increase
    in accrued real
    estate taxes........       (995)        7,556      (1,149)          415        251         5
   Increase (decrease)
    in accounts payable
    and accrued
    expenses............        181         7,202      (2,842)        3,498      1,380       (34)
   Decrease in
    liabilities for
    assumed leases......        (65)         (350)       (263)       (1,049)    (1,532)   (1,985)
   Increase (decrease)
    in other
    liabilities.........      3,629        (1,707)      1,286           777        217       263
                             ------      --------     -------      --------   --------  --------
Net cash provided by
 (used in) operating
 activities.............      8,002         6,758      (3,058)       (5,700)    (3,165)   (1,259)

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND COMBINED STATEMENTS OF
                   CASH FLOWS OF THE PREDECESSOR--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

                          PRIME GROUP REALTY TRUST           PREDECESSOR PROPERTIES
                          ------------------------- ------------------------------------------
                                       PERIOD FROM               PERIOD FROM
                          THREE MONTHS NOVEMBER 17, THREE MONTHS  JANUARY 1,      YEAR ENDED
                             ENDED       1997 TO       ENDED       1997 TO        DECEMBER 31
                           MARCH 31,   DECEMBER 31,  MARCH 31,   NOVEMBER 16, ---------------------
                              1998         1997         1997         1997      1996     1995
                          ------------ ------------ ------------ ------------ -------  -------
                          (UNAUDITED)               (UNAUDITED)
INVESTING ACTIVITIES
Proceeds from sale of
 real estate............   $     --     $     --      $   --       $    298   $ 2,110  $   921
Expenditures for real
 estate.................    (146,818)    (297,019)     (1,314)       (5,659)   (3,842)  (4,842)
Leasing costs...........      (1,789)         --         (676)          --        --       --
Additions to mortgage
 note receivable........         (86)     (51,263)        --            --        --       --
Cash contributed to
 service company........         --          (376)        --            --        --       --
Increase in escrow
 deposits for property
 acquisitions...........     (26,753)         --          --            --        --       --
(Increase) decrease in
 due from affiliates....        (245)      (5,258)      1,857         2,894     2,858   (5,255)
                           ---------    ---------     -------      --------   -------  -------
Net cash (used in)
 provided by investing
 activities.............    (175,691)    (353,916)       (133)       (2,467)    1,126   (9,176)
FINANCING ACTIVITIES
Proceeds from the sale
 of preferred shares....         --        39,600         --            --        --       --
Proceeds from the sale
 of common shares.......      47,194      232,352         --            --        --       --
Proceeds from sale of
 operating partnership
 units..................         --        85,000         --            --        --       --
Additions to deferred
 financing costs........         --        (3,328)        --            --        (10)    (225)
Proceeds from mortgage
 notes payable..........     155,230      243,198         --            480     1,239    9,815
Proceeds from mortgage
 notes payable--
 affiliates.............         --           --        1,384         5,647     5,891    2,693
Repayment of mortgage
 notes payable..........     (27,529)    (236,537)        (28)         (119)      (83)    (384)
Repayment of mortgage
 notes payable--
 affiliates.............      (3,984)      (4,895)        --        (41,367)   (1,150)  (1,079)
Financing costs.........      (2,393)         --          --            --        --       --
Increase (decrease) in
 due to affiliates......         --           --          (26)         (708)     (226)    (347)
Contributions from
 partners...............         --           --          --         44,330        80      872
Contributions from
 minority interest--
 other..................       1,000          --          --            --        --       --
Distributions to
 minority interest--
 operating partnership..      (1,706)         --          --            --        --       --
Distributions to
 partners...............         --           --           (3)         (120)       (8)    (357)
Distributions to
 minority interest......         --           --          --           (120)      --       --
Dividends paid to
 preferred shareholders.        (345)         --          --            --        --       --
Dividends paid to common
 shareholders...........      (2,160)         --          --            --        --       --
Debt termination fees...         --           --          --         (1,692)      --       --
Acquisition of
 partnership interest...         --           --          --            --        --      (115)
                           ---------    ---------     -------      --------   -------  -------
Net cash provided by
 financing activities...     165,307      355,390       1,327         6,331     5,733   10,873
                           ---------    ---------     -------      --------   -------  -------
Net (decrease) increase
 in cash and cash
 equivalents............      (2,382)       8,232      (1,864)       (1,836)    3,694      438
Cash and cash
 equivalents at
 beginning of period....      11,969        3,737       5,573         5,573     1,879    1,441
                           ---------    ---------     -------      --------   -------  -------
Cash and cash
 equivalents at end of
 period.................   $   9,587    $  11,969     $ 3,709      $  3,737   $ 5,573  $ 1,879
                           =========    =========     =======      ========   =======  =======

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND
       COMBINED STATEMENTS OF CASH FLOWS OF THE PREDECESSOR--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

Supplemental disclosure of non-cash investing and financing
 activities:
The following assets and liabilities (Represents the Predecessor
 Properties, $12,000 of bonds receivable, $241 of other assets and
 $368 of other liabilities contributed by the Predecessor. The bonds receivable have been netted against the corresponding bonds payable of the Predecessor Properties.) were contributed by certain minority interest partners to the Company on November 17, 1997:
  Real estate, net.................................................. $243,637
  Cash and cash equivalents.........................................    3,737
  Tenant receivable.................................................   41,813
  Deferred costs, net...............................................   25,270
  Other assets......................................................      885
                                                                     --------
  Total assets......................................................  315,342
  Mortgage notes payable............................................  241,432
  Bonds payable.....................................................   74,450
  Accrued interest payable..........................................    1,420
  Accrued real estate taxes.........................................   10,359
  Accounts payable and accrued expenses.............................    7,711
  Liabilities for leases assumed....................................    6,108
  Other liabilities.................................................    2,529
  Minority interests................................................   (6,564)
                                                                     --------
  Total liabilities and minority interests..........................  337,445
                                                                     --------
  Predecessor owners' net contribution.............................. $(22,103)
                                                                     ========

  The following represents non-cash activity for the Company during the period from November 17, 1997 to December 31, 1997:

  Mortgage note receivable.......................................... $  5,100
  Real estate.......................................................   48,814
                                                                     --------
                                                                     $ 53,914
                                                                     ========
  Debt assumed...................................................... $ 10,396
  Partnership units issued to minority interest.....................   42,088
  Step-up in basis from purchase of third-party owner's interest in
   predecessor......................................................    1,430
                                                                     --------
                                                                     $ 53,914
                                                                     ========

                            See accompanying notes.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. FORMATION AND ORGANIZATION OF THE COMPANY

  Prime Group Realty Trust (together with its consolidated subsidiaries and unconsolidated investment subsidiary, the "Company") was organized in Maryland on July 21, 1997. The Company was formed to continue the business of The Prime Group, Inc. and certain of its affiliates (collectively "PGI"). The Company will make an election to qualify as a real estate investment trust ("REIT") for the period ended December 31, 1997, under the Internal Revenue Code of 1986, as amended, for Federal income tax purposes. On November 17, 1997, the Company completed an initial public offering (the "Offering") of 12,380,000 Common Shares of Beneficial Interest ("Common Shares") at $20.00 per share and the private placement (the "Preferred Share Private Placement") of 2,000,000 Series A--Cumulative Convertible Preferred Shares of Beneficial Interest ("Preferred Shares") at $20.00 per share. Net of underwriting discounts and expenses, the Company received approximately $260,792 in net proceeds from the Offering and Private Placement. On December 12, 1997, the underwriters of the Offering exercised their overallotment option to purchase 600,000 Common Shares at $20.00 per share ("Overallotment"). The Company received net proceeds of approximately $11,160 on December 15, 1997, with respect to the Overallotment.

  Upon consummation of the Offering and Private Placement, the Company contributed the initial net proceeds from the Offering and Private Placement in exchange for 12,380,000 common units of partnership interest ("Common Units") and 2,000,000 preferred units of partnership interest ("Preferred Units") in Prime Group Realty, L.P. (the "Operating Partnership"). The Operating Partnership also sold 4,569,893 Common Units for $85,000 to Primestone Joint Venture ("Primestone"--PGI obtained a 60% ownership interest in Primestone in exchange for the contribution of 3,375,000 of its Common Units received from the contribution of its interest in the Prime Properties to the Operating Partnership described below. Primestone has a 30.8% limited partner ownership interest in the Operating Partnership at March 31, 1998). The Operating Partnership used such proceeds primarily to repay certain mortgages and other indebtedness, acquire interests in certain of the properties ("Prime Properties") owned or controlled by PGI (the "Predecessor") and other contributors (defined below) and purchase various office and industrial properties from unaffiliated third parties. The Company contributed the net proceeds from the Overallotment to the Operating Partnership in exchange for 600,000 Common Units. The Operating Partnership, in turn, used such proceeds primarily for property acquisitions.

  The Company is the managing general partner of the Operating Partnership and owns all of the Preferred Units and 60.3% and 55.9% of the Common Units issued at March 31, 1998 and at December 31, 1997, respectively. Each Common Unit entitles the Company to receive distributions from the Operating Partnership. Distributions declared or paid to holders of Common Stock are based upon such distributions received by the Company with respect to its Common Units.

  Upon consummation of the Offering, PGI contributed its interest in the Prime Properties to the Operating Partnership in exchange for 3,465,000 Common Units (after the contribution of 3,375,000 Common Units to Primestone, PGI has a 0.4% direct limited partner interest in the Operating Partnership at March 31,
1998), and received approximately $6,487 for the reimbursement of formation costs advanced by PGI. A senior executive of the Company contributed his interest in the Prime Properties to the Operating Partnership in exchange for 110,000 Common Units (a 0.4% limited partner interest of the Operating Partnership at March 31, 1998). In addition, the Operating Partnership was required to acquire a third-party ownership interest in certain of the Prime Properties for $1,797, resulting in a step-up in the basis of real estate of $3,227. Certain individuals (collectively, the "Contributors") contributed their ownership interests in various office and industrial properties, including the related debt, to the Operating Partnership in exchange for cash of approximately $15,761 and 1,849,417 Common Units (a 3.6% general partner interest of the Operating Partnership and a 3.6% limited partner interest of the Operating Partnership at March 31, 1998), valued at $20.00 per unit (total value of $36,988). These properties, along with other acquired properties are controlled by the Operating Partnership (the "New Entities") and are described below. PGI, the senior executive and the Contributors have been reflected as minority interest in the consolidated financial statements of the Company.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


1. FORMATION AND ORGANIZATION OF THE COMPANY (CONTINUED)

  On November 17, 1997, the Operating Partnership acquired the assets and business of Continental Offices, Ltd. and Continental Offices, Ltd. Realty ("Continental Office Management") and contributed these entities and certain other assets to a newly formed corporation, Prime Group Realty Services, Inc. (the "Service Company"). In exchange for its contribution, the Company received 100% of the non-voting preferred stock of the Service Company and a note receivable in the amount of $4,800 (see Note 12). Certain members of management of the Company own 100% of the voting common stock. The Service Company was formed primarily to operate business lines of the Company that are not directly associated with the collection of rents. The Service Company is subject to federal, state and local income taxes.

  Unless the context requires otherwise, all references to the Company herein mean Prime Group Realty Trust and those entities owned or controlled by Prime Group Realty Trust, including the Operating Partnership.

  The Prime Properties represent a combination of 23 partnerships described below (PGI Partnerships) that own, operate, and manage office and industrial properties in the greater Chicagoland area and Tennessee. The Prime Properties are under common management and ownership of PGI as either the managing general partner (responsible for the operations of the Prime Properties) or 100% owner. Prior to the contribution of the Properties, six of the Partnerships had third party owners (Third Party), whose ownership interests have been reflected as a minority interest in the combined financial statements of the Predecessor.

  The Prime Properties consisted of the following at November 16, 1997:

                PARTNERSHIP                               PROPERTY
                -----------                               --------
77 West Wacker Limited Partnership (77 West
 Wacker)...................................  77 West Wacker Building
Nashville Office Building I, Ltd...........  Nashville Office Building
Professional Plaza, Ltd....................  Professional Plaza
Old Kingston Properties, Ltd...............  Old Kingston
Two Centre Square, Ltd.....................  Two Centre Square
Hammond Enterprise Center Limited
 Partnership (HEC).........................  Hammond Enterprise Center
East Chicago Enterprise Center Limited
 Partnership (ECEC)........................  East Chicago Enterprise Center
Kemper/Prime Industrial Partners (KP)......  Chicago Enterprise Center
Enterprise Center I, L.P. (ECI)............  Enterprise Center I
Enterprise Center II, L.P..................  Enterprise Center II
Enterprise Center III, L.P.................  Enterprise Center III
Enterprise Center IV, L.P..................  Enterprise Center IV
Enterprise Center V, L.P...................  Enterprise Center V
Enterprise Center VI, L.P..................  Enterprise Center VI
Enterprise Center VII, L.P.................  Enterprise Center VII
Enterprise Center VIII, L.P................  Enterprise Center VIII
Enterprise Center IX, L.P..................  Enterprise Center IX
Enterprise Center X, L.P...................  Enterprise Center X
Arlington Heights I, L.P...................  Arlington Heights I
Arlington Heights II, L.P..................  Arlington Heights II
Arlington Heights III, L.P.................  Arlington Heights III
Triad Parking Company, Ltd.................  Triad Parking Facility
77 Fitness Center, Ltd.(1).................  Executive Sports and Fitness Center

--------
(1) The Operating Partnership contributed this entity to the Service Company on November 17, 1997, including net equipment of $83, cash of $376 and accounts payable of $839.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


1. FORMATION AND ORGANIZATION OF THE COMPANY (CONTINUED)

  The entity name and related property of the New Properties (the properties were either contributed or acquired at the Offering date, unless otherwise noted) operated by the Operating Partnership at December 31, 1997 are as follows:

                ENTITY                                    PROPERTY
                ------                                    --------
   1990 Algonquin Road, L.L.C.        1990 Algonquin Road
   2010 Algonquin Road, L.L.C.        2010 Algonquin Road
   555 Huehl Road, L.L.C.             555 Huehl Road
   1669 Woodfield Road, L.L.C.        1699 Woodfield Road
   475 Superior Avenue, L.L.C.        475 Superior Avenue
   Enterprise Drive, L.L.C.           2205-2255 Enterprise Drive
   280 Shuman Blvd., L.L.C.           280 Shuman Blvd.
   Continental Towers, L.P. (1)       Continental Towers
   2675 N. Mayfair Road, L.L.C. (2)   2675 N. Mayfair Road
   Prime Columbus Industrial, L.L.C.  2160 McGaw Road, 4849 Groveport Road,
                                      2400 McGaw Road, 5160 Blazer Memorial Parkway,
                                      600 London Road and 4411 Marketing Place
   Libertyville Tech Way, L.L.C.      1001 Technology Way
   801 Technology Way, L.L.C.         801 Technology Way
   3818 Grandville, L.L.C.            3818 Grandville/1200 Northwestern
   306 Era Drive, L.L.C.              306-310 Era Drive
   1301 Ridgeview Drive, L.L.C.       1301 Ridgeview Drive
   515 Huehl Road, L.L.C.             515 Huehl Road/500 Lindberg
   455 Academy Drive, L.L.C.          455 Academy Drive
   1051 N. Kirk Road, L.L.C.          1051 N. Kirk Road
   4211 Madison Street, L.L.C.        4211 Madison Street
   200 E. Fullerton, L.L.C.           200 E. Fullerton
   350 Randy Road, L.L.C.             350 Randy Road
   4300 Madison Street, L.L.C.        4300, 4248, 4250 Madison Street
   370 Carol Lane, L.L.C.             370 Carol Lane
   388 Carol Lane, L.L.C.             388 Carol Lane
   941 Weigel Drive, L.L.C.           941-961 Weigel Drive
   342 Carol Lane, L.L.C.             342-346 Carol Lane
   343 Carol Lane, L.L.C.             343 Carol Lane
   371 N. Gary Avenue, L.L.C.         371-385 N. Gary Avenue
   350 N. Mannheim Road, L.L.C.       350 N. Mannheim Road
   1600 167th Street, L.L.C.          1600-1700 167th Street

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


1. FORMATION AND ORGANIZATION OF THE COMPANY (CONTINUED)

             ENTITY                                 PROPERTY
             ------                                 --------
   1301 E. Tower Road, L.L.C.   1301 E. Tower Road
   4343 Commerce Court, L.L.C.  4343 Commerce Court
   11039 Gage Avenue, L.L.C.    11039 Gage Avenue
   11045 Gage Avenue, L.L.C.    11045 Gage Avenue
   1401 S. Jefferson, L.L.C.    1401 S. Jefferson
   4100 Madison Street, L.L.C.  4100 Madison Street
   4160 Madison Street, L.L.C.  4160-4190 Madison Street
   550 Kehoe Blvd., L.L.C.      550 Kehoe Blvd.

--------
(1) On December 15, 1997, the Company acquired the first mortgage note encumbering the property for $108,870. The note has a face value of $157,161 at March 31, 1998 and December 31, 1997, a base interest rate of 6.5% per annum payable monthly, and a contingent interest rate of 6.5% per annum, payable from available cash flow as defined. All unpaid interest is added to principal. The note matures January 2013. The Company will receive all of the economic benefits from its interest in the property and, therefore, the Company has consolidated the operations of the property from the acquisition date.
(2) The Company acquired the property on December 30, 1997 for $8,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The consolidated financial statements of the Company include the accounts of the Company, the Operating Partnership and the partnerships in which the Company has majority interest or control. The combined financial statements of the Predecessor include the accounts of the PGI Partnerships. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investments in corporations and partnerships in which the Company does not have operational control or a majority interest are accounted for on the equity method of accounting.

  Significant intercompany accounts and transactions have been eliminated in consolidation and combination.

  The consolidated and combined financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 and the related footnotes are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation. All such adjustments are of a normal recurring nature.

  Certain prior periods amounts have been reclassified to conform with the current financial statement presentation.

REAL ESTATE

  Depreciation is calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

                       PRIME GROUP REALTY (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           Building and improvements.. 40-50 years
           Tenant improvements........ Term of related leases

  Development costs, which include fees and costs incurred in developing new properties, are capitalized as incurred. Upon completion of construction, development costs are amortized over the useful lives of the respective properties on a straight-line basis. Interest and other direct costs incurred during construction periods are capitalized as a component of the building costs.

  Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life.

CASH EQUIVALENTS

  The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

DEFERRED COSTS

  Deferred financing costs are amortized on the straight-line method over the terms of the loans. Deferred leasing costs are amortized on the straight-line method over the terms of the related lease agreements.

LEASES ASSUMED

  In connection with obtaining certain tenant leases 77 West Wacker assumed liability for the remaining terms of the tenants' existing leases. 77 West Wacker has recorded a liability for the difference between total remaining costs for leases assumed and the expected benefits from subleases of the assumed lease properties. The related incentive to lessee has been capitalized as a deferred charge and is being amortized to rental revenue over the life of the respective lease. The deferred charge and related liability are adjusted for changes in the expected benefits from subleases. During the period from January 1, 1997 to November 16, 1997 and for the year ended 1996, 77 West Wacker wrote off $1,049 and $3,893, respectively, of deferred charges and reduced the related liability due to changes in the estimated benefits from subleases.

RENTAL REVENUE

  Rental revenue is recorded on the straight-line method over the terms of the related lease agreements. As a result, $136, $115, $180 and $487 of cash was received in excess of recorded rental revenue during the three months ended March 31, 1998 and 1997, the period from November 17, 1997 to December 31, 1997 and the period from January 1, 1997 to November 16, 1997, respectively, and $645 and $8,779 of noncash rent was recorded as rental revenue during the years ended December 31, 1996 and 1995, respectively, and included in accounts receivable.

INTEREST RATE SWAP AGREEMENT

  77 West Wacker has entered into an interest rate swap agreement to effectively convert its variable-rate borrowing into a fixed-rate obligation (The agreement was terminated November 16, 1997--see Note 6).

                       PRIME GROUP REALTY (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE

  On December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" which specifies the method of computation, presentation, and disclosure for earnings per share ("EPS"). SFAS No. 128 requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS includes the potentially dilutive effect, if any, which would occur if outstanding (i) Common Stock options were exercised, (ii) Common Units were converted into shares of Common Stock, and (iii) Preferred Shares were converted into shares of Common Stock.

STOCK BASED COMPENSATION

  The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for the stock option grants because the exercise price of the options equals the market price of the underlying stock at the date of grant.

INCOME TAXES

  Commencing with the period ended December 31, 1997, it is the intent of the Company to qualify as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax to the extent that is distributes at least 95% of its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

  As of December 31, 1997, for income tax purposes, tenant receivables have a basis of $3,744, real estate has a gross and net basis of $672,618 and $647,565 respectively, and deferred costs have a gross and net basis of $43,835 and $28,472, respectively.

  The Partnerships pay no income taxes, and the income or loss from the Partnerships is includable on the respective income tax returns of the Partners.

3. RECENT DEVELOPMENTS

  During the period from January 1, 1998 through March 31, 1998, the Company acquired the following three office properties:

                                                NET
                                             RENTABLE   ACQUISITION MORTGAGE  MONTH
PROPERTY                      LOCATION      SQUARE FEET    COST       DEBT   ACQUIRED
--------                      --------      ----------- ----------- -------- --------
33 North Dearborn....... Chicago, IL           302,818   $ 34,300   $18,000  January
Commerce Point.......... Arlington Hts., IL    235,269     29,200    20,000  February
208 South LaSalle
 Street................. Chicago, IL           827,494     61,100    45,800  March
                                             ---------   --------   -------
                                             1,365,581   $124,600   $83,800
                                             =========   ========   =======

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


3. RECENT DEVELOPMENTS (CONTINUED)

  Concurrently with the closing of the IPO, the Company obtained a secured revolving credit facility from a group of financial institutions (the "Credit Facility"--see Note 6). In March 1998, the Credit Facility was amended to provide that the commitments under the Credit Facility be reduced from $235,000 to $200,000. On May 15, 1998, the Credit Facility was reduced to $190,000 (see Note 18).

  In January 1998, the Company obtained a $15,000 revolving line of credit with LaSalle National Bank (the "Line of Credit"--see Note 6). The Line of Credit, which matures in January 1999 and is subject to a one-year extension at the Company's option, is collateralized by an industrial property known as 475 Superior Avenue. Outstanding balances under the Line of Credit bear interest at a rate equal to LIBOR plus 195 basis points. Generally, the covenants contained in the Line of Credit are identical to the covenants contained in the Credit Facility.

  Concurrently with the closing of the IPO, the Company borrowed $83,500 in financing on a short-term basis evidenced by two separate notes (the "New Mortgage Notes"--see Note 6) which were collateralized by first mortgages on certain office and industrial properties. On March 23, 1998, the Company refinanced one of the New Mortgage Notes (original principal balance of $27,500) with a loan of $29,400 which matures on March 23, 2008. Interest on this loan is fixed at a rate of 6.85% and is payable monthly. The remaining New Mortgage Note (original principal balance of $56,000) was refinanced on May 1, 1998 with two loans, the first of which is a $47,000 loan which has principal and interest payable monthly, using a 30-year amortization period, with interest fixed at 7.15% and will mature on April 30, 2008. The second loan is a $14,600 loan which has interest only payable monthly at 150 basis points over LIBOR or 0.50% plus the greater of (a) the lender's U.S. prime rate or (b) the Federal Funds Rate plus 1.0% and will mature on April 30, 2000, not including a 6-month extension option. The refinanced notes are collateralized by first mortgages on certain office and industrial properties.

  On March 25, 1998, the Company completed a private placement of 2,579,994 common shares to institutional investor (the "Private Placement"). The Company received net proceeds of approximately $47,194 from the Private Placement, which were used to fund the acquisition of the office properties located at 208 South LaSalle Street and 122 South Michigan Avenue (acquired in April 1998 acquisition).

  During the three months ended March 31, 1998, the Company issued 12,500 Common Shares (valued at $20.00 per share) granted to an officer and a board member of the Company, pursuant to their employment and a consulting agreements.

  On March 30, 1998, the Company entered into a joint venture that acquired an approximately 67,000 square foot vacant parcel of land located in the Chicago, Illinois central business district ("Chicago CBD"). The parcel was acquired for the potential development of a Class A multi-purpose facility, with up to 900,000 square feet of office space, 125,000 square feet of retail space and a parking garage with a capacity for approximately 250 cars. The Company has economic control of the joint venture and, therefore, the Company has consolidated the operations of the joint venture from the date of inception. The venture entered into a bank loan in the amount of $13,500 to acquire the land. Interest is payable monthly at a rate of LIBOR plus 200 basis points. The note matures in April 1999, not including a six-month extension option. The other joint venturer's interest has been reflected as minority interest-- other at March 31, 1998.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


4. MORTGAGE NOTE RECEIVABLE

  On December 16, 1997, the Company acquired the first mortgage note encumbering the office property known as 180 North LaSalle Street, which is a 39-story office building, located in Chicago, Illinois that contains 729,000 square feet of rentable space, including 15,000 square feet of retail space and is approximately 100% leased at March 31, 1998. The first mortgage note, which has a face value of $56,749 and $63,329 at March 31, 1998 and December 31, 1997, respectively, and an interest rate of 8.25%, was purchased for approximately $51,163 in cash and $5,100 in Common Units. Included in the purchase was an option, exercisable until July 30, 2000, to acquire the existing $85.0 million second mortgage on the property for 220,000 Common Units (5,000 Common Units per month, valued at $20.00 per Common Unit, during the option period which are non-refundable) of the Operating Partnership (subject to certain adjustments as defined) and an option to purchase the equity ownership of the property during the period from January 15, 2004 to February 15, 2004 for a price equal to the greater of the fair market value of the interest or $2,000. As of March 31, 1998, the Company has issued 271,572 Common Units (a 0.9% limited partner interest of the Operating Partnership at March 31, 1998), including 15,000 Common Units issued during the three months ended March 31, 1998, related to the purchase of the note and the above mentioned option. The Company will also provide property management and leasing services for the property pursuant to a 10-year management and leasing contract.

5. DEFERRED COSTS

  Deferred costs consist of the following:

                                                                DECEMBER 31,
                                                    MARCH 31, -----------------
                                                      1998     1997      1996
                                                    --------- -------  --------
   Financing costs.................................  $ 7,965  $ 5,572  $  6,757
   Leasing costs...................................   24,971   23,182    35,386
                                                     -------  -------  --------
                                                      32,936   28,754    42,143
   Less: Accumulated amortization..................     (733)    (282)  (15,260)
                                                     -------  -------  --------
                                                     $32,203  $28,472  $ 26,883
                                                     =======  =======  ========

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


6. MORTGAGE NOTES AND BONDS PAYABLE

                                                                DECEMBER 31,
                                                    MARCH 31, -----------------
                                                      1998      1997     1996
                                                    --------- -------- --------
   Mortgage Notes Payable:
   Line-of-credit ("Credit Facility") with various
    financial institutions, collateralized by the
    77 West Wacker Building with maximum draw of
    $200,000, bearing interest at rates ranging
    from the higher of prime rate or federal funds
    rate plus 1/2%, to Eurodollar rate plus 1.2%
    to 1.5%, per annum (7.65% and 7.23% at March
    31, 1998 and December 31, 1997, respectively),
    as defined, with interest payable monthly and
    principal due November 2000. The Credit
    Facility has also been used to provide
    letters-of-credit totaling $26,430 and $75,848
    as of March 31, 1998 and December 31, 1997,
    respectively, on bonds payable described
    below.........................................  $172,500  $159,000 $    --
   Line of Credit ("Line of Credit") with a bank,
    bearing interest at a rate of LIBOR plus
    1.95%, with principal due in January, 1999....    15,000       --       --
   Mortgage notes payable to various commercial
    lenders (A)...................................   126,730       --       --
   Mortgage note payable to financial institution,
    collateralized by 1001 Technology Way,
    interest at 8.3% per annum with principal and
    interest payable monthly through October 2011.     6,383     6,412      --
   Mortgage notes payable to a financial
    institution, collateralized by various of the
    New Properties, interest at 7.19% per annum
    with interest payable monthly and principal
    due April 30, 1998 (See Notes 17 and 18)......    56,000    83,500      --
   Mortgage note payable to a financial
    institution collateralized by Continental
    Towers, interest at prime rate (8.50% at
    December 31, 1997) per annum with principal
    and interest payable monthly through January
    1998..........................................       --        698      --
   Mortgage notes payable to various commercial
    lenders (B)...................................       --        --   229,361
   Mortgage notes payable to various financial in-
    stitutions, interest at a variable rate of
    prime plus 1/2% per annum and a fixed rate of
    7.375% per annum with principal and interest
    payable monthly through October 1998..........       --        --     6,525
                                                    --------  -------- --------
                                                    $376,613  $249,610 $235,886
                                                    ========  ======== ========
   Bonds Payable:
   Variable rate taxable and tax-exempt bonds is-
    sued by various state and local government au-
    thorities (C), (D)............................  $ 74,450  $ 74,450 $ 74,450
                                                    ========  ======== ========

  (A) During the three months ended March 31, 1998, the Company completed four new financings and one re-financing of mortgage notes payable with four separate financial institutions at rates of interest ranging from 6.85% to LIBOR plus 2.0% (7.65% at March 31, 1998). The notes are collateralized by various office and industrial properties.

  (B) 77 West Wacker has entered into a mortgage note agreement ("Agreement") with a consortium of commercial lenders providing a maximum loan of $230,000 ("Loan"). The Loan, was collateralized by a first mortgage on the 77 West Wacker Building. The Loan was repaid with proceeds of the Offering and Preferred Share Private Placement. Under the terms of the Agreement, 77 West Wacker made monthly interest-only payments. Interest was calculated using certain variable rate indices, as defined. To reduce the impact of

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


6. MORTGAGE NOTES AND BONDS PAYABLE (CONTINUED)

increases in interest rates, 77 West Wacker also entered into an interest rate swap agreement with affiliates of one of 77 West Wacker's Third Party owners ("Counterparties") for the outstanding principal balance on the Agreement up to a maximum principal amount of $230,000. Under the terms of the interest rate swap agreement, 77 West Wacker paid the Counterparties interest monthly at a fixed rate of 10% per annum. 77 West Wacker was to receive monthly interest payments from the Counterparties at the variable rate and was then responsible for making the monthly interest payments required under the terms of the Agreement. 77 West Wacker incurred $692 of fees to terminate the swap agreement, which have been reflected in the extraordinary item--extinguishment of debt in the period from January 1, 1997 to November 16, 1997.

  (C) Permanent financing for the development of certain Industrial Properties has been provided by $48,150 of tax exempt industrial development revenue bonds (Bonds). (See Note 7--on December 13, 1995 and on May
20, 1996, the Bonds were acquired by independent third party financial institutions from an affiliate of PGI). The Bonds mature on June 1, 2022.

  Under the terms of the Bond loan agreements, the borrowing Partnerships are to make interest-only payments monthly, calculated using a floating rate determined by the Remarketing Agent of the Bonds. The rates ranged from 3.15% to 4.20% during the three months ended March 31, 1998, 3.35% to 4.75% during 1997 and 2.85% to 4.40% during 1996, and 5.25% to 5.51% during 1995. The rate at March 31, 1998 was 3.95% and at both December 31, 1997 and 1996 was 4.40%.

  The maximum annual interest rate on the Bonds is 13%. Under certain conditions, the interest rate on the Bonds may be converted to a fixed rate at the request of the borrowing Partnership.

  Beginning November 17, 1997, the Bonds were collateralized by letters of credit totaling $48,918 from the Credit Facility. From May 1996 to November 16, 1997, the Bonds were collateralized by letters of credit that required the borrowing PGI Partnerships to pay letter of credit financing fees of 1.75% per annum of the face amount, payable quarterly in advance.

  The bondholders may tender bonds on any business day during the variable interest rate period discussed above and receive principal, plus accrued interest through the tender date. Upon tender, the remarketing agent shall immediately remarket the Bonds. In the event the remarketing agent fails to remarket any Bonds, the borrowing Partnerships are obligated to purchase those Bonds. The remarketing agent receives a fee of .11% per annum of the outstanding Bonds balance, payable quarterly in advance. In February 1998, a separate financing facility with another financial institution was established to re-issue letters of credit in the amount of $48,509.

  (D) Permanent financing for the development of certain office Properties has been provided by $26,300 of tax exempt industrial revenue bonds (IRBs). The IRB's mature on December 1, 2014. Under the terms of the IRB agreements, the borrowing Partnerships are to make interest-only payments monthly, calculated using a floating rate determined by the remarketing agent of the IRBs. The rates ranged from 3.40% to 4.00% for the three months ended March 31, 1998, 3.35% to 3.85% during 1997, 3.40% to 4.05% during 1996 and 3.40% to 4.50%
during 1995. The rates at March 31, 1998 were 3.40% and at December 31, 1997 were 3.85% and at December 31, 1996 were 3.50%.

  Under certain conditions, the interest rates on the IRBs may be converted to a fixed rate at the request of the borrowing Partnerships.

  The IRBs are collateralized by letters of credit totaling $26,930 from the Credit Facility.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


6. MORTGAGE NOTES AND BONDS PAYABLE (CONTINUED)

  Under the terms of the IRB agreements, the bondholders have the option to require the borrowing Partnerships to purchase any of its IRBs on the 15th day of any month while the IRBs are outstanding. Upon the exercise of the bondholders' option to purchase the IRBs, the remarketing agent shall immediately remarket the IRBs. In the event the remarketing agent fails to remarket the IRBs, the borrowing Partnerships are obligated to purchase those IRBs.

  Total interest paid on the mortgage notes payable and bonds payable was $6,356 and $6,596 for the three months ended March 31, 1998 and 1997, respectively, and $1,855 and $25,731 for the period from November 17, 1997 to December 31, 1997, and the period from January 1, 1997 to November 16, 1997, respectively, and $25,643 and $25,490 for the years ended December 31, 1996 and 1995, respectively.

7 . MORTGAGE NOTES AND BONDS PAYABLE--AFFILIATES

                                                                  DECEMBER 31
                                                       MARCH 31, --------------
                                                         1998     1997   1996
                                                       --------- ------ -------
   Mortgage note payable--Limited partner,
    collateralized by 801 Technology Way, interest at
    7.0% per annum, with principal and interest was
    repaid January 2, 1998...........................    $--     $3,984 $   --
   Mortgage notes payable--Affiliate (A).............     --        --   99,357
   Mortgage note payable--Affiliate; interest at 9.5%
    per annum with interest payable quarterly and
    principal and accrued interest due on maturity
    date of March 7, 1998............................     --        --      290
                                                         ----    ------ -------
                                                         $--     $3,984 $99,647
                                                         ====    ====== =======
   Bonds Payable--Affiliate:
   Variable rate taxable and tax-exempt bonds issued
    by state and local government authorities (B)....    $--     $  --  $12,000
                                                         ====    ====== =======

  (A) 77 West Wacker has entered into a 11% subordinate loan agreement with affiliates of its Third Party owner for a maximum disbursement amount of $60,000. A portion of the loan was repaid ($4,895) with proceeds of the Offering and the Private Placement, and a portion was considered repaid from the swap agreement between PGI and the Third Party related to the Loan in Note 6 ($42,584 was recorded as a contribution from PGI in the period from January 1, 1997 to November 17, 1997) and the remainder was forgiven ($67,847), as of November 16, 1997 and included in the extraordinary item--extinguishment of debt in the period from January 1, 1997 to November 16, 1997. As of December 31, 1996 and 1995, $56,787 and $50,896 respectively, had been funded under this agreement, and $40,873 and $30,871 respectively, of accrued interest and $1,697 and $1,175, respectively, of standby loan fees have been added to the principal balance in accordance with the terms of the agreement. The Third Party owner has provided a guarantee of 77 West Wacker's first mortgage note payable and charges 77 West Wacker a standby loan fee, as defined, which is included as a component of interest expense. Standby loan fees incurred were $460 for the period from January 1, 1997 to November 16, 1997, and $522 and $498 for the years ended December 31, 1996 and 1995, respectively, (included in general and administrative expenses in the combined statements of operations of the Predecessor). Under the terms of the subordinate loan agreement, 77 West Wacker was not required to make any periodic principal or interest payments prior to the date of stabilization, as defined; unpaid interest is added to the principal balance monthly. Subsequent to the date of stabilization, as defined, monthly payments of interest only are payable to the extent of available cash flow, as defined, during the operating period, with the entire outstanding balance due upon maturity.

  (B) Permanent financing for the development of certain industrial properties has been provided by $12,000 of tax exempt bonds which were converted to taxable debt industrial development revenue bonds (IDBs). The

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


7. MORTGAGE NOTES AND BONDS PAYABLE--AFFILIATES (CONTINUED)

Bonds mature on June 1, 2022. On November 17, 1997, PGI contributed the related bond receivables held by an affiliate as part of its contribution to the Operating Partnership. On December 13, 1995, $60,150 of IDBs were acquired by an affiliate of PGI from the Third Party. On December 13, 1995, $28,300 and on May 20, 1996, $19,850 of the IDBs were sold to independent third party financial institutions by the affiliate of PGI.

  Under the terms of the IDB loan agreement, the borrowing Partnerships are to make interest-only payments semi-annually, calculated using a floating rate determined by the Remarketing Agent of the IDBs. The rates were 5.501% during 1997, 3.90% to 5.501% during 1996 and 5.25% to 5.51% during 1995. The rate at
December 31, 1996 was 5.501%.

  The maximum annual interest rate on the IDBs is 13%. Under certain conditions, the interest rate on the IDBs may be converted to a fixed rate at the request of the respective borrowing Partnership. The bondholders may tender bonds on any business day during the variable interest rate period discussed above and receive principal, plus accrued interest through the tender date. Upon tender, the remarketing agent shall immediately remarket the IDBs. In the event the remarketing agent fails to remarket any IDBs, the borrowing Partnership is obligated to purchase those IDBs. The remarketing agent receives a fee of .11% per annum of the outstanding IDB balance, payable quarterly in advance.

  Included in the extraordinary item--extinguishment of debt in the period from January 1, 1997 to November 16, 1997, are $1,000 in loan termination fees paid to an affiliate of the Third Party and the write-off of unamortized deferred financing of $165.

  In 1995, mortgage notes payable to the Third Party totaling $2,716 and accrued interest of $200 were forgiven by the Third Party. The notes bore interest at 8.5%, payable quarterly from available cash flow.

  Total interest paid on the mortgage notes payable and bonds payable to affiliates was $59 and $328 for the three months ended March 31, 1998 and 1997, respectively, $32 for the period from January 1, 1997 to November 16, 1997 and $1,256 and $3,538 for the years ended December 31, 1996 and 1995, respectively. No interest was paid for the period from November 17, 1997 to December 31, 1997.

8. FUTURE MINIMUM LEASE INCOME AND PAYMENTS

  The Company has entered into lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts.

  Approximately 24%, 57%, 39%, 57%, 60%, and 65%, of the rental revenue for the three months ended March 31, 1998 and 1997, for the period from November 17, 1997 to December 31, 1997, the period from January 1, 1997 to November 16, 1997, and for the years ended December 31, 1996 and 1995, respectively, was received from four tenants (only three tenants for the period from January 1, 1998 to March 31, 1998).

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

8. FUTURE MINIMUM LEASE INCOME AND PAYMENTS (CONTINUED)

  The total future minimum rentals to be received under such noncancelable operating leases executed through December 31, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

       YEAR ENDED DECEMBER 31                                            AMOUNT
       ----------------------                                           --------
       1998............................................................ $ 56,322
       1999............................................................   52,738
       2000............................................................   47,232
       2001............................................................   40,373
       2002............................................................   35,763
       Thereafter......................................................  145,908
                                                                        --------
                                                                        $378,336
                                                                        ========

  Future minimum rentals include amounts to be received from the Company totaling $2,546 and from PGI totaling $3,710.

  In addition, as a part of lease agreements entered into with certain tenants of 77 West Wacker Building, 77 West Wacker assumed the tenants' leases at other properties and subsequently executed subleases for certain of the assumed lease space. Net future minimum rental payments due under leases assumed and subleases executed through December 31, 1997, are as follows:

       YEAR ENDED DECEMBER 31                                             AMOUNT
       ----------------------                                             ------
       1998.............................................................. $1,210
       1999..............................................................  1,235
       2000..............................................................  1,263
       2001..............................................................  1,293
       2002..............................................................    757
                                                                          ------
                                                                          $5,758
                                                                          ======

  During 1995, a tenant of the 77 West Wacker Building experienced financial difficulties and began negotiations with 77 West Wacker to reduce its leased space, resulting in an amendment to the tenant's lease agreement. As a result of the lease amendment, 77 West Wacker wrote-off $13,373 of deferred tenant costs, representing $10,296 of tenant receivables related to straight-lining of the tenant's rental revenue, $2,257 of deferred leasing costs, and $820 of tenant improvements. The same tenant continued to experience financial difficulty and in 1997 defaulted on certain 1997 rental payments. As a result of the default, as of December 31, 1996, 77 West Wacker wrote-off $3,081 of deferred tenant costs, representing $940 of tenant receivables related to straight-lining of the tenant's rental revenue and $2,141 of deferred leasing costs. In early November 1997, 77 West Wacker reached an agreement with the tenant to terminate the lease. During the period from January 1, 1997 to November 16, 1997, 77 West Wacker recognized revenue from this tenant only to the extent cash was received.

9. PREFERRED SHARES

  The Company is authorized to issue up to 30,000,000 of non-voting preferred shares of beneficial interest in one or more series. At March 31, 1998 and December 31, 1997, 2,000,000 Cumulative Convertible Preferred Shares of Beneficial Interest with a $0.01 par value were outstanding. The Preferred Shares have a liquidation

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

9. PREFERRED SHARES (CONTINUED)

preference equivalent to $20.00 per share plus the amount equal to any accrued and unpaid dividends thereon ("Liquidation Preference").

  Dividends on the Preferred Shares are payable quarterly at the greater of:
(i)(x) an annual rate equal to the product of the Issue Price ($20.00) multiplied by 0.07% for Dividend Periods ending before November 17, 1998 (The Company declared a dividend of $0.173 per Preferred Share on December 31, 1997 which was paid on January 23, 1998.), and (y) an annual rate equal to the product of the Issue Price multiplied by 0.075% for dividend periods ending after November 17, 1998, or (ii) the regular cash dividends (determined on each dividend payment date) on the Common Shares, or portion thereof, into which a Preferred Share is convertible. The amount of dividends referred to in clause (i) above payable for each full dividend period on the Preferred Shares, other than the dividend period commencing October 1, 1998, shall be computed by dividing the annual dividend rate by four. For the dividend period commencing October 1, 1998, the amount of dividends through November 17, 1998, on the Preferred Shares shall be computed by dividing the product of the Issue Price times 0.07% by 365 and multiplying the result by the number of days from October 1, 1998 through November 17, 1998 and dividends from November 18, 1998 through December 31, 1998, on the Preferred Shares shall be computed by dividing the product of the Issue Price times .075% by 365 and multiplying the result by the number of days from November 18, 1998 through December 31, 1998. The amount of dividends referred to in clause (ii) above shall equal the number of Common Shares, or portion thereof, into which a Preferred Share will be convertible on or after the conversion date as defined, multiplied by the most current quarterly dividend on a Common Share on or before the applicable dividend payment date. The Preferred Shares are convertible into shares of Common Shares, at the shareholders' option, upon the earliest to occur of: (i) September 17, 1998, (ii) the first day on which a change of control occurs, as defined, (iii) the occurrence of a REIT termination event, as defined, or (iv) such date as determined by the Company (the Conversion Date), to convert all or any portion of such shares (or such shares as determined by the Company if pursuant to clause (iv) above) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference Amount of such shares by the conversion price by surrendering such shares to be converted. In the case of Preference Shares called for redemption, conversion rights shall expire at the close of business on the fifth business day prior to the redemption date fixed for such redemption.

  The Company has the right to redeem the Preferred Shares beginning on and after November 17, 2007, in cash equal to 100% of the Liquidation Preference. Notwithstanding, anything above to the contrary, beginning on June 17, 1998, and ending on September 17, 1998, the Company, at its option, may redeem all, but not less than all, of the Preferred Shares at a premium (the "Special Redemption Price") calculated to result in a total internal rate of return to the holder (including the receipt of dividends and calculated on an annual compounded basis as if the holder had owned the shares since the Issue Date) of 20.0%. The Special Redemption Price may be paid, at the Company's option, in any combination of: (i) cash, and (ii) Common Shares valued at fair market value; provided, that the cash portion of the Special Redemption Price shall equal at least 75.0% of the Special Redemption Price.

  The holders of the Preferred Shares have the right to elect two additional members to the Company's Board of Directors if the equivalent of two quarterly dividends are in arrears. Each of such two directors will be elected to serve until the earlier of: (1) the election and qualification of such directors' successor, or (2) payment of the dividend average.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


10. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted net income available per weighted-average common share of beneficial interest as follows:

                                                                    PERIOD FROM
                                                                     NOVEMBER
                                                                    17, 1997 TO
                                               THREE MONTHS ENDED    DECEMBER
                                                 MARCH 31, 1998      31, 1997
                                              --------------------- (BASIC AND
                                                BASIC     DILUTED    DILUTED)
                                              ---------- ---------- -----------
Numerator:
  Net income available to common
   shareholders.............................. $    2,220 $    2,220 $       447
                                              ========== ========== ===========
Denominator:
  Weighted-average common shares of
   beneficial interest....................... 13,180,667 13,180,667  12,593,000
  Employee stock options.....................        --      40,243         --
                                              ---------- ---------- -----------
                                              13,180,667 13,220,910  12,593,000
                                              ========== ========== ===========
Net income available per weighted-average
 common share of beneficial interest--basic
 and diluted................................. $     0.17 $     0.17 $      0.04
                                              ========== ========== ===========

  Options to purchase 1,160,500 Common Shares at $20.00 per share were outstanding during the period from January 1, 1998 through March 31, 1998 and options to purchase 29,500 Common Shares at $20.1875 per share were outstanding during the period from March 6, 1998 through March 31, 1998. These options were included in the computation of diluted earnings per share because the options' exercise price was lower than the average market price of the common shares and, therefore, the effect would be dilutive.

  Options to purchase 1,160,500 Common Shares at $20.00 per share were outstanding during the period from November 17, 1997 to December 31, 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

  The Company had 10,265,882 and 10,250,882 Common Units outstanding during the period from January 1, 1998 through March 31, 1998 and the period from November 17, 1997 to December 31, 1997, respectively, of which 9,338,782 and 9,323,782, respectively may be converted into Common Shares, after one year from the completion of the Offering at the option of the Company. The Convertible Common Units, on a one for one basis, were not included in the computation of diluted earnings per share because the conversion would be antidilutive.

  The Company had 2,000,000 Preferred Shares outstanding during the period from January 1, 1998 through March 31, 1998 and the period from November 17, 1997 to December 31, 1997 but were not included in the computation of diluted earnings per share because the conversion would be antidilutive.

11. EMPLOYEE BENEFIT PLANS

  On November 17, 1997 the Company established a Share Incentive Plan (the "Plan") which permits the grant of stock options, stock appreciation rights, restricted stock, restricted units and performance units to officers and other key employees of the Company, its subsidiaries, the Operating Partnership, the Services Company and Company-owned partnerships. The Plan also permits the grant of stock options to non-employee Trustees.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)

  Under the Plan, up to 1,850,000 Common Shares may be issued or transferred to participants. The maximum aggregate number of Common Shares and Share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Plan, regardless of the type of awards, will be 200,000. This limit will apply regardless of whether such compensation is paid in Common Shares or Share equivalent units.

  The effects on unaudited pro forma net income and pro forma earnings per common share for the three months ended March 31, 1998 and for the period from November 17, 1997 to December 31, 1997 of amortizing to expense the estimated fair value of stock options are not necessarily representative of the effects on net income to be reported in future years due to such things as vesting period of the stock options, and the potential for issuance of additional stock options in future years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

  Under the Plan, each person serving as a Trustee on November 17, 1997, received options to acquire 5,000 shares. Stock options granted to the Trustees have a term of 10 years and will vest and be exercisable at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant. On November 17, 1997, each of the seven Trustees received options to acquire 5,000 shares at $20.00 per share (the closing price on the day of the grant of the options).

  The Board administers the Plan and has the authority to determine, among other things, the individuals to be granted options, the exercise price at which shares may be acquired, the number of shares subject to options and the vesting requirements and the exercise period of each option. The Board is granted discretion to determine the term of each option granted under the Plan to employees, executives and Trustees, but in no event will the term exceed ten years and one day from the date of the grant. On November 17, 1997, the Board granted options to purchase a total of 1,113,000 shares at an exercise price of $20.00 per share (the closing price on the day of the grant of the options) to various executives and employees of the Company. Options for the shares granted under the Plan to executives and employees have a term of 10 years and will be exercisable and vest in installments as follows: (i) 33.3% of the number of shares commencing in the first anniversary of the date of grant; (ii) an additional 33.3% for the shares commencing on the second anniversary of the date of the grant; and (iii) the remainder of the shares commencing on the third anniversary of the date of grant.

  Under a consulting agreement between the Company and an executive of the Company, the Board granted options to purchase 75,000 shares at an exercise price of $20.00 per share. Pursuant to the agreement, the options granted have a term of 10 years and will be exercisable and vest at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant.

  The unaudited pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its options under the fair value method of that statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following approximated weighted average assumptions for the three months ended March 31, 1998 and for the period from November 17, 1997 to December 31, 1997; risk free interest rate of 5.41%, dividend yield of 6.7%; volatility factor of the expected market price of the Company's common stock of .156; and a weighted-average expected life of the options of ten years. The unaudited pro forma expense would be $143 and $69 ($0.01 per Common Share) for the three months ended March 31, 1998 and for the period from November 17, 1997 to December 31, 1997, respectively.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)

  The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the options granted under the Plan.

  A summary of the Company's stock option activity, and related information for the three months ended March 31, 1998 and for the period from November 17, 1997 through December 31, 1997 is as follows:

                                                       SHARES       WEIGHTED
                                                       SUBJECT  AVERAGE EXERCISE
                                                      TO OPTION PRICE PER SHARE
                                                      --------- ----------------
   Initial options granted........................... 1,160,500      $20.00
   Options canceled..................................       --          --
                                                      ---------      ------
   Balance at December 31, 1997...................... 1,160,500       20.00
   Options canceled..................................       --          --
   Options granted...................................    29,500       20.19
                                                      ---------      ------
   Balance at March 31, 1998......................... 1,190,000      $20.01
                                                      =========      ======

  At March 31, 1998 and December 31, 1997, no options were exercised and options on 597,500 and 627,000 shares were available for future grant, respectively. Exercise prices for options outstanding at March 31, 1998 and December 31, 1997 were $20.19 and $20.00 per share, respectively. The remaining weighted-average contractual life of these options was approximately
9.88 years. The weighted-average grant date fair value of all options granted is $1.98 and $1.39 for the three months ended March 31, 1998 and for the period from November 17, 1997 through December 31, 1997, respectively.

12. RELATED PARTY TRANSACTIONS

  The Company owns 100% of the nonvoting preferred stock of the Service Company which has an initial carrying value of $425 and has provided a loan in the amount of $4,800 to the Service Company (included in due from affiliates at March 31, 1998 and December 31, 1997). The loan bears interest at 11% per annum, with interest payable monthly and principal due November 2007. During the three months ended March 31, 1998 and the period from November 17, 1997 to December 31, 1997, the Company recorded interest income of $130 and $66 (included in due from affiliates) related to the loan and $27 and $(19), representing the Company's share of the Service Company's income (loss) from operations for each period, respectively. (The net of $157 and $47 is included in other income, respectively.) No interest income was received during the periods. In addition, the Company has made non-interest bearing advances to the Service Company, of which approximately $1,481 and $392 is outstanding at March 31, 1998 and December 31, 1997 and included in due from affiliates.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


12. RELATED PARTY TRANSACTIONS (CONTINUED)

  In connection with the leasing and management of the Prime Properties, PGI was entitled to payments and fees for services performed. Such amounts incurred during the three months ended March 31, 1997, the period from January 1, 1997 to November 16, 1997, and for the years ended December 31, 1996 and 1995 are summarized as follows:

                                             THREE   PERIOD FROM
                                            MONTHS    JANUARY 1,   YEAR ENDED
                                             ENDED     1997 TO     DECEMBER 31
                                           MARCH 31, NOVEMBER 16, -------------
                                             1997       1997       1996   1995
                                           --------- ------------ ------ ------
Property management fee (a)...............   $356       $1,238    $1,429 $1,364
Administration fees (b)...................     41          463       468    730
Construction management (c)...............     35           --       102    115
Legal fees (d)............................     97          271       127     77
Leasing fees (e)..........................      9            2        19    280
Reimbursables (f).........................    236          252       184    352
Asset management fee (g)..................     33          110       132    132

--------
(a) PGI was entitled to a property management fee ranging from 2.5% to 4% of gross receipts, payable monthly in arrears. Amounts are included in property and asset management fees to affiliates in the combined financial statements of the Predecessor.
(b) PGI was entitled to an annual administration fee as defined in the Partnership agreement. Amounts are included in general and administrative expenses in the combined financial statements of the Predecessor.
(c) PGI was entitled to a construction management fee equal to 3% of construction costs.
(d) PGI was reimbursed for reasonable legal and accounting expenses incurred in connection with the operations of the Partnerships. Amounts are included in general and administrative expenses in the combined financial statements of the Predecessor.
(e) PGI was entitled to leasing commissions for all leases signed. The commissions were equal to 1.5% to 3% of rent, exclusive of tenant reimbursements, during the base term of the lease; commissions were payable upon commencement of the respective leases.
(f) PGI was entitled to reimbursement for expenses paid for the benefit of the Partnerships. Amounts are included in general and administrative expenses in the combined financial statements of the Predecessor.
(g) PGI was entitled to an annual fee from providing asset management services to the Partnership which is payable from available cash flows. Amounts are included in property and asset management fees to affiliates in the combined financial statements of the Predecessor.

  Amounts due to affiliates in the combined financial statements of the Predecessor were for amounts due for advances made by affiliates. Amounts due from affiliates in the combined financial statements of the Predecessor were for advances made by the PGI Partnership to affiliates. Amounts due from and due to affiliates were subject to interest at prime plus 2% and were payable upon demand. Any unpaid amounts due to affiliates or amounts due from affiliates as of November 16, 1997, have been reflected as distributions to or contributions from PGI.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


12. RELATED PARTY TRANSACTIONS (CONTINUED)

  Average balances of amounts due from and due to affiliates for the three months ended March 31, 1997 and the period from January 1, 1997 to November 16, 1997 and for the years ended December 31 1996 and 1995 are summarized as follows:

                                         THREE
                                        MONTHS      PERIOD FROM     YEAR ENDED
                                         ENDED    JANUARY 1, 1997   DECEMBER 31
                                       MARCH 31,        TO         -------------
                                         1997    NOVEMBER 16, 1997  1996   1995
                                       --------- ----------------- ------ ------
   Due from affiliates................  $1,965        $1,447       $4,323 $3,251
   Due to affiliates..................     695           354          821  1,107

13. INSURANCE SETTLEMENT

  On July 16, 1994, the Enterprise Center I property was destroyed by a fire. During 1995, ECI received a final insurance settlement of $10,871 related to the fire. The proceeds settled an insurance receivable of $1,755 recorded at December 31, 1994, and additional costs of $1,859 incurred in 1995 related to the cleanup of the property. ECI believes that all material costs of the fire were incurred prior to December 31, 1995. The remaining proceeds of $7,257 have been recorded as revenue in the 1995 combined statements of operations.

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

  Statements of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS No. 107) and No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments requires disclosures of the fair value of certain on-and off-balance sheet financial instruments for which it is practicable to estimate. Fair value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

  The following methods and assumptions were used by the Company and PGI Partnerships in estimating their fair value disclosures for financial instruments:

 Cash and cash equivalents

  The carrying amount of cash and cash equivalents reported in the consolidated and combined balance sheets approximates its fair value.

  The Company maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

 Mortgage Notes and Bonds Payable

  The carrying amount of the Company's and PGI Partnerships' variable and fixed rate borrowings approximates fair value based on the current borrowing rate for similar types of borrowing arrangements.

  The carrying amount of accrued interest in the consolidated and combined balance sheets approximates fair value.

                       PRIME GROUP REALTY (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


15. COMMITMENTS AND CONTINGENCIES

  The Company is a defendant in legal actions arising during the normal course of business. Management believes that the ultimate outcome of those actions will not materially affect the Company's consolidated financial position.

  All of the Prime Properties and New Properties were subject to Phase I or similar environmental assessment by independent environmental consultants which were intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Management is aware of contamination at certain of the industrial properties included in the Prime Properties, which are already in remediation programs sponsored by the state in which they are located. The Phase I assessments estimate that remedial action plans will have a probable cost of approximately $3,205. During 1997, PGI initiated lawsuits against a former environmental consultant and a former tenant of one of these properties for damages to cover the cost of the remedial action plans. However, the outcome of the lawsuits cannot yet be determined and the actual cost to be incurred by the Company cannot yet be determined. During 1997, the PGI Partnerships recorded a liability of $3,205 (included in accounts payable and accrued expenses at March 31, 1998 and December 31, 1997). PGI has contractually agreed to indemnify the Company from any environmental liabilities the Company may incur.

16. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

  The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are presented as if, at January 1, 1996, (i) the Company had completed the Offering, the Preferred Share Private Placement, the Overallotment and the Private Placement and contributed the net proceeds to the Operating Partnership, (ii) PGI and Contributors had contributed certain of their respective properties and operations (the Contribution Properties) to the Operating Partnership, (iii) the Operating Partnership had completed the sale of Common Units to Primestone, (iv) the Operating Partnership acquired various office and industrial properties (the Acquisition Properties), and the Continental Management Business from various third parties, and (v) the Operating Partnership repaid debt on certain of the Contribution Properties. In management's opinion, all adjustments necessary to reflect the effects of the Offering, the Preferred Shares Private Placement, the Overallotment and the Private Placement have been made.

  The unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are not necessarily indicative of what the actual results of operations would have been assuming the Offering, the Preferred Share Private Placement, the Overallotment and the Private Placement had occurred at the dates indicated above, nor do they purport to represent the future results of operations of the Company.

                                                THREE MONTHS      YEAR ENDED
                                               ENDED MARCH 31,   DECEMBER 31,
                                               --------------- ----------------
                                                1998    1997     1997    1996
                                               ------- ------- -------- -------
   Total revenue.............................. $33,194 $30,534 $100,465 $98,515
                                               ======= ======= ======== =======
   Net income................................. $ 3,291 $ 3,677 $  9,328 $ 7,797
                                               ======= ======= ======== =======
   Earnings per common share.................. $  0.17 $  0.19 $   0.50 $  0.38
                                               ======= ======= ======== =======

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

16. REAL ESTATE AND ACCUMULATED DEPRECIATION

  Real estate and accumulated depreciation, by property, consists of the following:

                                                         COSTS CAPITALIZED
                                      INITIAL COST TO      SUBSEQUENT TO       GROSS AMOUNT  CARRIED
                  DECEMBER 31, 1997       COMPANY           ACQUISITION        AT DECEMBER 31,  1997     DECEMBER 31, 1997
                  ----------------- -------------------- ----------------- ----------------------------- -----------------
                                            BUILDING AND      BUILDING AND         BUILDING AND             ACCUMULATED
DESCRIPTION         ENCUMBRANCES     LAND   IMPROVEMENTS LAND IMPROVEMENTS  LAND   IMPROVEMENTS  TOTAL     DEPRECIATION
-----------       ----------------- ------- ------------ ---- ------------ ------- ------------ -------- -----------------
Office:
77 West Wacker
 Building.......      $159,000      $17,637   $162,755   $--      $--      $17,637   $162,755   $180,392       $(835)
Nashville Office
 Building.......         4,800        1,530      7,072    --       --        1,530      7,072      8,602         (29)
Professional
 Plaza..........         9,000          --       7,090    --       --          --       7,090      7,090         (71)
Old Kingston....         3,500          378      2,808    --       --          378      2,808      3,186         (25)
Two Centre
 Square.........         9,000          --       7,379    --       --          --       7,379      7,379         (74)
Triad Parking
 Facility.......           --           507      1,046    --       --          507      1,046      1,553          (5)
Hammond
 Enterprise
 Center.........           --            26        614    --       --           26        614        640          (4)
Chicago
 Enterprise
 Center.........           --           775        975    --       --          775        975      1,750        (162)
1990 Algonquin
 Road(1)........           --         1,554      6,393    --       --        1,554      6,393      7,947         (19)
2010 Algonquin
 Road(1)........           --           509      2,044    --       --          509      2,044      2,553          (6)
555 Huehl
 Road(1)........           --         1,291      5,164    --       --        1,291      5,164      6,455         (27)
1669 Woodfield
 Road(1)........           --         1,962      7,853    --       --        1,962      7,853      9,815         (24)
475 Superior
 Avenue.........           --         2,700     10,801    --       --        2,700     10,801     13,501         (29)
2205-2255
 Enterprise
 Drive(1).......           --         2,304      9,259    --       --        2,304      9,259     11,563         (27)
280 Shuman
 Blvd...........           --         1,264      5,056    --       --        1,264      5,056      6,320         (16)
Continental
 Towers.........           698       21,831     87,324    --       --       21,831     87,324    109,155        (126)
2675 Mayfair....           --         1,613      6,450    --       --        1,613      6,450      8,063          (1)
Industrial:
East Chicago
 Enterprise
 Center.........           --            27        533    --      --            27        533        560          (4)
Enterprise
 Center I.......         2,900          595        --     --      --           595        --         595          (4)
Enterprise
 Center II......         5,000           18      2,360    --       --           18      2,360      2,378         (14)
Enterprise
 Center III.....         4,500           20      7,038    --       --           20      7,038      7,058         (41)
Enterprise
 Center IV......         2,600           11      1,217    --       --           11      1,217      1,228         (16)
Enterprise
 Center V.......         5,000           81      2,883    --       --           81      2,883      2,964          22
Enterprise
 Center VI......         4,900          101      2,936    --       --          101      2,936      3,037         (20)
Enterprise
 Center VII.....         7,200          548      4,968    --       --          548      4,968      5,516         (51)
Enterprise
 Center VIII....         7,000          151      2,493    --       --          151      2,493      2,644         --
Enterprise
 Center IX......         4,750          269      1,127    --       --          269      1,127      1,396         (13)
Enterprise
 Center X.......         4,300          275      2,836    --       --          275      2,836      3,111         (44)
Arlington
 Heights I......           --           617      2,638    --       --          617      2,638      3,255         (28)
Arlington
 Heights II.....           --           456      2,062    --       --          456      2,062      2,518         (19)
Arlington
 Heights III....           --           452      1,938    --       --          452      1,938      2,390         (18)
2160 McGraw Rd..           --           904      3,617    --       --          904      3,617      4,521         (47)
                      DATE OF
                  ACQUISITION (A)
DESCRIPTION       CONTRIBUTION (C)
-----------       ----------------
Office:
77 West Wacker
 Building.......       1997(C)
Nashville Office
 Building.......       1997(C)
Professional
 Plaza..........       1997(C)
Old Kingston....       1997(C)
Two Centre
 Square.........       1997(C)
Triad Parking
 Facility.......       1997(C)
Hammond
 Enterprise
 Center.........       1997(C)
Chicago
 Enterprise
 Center.........       1997(C)
1990 Algonquin
 Road(1)........       1997(A)
2010 Algonquin
 Road(1)........       1997(A)
555 Huehl
 Road(1)........       1997(A)
1669 Woodfield
 Road(1)........       1997(A)
475 Superior
 Avenue.........       1997(A)
2205-2255
 Enterprise
 Drive(1).......       1997(A)
280 Shuman
 Blvd...........       1997(A)
Continental
 Towers.........       1997(A)
2675 Mayfair....       1997(A)
Industrial:
East Chicago
 Enterprise
 Center.........       1997(C)
Enterprise
 Center I.......       1997(C)
Enterprise
 Center II......       1997(C)
Enterprise
 Center III.....       1997(C)
Enterprise
 Center IV......       1997(C)
Enterprise
 Center V.......       1997(C)
Enterprise
 Center VI......       1997(C)
Enterprise
 Center VII.....       1997(C)
Enterprise
 Center VIII....       1997(C)
Enterprise
 Center IX......       1997(C)
Enterprise
 Center X.......       1997(C)
Arlington
 Heights I......       1997(C)
Arlington
 Heights II.....       1997(C)
Arlington
 Heights III....       1997(C)
2160 McGraw Rd..       1997(A)

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

16. REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

                                                                               GROSS AMOUNT
                                                         COSTS CAPITALIZED        CARRIED
                                      INITIAL COST TO      SUBSEQUENT TO     AT DECEMBER 31,
                  DECEMBER 31, 1997       COMPANY           ACQUISITION            1997                    DECEMBER 31, 1997
                  ----------------- -------------------- ----------------- ---------------------           -----------------
                                            BUILDING AND      BUILDING AND          BUILDING AND              ACCUMULATED
DESCRIPTION         ENCUMBRANCES     LAND   IMPROVEMENTS LAND IMPROVEMENTS  LAND    IMPROVEMENTS  TOTAL      DEPRECIATION
-----------       ----------------- ------- ------------ ---- ------------ -------  ------------ --------  -----------------
4849 Groveport..      $             $   507   $  2,030   $--      $--      $   507    $  2,030   $  2,537       $   (26)
2400 McGraw Rd..           --           348      1,392    --       --          348       1,392      1,740           (18)
5160 Blazer
 Memorial Pkwy..           --           470      1,880    --       --          470       1,880      2,350           (24)
600 London Rd...           --           223        890    --       --          223         890      1,113           (11)
4411 Marketing
 Place..........           --           445      1,780    --       --          445       1,780      2,225           (23)
1001 Technology
 Way............         6,412        1,909      7,637    --       --        1,909       7,637      9,546           (40)
801 Technology
 Way............         3,984          813      3,253    --       --          813       3,253      4,066           (17)
3818
 Grandville/1200
 Northwestern(1).          --         2,125      8,505    --       --        2,125       8,505     10,630           (42)
306-310 Era
 Drive(1).......           --           719      2,878    --       --          719       2,878      3,597           (15)
1301 Ridgeview
 Drive(1).......           --         2,287      9,148    --       --        2,287       9,148     11,435           (48)
515 Huehl
 Road/500
 Lindburg(1)....           --         1,775      7,100    --       --        1,775       7,100      8,875           (37)
455 Academy
 Drive(1).......           --           754      3,018    --       --          754       3,018      3,772           (16)
1051 N. Kirk
 Road(1)........           --           911      3,645    --       --          911       3,645      4,556           (11)
4211 Madison
 Street(1)......           --           690      2,759    --       --          690       2,759      3,449            (9)
200 E.
 Fullerton(1)...           --           525      2,100    --       --          525       2,100      2,625            (7)
350 Randy
 Road(1)........           --           267      1,063    --       --          267       1,063      1,330            (3)
4300, 4248, 4250
 Madison
 Street(1)......           --         1,147      4,588    --       --        1,147       4,588      5,735           (14)
370 Carol
 Lane(1)........           --           527      2,107    --       --          527       2,107      2,634            (7)
388 Carol
 Lane(1)........           --           332      1,329    --       --          332       1,329      1,661            (4)
941-961 Wiegel
 Drive(1).......           --         3,268     13,060    --       --        3,268      13,060     16,328           (41)
342-346 Carol
 Lane(1)........           --           600      2,398    --       --          600       2,398      2,998            (7)
343 Carol
 Lane(1)........           --           350      1,398    --       --          350       1,398      1,748            (4)
371-385 N. Gary
 Avenue(1)......           --           218        871    --       --          218         871      1,089            (3)
350 N. Mannheim
 Road(1)........           --            81        325    --       --           81         325        406            (1)
1600-1700 167th
 Street(1)......           --         1,073      4,291    --       --        1,073       4,291      5,364           (13)
1301 E. Tower
 Road(1)........           --         1,005      4,020    --       --        1,005       4,020      5,025           (13)
4343 Commerce
 Court(1).......           --         5,370     21,480    --       --        5,370      21,480     26,850           (63)
11039 Gage
 Avenue(1)......           --           191        767    --       --          191         767        958            (2)
11045 Gage
 Avenue(1)......           --         1,274      5,092    --       --        1,274       5,092      6,366           (16)
1401 S.
 Jefferson(1)...           --           171        685    --       --          171         685        856            (2)
4100 Madison
 Street(1)......           --            42        169    --       --           42         169        211            (4)
4160-4190
 Madison
 Street(1)......           --           931      3,708    --       --          931       3,708      4,639           (11)
550 Kehoe
 Blvd.(1).......           --           686      2,744    --       --          686       2,744      3,430            (9)
                      --------      -------   --------   ----     ----     -------    --------   --------       -------
Total...........      $244,544      $92,440   $496,839   $--      $--      $92,440    $496,839   $589,279       $(2,338)
                      ========      =======   ========   ====     ====     =======    ========   ========       =======
                      DATE OF
                  ACQUISITION (A)
DESCRIPTION       CONTRIBUTION (C)
-----------       ----------------
4849 Groveport..       1997(A)
2400 McGraw Rd..       1997(A)
5160 Blazer
 Memorial Pkwy..       1997(A)
600 London Rd...       1997(A)
4411 Marketing
 Place..........       1997(A)
1001 Technology
 Way............       1997(A)
801 Technology
 Way............       1997(A)
3818
 Grandville/1200
 Northwestern(1).      1997(A)
306-310 Era
 Drive(1).......       1997(A)
1301 Ridgeview
 Drive(1).......       1997(A)
515 Huehl
 Road/500
 Lindburg(1)....       1997(A)
455 Academy
 Drive(1).......       1997(A)
1051 N. Kirk
 Road(1)........       1997(A)
4211 Madison
 Street(1)......       1997(A)
200 E.
 Fullerton(1)...       1997(A)
350 Randy
 Road(1)........       1997(A)
4300, 4248, 4250
 Madison
 Street(1)......       1997(A)
370 Carol
 Lane(1)........       1997(A)
388 Carol
 Lane(1)........       1997(A)
941-961 Wiegel
 Drive(1).......       1997(A)
342-346 Carol
 Lane(1)........       1997(A)
343 Carol
 Lane(1)........       1997(A)
371-385 N. Gary
 Avenue(1)......       1997(A)
350 N. Mannheim
 Road(1)........       1997(A)
1600-1700 167th
 Street(1)......       1997(A)
1301 E. Tower
 Road(1)........       1997(A)
4343 Commerce
 Court(1).......       1997(A)
11039 Gage
 Avenue(1)......       1997(A)
11045 Gage
 Avenue(1)......       1997(A)
1401 S.
 Jefferson(1)...       1997(A)
4100 Madison
 Street(1)......       1997(A)
4160-4190
 Madison
 Street(1)......       1997(A)
550 Kehoe
 Blvd.(1).......       1997(A)
Total...........

-----
(1) These properties are collateral for $83,500 in mortgage notes payable. See
    Note 5.

                    PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONCLUDED)
                            (DOLLARS IN THOUSANDS)

17. REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

  The aggregate gross cost of the properties included above, for federal income tax purposes, approximated $708,267 as of December 31, 1997.

  The following table reconciles the historical cost of the Company from November 17, 1997 to December 31, 1997.

                                                                  PERIOD FROM
                                                                  NOVEMBER 17,
                                                                    1997 TO
                                                                  DECEMBER 31,
                                                                      1997
                                                                  ------------
   Additions during year--Contributions, acquisition, improve-
    ments, etc...................................................   $589,279
                                                                    --------
   Balance, close of period......................................   $589,279
                                                                    ========

    The following table reconciles the accumulated depreciation from November 17, 1997 to December 31, 1997.

                                                                  PERIOD FROM
                                                                  NOVEMBER 17,
                                                                    1997 TO
                                                                  DECEMBER 31,
                                                                      1997
                                                                  ------------
   Additions during year--Depreciation and amortization for the
    year.........................................................    $2,338
                                                                     ------
   Balance, close of period......................................    $2,338
                                                                     ======

18. SUBSEQUENT EVENTS

  In April 1998, the Company acquired the following two office properties:

                                                   NET
                                                RENTABLE   ACQUISITION MORTGAGE
    PROPERTY                       LOCATION    SQUARE FEET    COST       DEBT
    --------                     ------------- ----------- ----------- --------
122 South Michigan.............. Chicago, IL     512,660     $29,651    $  --
2100 Swift Drive................ Oak Brook, IL    58,000       7,400     5,200
                                                 -------     -------    ------
                                                 570,660     $37,051    $5,200
                                                 =======     =======    ======

  On May 15, 1998, the Company obtained a 7.22% note payable, collateralized by the Company's mortgage note receivable encumbering a suburban office building known as Continental Towers, with a principal balance of $75,000. The note matures in 2013, with a prepayment option in 2005, and has monthly payments of principal and interest, using a 25-year principal amortization payment schedule. The Company used approximately $70,000 of the proceeds to repay a portion of the Credit Facility.

                       PRIME GROUP REALTY (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


  As of May 15, 1998 the Company was party to contracts to acquire the following two office buildings (the "Pending Acquisitions"):

                                                            NET      ESTIMATED
                                                         RENTABLE   ACQUISITION
    PROPERTY                                LOCATION    SQUARE FEET    COST
    --------                             -------------- ----------- -----------
Two Century Centre...................... Schaumburg, IL   217,960     $34,600
6400 Shafer Court....................... Rosemont, IL     167,495      21,400
                                                          -------     -------
                                                          385,455     $56,000
                                                          =======     =======

  The Company expects to complete either or both the Pending Acquisitions by mid-1998. However, the purchase of the Pending Acquisitions is subject to the Company's completion of due diligence and the satisfaction of other customary closing conditions and there can be no assurance that any or all of the Pending Acquisitions will be completed.

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Combined Statement of Revenue and Certain Expenses of Prime Industrial Contribution Properties (the Properties) for the period from March 1, 1996 to December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties' management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

  In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Properties for the period from March 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
August 20, 1997

                    PRIME INDUSTRIAL CONTRIBUTION PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO PERIOD FROM MARCH
                                            SEPTEMBER 30, 1997    1, 1996 TO
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................       $ 912             $1,608
Tenant reimbursements......................         112                138
                                                  -----             ------
Total revenue..............................       1,024              1,746
Expenses
Property operating.........................         105                158
Real estate taxes..........................         166                219
                                                  -----             ------
Total expenses.............................         271                377
                                                  -----             ------
Revenue in excess of certain expenses......       $ 753             $1,369
                                                  =====             ======




                            See accompanying notes.

                   PRIME INDUSTRIAL CONTRIBUTION PROPERTIES

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Combined Statements of Revenue and Certain Expenses relates to the operations of six industrial buildings located in the Columbus, Ohio metropolitan area referred to as the Prime Industrial Contribution Properties (the Properties). As of September 30, 1997 the Properties had seven tenants (unaudited), three of which accounted for approximately 82% (unaudited) of rental revenue for the period from January 1, 1997 to September 30, 1997. The same three tenants, along with a tenant that terminated its lease during 1996, accounted for approximately 61% of rental revenue for the period from March 1, 1996 to December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Properties for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Properties, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Properties have lease agreements with lease terms ranging from three years to fifteen years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

       YEAR ENDED DECEMBER 31                                             AMOUNT
       ----------------------                                             ------
       1997.............................................................. $  422
       1998..............................................................  1,395
       1999..............................................................  1,203
       2000..............................................................  1,025
       2001..............................................................    844
       Thereafter........................................................  3,696
                                                                          ------
                                                                          $8,585
                                                                          ======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Combined Statement of Revenue and Certain Expenses of IBD Properties (the Properties) for the year ended December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties' management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

  In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
August 20, 1997

                                 IBD PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                              PERIOD FROM
                                           JANUARY 1, 1997 TO
                                           SEPTEMBER 30, 1997     YEAR ENDED
                                              (UNAUDITED)      DECEMBER 31, 1996
                                           ------------------ ------------------
Revenue
Rental....................................       $3,787             $5,131
Tenant reimbursements.....................          309                227
                                                 ------             ------
Total revenue.............................        4,096              5,358
Expenses
Property operating........................           34                 39
Real estate taxes.........................          449                461
                                                 ------             ------
Total expenses............................          483                500
                                                 ------             ------
Revenue in excess of certain expenses.....       $3,613             $4,858
                                                 ======             ======




                            See accompanying notes.

                                IBD PROPERTIES

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Combined Statements of Revenue and Certain Expenses relates to the operations of seven industrial buildings located in the Chicago metropolitan area referred to as the IBD Properties (the Properties). As of September 30, 1997, the Properties had six tenants (unaudited), two of which accounted for approximately 78% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Properties for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Properties, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Properties have lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

       YEAR ENDED DECEMBER 31                                            AMOUNT
       ----------------------                                            -------
       1997............................................................. $ 1,257
       1998.............................................................   5,095
       1999.............................................................   5,256
       2000.............................................................   5,164
       2001.............................................................   5,298
       Thereafter.......................................................  16,304
                                                                         -------
                                                                         $38,374
                                                                         =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Combined Statement of Revenue and Certain Expenses of NAC Properties (the Properties) for the year ended December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties' management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

  In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
October 10, 1997

                                 NAC PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO
                                            SEPTEMBER 30, 1997    YEAR ENDED
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................       $7,619            $ 9,506
Tenant reimbursements......................        1,798              2,171
                                                  ------            -------
Total revenue..............................        9,417             11,677
Expenses
Property operating.........................        1,257              1,687
Real estate taxes..........................        1,195              1,427
                                                  ------            -------
Total expenses.............................        2,452              3,114
                                                  ------            -------
Revenue in excess of certain expenses......       $6,965            $ 8,563
                                                  ======            =======




                            See accompanying notes.

                                NAC PROPERTIES

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Combined Statements of Revenue and Certain Expenses relates to the operations of 21 office buildings and industrial buildings located in the Chicago metropolitan area referred to as the NAC Properties (the Properties). As of September 30, 1997, the Properties had 77 tenants (unaudited), one of which accounted for approximately 16% of rental revenue for the period from January 1, 1997 to September 30, 1997, (unaudited) and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Properties for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Properties, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Properties have lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

       PERIOD ENDED DECEMBER 31                                        AMOUNT
       ------------------------                                        -------
       1997........................................................... $ 2,516
       1998...........................................................   8,447
       1999...........................................................   6,343
       2000...........................................................   3,715
       2001...........................................................   2,396
       Thereafter.....................................................   4,446
                                                                       -------
                                                                       $27,863
                                                                       =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of Citibank Office Plaza (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
August 20, 1997

                             CITIBANK OFFICE PLAZA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO
                                            SEPTEMBER 30, 1997    YEAR ENDED
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................       $1,315            $1,506
Tenant reimbursements......................          256               479
                                                  ------            ------
Total revenue..............................        1,571             1,985
                                                  ------            ------
Expenses
Property operating.........................          488               586
Real estate taxes..........................          339               456
                                                  ------            ------
Total expenses.............................          827              1042
                                                  ------            ------
Revenue in excess of certain expenses......       $  744            $  943
                                                  ======            ======





                            See accompanying notes.

                             CITIBANK OFFICE PLAZA

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relates to the operations of Citibank Office Plaza, an office building located in Schaumburg, Illinois (the Property). As of September 30, 1997, the Property had twenty tenants (unaudited), two of which accounted for approximately 58% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

       YEAR ENDED DECEMBER 31                                             AMOUNT
       ----------------------                                             ------
       1997.............................................................. $  412
       1998..............................................................  1,660
       1999..............................................................  1,537
       2000..............................................................  1,096
       2001..............................................................    818
       Thereafter........................................................    726
                                                                          ------
                                                                          $6,249
                                                                          ======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Combined Statement of Revenue and Certain Expenses of Salt Creek Office Center (the Property) for the year ended December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
August 20, 1997

                            SALT CREEK OFFICE CENTER

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO
                                            SEPTEMBER 30, 1997    YEAR ENDED
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................       $  890            $1,086
Tenant reimbursements......................          595               721
                                                  ------            ------
Total revenue..............................        1,485             1,807
                                                  ------            ------
Expenses
Property operating.........................          277               482
Real estate taxes..........................          374               475
                                                  ------            ------
Total expenses.............................          651               957
                                                  ------            ------
Revenue in excess of certain expenses......       $  834            $  850
                                                  ======            ======





                            See accompanying notes.

                           SALT CREEK OFFICE CENTER

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Combined Statements of Revenue and Certain Expenses relate to the operations of two office buildings, Salt Creek Office Complex, located in Schaumburg, Illinois (collectively, the "Property"). As of September 30, 1997 the Property had thirty-nine tenants (unaudited), one of which accounted for approximately 19% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited) and 22% of rental revenue for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Property for the period presented, nor indicative of future operations as certain expenses, primarily depreciation and amortization fees, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Rental income is recognized as income in the period earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Property has lease agreements with lease terms ranging from one to fifteen years. The leases generally provide for tenants either to share in increases in operating expenses in excess of specified base amounts or pay a pro rata share of recoverable expenses as defined. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements, are as follows:

       YEAR ENDED DECEMBER 31                                             AMOUNT
       ----------------------                                             ------
       1997.............................................................. $  295
       1998..............................................................  1,104
       1999..............................................................    894
       2000..............................................................    614
       2001..............................................................    289
       Thereafter........................................................    109
                                                                          ------
                                                                          $3,305
                                                                          ======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 280 Shuman Boulevard (the Property) for the ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
October 10, 1997

                              280 SHUMAN BOULEVARD

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO
                                            SEPTEMBER 30, 1997    YEAR ENDED
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................        $918             $1,011
Tenant reimbursements......................          51                 20
                                                   ----             ------
Total revenue..............................         969              1,031
                                                   ----             ------
Expenses
Property operating.........................         222                270
Real estate taxes..........................          97                 97
                                                   ----             ------
Total expenses.............................         319                367
                                                   ----             ------
Revenue in excess of certain expenses......        $650             $  664
                                                   ====             ======





                            See accompanying notes.

                             280 SHUMAN BOULEVARD

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relates to the operations of 280 Schuman Boulevard, an office building located in Naperville, Illinois (the Property). As of September 30, 1997, the Property had 13 tenants (unaudited), 4 of which accounted for approximately 66% and 72% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Property has lease agreements with lease terms ranging from one year to ten years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

       PERIOD ENDED DECEMBER 31                                         AMOUNT
       ------------------------                                         ------
       1997............................................................ $  248
       1998............................................................    956
       1999............................................................    857
       2000............................................................    826
       2001............................................................    522
       Thereafter......................................................    995
                                                                        ------
                                                                        $4,404
                                                                        ======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 475 Superior Avenue (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
October 10, 1997

                              475 SUPERIOR AVENUE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO
                                            SEPTEMBER 30, 1997    YEAR ENDED
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................       $  979            $1,250
Tenant reimbursements......................          321               515
                                                  ------            ------
Total revenue..............................        1,300             1,765
                                                  ------            ------
Expenses
Property operating.........................           33                27
Real estate taxes..........................          315               472
                                                  ------            ------
Total expenses.............................          348               499
                                                  ------            ------
Revenue in excess of certain expenses......       $  952            $1,266
                                                  ======            ======





                            See accompanying notes.

                              475 SUPERIOR AVENUE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relates to the operations of 475 Superior Avenue, an industrial building located in Munster, Indiana (the Property). As of September 30, 1997, the Property had one tenant (unaudited) which accounted for approximately 100% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Property has a lease agreement with a lease term of ten years. The lease provides for the tenant to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating lease as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

       PERIOD ENDED DECEMBER 31                                         AMOUNT
       ------------------------                                         ------
       1997............................................................ $  341
       1998............................................................  1,362
       1999............................................................    340
                                                                        ------
                                                                        $2,043
                                                                        ======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of Continental Office Towers (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
December 5, 1997

                           CONTINENTAL OFFICE TOWERS

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO
                                            SEPTEMBER 30, 1997    YEAR ENDED
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................      $ 6,117            $ 8,302
Tenant reimbursements......................        5,940              7,208
Other income...............................          113                153
                                                 -------            -------
Total revenue..............................       12,170             15,663
                                                 -------            -------
Expenses
Cleaning...................................          714                829
Utilities..................................          796              1,025
Other property operating...................        2,820              3,764
Real estate taxes..........................        2,170              2,639
                                                 -------            -------
Total expenses.............................        6,500              8,257
                                                 -------            -------
Revenue in excess of certain expenses......      $ 5,670            $ 7,406
                                                 =======            =======




                            See accompanying notes.

                           CONTINENTAL OFFICE TOWERS

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relate to the operations of Continental Office Towers, a three office building complex located in Rolling Meadows, Illinois (the Property). As of September 30, 1997, the Property had fifty-five tenants (unaudited), three of which accounted for approximately 46% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited) and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

  In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 5% of gross collections or $612 (unaudited) and $783 for the period from January 1, 1997 to September 30, 1997 and for the year ended December 31, 1996, respectively, which are included in other property operating expenses.

5. RENTALS

  The Property has lease agreements with lease terms ranging from one year to fifteen years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

      YEAR ENDED DECEMBER 31                                             AMOUNT
      ----------------------                                             -------
      1997.............................................................. $ 2,036
      1998..............................................................   8,270
      1999..............................................................   7,271
      2000..............................................................   4,299
      2001..............................................................   2,265
      Thereafter........................................................   1,753
                                                                         -------
                                                                         $25,894
                                                                         =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 180 North LaSalle Street (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
December 2, 1997

                            180 NORTH LASALLE STREET

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                               PERIOD FROM
                                            JANUARY 1, 1997 TO
                                            SEPTEMBER 30, 1997    YEAR ENDED
                                               (UNAUDITED)     DECEMBER 31, 1996
                                            ------------------ -----------------
Revenue
Rental.....................................       $8,905            $11,828
Tenant reimbursements......................          210                221
Other income...............................          243                135
                                                  ------            -------
Total revenue..............................        9,358             12,184
                                                  ------            -------
Expenses
Cleaning...................................          723                996
Utilities..................................          906              1,204
Other property operating...................        1,325              1,905
Real estate taxes..........................        3,526              4,474
                                                  ------            -------
Total expenses.............................        6,480              8,579
                                                  ------            -------
Revenue in excess of certain expenses......       $2,878            $ 3,605
                                                  ======            =======



                            See accompanying notes.

                           180 NORTH LASALLE STREET

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relate to the operations of 180 North LaSalle Street, an office building located in Chicago, Illinois (the Property). As of September 30, 1997, the Property had eighty-nine tenants (unaudited), two of which accounted for approximately 40% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

  The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

      YEAR ENDED DECEMBER 31                                             AMOUNT
      ----------------------                                             -------
      1997.............................................................. $ 2,872
      1998..............................................................  10,332
      1999..............................................................   7,872
      2000..............................................................   6,004
      2001..............................................................   5,053
      Thereafter........................................................   7,135
                                                                         -------
                                                                         $39,268
                                                                         =======

                           180 NORTH LASALLE STREET

                                (IN THOUSANDS)

5. RELATED PARTY

  The Property was managed by an affiliate of the current owner. Management fees of $282 (unaudited) and $371 were incurred for the period from January 1, 1997 to September 30, 1997 and for the year ended December 31, 1996, respectively. The management agreement provided for fees of 3% of gross receipts, as defined. In addition, the management company and its affiliates are tenants at the Property. The management company and its affiliates paid approximately $2,013 (unaudited) and $2,650 in lease payments to the Property for the period from January 1, 1997 to September 30, 1997 and for the year ended December 31, 1996, respectively. Future minimum rentals in Note 4 include amounts to be received from the management company and its affiliates totaling $14,656.

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 2675 Mayfair (the Property) for the period from January 1, 1997 to September 30, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the period from January 1, 1997 to September 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
December 4, 1997

                                  2675 MAYFAIR

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              JANUARY 1, 1997 TO
                                                              SEPTEMBER 30, 1997
                                                              ------------------
Revenue
Rental.......................................................       $1,076
Tenant reimbursements........................................            6
                                                                    ------
Total revenue................................................        1,082
                                                                    ------
Expenses
Cleaning.....................................................           80
Utilities....................................................          104
Other property operating.....................................          144
Real estate taxes............................................          152
                                                                    ------
Total expenses...............................................          480
                                                                    ------
Revenue in excess of certain expenses........................       $  602
                                                                    ======



                            See accompanying notes.

                                 2675 MAYFAIR

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statement of Revenue and Certain Expenses relates to the operations of 2675 Mayfair, an office building located in Wauwatosa, Wisconsin (the Property). As of September 30, 1997, the Property had thirteen tenants (unaudited), one of which accounted for approximately 55% of rental revenue for the period from January 1, 1997 to September 30, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RENTALS

  The Property has lease agreements with lease terms ranging from one year to ten years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

      YEAR ENDED DECEMBER 31                                              AMOUNT
      ----------------------                                              ------
      1997............................................................... $  376
      1998...............................................................  1,399
      1999...............................................................    864
      2000...............................................................    275
      2001...............................................................    257
      Thereafter.........................................................  1,289
                                                                          ------
                                                                          $4,460
                                                                          ======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 33 North Dearborn (the Property) for the period from January 1, 1997 to September 30, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the period from January 1, 1997 to September 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
November 24, 1997

                               33 NORTH DEARBORN

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              JANUARY 1, 1997 TO
                                                              SEPTEMBER 30, 1997
                                                              ------------------
Revenue
Rental.......................................................       $3,417
Tenant reimbursements........................................          989
Other income.................................................           51
                                                                    ------
Total revenue................................................        4,457
                                                                    ------
Expenses
Cleaning.....................................................          316
Utilities....................................................          458
Other property operating.....................................          959
Real estate taxes............................................        1,059
                                                                    ------
Total expenses...............................................        2,792
                                                                    ------
Revenue in excess of certain expenses........................       $1,665
                                                                    ======




                            See accompanying notes.

                               33 NORTH DEARBORN

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statement of Revenue and Certain Expenses relates to the operations of 33 North Dearborn, an office building located in Chicago, Illinois (the Property). As of September 30, 1997, the Property had sixty tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RENTALS

  The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

      YEAR ENDED DECEMBER 31                                             AMOUNT
      ----------------------                                             -------
      1997.............................................................. $ 1,122
      1998..............................................................   4,464
      1999..............................................................   4,230
      2000..............................................................   3,863
      2001..............................................................   3,271
      Thereafter........................................................   7,125
                                                                         -------
                                                                         $24,075
                                                                         =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of Commerce Point (the Property) for the period from January 1, 1997 to September 30, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2 for the period from January 1, 1997 to September 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
December 20, 1997

                                 COMMERCE POINT

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              JANUARY 1, 1997 TO
                                                              SEPTEMBER 30, 1997
                                                              ------------------
Revenue
Rental.......................................................       $2,323
Tenant reimbursements........................................        1,687
Other income.................................................           50
                                                                    ------
Total revenue................................................        4,060
                                                                    ------
Expenses
Cleaning.....................................................          120
Utilities....................................................          185
Other property operating.....................................          434
Real estate taxes............................................          943
                                                                    ------
Total expenses...............................................        1,682
                                                                    ------
Revenue in excess of certain expenses........................       $2,378
                                                                    ======



                            See accompanying notes.

                                COMMERCE POINT

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statement of Revenue and Certain Expenses relates to the operations of Commerce Point, an office complex located in Arlington Heights, Illinois (the Property). As of September 30, 1997, the Property had twenty-seven tenants (unaudited), one of which accounted for approximately 52% of rental revenue for the period from January 1, 1997 to September 30, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RENTALS

  The Property has lease agreements with lease terms ranging from one year to six years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:


      YEAR ENDED DECEMBER 31                                             AMOUNT
      ----------------------                                             -------
      1997.............................................................. $   680
      1998..............................................................   2,903
      1999..............................................................   2,871
      2000..............................................................   2,822
      2001..............................................................   2,643
      Thereafter........................................................   2,895
                                                                         -------
                                                                         $14,814
                                                                         =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 208 South LaSalle (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 30, 1998

                               208 SOUTH LASALLE

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1997
                                                               -----------------
Revenue
Rental........................................................      $ 9,782
Tenant reimbursements.........................................        2,560
Other revenue.................................................          251
                                                                    -------
Total revenue.................................................       12,593
                                                                    -------
Expenses
Cleaning......................................................        1,008
Utilities.....................................................        2,177
Other property operating......................................        2,818
Real estate taxes.............................................        1,854
                                                                    -------
Total expenses................................................        7,857
                                                                    -------
Revenue in excess of certain expenses.........................      $ 4,736
                                                                    =======



                            See accompanying notes.

                               208 SOUTH LASALLE

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statement of Revenue and Certain Expenses relates to the operations 208 South LaSalle, an office building located in Chicago, Illinois (the Property). As of December 31, 1997, the Property had 158 tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RELATED PARTY TRANSACTIONS

  In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 3.25% of gross revenues or $392 which are included in other property operating expenses.

4. RENTALS

  The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of December 31, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

      YEAR ENDED DECEMBER 31                                             AMOUNT
      ----------------------                                             -------
      1998.............................................................. $10,572
      1999..............................................................  10,025
      2000..............................................................   8,909
      2001..............................................................   7,846
      2002..............................................................   6,197
      Thereafter........................................................  20,943
                                                                         -------
                                                                         $64,492
                                                                         =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 122 South Michigan (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 30, 1998

                               122 SOUTH MICHIGAN

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                   PERIOD FROM
                                                   JANUARY 1,
                                                     1998 TO
                                                    MARCH 31,
                                                      1998        YEAR ENDED
                                                   (UNAUDITED) DECEMBER 31, 1997
                                                   ----------- -----------------
Revenue
Rental............................................   $1,169         $4,741
Tenant reimbursements.............................      240            482
Other revenue.....................................       20            153
                                                     ------         ------
Total revenue.....................................    1,429          5,376
                                                     ------         ------
Expenses
Cleaning..........................................      109            465
Utilities.........................................      222          1,022
Other property operating..........................      300          1,423
Real estate taxes.................................      296          1,119
                                                     ------         ------
Total expenses....................................      927          4,029
                                                     ------         ------
Revenue in excess of certain expenses.............   $  502         $1,347
                                                     ======         ======




                            See accompanying notes.

                              122 SOUTH MICHIGAN

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relate to the operations 122 South Michigan, an office building located in Chicago, Illinois (the Property). As of March 31, 1998, the Property had fifty tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1998 to March 31, 1998, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

  In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 3.25% of gross revenues or $44 (unaudited) and $152 for the period from January 1, 1998 to March 31, 1998 and for the year ended December 31, 1997, respectively, which are included in other property operating expenses.

5. RENTALS

  The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of March 31, 1998, exclusive of tenant reimbursements and contingent rentals, are as follows:

      YEAR ENDED DECEMBER 31                                             AMOUNT
      ----------------------                                             -------
      1998.............................................................. $ 3,488
      1999..............................................................   4,262
      2000..............................................................   4,141
      2001..............................................................   3,881
      2002..............................................................   3,405
      Thereafter........................................................  17,079
                                                                         -------
                                                                         $36,256
                                                                         =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of 6400 Shafer Court (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
April 16, 1998

                               6400 SHAFER COURT

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                   PERIOD FROM
                                                   JANUARY 1,
                                                     1998 TO
                                                    MARCH 31,
                                                      1998        YEAR ENDED
                                                   (UNAUDITED) DECEMBER 31, 1997
                                                   ----------- -----------------
Revenue
Rental............................................    $483          $1,630
Tenant reimbursements.............................     369           1,479
Other.............................................     --               57
                                                      ----          ------
Total revenue.....................................     852           3,166
                                                      ----          ------
Expenses
Cleaning..........................................      27              98
Utilities.........................................      63             210
Other property operating..........................     165             783
Real estate taxes.................................     194             687
                                                      ----          ------
Total expenses....................................     449           1,778
                                                      ----          ------
Revenue in excess of certain expenses.............    $403          $1,388
                                                      ====          ======


                            See accompanying notes.

                               6400 SHAFER COURT

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relate to the operations of 6400 Shafer Court, an office building located in Chicago, Illinois (the Property). As of March 31, 1998, the Property had 21 tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1998 to March 31, 1998, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

  In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 3.3% of gross revenues or $35 (unaudited) and $104 for the period from January 1, 1998 to March 31, 1998 and for the year ended December 31, 1997, respectively, which are included in other property operating expenses.

5. RENTALS

  The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of March 31, 1998, exclusive of tenant reimbursements and contingent rentals, are as follows:

        YEAR ENDED DECEMBER 31                                AMOUNT
        ----------------------                                ------
           1998.............................................  $1,465
           1999.............................................   1,659
           2000.............................................   1,567
           2001.............................................   1,213
           2002.............................................     858
           Thereafter.......................................     800
                                                              ------
                                                              $7,562
                                                              ======

                        REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

  We have audited the accompanying Statement of Revenue and Certain Expenses of Two Century Centre (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
April 23, 1998

                               TWO CENTURY CENTRE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                   PERIOD FROM
                                                   JANUARY 1,
                                                     1998 TO
                                                    MARCH 31,
                                                      1998        YEAR ENDED
                                                   (UNAUDITED) DECEMBER 31, 1997
                                                   ----------- -----------------
Revenue
  Rental..........................................   $  890         $2,987
  Tenant reimbursements...........................      569          1,717
                                                     ------         ------
    Total revenue.................................    1,459          4,704
                                                     ------         ------
Expenses
  Cleaning........................................       41            163
  Utilities.......................................       55            220
  Other property operating........................      135            640
  Real estate taxes...............................      325          1,185
                                                     ------         ------
    Total expenses................................      556          2,208
                                                     ------         ------
Revenue in excess of certain expenses.............   $  903         $2,496
                                                     ======         ======



                            See accompanying notes.

                              TWO CENTURY CENTRE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                (IN THOUSANDS)

1. BUSINESS

  The accompanying Statements of Revenue and Certain Expenses relate to the operations of Two Century Centre, an office building located in Schaumburg, Illinois (the Property). As of March 31, 1998, the Property had 10 tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

 Revenue and Expense Recognition

  Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

 Use of Estimates

  The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

  The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1998 to March 31, 1998, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

  In connection with the operation of the Property, an affiliate of the owner earned management fees equal to $25 (unaudited) and $100 (the lesser of 2.2% of gross receipts or $100) for the period from January 1, 1998 to March 31, 1998 and for the year ended December 31, 1997, respectively, which are included in other property operating expenses.

5. RENTALS

  The Property has lease agreements with lease terms ranging from one year to ten years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes. The total future minimum rentals to be received under such noncancelable operating leases as of March 31, 1998, exclusive of tenant reimbursements and contingent rentals, are as follows:

             YEAR ENDED DECEMBER 31            AMOUNT
             ----------------------            ------
             1998.............................  $2,830
             1999.............................   3,835
             2000.............................   3,878
             2001.............................   1,664
             2002.............................   1,013
             Thereafter.......................   5,228
                                               -------
                                               $18,448
                                               =======

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE REDEEMABLE PREFERRED SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE REDEEMABLE PREFERRED SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors..............................................................  20
The Company...............................................................  33
Business Objective and Growth Strategies..................................  37
Use of Proceeds...........................................................  41
Price Range of Common Shares and Distributions............................  42
Capitalization............................................................  43
Selected Financial Data...................................................  44
Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  47
Business and Properties...................................................  56
Policies with Respect to Certain Activities............................... 120
Management................................................................ 123
Structure and Formation of the Company.................................... 132
Certain Relationships and Related Transactions............................ 137
Partnership Agreement..................................................... 141
Principal Shareholders of the Company..................................... 145
Ratios of Earnings to Combined Fixed Charges and
 Preferred Share Distributions............................................ 148
Description of Shares of Beneficial Interest.............................. 149
Certain Provisions of Maryland Law and of the Company's Declaration of
 Trust and Bylaws......................................................... 168
Certain Federal Income Tax Considerations................................. 172
ERISA Considerations...................................................... 189
Underwriting.............................................................. 191
Legal Matters............................................................. 193
Experts................................................................... 193
Additional Information.................................................... 194
Glossary.................................................................. G-1
Index to Financial Statements............................................. F-1

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                               4,000,000 Shares

                      [LOGO OF PRIME GROUP REALTY TRUST]

                           PRIME GROUP REALTY TRUST

                       9% Series B Cumulative Redeemable
                    Preferred Shares of Beneficial Interest
                   (Liquidation Preference $25.00 Per Share)

                              -----------------

                                  PROSPECTUS

                              -----------------





                      PRUDENTIAL SECURITIES INCORPORATED

                           BEAR, STEARNS & CO. INC.

                     FRIEDMAN, BILLINGS, RAMSEY & CO. INC.

                            LEGG MASON WOOD WALKER
                                 INCORPORATED

                         MORGAN KEEGAN & COMPANY, INC.

                                 May 29, 1998

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